These materials are important and require your immediate attention. They require shareholders of PolyMet Mining Corp. to make important decisions. If you are in doubt about how to make such decisions, please contact your financial, legal, tax or other professional advisors. If you are a shareholder of PolyMet Mining Corp. and have any questions regarding the information contained in this management proxy circular or require assistance in completing your form of proxy, please contact our proxy solicitation agent, Laurel Hill Advisory Group, by telephone at 1-877-452-7184 (North American Toll Free); or 1-416-304-0211 (collect outside North America); or by email at assistance@laurelhill.com. Questions on how to complete the letter of transmittal should be directed to PolyMet Mining Corp.'s depositary, Computershare Investor Services Inc., at 1-800-564-6253 (toll free in North America) or 1-514-982-7555 (outside North America), by facsimile at 1-905-771-4082 or by email at corporateactions@computershare.com.

Shareholders in the United States should read the section "Notice to Shareholders in the United States" on page (iii) of the accompanying management proxy circular.

ARRANGEMENT INVOLVING

POLYMET MINING CORP.

AND

GLENCORE AG

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

to be held on November 1, 2023 at 9:00 a.m. (Pacific time)

in person at Farris LLP, 2500 - 700 West Georgia Street, Vancouver, British Columbia, Canada V7Y 1B3

and online via live webcast at www.virtualshareholdermeeting.com/PLM2023SM

AND

MANAGEMENT PROXY CIRCULAR

YOUR VOTE IS IMPORTANT. TAKE ACTION AND VOTE TODAY.

The Unconflicted Board of Directors, acting on the unanimous recommendation of the Special Committee, unanimously recommends that Minority Shareholders vote

FOR

the Arrangement Resolution

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR THE SECURITIES REGULATORY AUTHORITY IN ANY STATE IN THE UNITED STATES HAS APPROVED OR DISAPPROVED OF THE ARRANGEMENT OR PASSED UPON THE FAIRNESS OR MERITS OF THE ARRANGEMENT, NOR HAS THE U.S. SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES REGULATORY AUTHORITIES OF ANY STATE IN THE UNITED STATES PASSED ON THE ADEQUACY OR ACCURACY OF THIS CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. IN ADDITION, NEITHER THE TORONTO STOCK EXCHANGE NOR ANY CANADIAN SECURITIES REGULATORY AUTHORITY HAS IN ANY WAY PASSED UPON THE MERITS OF THE TRANSACTION DESCRIBED IN THIS CIRCULAR, AND ANY REPRESENTATION OTHERWISE IS AN OFFENSE.

September 28, 2023

LETTER TO SHAREHOLDERS

September 28, 2023

Dear fellow Shareholder:

I am pleased and excited to invite you to attend a special meeting of holders of common shares (the "Shareholders") of PolyMet Mining Corp. ("we", "PolyMet" or the "Company") to be held in person and online on November 1, 2023 at 9:00 a.m. (Pacific time) (the "Meeting"). The purpose of the Meeting is to allow Shareholders to consider an offer by Glencore AG ("Glencore") to acquire all of the common shares of PolyMet (each, a "Share") not currently owned by Glencore or its affiliates (each, a "Minority Share") at an all-cash price of US$2.11 per Share (the "Consideration") by way of a Court-approved statutory plan of arrangement (the "Arrangement") involving PolyMet and Glencore pursuant to the provisions of the Business Corporations Act (British Columbia).

A special committee of the Board of Directors of the Company (the "Board") consisting entirely of independent directors (the "Special Committee") conducted, with the assistance of its experienced and qualified independent financial and legal advisors, a review of the Company's operations and financing needs and alternatives available to the Company and obtained an independent formal valuation of the Shares as well as two fairness opinions in respect of the consideration to be received by the holders of the Minority Shares, including the Company’s “unaffiliated security holders” as defined in Rule 13e-3 under the U.S. Exchange Act (the "Minority Shareholders"). Following this process, and after careful consideration, the Special Committee unanimously determined that the Arrangement is in the best interests of the Company and fair to the Minority Shareholders and recommended to the Board that it: (i) determine that the Arrangement is in the best interests of the Company; (ii) determine that the Arrangement is fair to the Minority Shareholders; and (iii) recommend to the Minority Shareholders that they vote their Shares in favor of the Arrangement.

On the unanimous recommendation of the Special Committee, the Board (with John Burton, Stephen Rowland and Matthew Rowlinson (being the three directors on the Board affiliated with Glencore)(the "Conflicted Directors") having recused themselves), and following careful consideration of, among other things, the items below, unanimously determined that the Arrangement is in the best interests of the Company and fair to the Minority Shareholders and unanimously recommends that the Minority Shareholders vote in favor of the Arrangement.

In reaching its conclusion, the Special Committee took into consideration, among other things, the following:

  Significant Premium. The Consideration represents a 167% premium to the closing price of C$1.04 (US$0.79 based on the daily average exchange rate of C$1.00 = US$0.7553 and US$1.00 = C$1.3240 for June 30, 2023 as reported by the Bank of Canada) of the Shares on the Toronto Stock Exchange ("TSX") and a 167% premium to the closing price of US$0.79 of the Shares on the NYSE American ("NYSE American") on June 30, 2023, being the last trading date prior to the announcement of Glencore's Non-Binding Proposal to acquire the Minority Shares. The Consideration also represents a premium of approximately 34% to the closing price of the Company's shares on the NYSE American on June 6, 2023, being the last trading day before the announcement of the CWA Section 404 permit revocation.

  Formal Valuation. The formal valuation carried out by Maxit Capital LP ("Maxit"), the independent valuator retained by the Special Committee, which determined that as of July 15, 2023 and based upon and subject to the assumptions, limitations and qualifications set out therein, the fair market value of the Shares is in the range of US$1.40 to US$2.50 per Share, placing the US$2.11 cash per Minority Share that the Minority Shareholders are to receive at the 65th percentile of the range. Maxit was engaged to provide the formal valuation and its fairness opinion on a fixed fee basis that was not contingent on the conclusions reached therein or the completion of the Arrangement.

  Two Independent Fairness Opinions. PolyMet received a fairness opinion from Paradigm Capital Inc. ("Paradigm"), the financial advisor retained by the Company, to the effect that, as of July 15, 2023 and based upon and subject to the assumptions, limitations and qualifications set out therein and such other matters as Paradigm considered relevant, the Consideration to be received by the Minority Shareholders pursuant to the Arrangement is fair, from a financial point of view, to the Minority Shareholders. Additionally, the Special Committee received a fairness opinion from Maxit, the independent valuator retained by the Special Committee, to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations and qualifications set out therein, the Consideration to be received by the Minority Shareholders pursuant to the Arrangement is fair, from a financial point of view, to the Minority Shareholders.

  Certainty of Value and Removal of Risk. The Consideration is all cash, which provides Minority Shareholders with certainty of value and immediate liquidity. The Arrangement crystalizes value for Minority Shareholders and removes uncertainty and risk around the development of the mineral assets of NewRange Copper Nickel LLC, PolyMet's 50:50 joint venture with Teck American Inc., a wholly-owned subsidiary of Teck Resources Limited, and the generally uncertain macroeconomic environment.

  Thorough Process Conducted by Special Committee. The Arrangement is the result of a process that included robust, arm's length negotiations and procedural safeguards.

  Limited Alternatives. There are limited alternatives for a sale to third parties, including due to Glencore's 82% controlling interest in the Company and the fact that Glencore informed PolyMet that it was not interested in pursuing any alternative transaction.

  Limited Conditions and Short Timeline to Closing. There are a limited number of closing conditions and, if approved, completion of the Arrangement is anticipated to take place shortly after the Meeting.

Procedural Safeguards for the Minority Shareholders

The negotiations leading to the execution and announcement of the Arrangement Agreement were undertaken by the Special Committee, which was comprised solely of independent directors and advised by experienced and qualified independent financial and legal advisors. The Arrangement is subject to the following approvals from Shareholders and the Supreme Court of British Columbia (the "Court"), which provides additional protection to the Minority Shareholders:

(a) a special resolution (the "Arrangement Resolution"), the full text of which is outlined in Appendix A of the accompanying management proxy circular (the "Circular"), which must be approved by at least two-thirds (66⅔%) of the votes cast by Shareholders present in person, virtually present or represented by proxy at the Meeting, voting as a single class;

(b) as the Arrangement constitutes a "business combination" for the purposes of Multilateral Instrument 61-101 - Protection of Minority Security Holders in Special Transactions ("MI 61-101"), the Arrangement Resolution must also be approved by a simple majority (more than 50%) of the votes cast by Shareholders present in person, virtually present or represented by proxy at the Meeting, excluding, for this purpose, the votes attached to the Shares held by Glencore and its affiliates and the Shares held by any other Shareholders required to be excluded under MI 61-101; and

(c) the Arrangement must be approved by the Court, after considering the procedural and substantive fairness of the Arrangement at a hearing at which Minority Shareholders and certain others are entitled to be heard.

The 159,806,774 Shares beneficially owned by Glencore and its affiliates, representing approximately 82.18% of the issued and outstanding Shares, will be excluded for the purposes of the "minority approval" required under MI 61-101 and referred to in paragraph (b) above.

In connection with the proposed Arrangement, all directors and executive officers of the Company who hold securities of the Company entered into voting and support agreements pursuant to which they have agreed, subject to the terms thereof, to vote all of their Shares IN FAVOR of the Arrangement Resolution.

The Arrangement is currently scheduled to be completed on or about November 7, 2023 based on the assumption that all required Shareholder and Court approvals are obtained and all other conditions to the Arrangement are satisfied or waived prior to such date.

The Meeting will be a hybrid meeting, held in person at Farris LLP, 2500 - 700 West Georgia Street, Vancouver, British Columbia V7Y 1B3 and online via live webcast. Shareholders will be able to participate and vote at the Meeting online regardless of the geographic location at www.virtualshareholdermeeting.com/PLM2023SM.

Please arrange for your proxy to be received by Broadridge, Attention: Vote Processing, 51 Mercedes Way, Edgewood, NY, 11717, by no later than 12:00 p.m. (Eastern time) on October 30, 2023 (or, if the Meeting is adjourned or postponed, 48 hours, excluding Saturdays, Sundays, and statutory holidays, prior to the commencement of the reconvened Meeting). Late proxies may be accepted or rejected by the Chair of the Meeting at his discretion, subject to the terms of the Arrangement Agreement, and the Chair of the Meeting is under no obligation to accept or reject any particular late proxy.

Shareholders should review the accompanying notice of special meeting of Shareholders and the Circular, which describes, among other things, the background to the Arrangement as well as the reasons for the determinations and recommendations of the Special Committee and the Board (other than the Conflicted Directors) (the "Unconflicted Board of Directors"). The Circular contains a detailed description of the Arrangement and includes additional information to assist you in considering how to vote at the Meeting. You are urged to read this information carefully and, if you require assistance, you are urged to consult your financial, legal, tax or other professional advisors.

Your vote is important regardless of the number of Shares you own. If you are unable to attend the Meeting online or in person, we encourage you to take the time now to complete, sign, date and return the enclosed form of proxy or voting instruction form, as applicable, so that your Shares can be voted at the Meeting in accordance with your instructions. If you are a registered Shareholder, we also encourage you to complete, sign, date and return the enclosed letter of transmittal, which will help the Company arrange for the prompt payment for your Shares if the Arrangement is completed.

If you have any questions about the information contained in the Circular or require assistance in completing your form of proxy please contact our proxy solicitation agent, Laurel Hill Advisory Group, by telephone at 1-877-452-7184 (North American Toll Free); or 1-416-304-0211 (collect outside North America); or by email at assistance@laurelhill.com. Questions on how to complete the Letter of Transmittal should be directed to the Company's depositary, Computershare, at 1-800-564-6253 (toll free in North America) or 1-514-982-7555 (outside North America), by facsimile at 1-905-771-4082 or by email at corporateactions@computershare.com.

On behalf of the Unconflicted Board of Directors, we would like to take this opportunity to thank you for the support you have shown as Shareholders of the Company.

Yours very truly,

(signed) "Alan R. Hodnik"

Alan R. Hodnik

Lead Independent Director

Chair, Special Committee

POLYMET MINING CORP.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

September 28, 2023

NOTICE IS HEREBY GIVEN that, in accordance with an interim order of the Supreme Court of British Columbia dated September 27, 2023 (the "Interim Order"), a special meeting (the "Meeting") of the holders (the "Shareholders") of common shares (the "Shares") of PolyMet Mining Corp. ("PolyMet" or the "Company") will be held on November 1, 2023 at 9:00 a.m. (Pacific time) in person and in virtual format for the following purposes:

1. to consider and, if deemed advisable, to pass, with or without variation, a special resolution (the "Arrangement Resolution"), the full text of which is outlined in Appendix A of the accompanying management proxy circular (the "Circular"), to approve an arrangement (the "Arrangement") pursuant to Part 9, Division 5 of the Business Corporations Act (British Columbia) (the "BCBCA") involving PolyMet and Glencore AG ("Glencore"), the whole as described in the Circular; and

2. to transact such other business as may properly come before the Meeting or any adjournment(s) or postponement(s) thereof.

The Circular provides additional information relating to the matters to be addressed at the Meeting, including the Arrangement.

Meeting

The Meeting will be a hybrid meeting, held in person at Farris LLP, 2500 - 700 West Georgia Street, Vancouver, British Columbia V7Y 1B3 and online via live webcast. Shareholders will be able to participate and vote at the Meeting online regardless of the geographic location at www.virtualshareholdermeeting.com/PLM2023SM.

Attending the Virtual Meeting

To participate in the Meeting virtually, registered and non-registered (beneficial) shareholders or their proxyholders, will need to visit www.virtualshareholdermeeting.com/PLM2023SM and log-in. The webcast will allow you to attend the Meeting live, submit questions and vote if you have not already done so in advance of the Meeting. The Meeting will begin promptly at 9:00 a.m. (Pacific Time) on November 1, 2023. Online check-in will begin starting 15 minutes prior, at 8:45 a.m. (Pacific Time). You should allow ample time for online check-in procedures.

Registered Shareholders log-in to the Meeting using the 16-digit control number included on their form of proxy and may submit questions and vote if they have not already done so in advance of the Meeting.

Guests will be able to attend the live webcast by joining as a guest at www.virtualshareholdermeeting.com/PLM2023SM but will not be able to submit questions or vote.

The Meeting platform is fully supported across browsers and devices running the most updated version of applicable software plug-ins. You should ensure you have a strong, preferably high-speed, internet connection wherever you intend to participate in the Meeting. Shareholders who are participating must be connected to the internet throughout the entire Meeting in order to be able to vote.

Appointment of Proxyholders

Shareholders who wish to appoint a person other than the management nominees identified in the form of proxy or voting instruction form must carefully follow the instructions in the accompanying Circular and on their form of proxy or voting instruction form.

The Board of Directors of the Company (the "Board of Directors" or the "Board") has set the close of business on September 22, 2023 as the record date (the "Record Date") for determining the Shareholders who are entitled to receive notice of and to vote their Shares at the Meeting. Only persons who are shown on the register of Shareholders at the close of business on the Record Date, or their duly appointed proxyholders, will be entitled to attend the Meeting and vote on the Arrangement Resolution.

As of the Record Date, there were 194,460,251 Shares issued and outstanding. Each Share entitles its holder to one (1) vote with respect to the matters to be voted on at the Meeting.

In order to become effective, the Arrangement must be approved by: (i) at least two-thirds (66⅔%) of the votes cast by Shareholders present in person, virtually present or represented by proxy at the Meeting, voting as a single class, and (ii) as the Arrangement constitutes a "business combination" for the purposes of Multilateral Instrument 61-101 - Protection of Minority Security Holders in Special Transactions ("MI 61-101"), a simple majority (more than 50%) of the votes cast by Shareholders present in person, virtually present or represented by proxy at the Meeting, excluding, for the purposes of (ii), the votes attached to the Shares held by Glencore and its affiliates and the Shares held by any other Shareholders required to be excluded under MI 61-101. The 159,806,774 Shares beneficially owned by Glencore and its affiliates (collectively, the "Excluded Shares"), representing approximately 82.18% of the issued and outstanding Shares, will be excluded for purposes of such "minority approval" required under MI 61-101.

Accompanying this notice of meeting is the Circular, a form of proxy and a letter of transmittal (for registered Shareholders) (the "Letter of Transmittal"). The accompanying Circular provides information relating to the matters to be addressed at the Meeting and is incorporated into this notice of meeting. Any adjourned or postponed meeting resulting from an adjournment or postponement of the Meeting will be held at a time and place to be specified either by the Company before the Meeting or at the Chair's discretion at the Meeting.

For a registered Shareholder (other than any dissenting Shareholders and the holders of the Excluded Shares) to receive the consideration of US$2.11 in cash per Share (the "Consideration") to which such Shareholder is entitled upon the completion of the Arrangement, such Shareholder must complete, sign and return the Letter of Transmittal together with such Shareholder's share certificate(s) and/or Direct Registration System advice(s), as applicable, and any other required documents and instruments to the depositary named in the Letter of Transmittal, in accordance with the procedures set out therein.

Whether or not you are able to attend the Meeting, the Board and management of the Company urge you to participate in the Meeting and vote your Shares. If you cannot attend the Meeting in person or online to vote your Shares, please vote in one of the following ways:

(i) by following the instructions for internet voting in the accompanying form of proxy at least 48 hours, excluding Saturdays, Sundays, and holidays, prior to the Meeting or related adjournment(s) or postponement(s); OR

(ii) by completing and signing the accompanying form of proxy and returning it in the enclosed envelope, postage prepaid at least 48 hours, excluding Saturdays, Sundays, and statutory holidays, prior to the Meeting or related adjournment(s) or postponement(s); OR

(iii) by duly appointing someone as a proxy to participate in the Meeting and vote your Shares for you.

The Chair of the Meeting reserves the right to accept late proxies and to extend or waive the proxy cut off at their discretion, with or without notice, subject to the terms of the Arrangement Agreement.

If you are a beneficial (non-registered) Shareholder, meaning you hold your Shares through a broker, investment dealer, bank, trust company, custodian, nominee, or another intermediary (an "Intermediary"), please refer to the section in the Circular entitled "Information Concerning the Meeting and Voting - Non-Registered Shareholders" for information on how to vote your Shares. Beneficial (non-registered) Shareholders should carefully follow the instructions of their Intermediary to ensure that their Shares are voted at the Meeting in accordance with such Shareholders' instructions from their Intermediary and, as applicable, to arrange for their Intermediary to complete the necessary transmittal documents and to ensure that they receive payment of the Consideration for their Shares if the Arrangement is completed.

Dissent Rights

Pursuant to the Interim Order, registered Shareholders have the right to dissent with respect to the Arrangement Resolution and, if the Arrangement becomes effective, to be paid the fair value of their Shares by Glencore in accordance with the provisions of Part 8, Division 2 of the BCBCA (the "Dissent Rights"), as modified by the Interim Order and/or the plan of arrangement pertaining to the Arrangement (the "Plan of Arrangement"). It is recommended that you seek independent legal advice if you wish to exercise Dissent Rights. The Dissent Rights are more particularly described in the accompanying Circular, and copies of the Plan of Arrangement, the Interim Order and the text of Part 8, Division 2 of the BCBCA are outlined in Appendix B, Appendix E and Appendix G, respectively, of the Circular. Failure to strictly comply with the requirements set forth in Part 8, Division 2 of the BCBCA, as modified by the Interim Order and/or the Plan of Arrangement, will result in the loss of any right of dissent.

By order of the Board of Directors,

(signed) "Jonathan Cherry"

Jonathan Cherry Chairman, President, and Chief Executive Officer

MANAGEMENT PROXY CIRCULAR

SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD NOVEMBER 1, 2023

This management proxy circular (this "Circular") is provided in relation to the solicitation of proxies by the management of PolyMet Mining Corp. ("we", "us", "PolyMet" and the "Company") for use at the special meeting of Shareholders (the "Meeting") of the Company to be held on November 1, 2023 at 9:00 a.m. (Pacific time) in person at Farris LLP, 2500 - 700 West Georgia Street, Vancouver, British Columbia, Canada, V7Y 1B3 and online via live webcast at www.virtualshareholdermeeting.com/PLM2023SM and at any adjournment or postponement thereof. Unless otherwise indicated, the information provided in this Circular is provided as of the Record Date of September 22, 2023.

All capitalized terms used in this Circular but not otherwise defined herein have the meanings set forth in the "Glossary of Terms". In this Circular, unless there is something in the subject matter or context inconsistent therewith, words importing the singular number only (including defined terms) include the plural.

CURRENCY AND EXCHANGE RATES

Unless otherwise indicated, references to "C$" refer to the lawful currency of Canada and references to "$" or "US$" refer to the lawful currency of the United States of America. On September 27, 2023, the daily average exchange rate as reported by the Bank of Canada was: C$1.00 = US$0.74 and US$1.00 = C$1.35.

The cash payments to Shareholders following completion of the Arrangement will be denominated in U.S. dollars.

Registered Shareholders can receive payment of the cash to which they are entitled under the Arrangement in Canadian dollars by checking "Canadian dollars" on the Letter of Transmittal in which case each such Registered Shareholder will have acknowledged and agreed that the exchange rate for the U.S. dollar expressed in Canadian dollars will be based on the exchange rate available to the Depositary at its typical banking institution on the date the funds are converted. A Registered Shareholder electing to receive payment of the cash to which it is entitled under the Arrangement made in Canadian dollars will have further acknowledged and agreed that any change to the currency exchange rates of the United States or Canada will be at the sole risk of such Shareholder. Any Registered Shareholder who does not make a Canadian dollar election prior to the Effective Date will receive U.S. dollars.

INFORMATION REGARDING GLENCORE

Certain information in this Circular pertaining to Glencore AG, collectively with its affiliates and control persons ("Glencore") has been provided by Glencore pursuant to the terms of the Arrangement Agreement, including, but not limited to, information under the headings "Glencore's Purposes and Reasons for the Arrangement", "Position of Glencore as to the Fairness of the Arrangement", "Benefits of the Arrangement for Glencore", "Detriments of the Arrangement for Glencore" and "Information Concerning Glencore". Although PolyMet does not have any knowledge that would indicate that such information is untrue or incomplete, PolyMet assumes no responsibility for the accuracy or completeness of such information, or for the failure by Glencore to disclose events or information that may affect the completeness or accuracy of such information. The information contained in this Circular concerning Glencore is based solely upon information provided to PolyMet by Glencore pursuant to the terms of the Arrangement Agreement. With respect to this information, the Board has relied exclusively upon Glencore, without independent verification by PolyMet.

CAUTIONARY STATEMENTS

We have not authorized any person to give any information or make any representation regarding the Arrangement or any other matters to be considered at the Meeting other than those contained in this Circular. If any such information or representation is given or made to you, you should not rely on it as being authorized or accurate.

i

This Circular does not constitute an offer to buy, or a solicitation of an offer to sell, any securities, or the solicitation of a proxy, by any person in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such an offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or solicitation. The delivery of this Circular will not, under any circumstances, create any implication or be treated as a representation that there has been no change in the information set out herein since the date of this Circular.

Neither PolyMet’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

Shareholders should not construe the contents of this Circular as legal, tax or financial advice and are urged to consult with their own legal, tax, financial or other professional advisors.

All summaries of and references to the Arrangement Agreement, the Plan of Arrangement, the Investor Rights Agreement and the Joint Venture Agreement in this Circular are qualified in their entirety by the complete text of such documents and Shareholders should refer to the full text for complete details of such documents. The Plan of Arrangement is attached as Appendix B to this Circular, and a copy of the Arrangement Agreement, the Investor Rights Agreement and the Joint Venture Agreement are available under PolyMet's profiles on SEDAR+ at www.sedarplus.ca and EDGAR at www.sec.gov. You are urged to read the full text of the Arrangement Agreement and the Plan of Arrangement carefully.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR THE SECURITIES REGULATORY AUTHORITY IN ANY STATE IN THE UNITED STATES HAS APPROVED OR DISAPPROVED OF THE ARRANGEMENT OR PASSED UPON THE FAIRNESS OR MERITS OF THE ARRANGEMENT, NOR HAS THE U.S. SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES REGULATORY AUTHORITIES OF ANY STATE IN THE UNITED STATES PASSED ON THE ADEQUACY OR ACCURACY OF THIS CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. IN ADDITION, NEITHER THE TORONTO STOCK EXCHANGE NOR ANY CANADIAN SECURITIES REGULATORY AUTHORITY HAS IN ANY WAY PASSED UPON THE MERITS OF THE TRANSACTION DESCRIBED IN THIS CIRCULAR, AND ANY REPRESENTATION OTHERWISE IS AN OFFENSE.

FORWARD-LOOKING INFORMATION

This Circular contains "forward-looking information" within the meaning of applicable Canadian Securities Laws (collectively referred to as "forward-looking statements"), and PolyMet intends that such forward-looking statements be subject to the safe harbors created thereby. Forward-looking statements are statements other than historical information or statements of current condition. Words such as may, expect, believe, plan, anticipate, intend, could, estimate, continue, or similar expressions or the negative of such expressions are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events and circumstances are considered forward-looking statements. They are not guarantees of future performance and these statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in such forward-looking statements. More particularly and without restriction, this Circular contains forward-looking statements regarding: the anticipated benefits of the Arrangement for the Company, Glencore and their respective shareholders, Shareholder and Court approvals and the anticipated timing of the completion of the Arrangement.

Forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those that are disclosed in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the failure of the parties to obtain the necessary Shareholder and Court approvals or to otherwise satisfy the conditions to the completion of the Arrangement in a timely manner or at all; significant transaction costs or unknown liabilities; failure to realize the expected benefits of the Arrangement; general economic conditions; and other risks and uncertainties identified under "Risk Factors" and "Information Concerning PolyMet". Failure to obtain the necessary Shareholder and Court approvals, or the failure of the parties to otherwise satisfy the conditions to the completion of the Arrangement or to complete the Arrangement, may result in the Arrangement not being completed on the proposed terms or at all. In addition, if the Arrangement is not completed, and PolyMet  continues as a publicly traded entity, there are risks that the announcement of the Arrangement and the dedication of substantial resources of the Company to the completion of the Arrangement could have an impact on its business and strategic relationships (including with future and prospective employees, customers, suppliers and partners), operating results and activities in general, and could have a material adverse effect on its current and future operations, financial condition and prospects. Furthermore, pursuant to the terms of the Arrangement Agreement, the Company may, in certain circumstances, be required to pay the Termination Amount to Glencore, the result of which could have an adverse effect on its financial position.

ii

Consequently, all of the forward-looking statements contained herein are qualified by the foregoing cautionary statements, and there can be no guarantee that the results or developments that the Company anticipates will be realized or, even if substantially realized, that they will have the expected consequences or effects on PolyMet's business, financial condition or results of operation. Unless otherwise noted or the context otherwise indicates, the forward-looking statements contained herein are provided as of the date hereof, and the Company does not undertake to update or amend such forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by applicable Securities Laws.

This list is not exhaustive of the factors that may affect any of the forward-looking statements of PolyMet. The risks and uncertainties that could affect forward-looking statements are described further under the heading "Risk Factors". Additional risks are further discussed in PolyMet's annual information form (Exhibit 99.1 to the Company's Annual Report on Form 40-F) for the year ended December 31, 2022, the management's discussion and analysis of financial condition and results of operations for the year ended December 31, 2022, as well as the management's discussion and analysis of financial condition and results of operations for the second quarter ended June 30, 2023, which have been filed under PolyMet's profiles on SEDAR+ at www.sedarplus.ca and EDGAR at www.sec.gov.

NOTICE TO SHAREHOLDERS IN THE UNITED STATES

The transactions contemplated herein constitute a "going private" transaction under Rule 13E-3 promulgated under the United States Securities Exchange Act of 1934, as amended (the "U.S. Exchange Act"). In connection with these transactions, the Company, Glencore and certain related parties have filed with the U.S. Securities and Exchange Commission (the "SEC") a transaction statement (the "Schedule 13E-3") pursuant to Section 13(e) of the U.S. Exchange Act and Rule 13E-3 thereunder, which incorporates this Circular. Copies of the Schedule 13E-3 are, and amendments thereto or any other documents filed by the Company in connection with the Arrangement will be, available under PolyMet's profile on EDGAR at www.sec.gov.

Shareholders are advised to read this Circular and the Schedule 13E-3 in their entirety, including the exhibits or appendices hereto or thereto, as applicable, because they contain important information.

PolyMet is a corporation existing under the laws of British Columbia and is a "foreign private issuer" within the meaning of the rules promulgated under the U.S. Exchange Act. Section 14(a) of the U.S. Exchange Act and related proxy rules are not applicable to the Company nor to this solicitation and, therefore, this solicitation is not being effected in accordance with such laws. The solicitation of proxies and the transactions contemplated herein involve securities of a Canadian issuer and are being effected in accordance with (i) Canadian corporate laws and Canadian Securities Laws, which differ from disclosure requirements in the United States, and (ii) the requirements of Rule 13E-3 promulgated under the U.S. Exchange Act.

The unaudited interim financial statements and audited annual financial statements of PolyMet and other financial information included or incorporated by reference in this Circular have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (IFRS), and thus may differ from the U.S. generally accepted accounting principles. Shareholders that are United States taxpayers are advised to consult their independent tax advisors regarding the United States federal, state, local and foreign tax consequences to them by participating in the Arrangement. See "Certain United States Federal Income Tax Considerations".

The enforcement by investors of civil liabilities under United States federal and state securities laws may be affected adversely by the fact that PolyMet is organized under the laws of a jurisdiction other than the United States, that some of its directors are residents of countries other than the United States, that some or all of the experts named in this Circular may be residents of countries other than the United States, or that all or a substantial portion of the assets of such directors and experts may be located outside the United States. As a result, it may be difficult or impossible for Shareholders resident in the United States to effect service of process within the United States upon PolyMet and such directors or experts named herein, or to realize against them on judgments of courts of the United States. In addition, Shareholders resident in the United States should not assume that the courts of Canada: (a) would enforce judgments of United States courts obtained in actions against such persons predicated upon civil liabilities under the U.S. Securities Laws, including "blue sky laws" of any state within the United States; or (b) would enforce, in original actions, liabilities against such persons predicated upon civil liabilities under the U.S. Securities Laws, including "blue sky laws" of any state within the United States.

iii

QUESTIONS AND ANSWERS ABOUT THE MEETING AND THE ARRANGEMENT

Your vote is important. The following are key questions that you as a Shareholder may have regarding the Arrangement to be considered at the Meeting. You are urged to carefully read the remainder of this Circular, the appendices to this Circular and the documents referred to or incorporated by reference in this Circular as the information in this section does not provide all of the information that might be important to you with respect to the Arrangement. All capitalized terms used in this Circular but not otherwise defined herein have the meanings set forth in the "Glossary of Terms" on page 121 of this Circular.

If you have further questions or require assistance voting your shares, please contact our proxy solicitation agent, Laurel Hill Advisory Group, by telephone at 1-877-452-7184 (North American Toll Free); or 1-416-304-0211 (collect outside North America); or by email at assistance@laurelhill.com.

Questions Relating to the Arrangement

Q. What is the proposed Arrangement?

A. Pursuant to the Arrangement, Glencore would acquire the Minority Shares, representing approximately 17.82% of the issued and outstanding Shares of PolyMet, for US$2.11 in cash per Share by way of a Court-approved plan of arrangement under Part 9, Division 5 of the BCBCA.

Q. What will I receive for my Shares under the Arrangement?

A: If the Arrangement becomes effective, Minority Shareholders will be entitled to receive the Consideration (being US$2.11 in cash per Share), representing a 167% premium to the closing price of C$1.04 (US$0.79 based on the daily average exchange rate of C$1.00 = US$0.7553 and US$1.00 = C$1.3240 for June 30, 2023 as reported by the Bank of Canada) of the Shares on the TSX, and a 167% premium to the closing price of US$0.79 of the Shares on the NYSE American on June 30, 2023, being the last trading day prior to the announcement of Glencore's Non-Binding Proposal. The Consideration also represents a premium of approximately 34% to the closing price of the Company's shares on the NYSE American on June 6, 2023, being the last trading day before the announcement of the CWA Section 404 permit revocation.

Q. What is the background and reasons for the proposed Arrangement?

A. The Arrangement Agreement is the result of arm's length negotiations among the Special Committee with assistance from Management, Glencore and their respective advisors.

See "Special Factors - Background to the Arrangement" for a summary of certain relevant background information that informed the Special Committee's deliberations as well as the principal events leading to the execution of the Arrangement Agreement and the public announcement of the Arrangement.

In determining that the Arrangement is in the best interests of the Company and that the Arrangement is fair to the Minority Shareholders, the Special Committee, with the assistance of experienced and qualified independent financial and legal advisors, carefully reviewed the Arrangement and the terms and conditions of the Arrangement Agreement and related agreements and documents and considered and relied upon a number of substantive factors, including those set out under "Special Factors - Position of PolyMet as to the Fairness of the Arrangement - Reasons for the Recommendation".

Q. Does the Special Committee support the Arrangement?

A. Yes. The Special Committee, following careful consideration of, among other things, the Formal Valuation and the Fairness Opinions, the terms and conditions set forth in the Arrangement Agreement, the matters discussed below under the heading "Special Factors - Position of PolyMet as to the Fairness of the Arrangement - Reasons for the Recommendation" and advice from its experienced and qualified independent financial advisor, unanimously determined that the Arrangement is in the best interests of the Company and fair to the Minority Shareholders and unanimously recommended that the Board determine that the Arrangement is in the best interests of the Company and fair to the Minority Shareholders and recommend that the Minority Shareholders vote IN FAVOR of the Arrangement Resolution. See "Special Factors - Position of PolyMet as to the Fairness of the Arrangement - Recommendation of the Special Committee".

Q. Does the Board support the Arrangement?

A. Yes. The Unconflicted Board of Directors, after receiving the unanimous recommendation of the Special Committee and following careful consideration of, among other things, the Paradigm Fairness Opinion, the terms and conditions set forth in the Arrangement Agreement, the matters discussed under the heading "Special Factors - Position of PolyMet as to the Fairness of the Arrangement - Reasons for the Recommendation" and advice from its financial advisors, unanimously determined that the Arrangement is in the best interests of the Company and fair to the Minority Shareholders and unanimously recommends that the Minority Shareholders vote IN FAVOR of the Arrangement Resolution. See "Special Factors - Position of PolyMet as to the Fairness of the Arrangement - Recommendation of the Board".

Q. What are some of the reasons and benefits to the Arrangement that lead the Board and Special Committee to believe the Arrangement is in the best interests of PolyMet?

A: The Board and Special Committee, in consultation with its legal and financial advisors, considered a number of factors in determining that the Arrangement was in the best interests of the Company, including:

Challenging Market Conditions and Uncertain Standalone Plan

The Special Committee, with the assistance of its experienced and qualified independent financial and legal advisors, considered extensive information concerning the business, operations, financial condition and prospects of the Company, as well as the current and prospective environment in which the Company operates, and assessed the relative benefits and risks of the Arrangement compared to other strategic alternatives, including the Company’s uncertain standalone plans if the Arrangement is not completed. In considering such plans as an alternative to pursuing the Arrangement, the Special Committee assessed the Company’s current business plan given the Special Committee’s assessment of the current and anticipated future opportunities and risks, in particular, the recent revocation of the CWA Section 404 permit in June 2023 and associated potential delays in developing NorthMet, an expanded work program at NewRange, and the dilutive implications for Minority Shareholders in the event of a funding gap. The Special Committee considered that Minority Shareholder appetite to participate in the recent 2023 Rights Offering had not been strong, which was an indication of market interest in PolyMet.

In concluding that the Arrangement is in the best interests of the Company and fair to the Minority Shareholders, the Special Committee and the Unconflicted Board of Directors considered, among other things, the volatility of the current global economy, the challenging capital market conditions for development companies in the mining space and that Glencore will provide certainty for the financing needs of NewRange and alleviates any further funding risks for Minority Shareholder.

Consideration Payable to Minority Shareholders

Minority Shareholders Receive a Premium. The Special Committee considered the current market prices, historical market prices and trading information prior to June 30, 2023 included under the heading “Information Concerning PolyMet – Trading in Shares”, including that the Consideration to be paid to the Minority Shareholders of US$2.11 in cash per Minority Share represents a 167% premium to the closing price of C$1.04 (US$0.79 based on the daily average exchange rate of C$1.00 = US$0.7553 and US$1.00 = C$1.3240 for June 30, 2023 as reported by the Bank of Canada) of the Shares on the TSX and a 167% premium to the closing price of US$0.79 of the Shares on the NYSE American on June 30, 2023, being the last trading date prior to Glencore’s Non-Binding Proposal. The Consideration also represents a premium of approximately 34% to the closing price of the Company’s shares on the NYSE American on June 6, 2023, the last trading day before the announcement of the CWA Section 404 permit revocation.

The Consideration to be paid to the Minority Shareholders of US$2.11 in cash per Minority Share represents a 167% premium to the closing price of C$1.04 (US$0.79 based on the daily average exchange rate of C$1.00 = US$0.7553 and US$1.00 = C$1.3240 for June 30, 2023 as reported by the Bank of Canada) of the Shares on the TSX and a 167% premium to the closing price of US$0.79 of the Shares on the NYSE American on June 30, 2023, being the last trading date prior to Glencore’s Non-Binding Proposal. The Consideration also represents a premium of approximately 34% to the closing price of the Company’s shares on the NYSE American on June 6, 2023, the last trading day before the announcement of the CWA Section 404 permit revocation.

Formal Valuation. Maxit, the independent valuator retained by the Special Committee, prepared the Formal Valuation in accordance with MI 61-101. In the Formal Valuation, which was delivered orally to the Special Committee at the time the Special Committee approved entering into the Arrangement Agreement, Maxit determined that as of July 15, 2023, and based on Maxit’s analysis and subject to the assumptions, limitations and qualifications set forth therein, the fair market value of the Shares is in the range of US$1.40 to US$2.50 per Share, placing the US$2.11 in cash per Minority Share at the 65th percentile of the range.

Maxit Fairness Opinion. The Special Committee has received the Maxit Fairness Opinion to the effect that, as of July 15, 2023, and subject to the assumptions, limitations and qualifications set forth in the Maxit Fairness Opinion and such other matters that Maxit considered relevant, the Consideration to be received by the Shareholders (other than Glencore or any of its affiliates) pursuant to the Arrangement is fair, from a financial point of view, to the Shareholders (other than Glencore or any of its affiliates).

Paradigm Fairness Opinion. The Board has received the Paradigm Fairness Opinion to the effect that, as of July 15, 2023, and based upon and subject to the assumptions, limitations and qualification set forth in the Paradigm Fairness Opinion and such other matters Paradigm considered relevant, the Consideration to be received by the Minority Shareholders pursuant to the Arrangement is fair, from a financial point of view, to the Minority Shareholders.

Best and Final Offer from Glencore. Glencore informed the Special Committee that the Consideration of US$2.11 per Minority Share to be paid to the Minority Shareholders pursuant to the Arrangement is its best and final offer.

All Cash Consideration. The payment to the Minority Shareholders pursuant to the Arrangement will be all cash, which will provide Minority Shareholders with certainty of value and immediate liquidity at a price that may not otherwise be available, in particular in the short to medium term, in the absence of the Arrangement.

Alternatives and the Potential Benefits to Shareholders. Prior to the announcement of the Arrangement, the Board of Directors from time-to-time considered PolyMet’s strategic alternatives for financing and developing PolyMet’s material assets. This ongoing process lead to, among other things, the NewRange Transaction, which linked the expertise, experience and financial resources of PolyMet, Teck and Glencore in order to advance the development of PolyMet’s material assets. In connection with the NewRange Transaction, in April 2023, PolyMet carried out the 2023 Rights Offering to, among other things, fund PolyMet’s portion of its financing obligations in NewRange. Although the 2023 Rights Offering was completed successfully, 5.2%, of the rights offered were purchased by PolyMet Shareholders other than Glencore.

In the context of limited Minority Shareholder appetite to provide additional equity financing to PolyMet (as shown by the 2023 Rights Offering), possible alternatives to a go-private transaction with Glencore (other than the possibility of continuing to operate PolyMet as a publicly-traded entity and the perceived risks of that alternative) did not appear to be reasonably available to the Special Committee. In light of this background, the range of potential benefits to Shareholders of any possible alternatives and the timing and the likelihood of accomplishing the goals of any alternatives, and the assessment by the Special Committee regarding the likelihood that any alternatives would be likely to present superior opportunities for PolyMet (taking into account the likelihood of execution as well as business, competitive, industry and market risks) compared with a potential transaction with Glencore, all favored having pursued and successfully executed the NewRange Transaction and a transaction with Glencore.

Limited Trading Volume. The limited trading volume of the Shares on the NYSE American and the TSX and the possibility that it could take a considerable period of time before the trading price of the Shares would reach and sustain at least the Consideration of US$2.11, as adjusted for present value, and the possibility that such value might otherwise never be obtained by the Minority Shareholders.

Limited Alternatives for Sale to Third Parties

Only Transaction Supported by Glencore. During negotiations with Glencore, Glencore informed the Company that it was not interested in pursuing any alternative transaction, including any transaction which could result in the sale of Glencore’s interest in PolyMet or the acquisition by a third party of PolyMet or NewRange in partnership with or independent of Glencore.

Unlikelihood of any Alternative Proposal. Given that Glencore controls approximately 82% of the Shares and could therefore block a competing transaction, it is unlikely that any other party or combination of parties would make a proposal to acquire the Company or any material portion of the Company for a higher price than the Consideration to be paid pursuant to the Arrangement, or that any such proposal would be reasonably capable of completion.  Following the public announcement of the Company's receipt of Glencore's non-binding offer of US$2.11 per Minority Share on July 3, 2023, neither the Company nor any of its advisors received any proposals to acquire the Company or any material portion of the Company from any third party.

Procedural Safeguards

Arm's Length Negotiations and Oversight. The Arrangement Agreement is the result of a robust negotiation process that was undertaken at arm’s length between the Special Committee with assistance from Management and their respective advisors, on the one hand, and Glencore and its advisors, on the other hand. This process was undertaken in the context of a broader consideration of PolyMet’s strategic alternatives, which had been ongoing for a 15 month period. Notably, the Special Committee was originally formed in April 2022 in connection with the negotiation by the Company of the Joint Venture Agreement with Teck American and the NewRange Transaction. The members of the Special Committee, namely Al Hodnik, David Dreisinger and David Fermo, were all deemed to be independent directors under applicable Securities Laws. The Special Committee played a key role in assessing and negotiating the Joint Venture Agreement and related agreements. The Special Committee remained in place following the execution of the Joint Venture Agreement in order to advise on the closing of the NewRange Transaction as well as the subsequent 2023 Rights Offering. Procedural safeguards had therefore been in place well in advance of the negotiations of the Arrangement and the Special Committee also had the benefit of its recent experience with the NewRange Transaction and the 2023 Rights Offering when considering the benefits and risks of the Arrangement. In connection with the Arrangement the Special Committee had the authority to not recommend the Arrangement or any other transaction to the Board and to identify, evaluate, negotiate and make recommendations to the Board regarding any alternative transaction. As part of its continuing and expanded mandate from April 2022 the Special Committee held 10 formal meetings to consider and review the terms of the Non-Binding Proposal and the Arrangement and its members were adequately compensated for their services and their compensation was in no way contingent on their approving the Arrangement Agreement or taking the other actions described herein. The Special Committee was comprised solely of independent directors who are unrelated to Glencore and Management, and was advised by experienced and qualified independent financial and legal advisors. The advice received by the Special Committee included detailed financial advice from a highly qualified independent financial advisor, including with respect to the Company remaining a publicly traded company and continuing to pursue its business plan on a stand-alone basis, as well as an independent formal valuation of the Shares prepared in accordance with MI 61-101.

Ability to Respond to Superior Proposals. Notwithstanding Glencore's 82% majority interest in the Company and the fact that Glencore informed PolyMet that it was not interested in pursuing any alternative transaction and the limitations contained in the Arrangement Agreement on the Company's ability to solicit interest from third parties, the Arrangement Agreement allows the Company to engage in discussions or negotiations regarding any unsolicited Acquisition Proposal received prior to the approval of the Arrangement Resolution by Shareholders that the Board determines, after consultation with its financial and legal advisors, is or could reasonably be expected to lead to a Superior Proposal.

Reasonable Termination Payment. The Special Committee and the Unconflicted Board of Directors believes that the US$12 million Termination Amount, which is payable in certain circumstances described under "Arrangement Agreement - Termination", is reasonable in the circumstances. In the view of the Special Committee and the Unconflicted Board of Directors, the Termination Amount would not preclude a third party from potentially making a Superior Proposal and the Company is only obligated to pay the Termination Amount under specific circumstances such as a change in the Board's recommendation, entering into another Acquisition Proposal, or a material breach of the Company's covenants under the Arrangement Agreement.

Shareholder Approval. The Arrangement will become effective only if the Arrangement Resolution is approved by (i) at least two-thirds (66⅔%) of the votes cast by Shareholders present in person, virtually present or represented by proxy at the Meeting, voting as a single class; and (ii) a simple majority (more than 50%) of the votes cast by Shareholders present in person, virtually present or represented by proxy at the Meeting, excluding, for the purposes of this Minority Approval, the votes attached to the Excluded Shares and the Shares held by any other Shareholders required to be excluded under MI 61-101.

Court Approval. Completion of the Arrangement is subject to the approval of the Court, after considering the procedural and substantive fairness of the Arrangement at a hearing at which Minority Shareholders and certain others are entitled to be heard.

Dissent Rights. Dissent Rights are available to registered Minority Shareholders with respect to the Arrangement. See "Dissenting Shareholders' Rights".

Deal Certainty

Completion of the Arrangement is subject to a limited number of conditions which the Special Committee believes are reasonable under the circumstances.

Completion of the Arrangement is not subject to any financing condition.

All members of the Board of Directors and executive officers of PolyMet who hold securities of the PolyMet have entered into voting support agreements with Glencore pursuant to which, and subject to the terms thereof, they have agreed to vote their Shares in favor of the Arrangement.

The Company has the ability to seek specific performance to prevent breaches of the Arrangement Agreement and to enforce specifically the terms of the Arrangement Agreement.

Completion of the Arrangement is not subject to the approval of the Arrangement by the holders of any share capital or comparable equity interest of Glencore.

Q. Who has agreed to support the Arrangement?

A. All directors and executive officers of the Company who hold securities of the Company have entered into Support Agreements pursuant to which they have agreed, subject to the terms thereof, to vote all of their Shares IN FAVOR of the Arrangement Resolution. See "The Arrangement - Support Agreements".

Q. What approvals are required by Shareholders at the Meeting?

A: To be effective, the Arrangement Resolution must be approved by (i) at least two-thirds (66⅔%) of the votes cast by Shareholders, present in person, virtually present or represented by proxy at the Meeting, voting together as a single class; and (ii) a simple majority (more than 50%) of the votes cast by Shareholders present in person, virtually present or represented by proxy at the Meeting, excluding for this purpose votes attached to the Excluded Shares and the Shares held by any other Shareholders required to be excluded under MI 61-101. See "The Arrangement - Shareholder Approval of the Arrangement".

Q. What other approvals are required for the Arrangement?

A: The Arrangement requires approval by the Court under Part 9, Division 5 of the BCBCA. Prior to the mailing of this Circular, the Company obtained an Interim Order providing for the calling and holding of the Meeting and other procedural matters. The Company will apply to the Court for a Final Order if the Shareholders approve the Arrangement at the Meeting. The Court will consider, among other things, the procedural and substantive fairness of the Arrangement. See "Certain Legal Matters - Court Approvals and Completion of the Arrangement".

Q. How will I know when all required approvals have been obtained?

A. If all the necessary approvals have been received and conditions to the completion of the Arrangement have been satisfied or waived, other than conditions that, by their terms, cannot be satisfied until the Effective Date, then PolyMet will issue a press release disclosing such fact.

Q. When will the Arrangement become effective?

A: The Arrangement is currently scheduled to be completed on or about November 7, 2023 based on the assumption that all required Shareholder Approvals and Court approvals are obtained and all other conditions to the Arrangement are satisfied or waived prior to such date. It is not possible, however, to state with certainty when the Effective Date will occur. See "Certain Legal Matters - Implementation of the Arrangement and Timing".

Q. If the Arrangement is approved by Shareholders at the Meeting, when will the Shares cease to be traded on stock exchanges?

A. Following the Effective Date, it is expected that Glencore will cause the Shares to be delisted from the TSX and the NYSE American promptly thereafter, with effect as soon as practicable following the acquisition by Glencore of the Minority Shares pursuant to the Arrangement and PolyMet will cease to be a publicly traded company. Following the Effective Date, it is expected that Glencore will cause the Company to apply to cease to be a reporting issuer under the securities legislation of each of the provinces in Canada under which it is currently a reporting issuer (or equivalent) or take or cause to be taken such other measures as may be appropriate to ensure that the Company is not required to prepare and file continuous disclosure documents. Following the consummation of the Arrangement, the registration of the Shares under the U.S. Exchange Act will be terminated. See "Certain Legal Matters - Securities Law Matters - Stock Exchange Delisting and Reporting Issuer Status".

Q. If I am a registered Shareholder, how do I receive my Consideration under the Arrangement?

A: Accompanying this Circular is a form of proxy and Letter of Transmittal (for registered Shareholders). For a registered Minority Shareholder (other than any Dissenting Shareholder) to receive the Consideration of US$2.11 in cash per Share to which such Shareholder is entitled upon the completion of the Arrangement, such Shareholder must complete, sign and return the Letter of Transmittal together with such Shareholder's Share certificate(s) and/or DRS Advice, as applicable, and any other required documents and instruments to the Depositary named in the Letter of Transmittal in accordance with the procedures set out therein.

Q. When will I receive the Consideration payable to me under the Arrangement for my Shares?

A: If the Arrangement becomes effective and your Letter of Transmittal and Share certificate(s) and/or DRS Advice, if applicable, and all other required documents are properly completed and received by the Depositary, you will receive the Consideration due to you under the Arrangement as soon as practicable after the Arrangement becomes effective. The Arrangement is currently scheduled to be completed on or about November 7, 2023 based on the assumption that all required Shareholder Approvals and Court approvals are obtained and all other conditions to the Arrangement are satisfied or waived prior to such date.

Q. What happens if I do not surrender the Share certificates and/or DRS Advice representing my Shares in order to receive the Consideration under the Arrangement?

A: Until surrendered, each Share certificate and/or DRS Advice, as applicable, that immediately prior to the Effective Time represented Minority Shares shall be deemed after the Effective Time to represent only the right to receive upon such surrender a cash payment in lieu of such Share certificate and/or DRS Advice as contemplated in the Plan of Arrangement, less any amounts withheld pursuant to the Plan of Arrangement. Any such Share certificate and/or DRS Advice, as applicable, formerly representing Shares not duly surrendered on or before the sixth (6th) anniversary of the Effective Date shall cease to represent a claim by or interest of any former Shareholder of any kind or nature against or in the Company or Glencore. On such date, all cash to which such former holder was entitled shall be deemed to have been surrendered to Glencore or the Company, as applicable, and shall be paid over by the Depositary to Glencore as directed by Glencore. See "The Arrangement - Payment of Consideration".

Q: What will happen to the Company if the Arrangement is completed?

A: If the Arrangement becomes effective, former Minority Shareholders (other than Dissenting Shareholders) will be entitled to receive the Consideration in exchange for their Shares and the only Shareholder of the Company will be Glencore, and the Company will become a privately held company and there will be no public market for its Shares.

Q. What will happen if the Arrangement Resolution is not passed or the Arrangement is not completed for any reason?

A: If the Arrangement Resolution is not passed or the Arrangement is not completed for any reason, the Arrangement Agreement may be terminated. If this occurs, the Company will continue as a publicly traded entity and continue to pursue its business plan on a stand-alone basis, and each Shareholder will continue to hold their Shares. Note that failure to complete the Arrangement could have an adverse effect on the Share price and/or on the Company's operations, financial condition or prospects. See "Risk Factors". Furthermore, pursuant to the terms of the Arrangement Agreement, the Company may, in certain circumstances, be required to pay the Termination Amount to Glencore, the result of which could have an adverse effect on the Company's financial position.

Q. What happens if I send in my Share certificate(s) and/or DRS Advice and the Arrangement Resolution is not approved or the Arrangement is not completed?

A: If the Arrangement Resolution is not approved or if the Arrangement is not completed for any reason, your Share certificate(s) and/or DRS Advice will be returned promptly to you by the Depositary.

Q. Are there risks associated with the Arrangement?

A: There is a risk that the Arrangement may not be completed.  In evaluating the Arrangement, Shareholders should consider the risk factors relating to the Arrangement. Some of these risks include, but are not limited to: (i) the Arrangement Resolution must be approved by a simple majority (more than 50%) of the votes cast by Shareholders present in person, virtually present or represented by proxy at the Meeting, excluding, for this purpose votes attached to the Excluded Shares and the Shares held by any other Shareholders required to be excluded under MI 61-101; (ii) the Arrangement Agreement may be terminated in certain circumstances, including in the event of a change having a Material Adverse Effect or if holders of more than 7.5% of the outstanding Shares exercise Dissent Rights; (iii) if the Arrangement Agreement is terminated under certain circumstances, the Company may be required to pay the Termination Amount to Glencore; and (iv) there can be no certainty that all other conditions precedent to the Arrangement will be satisfied or waived.

Any failure to complete the Arrangement could adversely impact the trading price of the Shares. You should carefully consider the risk factors described in the section "Risk Factors" and "Forward-Looking Information" in evaluating the approval of the Arrangement Resolution. Readers are cautioned that such risk factors are not exhaustive.

Q. Is there a termination fee if the Arrangement Resolution is not approved by PolyMet's Shareholders?

A: A termination fee of US$12,000,000 is only payable by the Company to Glencore if the Shareholder Approvals for the Arrangement are not obtained and certain other conditions are satisfied, including if: (i)(A) the Board (or any committee thereof) withdraws, modifies, qualifies or changes in a manner adverse to Glencore its approval or recommendation of the Arrangement, or (B) the Board (or any committee thereof) fails to reaffirm its recommendation that the Shareholders vote in favor of the Arrangement Resolution after being requested to do so by Glencore, or (C) the Company or the Board (or any committee thereof) accepts, approves, endorses or recommends an Acquisition Proposal, or (D) the Company enters into a letter of intent, memorandum of understanding or other contract, agreement in principle, acquisition agreement, merger agreement or similar agreement or understanding in respect of any Acquisition Proposal, or (E) the Company or the Board (or any committee thereof) publicly proposes or announces its intention to do any of the foregoing; or (ii) the Company  breaches the covenants regarding Acquisition Proposals in the Arrangement Agreement in a material respect.

Q: What are the Canadian federal income tax consequences of the Arrangement?

A: Subject to the discussion in "Certain Canadian Federal Income Tax Considerations", a Shareholder who is, or is deemed to be, resident in Canada, holds the Shares as "capital property", and who sells such Shares to Glencore pursuant to the Arrangement will realize a capital gain (or a capital loss) to the extent that such Shareholder's proceeds of disposition, net of any reasonable cost of disposition, exceed (or are less than) the aggregate adjusted cost base to such Shareholder of his, her, their or its Shares.

Generally, a Shareholder who is not, and is not deemed to be, resident in Canada and who does not use or hold, and is not deemed to use or hold, their Shares in a business carried on in Canada will not be subject to tax in Canada in respect of any capital gain realized on the sale of Shares to Glencore pursuant to the Arrangement provided the Shares do not constitute "taxable Canadian property" to the Non-Resident Holder.

The foregoing description of Canadian federal income tax consequences of the Arrangement is qualified in its entirety by the longer discussion under "Certain Canadian Federal Income Tax Considerations" below which contains a summary of certain Canadian federal income tax considerations of the Arrangement generally applicable to a Resident Holder (including a Dissenting Resident Holder) or a Non-Resident Holder (including a Dissenting Non-Resident Holder). Neither this description nor the longer discussion is intended to be legal advice to any particular Shareholder. Accordingly, Shareholders should consult their tax advisors for a full understanding of the Canadian, federal, provincial, foreign and other tax consequences of the merger to them.

Q: What are the United States income tax consequences of the Arrangement?

A: Subject to the discussion in "Certain United States Federal Income Tax Considerations" a U.S. Shareholder who holds Shares as capital assets and who sells such Shares pursuant to the Arrangement and receives the Consideration generally will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between the amount received and the U.S. Shareholder's adjusted tax basis in the Shares. However, if the Company is characterized as a passive foreign investment company (PFIC), U.S. Shareholders may suffer adverse tax consequences, including having gains realized on the sale of the Shares pursuant to the Arrangement treated as ordinary income, rather than capital gain, having interest charges apply to U.S. federal income tax liability arising from any gain recognition from such sale, having the inability to deduct a loss incurred on the disposition of the Shares, and additional reporting requirements.

The foregoing description of U.S. federal income tax consequences of the Arrangement is qualified in its entirety by the longer discussion under "Certain United States Federal Income Tax Considerations" below, and neither this description nor the longer discussion is intended to be legal advice to any particular Shareholder residing in the United States. Accordingly, U.S. Shareholders should consult their tax advisors for a full understanding of the U.S. federal, state, local, foreign and other tax consequences of the Arrangement to them, including with respect to the PFIC rules and the availability and advisability of certain elections which may mitigate certain adverse tax consequences of owning shares in a PFIC.

Q: Are Shareholders entitled to Dissent Rights?

A: Pursuant to the Interim Order, Dissenting Shareholders are entitled to be paid fair value for their Shares under the BCBCA, as modified or supplemented by the Interim Order, the Plan of Arrangement or any other order of the Court. A Dissenting Shareholder who intends to exercise Dissent Rights should carefully consider and comply with the provisions of Division 2 of Part 8 of the BCBCA, as modified by the Interim Order, the Plan of Arrangement and any other order of the Court. A Dissenting Shareholder must send PolyMet a Notice of Dissent to inform PolyMet of such Dissenting Shareholder's intention to exercise Dissent Rights, which notice must be received by PolyMet c/o Denise Nawata at Farris LLP, 2500 - 700 West Georgia Street, Vancouver, British Columbia V7Y 1B3, with copies to each of:

(i) McCarthy Tétrault LLP, Toronto-Dominion Bank Tower, 66 Wellington Street West, Suite 5300, P.O. Box 48, Toronto, Ontario, Canada, M5K 1E6, Attention: Adam Taylor, email: ataylor@mccarthy.ca; and

(ii) Computershare Investor Services Inc., Attention: Proxy Department, 100 University Avenue, 8th Floor, Toronto ON, M5J 2Y1,

by no later than 4:00 p.m. (Eastern time) on October 30, 2023 (or, if the Meeting is adjourned or postponed, by no later than 4:00 p.m. on the second (2nd) Business Day, excluding Saturdays, Sundays and statutory holidays, prior to the commencement of the reconvened Meeting). Any failure by a Shareholder to strictly comply with the requirements set forth in Division 2 of Part 8 of the BCBCA, as modified by the Interim Order, the Plan of Arrangement and any other order of the Court, may result in the loss of that holder’s Dissent Rights with respect to the Arrangement. Non-registered Shareholders who wish to exercise such Dissent Rights must arrange for the registered Shareholder holding their Shares to deliver the Notice of Dissent.

The giving of a Notice of Dissent does not deprive a registered Shareholder of the right to vote at the Meeting; however, a Dissenting Shareholder is not entitled to exercise Dissent Rights with respect to the Arrangement with respect to any of such holder's Shares if the Dissenting Shareholder votes in favor of the Arrangement Resolution. A vote by proxy against the Arrangement Resolution will not by itself constitute a Notice of Dissent.

PolyMet suggests that any Shareholder wishing to exercise Dissent Rights with respect to the Arrangement seek legal advice, as failure to comply strictly with the applicable provisions of the BCBCA and the Interim Order, the Plan of Arrangement or any other order of the Court may prejudice the availability of such Dissent Rights. If you are a Shareholder and wish to dissent, you should carefully read the Plan of Arrangement, the Interim Order and the text of Part 8, Division 2 of the BCBCA, all of which are outlined in Appendix B, Appendix E and Appendix G, respectively, of this Circular. See "Dissenting Shareholders' Rights".

Non-registered Shareholders who wish to exercise Dissent Rights should be aware that they may only do so through the registered owner of such Shares. Accordingly, a non-registered Shareholder desiring to exercise Dissent Rights must either: (a) make arrangements for the Shares beneficially owned by that holder to be registered in the name of the Shareholder prior to the time the Notice of Dissent is required to be received by PolyMet; or (b) make arrangements for the registered holder of such Shares to exercise Dissent Rights on behalf of the holder. A Dissenting Shareholder must prepare a separate Notice of Dissent for such Dissenting Shareholder, if dissenting on such Dissenting Shareholder's own behalf, and for each other person who beneficially owns Shares registered in the Dissenting Shareholder's name and on whose behalf the Dissenting Shareholder is dissenting, and must dissent with respect to all of the Shares registered in such Dissenting Shareholder's name beneficially owned by the non-registered Shareholder on whose behalf such Dissenting Shareholder is dissenting. There is no right to a partial Dissent Right.

See "Dissenting Shareholders' Rights".

Questions Relating to the PolyMet Special Meeting of Shareholders

Q. Why did I receive this Circular?

A. You received this Circular because you are a Shareholder as of the Record Date, September 22, 2023 and Shareholders are being asked at the Meeting to pass the Arrangement Resolution to approve the Arrangement involving PolyMet and Glencore, pursuant to Part 9, Division 5 of the BCBCA.

Q. Where and when will the Meeting be held?

A. The Meeting will be held on November 1, at 9:00 a.m. (Pacific time). The Meeting will be held in person at Farris LLP, 2500 - 700 West Georgia Street, Vancouver, British Columbia V7Y 1B3 and online via live webcast. Shareholders will be able to participate and vote at the Meeting online regardless of their geographic location at www.virtualshareholdermeeting.com/PLM2023SM. See “Information Concerning the Meeting and Voting – Date, Time and Place of Meeting”.

Q. Am I entitled to vote?

A. You are entitled to vote if you were a Shareholder as of the close of business on the Record Date, September 22, 2023. Each Share entitles its holder to one (1) vote with respect to the matters to be voted on at the Meeting.

Q. What are Shareholders being asked to vote on at the Meeting?

A. At the Meeting, pursuant to the Interim Order, the Shareholders will be asked to consider and, if thought advisable, pass the Arrangement Resolution to approve the Arrangement. The Arrangement provides for, among other things, the acquisition by Glencore of all of the issued and outstanding Minority Shares by way of a court-approved statutory plan of arrangement under Part 9, Division 5 of the BCBCA. Pursuant to the Arrangement Agreement and the Plan of Arrangement, if the Arrangement becomes effective each Minority Shareholder (except for any Dissenting Shareholders) will be entitled to receive US$2.11 in cash per Share.

Q. What constitutes quorum for the Meeting?

A. The Company's articles provide that the quorum for the transaction of business at the Meeting is two Shareholders present in person or by proxy holding or representing at least 5% of the Shares. If a quorum is not present at the commencement of the Meeting or within a reasonable period of time thereafter, the Shareholders present in person or by proxy may adjourn the Meeting to a fixed time and place but may not transact any other business at the Meeting.

Q. How many Shares are entitled to be voted?

A. As at the Record Date of September 22, 2023, there were 194,460,251 Shares issued and outstanding. Each Share entitles its holder to one vote with respect to the matters to be voted on at the Meeting.

Q. What if I acquire ownership of Shares after the Record Date?

A. You will not be entitled to vote Shares acquired after the Record Date on the Arrangement Resolution. Only persons owning Shares as of the close of business on the Record Date of September 22, 2023 are entitled to vote their Shares on the Arrangement Resolution.

Q. What do I need to do now in order to vote on the Arrangement Resolution?

A: Registered Shareholders can vote in advance of the Meeting by internet or by mail, or at the Meeting, either in person or virtually. It is recommended that you vote by internet to ensure that your vote is received before the Meeting. To cast your vote by internet, please have your form of proxy or voting instruction form on hand and carefully follow the instructions contained therein. Your internet vote authorizes the named management proxies to vote your Shares in the same manner as if you mark, sign and return your form of proxy. You may also vote by mail by completing, dating and signing the enclosed form of proxy or voting instruction form and returning it in the envelope provided for that purpose. To be valid, proxies must be received by Broadridge, Attention: Vote Processing, 51 Mercedes Way, Edgewood, NY, 11717, no later than 12:00 p.m. (Eastern time) on October 30, 2023 (or, if the Meeting is adjourned or postponed, 48 hours, excluding Saturdays, Sundays and statutory holidays, prior to the commencement of the reconvened Meeting). Late proxies may be accepted or rejected by the Chair of the Meeting at his or her discretion, subject to the terms of the Arrangement Agreement, and the Chair of the Meeting is under no obligation to accept or reject any particular late proxy. You are reminded that any voting instructions should be duly completed and returned to your Intermediary well in advance of the 12:00 p.m. (Eastern time) cut-off on October 30, 2023 for the receipt of proxies.

Q. If my Shares are held by my broker, investment dealer or other Intermediary, will they vote my Shares for me?

A: No. Non-registered (beneficial) Shareholders who receive these materials through their broker or other Intermediary should complete and send the form of proxy or voting instruction form in accordance with the instructions provided by their broker or Intermediary.

Additionally, the Company may utilize the Broadridge QuickVote™ system, which involves NOBOs being contacted by Laurel Hill Advisory Group, which is soliciting proxies on behalf of Management, to obtain voting instructions over the telephone and relaying them to Broadridge (on behalf of the NOBO's Intermediary). While representatives of Laurel Hill Advisory Group are soliciting proxies on behalf of Management, Shareholders are not required to vote in the manner recommended by the Unconflicted Board of Directors. The QuickVote™ system is intended to assist Shareholders in placing their votes, however, there is no obligation for any Shareholders to vote using the QuickVote™ system, and Shareholders may vote (or change or revoke their votes) at any other time and in any other applicable manner described in this Circular. Any voting instructions provided by a Shareholder will be recorded and such Shareholder will receive a letter from Broadridge (on behalf of the Shareholder's Intermediary) as confirmation that their voting instructions have been accepted.

Q. Who is soliciting my proxy?

A. Management is soliciting your proxy. The Company has retained Laurel Hill Advisory Group as its proxy solicitation agent for assistance in connection with the solicitation of proxies for the Meeting and the cost for such services, in addition to certain out-of-pocket expenses of Laurel Hill Advisory Group, will be borne by the Company. Management requests that you sign and return the form of proxy or voting instruction form so that your votes are exercised at the Meeting. The solicitation of proxies will be conducted primarily by mail but may also be made by telephone, facsimile transmission or other electronic means of communication or in-person by the directors, officers and employees of PolyMet. The Company will bear the cost of such solicitation and will reimburse Intermediaries for their reasonable charges and expenses incurred in forwarding proxy materials to non-registered Shareholders. Glencore may also participate in the solicitation of proxies.

Q. Can I appoint someone other than those named in the enclosed proxy forms to vote my Shares?

A. Yes. You have the right to appoint a person other than the Management nominees identified in the form of proxy or voting instruction form. Non-registered (beneficial) Shareholders who wish to appoint themselves as proxyholder must carefully follow the instructions in the Circular and on their form of proxy or voting instruction form.

Q. What if my Shares are registered in more than one name or in the name of a company?

A. If your Shares are registered in more than one name, all registered persons must sign the form of proxy. If your Shares are registered in a company's name or any name other than your own, you may be required to provide documents proving your authorization to sign the form of proxy for that company or name. For any questions about the proper supporting documents, contact Broadridge before submitting your form of proxy.

Q. Can I revoke my vote after I have voted by proxy?

A: Yes. If you want to revoke your proxy after you have delivered it, you can do so by (i) delivering a duly executed proxy by paper or online with a later date or a form of revocation of proxy. Your proxy may be revoked by an instrument in writing signed by you or by your attorney duly authorized in writing and, if you are a corporation or association, the instrument in writing should bear the seal of the corporation or association and must be executed by an officer or by an attorney duly authorized in writing, and deposited at the Company’s registered office at Farris LLP, 2500 - 700 West Georgia Street, Vancouver, British Columbia, V7Y 1B3, c/o Denise Nawata, at any time up to and including the last business day preceding the day of the Meeting or any adjournment thereof, (ii) signing a proxy bearing a later date and depositing it in the manner and within the time described above, being no later than 12:00 p.m. (Eastern time) on October 30, 2023; or (iii) attending the Meeting if you were a registered Shareholder at the Record Date; or (iv) in any other manner permitted by Law.

Q. Are the shareholders of Glencore required to approve the Arrangement?

A. No.

Q. Who is responsible for counting and tabulating the votes by proxy?

A. Votes by proxy are counted and tabulated by Broadridge.

Q: Who can help answer my questions?

A: If you have any questions about the information contained in this Circular or require assistance in completing your form of proxy, please contact Laurel Hill Advisory Group, by telephone at 1-877-452-7184 (North American Toll Free); or 1-416-304-0211 (collect outside North America); or by email at assistance@laurelhill.com. Questions on how to complete the Letter of Transmittal should be directed to the Company's depositary, Computershare, at 1-800-564-6253 (toll free in North America) or 1-514-982-7555 (outside North America), by facsimile at 1-905-771-4082 or by email at corporateactions@computershare.com.

SUMMARY OF ARRANGEMENT

The following is a summary of certain information contained in this Circular. This summary is not intended to be complete and is qualified in its entirety by the more detailed information contained elsewhere in this Circular and the attached Appendices, all of which are important and should be reviewed carefully.  All capitalized terms used in this summary but not otherwise defined herein have the meanings set forth in the "Glossary of Terms".

The Meeting

The Meeting will be held on November 1, 2023 at 9:00 a.m. (Pacific time) in person at Farris LLP, 2500 - 700 West Georgia Street, Vancouver, British Columbia, V7Y 1B3 and in virtual format via live webcast.

Shareholders will be able to participate and vote at the Meeting online regardless of their geographic location at www.virtualshareholdermeeting.com/PLM2023SM. See "Information Concerning the Meeting and Voting - Date, Time and Place of Meeting".

Record Date

The Shareholders entitled to vote at the Meeting are those holders of Shares as of the close of business on September 22, 2023. See "Information Concerning the Meeting and Voting - Voting Shares".

Purpose of the Meeting

The purpose of the Meeting is for Shareholders to consider and, if deemed advisable, approve the Arrangement Resolution, the full text of which is outlined in Appendix A.

To be effective, the Arrangement Resolution must be approved by (i) at least two-thirds (66⅔%) of the votes cast by Shareholders present in person, virtually present, or represented by proxy at the Meeting, voting as a single class and (ii) a simple majority (more than 50%) of the votes cast by Shareholders present in person, virtually present or represented by proxy at the Meeting, excluding, for the purposes of (ii), the votes attached to the Excluded Shares and the Shares held by any other Shareholders required to be excluded under MI 61-101 (the "Minority Approval").

Shareholders may also be asked to consider other business that properly comes before the Meeting or any adjournment(s) or postponement(s) thereof.

Summary of the Arrangement

The Arrangement Agreement provides for, among other things, the acquisition by Glencore of all of the issued and outstanding Minority Shares, representing approximately 17.82% of the issued and outstanding Shares of PolyMet, by way of a plan of arrangement under Part 9, Division 5 of the BCBCA. Pursuant to the Arrangement Agreement and the Plan of Arrangement, each holder of Minority Shares (other than any Dissenting Shareholders) will be entitled to receive from Glencore US$2.11 in cash for each Minority Share held. A copy of the Plan of Arrangement is attached to this Circular as Appendix B. See "The Arrangement".

Treatment of Company DSUs, Company Options, Company RSUs, Company Restricted Stock and Company Bonus Share Entitlements

Pursuant to the Arrangement, each Company RSU, Company DSU, Company Option and Company Bonus Share Entitlement that is outstanding immediately prior to the Effective Date of the Arrangement, whether vested or unvested, will be deemed to be unconditionally vested and exercisable or issuable, as applicable, notwithstanding the terms of the Company RSU, Company DSU, Company Option and Company Bonus Share Entitlement, and will be immediately cancelled in exchange for a cash payment from the Company equal to: (i) in the case of each Company Option, the amount by which the Consideration exceeds the exercise price of each such Company Option; or (ii) in the case of each Company DSU, Company RSU and Company Bonus Share Entitlement, the Consideration, in each case, subject to applicable withholding taxes (if any). Pursuant to the Arrangement, each holder of Company Restricted Stock will be entitled to receive the Consideration for each Company Restricted Stock held. See "The Arrangement".

Parties to the Arrangement

PolyMet

PolyMet was incorporated under the Company Act (British Columbia) on March 4, 1981 under the name "Fleck Resources Ltd."

PolyMet was the original sole shareholder of Poly Met Mining, Inc. ("PolyMet Inc."). PolyMet Inc., a Minnesota corporation, was incorporated on February 16, 1989. On November 22, 2022, PolyMet incorporated PolyMet US Inc., a Delaware corporation, and via a Contribution and Assignment Agreement dated February 9, 2023 by and between PolyMet and PolyMet US, PolyMet contributed all of the issued and outstanding capital stock of PolyMet Inc. to PolyMet US. PolyMet Inc. changed its name to NewRange Copper Nickel LLC and converted from a Minnesota corporation to a Delaware limited liability company on February 10, 2023. Various agreements in addition to the aforementioned Contribution and Assignment Agreement were executed as part of the transactions culminating in the conversion of PolyMet Inc. to NewRange.

On February 14, 2023, PolyMet entered into a joint venture arrangement with Teck American Inc. ("Teck American"), a wholly-owned subsidiary of Teck Resources Limited ("Teck"), to become equal owners in NewRange (formerly PolyMet Inc.), which placed the NorthMet Project and Mesaba Project, previously owned individually by PolyMet and Teck American, respectively, under single management with each of PolyMet and Teck American holding a 50% interest in NewRange. See "Special Factors - Background to the Arrangement - Consideration of Strategic Alternatives; NewRange Transaction".

The Company's corporate head office and principal executive office is located at 444 Cedar Street, Suite 2060, St. Paul, MN 55101, USA. The registered and records office is located at 2500 - 700 West Georgia Street, Vancouver, B.C. V7Y 1B3, Canada.

Glencore

Glencore plc is one of the world's largest global diversified natural resource companies with its headquarters in Baar, Switzerland and its ordinary shares listed on the London Stock Exchange and the Johannesburg Stock Exchange.  Glencore plc, together with its subsidiaries, is a leading integrated producer and marketer of natural resources, with worldwide activities in the production, refinement, processing, storage, transport and marketing of metals and minerals, energy products and agricultural products.  Glencore AG is an indirect wholly-owned subsidiary of Glencore plc.

Background to the Arrangement

See "Special Factors - Background to the Arrangement" for a summary of certain relevant background information that informed the Special Committee's deliberations as well as the principal events leading to the execution of the Arrangement Agreement and the public announcement of the Arrangement.

Recommendation of the Special Committee

The Special Committee, following careful consideration of, among other things, the Formal Valuation and the Fairness Opinions, the terms and conditions set forth in the Arrangement Agreement, the matters discussed under the heading "Special Factors - Position of PolyMet as to the Fairness of the Arrangement - Reasons for the Recommendation" and advice from its financial advisor, unanimously determined that the Arrangement is in the best interests of the Company and fair to the Minority Shareholders and unanimously recommended that the Board determine that the Arrangement is in the best interests of the Company and fair to the Minority Shareholders and recommend that the Minority Shareholders vote IN FAVOR of the Arrangement Resolution. See "Special Factors - Position of PolyMet as to the Fairness of the Arrangement - Recommendation of the Special Committee".

Recommendation of the Board

The Unconflicted Board of Directors, after receiving the unanimous recommendation of the Special Committee and following careful consideration of, among other things, the Paradigm Fairness Opinion, the terms and conditions set forth in the Arrangement Agreement, the matters discussed under the heading "Special Factors - Position of PolyMet as to the Fairness of the Arrangement - Reasons for the Recommendation" and advice from financial advisors, unanimously determined that the Arrangement is in the best interests of the Company and fair to the Minority Shareholders and unanimously recommends that the Minority Shareholders vote IN FAVOR of the Arrangement Resolution. See "Special Factors - Position of PolyMet as to the Fairness of the Arrangement - Recommendation of the Board".

Reasons for the Recommendation

In determining that the Arrangement is in the best interests of the Company and fair to the Minority Shareholders, the Special Committee, with the assistance of its experienced and qualified independent financial and legal advisors, carefully reviewed the proposed Arrangement and the terms and conditions of the Arrangement Agreement and related agreements and documents and considered and relied upon a number of substantive factors, including: (i) the business, operations, financial condition and prospects of the Company and the relative benefits and risks of the Arrangement compared to other strategic alternatives, including the Company’s uncertain standalone plans if the Arrangement is not completed, including assessing the Company’s current business plan, in particular, the recent revocation of the CWA Section 404 permit in June 2023 and associated potential delays in developing NorthMet, an expanded work program at NewRange, and the dilutive implications for Minority Shareholders in the event of a funding gap, particularly where Minority Shareholder appetite to participate in equity offerings of Polymet remains weak, as it has been in the 2023 Rights Offering; (ii) the volatility of the current global economy, the challenging capital market conditions for development companies in the mining space and that Glencore will provide certainty for the financing needs of NewRange and alleviates any further funding risks for Minority Shareholder; (iii) the significant premium the Consideration offers to the market value of the Shares prior to the announcement of the Non-Binding Proposal by Glencore; (iv) the Formal Valuation and the Fairness Opinions; (v) the immediate liquidity and certainty of value offered by the all-cash Consideration; (vi) that Glencore had informed the Company that it was not interested in pursuing any alternative transaction; (vii) the limited alternatives for sales to third parties at a higher price, or that any such proposal would be reasonably capable of completion, given that Glencore controls approximately 82% of the Shares and could therefore block a competing transaction; (viii) the robust negotiation process that was undertaken at arm’s length between the Special Committee, Management, Glencore and their respective advisors; (ix) the ability of the Company to engage in discussions or negotiations regarding any unsolicited Acquisition Proposal received prior to the approval of the Arrangement Resolution by Shareholders that the Board determines is or could reasonably be expected to lead to a Superior Proposal; (x) that the Special Committee and Board believe the Termination Amount to be reasonable in the circumstances; (xi) the Arrangement being conditional on receipt of the Shareholder Approvals and approval from the Court; (xii) the ability of registered Minority Shareholders who do not vote in favor of the Arrangement Resolution to exercise Dissent Rights; (xiii) the limited number of conditions to completion of the Arrangement, including the lack of a financing condition; (xiv) the Support Agreements; (xv) the ability of the Company to seek specific performance of the Arrangement Agreement; (xvi) that completion of the Arrangement does not require approval by holders of any equity interests in Glencore; (xvii) the belief that possible alternatives to the Arrangement were inferior in terms of potential benefits to Shareholders; and (xviii) the limited trading volume of the Shares on the NYSE American and the TSX and the possibility that it could take a considerable period of time before the trading price of the Shares would reach and sustain at least the Consideration of US$2.11, if ever obtained.

In the course of its deliberations, the Special Committee also identified and considered a variety of risks and countervailing factors inherent in the Arrangement as described under "Special Factors - Position of PolyMet as to the Fairness of the Arrangement - Reasons for the Recommendation - Key Risks and Countervailing Factors Inherent in the Arrangement".

The foregoing summary of the information and factors considered by the Special Committee is not intended to be exhaustive of the factors considered by the Special Committee in reaching its conclusions and making its recommendations, but includes a summary of the material information, factors and analysis considered by the Special Committee in reaching such conclusions and making such recommendations. In view of the numerous factors considered in connection with its evaluation of the Arrangement, the Special Committee did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weight to specific factors in reaching its decision. In addition, individual members of the Special Committee may have given different weights to different factors. The respective conclusions and unanimous recommendation of the Special Committee were made after considering all of the information and factors involved.

Glencore's Purpose and Reasons for the Arrangement

Under SEC rules governing going private transactions, Glencore is required to express its purposes and reasons for the Arrangement to the Company's "unaffiliated security holders" as defined in Rule 13E-3 under the U.S. Exchange Act.

Glencore is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13E-3 and related rules under the U.S. Exchange Act. The views expressed by Glencore in this section and elsewhere in the Circular are not, and should not be construed to be, a recommendation by Glencore to any Shareholder as to how they should vote on the Arrangement Resolution.

For Glencore, a primary purpose for the Arrangement is to permit Glencore to acquire all of the Minority Shares so the Company can be operated as a privately held company with a simplified ownership structure. Glencore believes that completing the Arrangement and operating the Company as a private company will, among other things, (i) simplify the ownership and operation of the Company, (ii) enable Glencore to work more effectively with Teck American and its parent corporation, Teck, in a stronger partnership with respect to NewRange, (iii) enable Glencore to better support the Company's financing needs, and (iv) achieve certain synergies.

See "Special Factors - Glencore's Purposes and Reasons for the Arrangement".

Position of Glencore as to the Fairness of the Arrangement

Glencore is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13E-3 and related rules under the U.S. Exchange Act. These statements are not, and should not be construed as, a recommendation to any Shareholder as to how that Shareholder should vote on the Arrangement Resolution.

Glencore believes that the Arrangement is fair to the Company's "unaffiliated security holders" as defined in Rule 13E-3 under the U.S. Exchange Act. In reaching this conclusion, Glencore considered that the Special Committee consists of independent directors and that the Plan of Arrangement must be approved by a majority of the votes cast by Minority Shareholders present in person, virtually present or represented by proxy at the Meeting. Glencore further considered the unanimous recommendations of the Special Committee and the Unconflicted Board of Directors and the factors considered by and the analyses and conclusions made by the Special Committee and the Unconflicted Board of Directors. In addition, Glencore considered, among other things, (i) the Consideration under the Arrangement of US$2.11 in cash per Share, which represented a 167% premium to the closing price of C$1.04 (US$0.79 based on the daily average exchange rate of C$1.00 = US$0.7553 and US$1.00 = C$1.3240 for June 30, 2023 as reported by the Bank of Canada) of the Shares on the TSX, and a 167% premium to the closing price of US$0.79 of the Shares on the NYSE American on June 30, 2023, being the last trading day prior to the announcement of Glencore's Non-Binding Proposal; (ii) the immediate liquidity that would be provided to the unaffiliated security holders at closing of the transaction in comparison to the low historical trading volume of the Shares on the TSX and NYSE American; (iii) that the Consideration under the Arrangement of US$2.11 in cash per Share allows the unaffiliated security holders that participated in the 2023 Rights Offering to recoup the full value of the offering price in the 2023 Rights Offering, (iv) that the Arrangement allows the unaffiliated security holders to avoid the risk of potential further dilution as the NorthMet Project and Mesaba Project are developed and additional capital expenditures for NewRange become necessary; (v) the uncertainty regarding the future success of the NorthMet Project and Mesaba Project; and (vi) the very limited number of conditions to completion of the transactions contemplated by the Arrangement Agreement, which provide certainty and prompt execution such that, if the Shareholder Approvals are obtained, completion of the Arrangement is anticipated to take place shortly after the Meeting, enabling the Company's unaffiliated security holders to receive cash consideration for their Shares promptly.

See "Special Factors - Position of Glencore as to the Fairness of the Arrangement".

Required Shareholder Approvals

At the Meeting, pursuant to the Interim Order, the Shareholders will be asked to consider and, if thought advisable, pass the Arrangement Resolution to approve the Arrangement. The approval of the Arrangement Resolution will require the affirmative vote of at least: (i) two-thirds (66⅔%) of the votes cast by Shareholders present in person, virtually present or represented by proxy at the Meeting, voting as a single class; and (ii) a simple majority (more than 50%) of the votes cast by Shareholders present in person, virtually present or represented by proxy at the Meeting, excluding the votes attached to the Excluded Shares and the Shares held by any other Shareholders required to be excluded under MI 61-101.

The Excluded Shares held, directly or indirectly, by Glencore, which beneficially owns or exercises control or direction over an aggregate of 159,806,774 Shares, representing in the aggregate approximately 82.18% of the outstanding Shares, will be excluded from the Minority Approval.

Formal Valuation and Fairness Opinions

In determining that the Arrangement is in the best interests of the Company and fair to the Minority Shareholders, the Special Committee considered, among other things, the Formal Valuation and Fairness Opinions.

Maxit provided a Formal Valuation in accordance with the requirements of MI 61-101 which concluded that, as of July 15, 2023, and based on Maxit's analysis and subject to the assumptions, limitations and qualifications set forth in the Formal Valuation, the fair market value of the Shares is in the range of US$1.40 to US$2.50.

Maxit also provided the Maxit Fairness Opinion to the effect that, as of July 15, 2023, based upon and subject to the assumptions, limitations and qualifications set forth in the Maxit Fairness Opinion and such other matters that Maxit considered relevant, the Consideration to be received by the Minority Shareholders pursuant to the Arrangement is fair, from a financial point of view, to the Minority Shareholders. Maxit was engaged to provide the Formal Valuation and the Maxit Fairness Opinion on a fixed fee basis that was not contingent on the conclusions reached therein or the completion of the Arrangement.

Paradigm provided the Paradigm Fairness Opinion to the effect that, as of July 15, 2023, and based upon and subject to the assumptions, limitations and qualification set forth in the Paradigm Fairness Opinion and such other matters as Paradigm considered relevant, Paradigm is of the opinion that the Consideration payable pursuant to the Arrangement is fair, from a financial point of view, to the Minority Shareholders.

See "Special Factors - Formal Valuation and Maxit Fairness Opinion" and "Special Factors - Paradigm Fairness Opinion".

MI 61-101 Requirements

The Arrangement constitutes a "business combination" for the purposes of MI 61-101. In addition to any other required security holder approval (e.g., under the applicable corporate law statute or the Interim Order), under MI 61-101 a "business combination" also requires "minority approval" (as defined in MI 61-101) of every class of "affected securities" (as defined in MI 61-101) of the issuer, in each case voting separately as a class. Consequently, in relation to the Arrangement, the approval of the Arrangement Resolution will require the affirmative vote of a simple majority (more than 50%) of the votes cast by Shareholders present in person, virtually present or represented by proxy at the Meeting, excluding, for the purposes of this Minority Approval, the votes attached to the Excluded Shares and the Shares held by any other Shareholders required to be excluded under MI 61-101.

The Excluded Shares held, directly or indirectly, by Glencore, which beneficially owns or exercises control or direction over an aggregate of 159,806,774 Shares, representing in the aggregate approximately 82.18% of the outstanding Shares, will be excluded from the Minority Approval. See "Information Concerning Glencore" and "Information Concerning PolyMet - Ownership of Securities".

Implementation of the Arrangement

The Arrangement will be implemented by way of a Court-approved plan of arrangement under Part 9, Division 5 of the BCBCA pursuant to the terms of the Arrangement Agreement. Pursuant to the Plan of Arrangement, each of the following events will occur and will be deemed to occur sequentially as set out below without any further authorization, act or formality, in each case, unless stated otherwise, commencing at the Effective Time and at five-minute intervals thereafter:

(a) notwithstanding the terms of the Company Share Compensation Plan, each Company RSU outstanding immediately prior to the Effective Time (whether vested or unvested) shall be deemed to be unconditionally vested and issuable, and such Company RSU shall, without any further action by or on behalf of a holder of Company RSUs, be deemed to be assigned and transferred by such holder to PolyMet in exchange for a cash payment from PolyMet to such holder in accordance with Article 4 of the Plan of Arrangement equal to the Consideration, less withholdings required under applicable law, and each such Company RSU shall immediately be cancelled and (i) the holders of such Company RSUs shall cease to be the holders thereof and to have any rights as holders of such Company RSUs other than the right to receive the consideration to which they are entitled under Section 2.3(a) of the Plan of Arrangement; (ii) such holders' names shall be removed from the register of Company RSUs maintained by or on behalf of PolyMet; and (iii) all terms in respect of such Company RSUs in any agreements by which PolyMet is bound (other than the Company Share Compensation Plan) shall be terminated and shall be of no further force and effect;

(b) notwithstanding the terms of the Company Share Compensation Plan, each Company DSU outstanding immediately prior to the Effective Time (whether vested or unvested) shall be deemed to be unconditionally vested and issuable, and such Company DSU shall, without any further action by or on behalf of a holder of Company DSUs, be deemed to be assigned and transferred by such holder to PolyMet in exchange for a cash payment from PolyMet to such holder in accordance with Article 4 of the Plan of Arrangement equal to the Consideration, less withholdings required under applicable law, and each such Company DSU shall immediately be cancelled and (i) the holders of such Company DSUs shall cease to be the holders thereof and to have any rights as holders of such Company DSUs other than the right to receive the consideration to which they are entitled under Section 2.3(b) of the Plan of Arrangement; (ii) such holders' names shall be removed from the register of Company DSUs maintained by or  on behalf of PolyMet; and (iii) all terms in respect of such Company DSUs in any agreements by which PolyMet is bound (other than the Company Share Compensation Plan) shall be terminated and shall be of no further force and effect;

(c) notwithstanding the terms of the Company Share Compensation Plan, each Company Option outstanding immediately prior to the Effective Time (whether vested or unvested) shall be deemed to be unconditionally vested and exercisable, and such Company Option shall, without any further action by or on behalf of a holder of Company Options, be deemed to be assigned and transferred by such holder to PolyMet in exchange for a cash payment from PolyMet to such holder in accordance with Article 4 of the Plan of Arrangement equal to the amount by which the Consideration exceeds the exercise price of such Company Option, less withholdings required under applicable law, and each such Company Option shall immediately be cancelled and, for greater certainty, where such amount is a negative, neither PolyMet nor Glencore shall be obligated to pay the holder of such Company Option any amount in respect of such Company Option and (i) the holders of such Company Options shall cease to be the holders thereof, and to have any rights as holders of such Company Options other than the right to receive the consideration to which they are entitled under Section 2.3(c) of the Plan of Arrangement; (ii) such holders' names shall be removed from the register of the Company Options maintained by or on behalf of PolyMet; and (iii) all terms in respect of such Company Options in any agreements by which PolyMet is bound (other than the Company Share Compensation Plan) shall be terminated and shall be of no further force and effect;

(d) notwithstanding the terms of the Company Bonus Share Entitlements, each Company Bonus Share Entitlement outstanding immediately prior to the Effective Time (whether vested or unvested) shall without any further action by or on behalf of a holder of Company Bonus Share Entitlements, be deemed to be unconditionally vested and issuable, and such Company Bonus Share Entitlement shall, without any further action by or on behalf of a holder of Company Bonus Share Entitlements, be deemed to be assigned and transferred by such holder to PolyMet in exchange for a cash payment from PolyMet to such holder in accordance with Article 4 of the Plan of Arrangement equal to the Consideration, less withholdings required under applicable law, and each such Company Bonus Share Entitlement shall immediately be cancelled and (i) the holders of such Company Bonus Share Entitlements shall cease to be the holders thereof and to have any rights as holders of such Company Bonus Share Entitlements other than the right to receive the consideration to which they are entitled under Section 2.3(d) of the Plan of Arrangement; (ii) such holders' names shall be removed from the register of the Company Bonus Share Entitlements maintained by or on behalf of PolyMet; and (iii) all terms in respect of such Company Bonus Share Entitlements in any agreements by which PolyMet is bound shall be terminated and shall be of no further force and effect;

(e) each of the Shares held by a Dissenting Shareholder in respect of which Dissent Rights have been validly exercised and which are described in Section 3.1(a)(i) of the Plan of Arrangement will be deemed to have been transferred by the holder thereof without any further act or formality on its part, to Glencore (free and clear of all Liens) in consideration for a debt claim against Glencore for the amount determined under Article 3 of the Plan of Arrangement, and: (i) such Dissenting Shareholder will cease to be the holder of such Shares and to have any rights as a Shareholder other than the right to be paid fair value for such Shares as set out in Section 3.1 of the Plan of Arrangement; (ii) such Dissenting Shareholder's name will be removed as the holder of such Shares from the register of Shares maintained by or on behalf of PolyMet; and (iii) Glencore will be deemed to be the transferee of such Shares free and clear of all Liens and will be entered in the register of Shares maintained by or on behalf of PolyMet; and

(f) concurrent with the transaction described in Section 2.3(e) of the Plan of Arrangement, and notwithstanding the terms of the Company Share Compensation Plan insofar as it applies to Company Restricted Stock, each Share (including all Company Restricted Stock) outstanding immediately prior to the Effective Time (other than (x) Shares described in Section 2.3(e) of the Plan of Arrangement; and (y) Shares held by Glencore) will, without any further action by or on behalf of any Shareholder (including any holder of Company Restricted Stock), be deemed to be assigned and transferred by the holder thereof to Glencore (free and clear of all Liens) in exchange for the Consideration, and: (i) each holder of such Shares (including each holder of Company Restricted Stock) will cease to be the holder of such Shares (including Company Restricted Stock) and to have any rights as a Shareholder other than the right to be paid the Consideration in accordance with this Plan of Arrangement; (ii) the name of each such holder will be removed as the holder of such Shares (including holders of Company Restricted Stock) from the register of the Shares (and register of Company Restricted Stock) maintained by or on behalf of PolyMet; and (iii) Glencore will be deemed to be the transferee of such Shares (including Company Restricted Stock) free and clear of all Liens and restrictions and will be entered in the register of the Shares maintained by or on behalf of PolyMet.

None of the foregoing steps will occur unless all of the foregoing steps occur, it being expressly provided that the events provided for in Section 2.3 of the Plan of Arrangement will be deemed to occur on the Effective Date, notwithstanding that certain procedures related thereto may not be completed until after the Effective Date.

The Plan of Arrangement is attached as Appendix B to this Circular, and a copy of the Arrangement Agreement is available under PolyMet's profiles on SEDAR+ at www.sedarplus.ca and EDGAR at www.sec.gov. See "The Arrangement - Implementation of the Arrangement".

Procedural Safeguards for Shareholders

The negotiations leading to the execution and announcement of the Arrangement Agreement were undertaken by the Special Committee comprised solely of independent directors, with assistance from Management, which were advised by experienced and qualified independent financial and legal advisors. The Arrangement is subject to the following Shareholder and Court approvals, which provide additional protection to the Minority Shareholders:

(a) the Arrangement Resolution must be approved by at least two-thirds (66⅔%) of the votes cast by Shareholders present in person, virtually present or represented by proxy at the Meeting, voting as a single class;

(b) the Arrangement Resolution must be approved by a simple majority (more than 50%) of the votes cast by Shareholders present in person, virtually present or represented by proxy at the Meeting, excluding, for the purposes of this Minority Approval, the votes attached to the Excluded Shares and the Shares held by any other Shareholders required to be excluded under MI 61-101; and

(c) the Arrangement must be approved by the Court, after considering the procedural and substantive fairness of the Arrangement at a hearing at which Minority Shareholders and certain others are entitled to be heard.

If the Arrangement does not proceed for any reason, including because it does not receive the Shareholder Approvals or approval of the Court, PolyMet will continue as a publicly traded company.

Support Agreements

All directors and executive officers of the Company who hold securities of the Company have entered into Support Agreements pursuant to which they have agreed, subject to the terms thereof, to vote all of their Shares IN FAVOR of the Arrangement Resolution. See "The Arrangement - Support Agreements".

Arrangement Agreement

On July 16, 2023, the Company and Glencore entered into the Arrangement Agreement, pursuant to which it was agreed, among other things, to implement the Arrangement in accordance with and subject to the terms and conditions contained therein and in the Plan of Arrangement. See "Arrangement Agreement".

Certain Canadian Federal Income Tax Considerations

Generally, a Shareholder who is, or is deemed to be, resident in Canada, holds the Shares as "capital property", and who sells such Shares to Glencore pursuant to the Arrangement will realize a capital gain (or a capital loss) to the extent that such Shareholder's proceeds of disposition, net of any reasonable cost of disposition, exceed (or are less than) the aggregate adjusted cost base to such Shareholder of his, her, their or its Shares.

Generally, a Shareholder who is not, and is not deemed to be, resident in Canada and who does not use or hold, and is not deemed to use or hold, their Shares in a business carried on in Canada will not be subject to tax in Canada in respect of any capital gain realized on the sale of Shares to Glencore pursuant to the Arrangement provided the Shares do not constitute "taxable Canadian property" to the Non-Resident Holder.

The foregoing is a brief summary of certain Canadian federal income tax consequences and is qualified in its entirety by the longer discussion under "Certain Canadian Federal Income Tax Considerations" below which contains a summary of certain Canadian federal income tax considerations of the Arrangement generally applicable to a Resident Holder (including a Dissenting Resident Holder) or a Non-Resident Holder (including a Dissenting Non-Resident Holder). Neither this description nor the longer discussion is intended to be legal advice to any particular Shareholder. Accordingly, Shareholders should consult their tax advisors for a full understanding of the Canadian federal, state, local, foreign and other tax consequences of the merger to them.

Certain United States Federal Income Tax Considerations

Subject to the discussion in "Certain United States Federal Income Tax Considerations" a U.S. Shareholder who holds Shares as capital assets and who sells such Shares pursuant to the Arrangement and receives the Consideration generally will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between the amount received and the U.S. Shareholder's adjusted tax basis in the Shares. However, if the Company is characterized as a PFIC, U.S. Shareholders may suffer adverse tax consequences, including having gains realized on the sale of the Shares pursuant to the Arrangement treated as ordinary income, rather than capital gain, having interest charges apply to proceeds of such sale, having the inability to deduct a loss incurred on the disposition of the Shares, and additional reporting requirements.

The foregoing description of U.S. federal income tax consequences of the Arrangement is qualified in its entirety by the longer discussion under "Certain United States Federal Income Tax Considerations" below, and neither this description nor the longer discussion is intended to be legal advice to any particular Shareholder residing in the United States. Accordingly, U.S. Shareholders should consult their tax advisors for a full understanding of the federal, state, local, foreign and other tax consequences of the Arrangement to them, including with respect to the PFIC rules and the availability and advisability of certain elections which may mitigate certain adverse tax consequences of owning shares in a PFIC.

Dissent Rights

Pursuant to the Interim Order, Dissenting Shareholders are entitled to be paid fair value for their Shares under the BCBCA, as modified or supplemented by the Interim Order, the Plan of Arrangement or any other order of the Court. A Dissenting Shareholder who intends to exercise Dissent Rights should carefully consider and comply with the provisions of Division 2 of Part 8 of the BCBCA, as modified by the Interim Order, the Plan of Arrangement and any other order of the Court. A Dissenting Shareholder must send PolyMet a Notice of Dissent to inform PolyMet of such Dissenting Shareholder's intention to exercise Dissent Rights, which notice must be received by PolyMet c/o Denise Nawata at Farris LLP, 2500 - 700 West Georgia Street, Vancouver, British Columbia V7Y 1B3, with copies to each of:

(i) McCarthy Tétrault LLP, Toronto-Dominion Bank Tower, 66 Wellington Street West, Suite 5300, P.O. Box 48, Toronto, Ontario, Canada, M5K 1E6, Attention: Adam Taylor, email: ataylor@mccarthy.ca; and

(ii) Computershare Investor Services Inc., Attention: Proxy Department, 100 University Avenue, 8th Floor, Toronto ON, M5J 2Y1,

by no later than 4:00 p.m. (Eastern time) on October 30, 2023 (or, if the Meeting is adjourned or postponed, by no later than 4:00 p.m. on the second (2nd) Business Day, excluding Saturdays, Sundays and statutory holidays, prior to the commencement of the reconvened Meeting). Any failure by a Shareholder to strictly comply with the requirements set forth in Division 2 of Part 8 of the BCBCA, as modified by the Interim Order, the Plan of Arrangement and any other order of the Court, may result in the loss of that holder’s Dissent Rights with respect to the Arrangement. Non-registered Shareholders who wish to exercise such Dissent Rights must arrange for the registered Shareholder holding their Shares to deliver the Notice of Dissent.

The giving of a Notice of Dissent does not deprive a registered Shareholder of the right to vote at the Meeting; however, a Dissenting Shareholder is not entitled to exercise Dissent Rights with respect to the Arrangement with respect to any of such holder's Shares if the Dissenting Shareholder votes in favor of the Arrangement Resolution. A vote by proxy against the Arrangement Resolution will not by itself constitute a Notice of Dissent.

PolyMet suggests that any Shareholder wishing to exercise Dissent Rights with respect to the Arrangement seek legal advice, as failure to comply strictly with the applicable provisions of the BCBCA and the Interim Order, the Plan of Arrangement or any other order of the Court may prejudice the availability of such Dissent Rights. If you are a Shareholder and wish to dissent, you should carefully read the Plan of Arrangement, the Interim Order and the text of Part 8, Division 2 of the BCBCA, all of which are outlined in Appendix B, Appendix E and Appendix G, respectively, of this Circular. See "Dissenting Shareholders' Rights".

Non-registered Shareholders who wish to exercise Dissent Rights should be aware that they may only do so through the registered owner of such Shares. Accordingly, a non-registered Shareholder desiring to exercise Dissent Rights must either: (a) make arrangements for the Shares beneficially owned by that holder to be registered in the name of the Shareholder prior to the time the Notice of Dissent is required to be received by PolyMet; or (b) make arrangements for the registered holder of such Shares to exercise Dissent Rights on behalf of the holder. A Dissenting Shareholder must prepare a separate Notice of Dissent for such Dissenting Shareholder, if dissenting on such Dissenting Shareholder's own behalf, and for each other person who beneficially owns Shares registered in the Dissenting Shareholder's name and on whose behalf the Dissenting Shareholder is dissenting, and must dissent with respect to all of the Shares registered in such Dissenting Shareholder's name beneficially owned by the non-registered Shareholder on whose behalf such Dissenting Shareholder is dissenting. There is no right to a partial Dissent Right.

Depositary

Computershare will act as the depositary for the receipt of Share certificates and DRS Advices representing Shares and related Letters of Transmittal and the payments to be made to the Minority Shareholders pursuant to the Arrangement. See "Depositary".

Stock Exchange Delisting and Reporting Issuer Status

Following the Effective Date, it is expected that Glencore will cause the Shares to be delisted from the TSX and the NYSE American promptly thereafter, with effect as soon as practicable following the acquisition by Glencore of the Minority Shares pursuant to the Arrangement. Following the Effective Date, it is expected that Glencore will cause the Company to apply to cease to be a reporting issuer under the securities legislation of each of the provinces in Canada under which it is currently a reporting issuer (or equivalent) or take or cause to be taken such other measures as may be appropriate to ensure that the Company is not required to prepare and file continuous disclosure documents. Following the consummation of the Arrangement, the registration of the Shares under the U.S. Exchange Act will be terminated. See "Certain Legal Matters - Securities Law Matters - Stock Exchange Delisting and Reporting Issuer Status".

Risks Associated with the Arrangement

There is a risk that the Arrangement may not be completed. In evaluating the Arrangement, Shareholders should consider the risk factors relating to the Arrangement. Some of these risks include, but are not limited to: (i) the Arrangement Resolution must be approved by a simple majority (more than 50%) of the votes cast by Shareholders present in person, virtually present or represented by proxy at the Meeting, excluding, for this purpose votes attached to the Excluded Shares and the Shares held by any other Shareholders required to be excluded under MI 61-101; (ii) the Arrangement Agreement may be terminated in certain circumstances, including in the event of a change having a Material Adverse Effect or if holders of more than 7.5% of the outstanding Shares exercise Dissent Rights; (iii) if the Arrangement Agreement is terminated under certain circumstances, the Company may be required to pay the Termination Amount to Glencore; and (iv) there can be no certainty that all other conditions precedent to the Arrangement will be satisfied or waived.

Any failure to complete the Arrangement could adversely impact the trading price of the Shares. You should carefully consider the risk factors described in the section "Risk Factors" and "Forward-Looking Information" in evaluating the approval of the Arrangement Resolution. Readers are cautioned that such risk factors are not exhaustive.

Interests of Certain Persons in the Arrangement; Benefits from the Arrangement

In considering the recommendation of the Unconflicted Board of Directors with respect to the Arrangement Resolution, Minority Shareholders should be aware that certain of the directors and officers of the Company have interests in connection with the Arrangement that may be in addition to, or separate from, those of Minority Shareholders generally in connection with the Arrangement. The Special Committee and the Unconflicted Board of Directors are aware of these interests and considered them along with other matters described herein.

See "The Arrangement - Interests of Certain Persons in the Arrangement; Benefits from the Arrangement".

Notice to Shareholders in the United States

THE ARRANGEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES REGULATORY AUTHORITIES OF ANY STATE, NOR HAS THE U.S. SECURITIES AND EXCHANGE COMMISSION OR ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE PASSED ON THE FAIRNESS OR MERITS OF THE ARRANGEMENT OR UPON THE ADEQUACY OR ACCURACY OF THIS CIRCULAR OR THE SCHEDULE 13E-3. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

PolyMet is a company existing under the laws of British Columbia and is a "foreign private issuer" within the meaning of the rules promulgated under the U.S. Exchange Act. Section 14(a) of the U.S. Exchange Act and related proxy rules are not applicable to the Company nor to this solicitation and, therefore, this solicitation is not being effected in accordance with such laws. The solicitation of proxies and the transactions contemplated herein involve securities of a Canadian issuer and are being effected in accordance with (1) Canadian corporate and securities laws, which differ from disclosure requirements in the United States, and (2) the requirements of Rule 13E-3 promulgated under the U.S. Exchange Act.

The unaudited interim financial statements and audited historical financial statements of PolyMet and other financial information included or incorporated by reference in this Circular for PolyMet have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (IFRS), and thus may differ from the U.S. generally accepted auditing standards. Shareholders that are United States taxpayers are advised to consult their independent tax advisors regarding the United States federal, state, local and foreign tax consequences to them by participating in the Arrangement.

The enforcement by investors of civil liabilities under the U.S. Securities Laws may be affected adversely by the fact that PolyMet is organized under the laws of a jurisdiction other than the United States, that some of its respective directors are residents of countries other than the United States, or that some or all of the experts named in this Circular may be residents of countries other than the United States or that all or a substantial portion of the assets of such directors or experts may be located outside the United States. As a result, it may be difficult or impossible for Shareholders resident in the United States to effect service of process within the United States upon PolyMet and such directors or experts named herein, or to realize against them on judgments of courts of the United States. In addition, Shareholders resident in the United States should not assume that the courts of Canada: (a) would enforce judgments of United States courts obtained in actions against such persons predicated upon civil liabilities under the U.S. Securities Laws, including "blue sky laws" of any state within the United States; or (b) would enforce, in original actions, liabilities against such persons predicated upon civil liabilities under the U.S. Securities Laws, including "blue sky laws" of any state within the United States.

Shareholders who are foreign taxpayers should be aware that the Arrangement described in this Circular may have tax consequences both in Canada and such foreign jurisdiction. Such consequences for Shareholders are not fully described in this Circular. Shareholders are advised to consult their tax advisors to determine the particular tax consequences to them of the transactions contemplated in this Circular. Shareholders who are or may be subject to United States federal income tax are urged to review the statements under "Certain United States Federal Income Tax Considerations".

SPECIAL FACTORS

Background to the Arrangement

The Arrangement Agreement is the result of arm's length negotiations between the Special Committee, with assistance from Management, and Glencore, together with their respective advisors. The following is a summary of certain relevant background information that informed the Special Committee's deliberations, as well as the principal events leading to the execution of the Arrangement Agreement and public announcement of the Arrangement. Unless otherwise indicated, all information regarding Glencore and its consideration of a potential acquisition of the Minority Shares was provided to PolyMet by Glencore in connection with the preparation of this Circular and after the execution of the Arrangement Agreement and public announcement of the Arrangement; and PolyMet was not previously aware of such information.

Introduction

PolyMet is a mine development company holding a 50% interest in NewRange, a joint venture with Teck American. NewRange is a stand-alone entity that holds the NorthMet ("NorthMet" or the "NorthMet Project") and Mesaba ("Mesaba" or the "Mesaba Project"), copper, nickel, cobalt and platinum group metal ("PGM") deposits, two globally significant clean energy mineral resources located in the Duluth Complex in northeast Minnesota. The Duluth Complex is one of the world's largest undeveloped copper, nickel and PGM mining regions. NorthMet is the first large-scale project to have received permits to conduct nonferrous mining within the Duluth Complex, although certain of those permits are not currently effective as a result of various judicial or administrative proceedings.

Glencore commenced its investment in the Company in 2008.  Glencore secured marketing and off-take rights for NorthMet production as part of this initial investment. In light of challenging equity markets over the years, third party capital was often difficult to secure, and Glencore became the Company’s main source of funding which resulted in a gradual increase in its ownership of PolyMet over time along with certain governance oversight, including board representation which has also gradually increased. In 2019, Glencore acquired majority ownership of the Company when it increased its shareholding to approximately 71% of the then outstanding Shares pursuant to a rights offering in which Glencore purchased all unsubscribed for Shares offered under a standby commitment to PolyMet, resulting in Glencore purchasing 91.9% of the Shares offered. Glencore has been a party to a series of agreements with the Company entered into since 2008 pursuant to which, among other things, Glencore has provided operational, management and financing support to further the development of the NorthMet Project. Glencore currently owns, directly or indirectly, 159,806,774 Shares of PolyMet, representing approximately 82.18% of the outstanding Shares.

Recent Glencore Financing Agreements

On March 17, 2020, the Company agreed to issue unsecured convertible debentures to Glencore in four tranches with a total minimum principal amount of $20.0 million and total maximum principal amount of $30.0 million, the amount of each tranche to be determined jointly by the Company and Glencore. The debentures were due on the earlier of March 31, 2023 or upon $100 million of NorthMet Project financing. Interest accrued at 4% per annum on the balance drawn and the principal amount of the debentures was convertible into Shares at a conversion price equal to $2.223 per Share. The first tranche in the amount of $7.0 million was issued on March 17, 2020, the second tranche in the amount of $7.0 million was issued on June 23, 2020, the third tranche in the amount of $9.0 million was issued on September 30, 2020 and the final tranche of $7.0 million was issued on January 28, 2021.

On July 15, 2021, the Company issued to Glencore an unsecured convertible debenture in the amount of $10.0 million. The debenture was due on the earlier of March 31, 2023 or upon the Company obtaining $100 million of NorthMet Project financing. Interest accrued at 4% per annum on the balance drawn and the principal amount of the debenture was convertible into Shares at a conversion price equal to $3.4550 per Share.

On February 14, 2022, the Company agreed to issue unsecured convertible debentures to Glencore in four tranches during 2022 with a total principal amount of up to $40.0 million, the amount of each tranche to be determined jointly by the Company and Glencore. The debentures were due on the earlier of March 31, 2023 or upon the Company obtaining $100 million of NorthMet Project financing. Interest accrued at 4% per annum on the balance drawn and the principal amount of the debentures was convertible into Shares at a conversion price equal to $2.57 per Share. The Company also agreed to pay a facilitation fee of 5% for each convertible debenture. The first tranche in the amount of $26.0 million was issued on February 14, 2022 with $17.8 million used to repay the promissory note and related accrued interest due February 28, 2022. The second tranche in the amount of $7.0 million was issued on May 13, 2022. The third and fourth tranches were combined in the total amount of $7.0 million and issued on September 15, 2022.

On December 15, 2022 the Company agreed to borrow $10 million from Glencore on terms set out in a promissory note dated the same date to provide working capital to last the Company through closing of the 2023 Rights Offering. The funds evidenced by the promissory note were due on the release date of the proceeds raised under the 2023 Rights Offering. Interest accrued at a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York plus 6% per annum.

The primary purpose for which the proceeds of the Glencore financing have been used in the last three (3) years was the permitting of the NorthMet Project, including litigation in respect of such permits. Other purposes for the spending related to engineering and studies, early works to prepare the site for construction, maintaining existing infrastructure, financing and general corporate purposes.

The foregoing debts were repaid by the Company using a portion of net proceeds of the 2023 Rights Offering.

Consideration of Strategic Alternatives; NewRange Transaction

On February 14, 2023, the Company closed its previously announced joint venture agreement with Teck American to form NewRange, which placed the NorthMet Project and Mesaba Project under single management with each of the Company and Teck American holding a 50% interest in NewRange.

Under the terms of the Joint Venture Agreement, PolyMet and Teck American are responsible for funding their pro rata share of costs related to the NorthMet and Mesaba Projects. In addition, they have committed to an initial work program with an estimated budget of US$170 million to maintain permits, update feasibility cost estimates, and undertake detailed engineering to position NorthMet for a development decision following permit clearances, if obtained, and to advance Mesaba studies.

2023 Rights Offering

As part of closing of the Joint Venture Agreement, Glencore committed to support PolyMet's portion of NewRange's initial US$170 million work program and certain other costs and expenses in the amount of approximately US$100 million. Pursuant to this commitment, Glencore agreed to fully backstop the 2023 Rights Offering.

As a condition of the financing commitment associated with the entering into of the Joint Venture Agreement, PolyMet entered into an Investor Rights and Governance Agreement (the "Investor Rights Agreement") with Glencore that, among other things, provides Glencore reasonable assurances relating to the development and operations of NewRange, including having a say in decision-making related to these matters.

On April 6, 2023, the Company completed a rights offering (the "2023 Rights Offering") for gross proceeds of US$195 million at a subscription price of US$2.11 per Share. The proceeds of the rights offering were used to repay all of the Company's unsecured and secured and convertible debt owed to Glencore as well as the costs related to the rights offering, and were also intended to fund the Company's portion of the current budget for NewRange.

Shareholders other than Glencore subscribed for 4,808,265 Shares, representing approximately 5.2% of the total Shares purchased under the 2023 Rights Offering. Glencore exercised its basic subscription right in full and purchased all unsubscribed Shares pursuant to a standby commitment, acquiring an aggregate of 87,798,370 Shares of the Company pursuant to the rights offering and increasing its equity ownership in the Company to 82.19%.

Robust Consideration of Go-Private Transaction

The Special Committee was originally formed in April 2022 in connection with the negotiation by the Company of the Joint Venture Agreement with Teck American and the NewRange Transaction. The members of the Special Committee, namely Al Hodnik, David Dreisinger and David Fermo, were all deemed to be independent directors under applicable Securities Laws. The Special Committee played a key role in assessing and negotiating the Joint Venture Agreement and related agreements. The Special Committee remained in place following the execution of the Joint Venture Agreement in order to advise on the closing of the NewRange Transaction as well as the subsequent 2023 Rights Offering.

On April 17, 2023, the Special Committee met with Management of the Company and its advisors to receive an update on the closing of the Company’s recently completed rights offering, progress at NewRange and a general update on the markets as it related to PolyMet. At this meeting, the Special Committee was advised that proposed changes to the work program at NewRange were being discussed that could result in a meaningful increase to the previously agreed upon budget. The Special Committee also discussed Glencore’s recent expression of interest to acquire Teck. In light of Glencore’s public expression of interest for Teck combined with its increased ownership in the Company to approximately 82% as well as the possibility of the Company needing to carry out additional financings to satisfy its share of any increases to the NewRange budget, the Special Committee discussed various strategic alternatives through the prism of what would be in the best interests of all Company stakeholders, including the Minority Shareholders. After considerable discussion, and after weighing a number of factors, including Glencore’s increased equity ownership in the Company, potential implications, if any, of the Glencore-Teck merger possibilities and the potential need for the Company to raise additional funds to support an increased NewRange budget in the future combined with the fact that it would be difficult for third parties to engage with PolyMet given Glencore’s controlling interest in the Company, the members of the Special Committee concluded on a preliminary basis that the optimal result for all stakeholders of the Company would likely be for Glencore to carry out a go-private transaction for the Company in 2023 at a price fair to the Minority Shareholders. The Special Committee believed that a go-private transaction with Glencore at a fair price would be a more attractive alternative for Minority Shareholders than any other strategic alternatives that were reasonably available to the Company, including the Company continuing as a stand-alone entity whereby the Minority Shareholders could be subject to further dilution in the future as the Company raised funds to finance its portion of the NewRange budget. This risk of future dilution seemed especially high to the Special Committee given the low participation by non-Glencore Shareholders in the 2023 Rights Offering. In light of these discussions, the Special Committee and Management of the Company and its advisors determined that it would be important for the Special Committee and Management of the Company to ensure that all information with respect to a potential go-private transaction with Glencore be kept separate and apart from the Conflicted Directors and that any negotiation with Glencore be done with representatives of Glencore who would not be Conflicted Directors. The processes that were put in place in April 2022 to ensure the unconflicted and independent decision making of the Board of Directors, including the active engagement of the Special Committee, continued until the date of the Arrangement Agreement and, as a result, the Conflicted Directors had no involvement to act on behalf of PolyMet in the negotiation and execution of the Arrangement.

On April 25, 2023, the Chair of the Special Committee and Lead Independent Director, sent a memorandum to the Chair of the Board of Directors, which outlined the Special Committee’s rationale for why Glencore should consider a go-private transaction for the Company as soon as possible. In connection with the memorandum, the Special Committee had noted the limited appetite from Shareholders other than Glencore to provide additional equity financing to PolyMet and a lack of other reasonably available alternatives to PolyMet’s existing standalone operating plan.  The memorandum urged the remaining directors of the Board of Directors to support a Board motion to explore a go-private transaction with Glencore. In this memorandum, the Special Committee also recommended that its mandate be extended to include exploring a go-private transaction with Glencore. The Chair of the Board of Directors circulated the Special Committee’s memo to the entire Board of Directors on April 26, 2023.

On April 28, 2023, the Board of Directors indicated its willingness to extend the Special Committee’s mandate to include exploring a go-private transaction between the Company and Glencore and to consider and pursue, if necessary, alternatives to a go-private transaction. The Special Committee considered that the only reasonably available alternative to a go-private transaction would be the continued operation of PolyMet as a standalone company, which would be subject to the existing opportunities and risks, including financing and dilution risk to Minority Shareholders such that were realized in the 2023 Rights Offering.

On May 3, 2023, the Special Committee met with its legal advisor, Mason Law (who had previously advised the Special Committee in respect of the negotiation of the NewRange joint venture), to review a recommendation to the Board of Directors for approval of a new mandate for the Special Committee, which was ultimately approved on May 4, 2023.  The Special Committee’s mandate and responsibilities included: (a) to supervise the negotiation by the Company of a go-private transaction, including whether to proceed with such transaction and on what terms, including price; (b) to supervise the preparation of all documents and agreements entered into by the Company in connection with a go-private transaction; (c) to negotiate, with the assistance of the Management of the Company and its professional advisors, any changes to the terms of a go-private transaction; (d) to make recommendation to the Minority Shareholders; (e) to supervise the preparation of any valuations or opinions; (f) to consult with the Board, Management and professional advisors of the Company; (g) to conduct and carry out such investigations in relation to a go-private transaction; and (h) to consider and pursue, if necessary, alternatives to a go-private transaction (the Special Committee considered that the only reasonably available alternative was the continued operation of PolyMet as a standalone public company). The Special Committee’s powers included the power: (i) to engage, at the expense of the Company, such professional advisors as the Special Committee considers appropriate, including financial, legal, technical, communications, proxy solicitation and accounting advisors (any of which advisors, in the discretion of the Special Committee, may also be advisors to the Company or to the Board, or any other committee thereof), and to direct any advisor to the Company or the Board to report directly to the Special Committee; (ii) to authorize and approve such documents and agreements as may be necessary for the proper performance by the Special Committee of its responsibilities, including, without limitation, the terms of any compensation, engagement or indemnification agreements with the professional advisors to the Special Committee and to direct the management of the Company with respect to the execution and delivery of same; (iii) to direct management of the Company and the professional advisors to the Company in such manner as the Special Committee may consider necessary or advisable for the proper performance by the Special Committee of its responsibilities, including, without limitation, the provision of information to the Special Committee or its professional advisors respecting the business and affairs of the Company or other matters relating to a proposed transaction with Glencore; (iv) to determine whether and on what terms information (including confidential information) relating to the Company and access to management of the Company should be made available to third parties in connection with a proposed transaction with Glencore and to approve the terms of any confidentiality agreement to be entered into with such person, and to direct management of the Company with respect to the execution and delivery of same; (v) to review and comment upon, in the course of preparation thereof, any news releases of the Company to be issued in connection with a proposed transaction with Glencore; it being understood that a news release of the Company in respect of a proposed transaction with Glencore is to be approved by the Board; (vi) to review and comment upon, in the course of preparation thereof, any circulars or documents mailed or delivered by the Company to the Company’s securityholders in connection with a proposed transaction with Glencore and any documents entered into by the Company on behalf of the Company in connection with a proposed transaction with Glencore and, in particular, to approve those portions of such circulars or documents which pertain to the Special Committee, any valuation, fairness opinion or other opinions provided to the Special Committee and the recommendations of the Special Committee to the Board; and (vii) to do such other acts and carry out such other duties as the Special Committee considers necessary or advisable in respect of its review of a proposed transaction with Glencore.

The Special Committee also discussed various alternatives for proposing a go-private transaction to Glencore, including the possibility of the Chair of the Special Committee directly reaching out to a Glencore representative regarding a potential go-private transaction.

On May 18, 2023, the Special Committee after discussion of the qualifications, experience and other characteristics of Mason Law, as well as the determination that Mason Law did not have any conflict that would impair its representation of the Special Committee, approved the engagement of Mason Law as its legal advisor, in connection with a potential go-private transaction with Glencore, based on its relevant experience and expertise in various go-private transactions and prior advisory work with the Special Committee since April 18, 2022.  Maxit was the only independent valuator and financial advisor that the Special Committee chose to interview to represent it in the going private transaction with Glencore based on the fact that Maxit had just recently provided financial advice with respect to the Joint Venture Agreement with Teck American to the Special Committee. The Special Committee inquired about Maxit’s credentials and experience in going private transactions, valuation methodologies typically used in going private transactions and financial due diligence with respect to PolyMet. After a lengthy discussion of the qualifications, experience and other characteristics of Maxit, and the determination that Maxit did not have any conflict that would impair its representation of the Special Committee, the Special Committee retained Maxit as its independent valuator and financial advisor based on its experience and expertise in going private transactions, and authorized Mason Law to negotiate with Maxit the terms of Maxit’s engagement by the Special Committee, see “Special Factors – Formal Valuation and Maxit Fairness Opinion – Credentials of Maxit”. In addition, the Special Committee reviewed and approved a form of letter to be sent to Glencore outlining various reasons why it would be beneficial to Glencore, the Company and the Company’s stakeholders, including the Minority Shareholders, to begin discussions concerning a potential go-private transaction by Glencore. The Chair of the Special Committee and Lead Independent Director e-mailed the Special Committee’s letter to a representative of Glencore on May 18, 2023. The reasons given in the letter included that a go-private transaction would eliminate the costs indirectly incurred by Glencore in operating the Company as a dual listed public company; allow Glencore to move NewRange forward in a way that minimizes public disclosure obligations and public company risks currently faced by the Company; allow Glencore and Teck to advance NewRange at a faster pace than might otherwise be possible if the Company is operating on a standalone basis due to, among other things, on-going financing requirements and the ability of the Company to secure such financings; significantly reduce the time, cost and complexity to Glencore of further funding the Company’s pro rata share of future NewRange budgets, including financing NorthMet construction; reduce the risk of shareholder claims or lawsuits relating to the complicated governance structure that exists within the Company as a result of Glencore’s majority stake in the Company; provide assurance to the State of Minnesota’s regulatory and legislative decision makers, who have requested greater clarity in recent years regarding the precise role of Glencore in relation to the Company’s assets, and in particular, financial assurance obligations; provide an eloquent and fair resolution for the Company’s minority shareholders, many of which are smaller retail and/or Minnesota shareholders; and result in Glencore being viewed in Minnesota, and in the broader mining and capital markets communities, as “having done right” by the Company’s minority shareholders. In connection with the delivery of the Special Committee’s letter to Glencore, representatives of the Company requested that Glencore respond to such letter in writing with an indicative offer price per Share of the Company.

In light of the Board resolution to extend the Special Committee mandate, Glencore had been aware of the prospect that PolyMet may be interested in engaging with Glencore with respect to a take private proposal. PolyMet's letter dated May 18, 2023 from the Chair of the Special Committee confirmed this interest. Although Glencore management acknowledged the benefits of a take private transaction, Glencore management was also supportive of continuing to operate on a standalone basis.  Glencore management also believed it was uncertain that a take private transaction could be achieved on a satisfactory basis. Glencore therefore resolved to respond to PolyMet's letter initially to understand better whether acceptable terms could in fact be achieved. Accordingly, on May 24, 2023, in response to the Special Committee’s May 18th letter, Glencore delivered to the Special Committee a preliminary, indicative non-binding proposal reflecting Glencore’s willingness to consider acquiring all outstanding Minority Shares in exchange for cash consideration of US$2.11 per Share, subject to a number of qualifications, including agreement on definitive documentation acceptable to Glencore (the “Indicative Proposal”). The price of US$2.11 included in the Indicative Proposal represented a premium of approximately 35% to the last closing price of the Shares on the NYSE American on May 23, 2023. Glencore also noted that it would not support any other proposal including the sale of the Company’s interest in NewRange to a third party.

On May 24, 2023, the Company formally retained Paradigm as its financial advisor. Paradigm was the only independent financial advisor that the Company chose to interview to represent it in the potential going private transaction with Glencore based on the fact that Paradigm had just recently provided financial advice with respect to the Joint Venture Agreement to the Company. On that same date, the Special Committee formally retained Maxit as its independent valuator and financial advisor.

On May 26, 2023, the Special Committee met with Management of the Company and its legal and financial advisors to discuss the Indicative Proposal. Management agreed to update its financial model while Maxit agreed to commence its valuation work on the Company. Mason Law provided a detailed oral presentation to the Special Committee on the key issues and considerations for go-private transactions and the fiduciary duties of the Special Committee members. The Special Committee believed the Indicative Proposal constituted a reasonable starting point for price negotiations given it represented a 35% premium to the most recent market price for the Company's Shares and was equal to the subscription price under the recently completed 2023 Rights Offering.

Also on May 26, 2023, the Company's Canadian legal advisor, Farris LLP, held a call with Glencore's Canadian counsel, McCarthy Tétrault LLP, to discuss the potential timing and next steps involved in the Company and Glencore's consideration of a potential go-private transactions by the Company.

On June 6, 2023, the Company was advised of the revocation of NorthMet's CWA Section 404 permit by the USACE. The market price of the Shares at the closing of the NYSE American immediately prior to this news on June 6, 2023, was US$1.58. By June 14, 2023, the market price for the Shares had fallen to US$0.81.

On June 13, 2023, the Special Committee met with Management, Mason Law, Maxit and Paradigm to discuss the revocation of the CWA Section 404 permit, Glencore's reaction to the CWA Section 404 permit revocation and to receive preliminary updates from Management and its advisors. Management noted that while the revocation of the CWA Section 404 permit could be addressed, the initially anticipated timelines to production for NorthMet would potentially be delayed. The Special Committee was advised by Management that Glencore was likely still interested in proceeding with the potential go-private transaction, but may reconsider the offer price included in the Indicative Proposal based on discussions with representatives of Glencore earlier that day. The Special Committee also discussed the preliminary indications of value analysis presented by Maxit and financial analysis presented by Paradigm. Mason Law and Farris LLP, the Company's Canadian legal counsel, advised the Special Committee of SEC Rule 13E-3 and its application to the potential go-private transaction. At this meeting, the Special Committee determined that Paradigm should present a counter-offer to Glencore at a price per Share in excess of Glencore's US$2.11, the offer price included in the Indicative Proposal, even though on that date the Shares closed trading at US$0.83.

On June 16, 2023, a representative of Paradigm spoke to a representative of Glencore in an attempt to negotiate a higher go-private offer price from Glencore.  Representatives of Glencore conveyed to Paradigm that Glencore's executive team may reconsider the offer price included in the Indicative Proposal as a result of the revocation of NorthMet's CWA Section 404 permit by the USACE and would not consider a higher go-private offer price.

On June 19, 2023, a representative of Paradigm heard back from a representative of Glencore in response to their previous call. Glencore's representative, having discussed the deal particulars with Glencore's executive team, communicated to Paradigm's representative that US$2.11 was a generous price given the recent revocation of the CWA Section 404 permit and the then current market price for the Shares, and that a higher offer price would not be forthcoming. Further, the Glencore representative provided the basis for Glencore's valuation and offered to go through the same in detail, if required. Glencore's representative also indicated that if the Special Committee did not want to engage in negotiations regarding the potential go-private transaction based upon the offer price included in the Indicative Proposal, then Glencore would potentially revisit the go-private transaction in the future after a possible dilutive rights offering by the Company to fund its ongoing portion of the NewRange costs, including costs and potential delays associated with the CWA Section 404 permit revocation.

On June 21, 2023, the Special Committee met with Management, Mason Law, Paradigm, and Maxit to discuss the foregoing discussions between representatives of Glencore and Paradigm. After extensive discussion, the Special Committee directed Paradigm to request from Glencore its full and final offer price for the go-private transaction.

On June 22, 2023, Paradigm contacted Glencore and asked for its full and final offer price. Glencore reaffirmed that it would not consider a go-private transaction with the Company at a price higher than US$2.11 per Share, but that any potential go-private transaction remained subject to reaching agreement on definitive documentation. The offer price of US$2.11 represented a premium of approximately 167% based on the closing price of the Shares on the NYSE American on that date.

On June 23, 2023, the Special Committee reconvened with Management, Mason Law, Paradigm and Maxit to discuss Glencore’s response on the June 22, 2023 call between Glencore and Paradigm. After a lengthy discussion, the Special Committee determined that the US$2.11 offer price was fair based on a number of factors, including (i) the market premium that Glencore’s offer represented to the Minority Shareholders; (ii) the likelihood of the Company not receiving interest from any other party in respect of a go-private transaction given Glencore’s ability to block any such other transaction by means of its 82.18% shareholding in the Company; (iii) the risk of dilutive financings by the Company in the future in the absence of completing the proposed go-private transaction; and (iv) the continued uncertainty concerning permitting and litigation for the NorthMet Project and Mesaba Project. The Special Committee instructed Paradigm to signal to Glencore that the Special Committee and the Company would be willing to move ahead on the basis of a price per Share of US$2.11, provided that the formal valuation and fairness work being carried out by Maxit and Paradigm demonstrated to the Special Committee and the Board of Directors that a price per Share of US$2.11 was a fair price to the Minority Shareholders, and the review and negotiation of definitive documents. This message was communicated by Paradigm to Glencore later that same day.

Glencore wanted to be sure that appropriate contract terms could be achieved prior to making a final Non-Binding Proposal. Accordingly, on June 24, 2023, Paradigm received an email from a representative of Glencore acknowledging Paradigm's email of the day before and indicating that, if Glencore determined to proceed with the potential go-private transaction, a draft of the Arrangement Agreement would be forthcoming the following week. Over the following week there were a number of calls involving the Company's and Glencore's respective Canadian and United States legal advisors as well as the Special Committee's legal counsel regarding, among other things, the main terms of an Arrangement Agreement, United States securities matters and certain representations and warranties.

On June 30, 2023, after having further discussed the merits of pursuing the potential go-private transaction with Glencore's executive team, Glencore delivered a non-binding written offer to the Chair of the Special Committee and Lead Independent Director proposing to acquire all of the Minority Shares for a price of US$2.11 per Minority Share (the "Non-Binding Proposal"). Later that day, Farris LLP, the Company's legal counsel, received an initial draft of the Arrangement Agreement from McCarthy Tétrault LLP, Glencore's legal counsel.

On July 3, 2023, the Company publicly announced the receipt of Glencore's non-binding offer of US$2.11 per Minority Share. The Special Committee was interested in considering the non-binding offer subject to a number of conditions being satisfied, including determining that the non-binding offer price of US$2.11 per Minority Share was a fair price to Minority Shareholders. As a result, in accordance with MI 61-101, the Special Committee considered that the acceptability of the transaction and the terms thereof would be contingent upon receiving a satisfactory Formal Valuation from Maxit, as independent valuator. Maxit therefore continued to carry out its independent valuation analysis, including planning for the site visit that was required before its Formal Valuation could be completed and delivered to the Special Committee.

Pending the completion of Maxit’s valuation and the required site visit, between June 30, 2023 and July 16, 2023, the Special Committee, the Special Committee’s counsel, together with the assistance of Management and the Company’s Canadian and United States legal counsel, engaged in negotiations with Glencore and its legal counsel regarding the terms of the Arrangement Agreement. Among other things, the Special Committee sought in the negotiations to ensure that the Arrangement Agreement would include terms satisfactory to the Special Committee and Management.

On July 4, 2023, the Special Committee met with Management and the Company's legal and financial advisors to discuss the draft Arrangement Agreement and set forth the material open issues. The Special Committee also received an update on Maxit’s progress in preparing the Formal Valuation.

In connection with Maxit's independent valuation, from July 5 to 6, 2023, representatives of Maxit travelled to northern Minnesota to conduct a site visit of NewRange. During the course of the visit, representatives of NewRange led the Maxit representatives through key areas and engaged in discussions with such representatives regarding the projects.

On July 11, 2023, the Special Committee met with Management and the Company's legal and financial advisors to receive a further update on the status of the negotiations with Glencore with respect to the draft Arrangement Agreement. In addition, Management provided a detailed overview of its financial model for the Company. After a lengthy discussion, the Special Committee approved Management's financial model of the Company for use by Maxit for purposes of its formal valuation. In addition, the Special Committee received an update from Maxit regarding when the Formal Valuation would be completed and available for presentation to and consideration by the Special Committee.

Between July 11 and July 15, 2023, the Special Committee continued to engage with the Maxit regarding the preparation of the Formal Valuation.

On July 15, 2023, the Unconflicted Board of Directors met to consider the draft Arrangement Agreement and to receive Paradigm’s oral fairness opinion presentation. Based upon and subject to the assumptions, limitations and qualifications set out in Paradigm’s oral fairness opinion presentation. Paradigm concluded that the Consideration to be received by the Minority Shareholders pursuant to the Arrangement was fair, from a financial point of view, to the Minority Shareholders. The Unconflicted Board of Directors meeting was then adjourned and a Special Committee meeting was convened to review the draft Arrangement Agreement at which time Maxit delivered its formal valuation and fairness opinion presentation. Representatives of Management, Paradigm, Maxit, Mason Law and Farris LLP were all in attendance. Based on Maxit’s analysis and subject to the assumptions, limitations and qualifications to be set out in Maxit’s written valuation and fairness opinion and such other matters that Maxit considered relevant, Maxit was of the opinion that, as of July 15, 2023 (i) the fair market value of the Shares, pursuant to MI 61-101, is in the range of US$1.40 to US$2.50 per Share, and (ii) the consideration to be received by the Minority Shareholders pursuant to the Arrangement was fair, from a financial point of view, to the Minority Shareholders. As such, Glencore’s offer price of US$2.11 was above the midpoint of the valuation range.

For a detailed discussion of the Formal Valuation and Fairness Opinions, see "Special Factors - Formal Valuation and Maxit Fairness Opinion" and "Special Factors - Paradigm Fairness Opinion".

After consideration and discussion of the advice and opinions provided to the Special Committee, the Special Committee accepted Maxit's conclusions as to the fair market value of the Shares and accepted the Maxit Fairness Opinion and Paradigm Fairness Opinion. The Special Committee unanimously determined, based on the factors set forth below under "Special Factors - Position of PolyMet as to the Fairness of the Arrangement - Reasons for the Recommendation", that (i) the Arrangement is in the best interests of the Company, and (ii) the Arrangement is fair to the Minority Shareholders. The Special Committee also unanimously resolved to recommend to the Board of Directors that the Board of Directors: (i) determine that the Arrangement is in the best interests of the Company; (ii) determine that the Arrangement is fair to the Minority Shareholders; and (iii) recommend to the Minority Shareholders that they vote their Shares in favor of the Arrangement Resolution.

The Board of Directors reconvened immediately following the conclusion of the Special Committee meeting on July 15, 2023. After receiving the aforementioned recommendation of the Special Committee, the Unconflicted Board of Directors unanimously adopted the Special Committee's analyses and conclusions as its own and unanimously resolved, based on the recommendation of the Special Committee and the factors set forth below under "Special Factors - Position of PolyMet as to the Fairness of the Arrangement - Reasons for the Recommendation", to: (i) determine that the Arrangement is in the best interests of the Company; (ii) determine that the Arrangement is fair to the Minority Shareholders; and (iii) recommend to the Minority Shareholders that they vote their Shares in favor of the Arrangement Resolution.

The Arrangement Agreement was finalized and executed during the evening of the following day on July 16, 2023 and entry into the Arrangement Agreement was publicly announced on the morning of July 17, 2023. Certain directors and executive officers of the Company also entered into Support Agreements concurrently with the execution of the Arrangement Agreement.

PolyMet's Purposes and Reasons for the Arrangement

The Special Committee and the Unconflicted Board of Directors have determined that the Arrangement is in the best interests of the Company and fair to the Minority Shareholders. In deciding to recommend the Arrangement to the Minority Shareholders, the Unconflicted Board of Directors, following receipt of the unanimous recommendation of the Special Committee, carefully considered, among other things, the benefits to the Company of the Arrangement, the Paradigm Fairness Opinion, the terms and conditions set forth in the Arrangement Agreement, the matters discussed below under the heading "Position of PolyMet as to the Fairness of the Arrangement - Reasons for the Recommendation" and advice from financial advisors. As discussed below under "Special Factors - Position of PolyMet as to the Fairness of the Arrangement", the Consideration to be paid to the Minority Shareholders of US$2.11 in cash per Minority Share represents a 167% premium to the closing price of C$1.04 (US$0.79 based on the daily average exchange rate of C$1.00 = US$0.7553 and US$1.00 = C$1.3240 for June 30, 2023 as reported by the Bank of Canada) of the Shares on the TSX and a 167% premium to the closing price of US$0.79 of the Shares on the NYSE American on June 30, 2023, being the last trading date prior to the announcement of Glencore's Non-Binding Proposal. See "Special Factors - Position of PolyMet as to the Fairness of the Arrangement". After weighing all of these factors, the Special Committee and the Unconflicted Board of Directors determined that the Arrangement is in the best interests of the Company, fair to the Minority Shareholders and that Minority Shareholders should be given the opportunity to consider the Arrangement and that the Unconflicted Board of Directors would recommend that Minority Shareholders vote in favor of the Arrangement Resolution.

Position of PolyMet as to the Fairness of the Arrangement

Reasons for the Recommendation

In determining that the Arrangement is in the best interests of the Company and fair to the Minority Shareholders, the Special Committee, with the assistance of its experienced and qualified independent financial and legal advisors, carefully reviewed the proposed Arrangement and the terms and conditions of the Arrangement Agreement and related agreements and documents and considered and relied upon a number of substantive factors, including the following:

Challenging Market Conditions and Uncertain Standalone Plan

  The Special Committee, with the assistance of its experienced and qualified independent financial and legal advisors, considered extensive information concerning the business, operations, financial condition and prospects of the Company, as well as the current and prospective environment in which the Company operates, and assessed the relative benefits and risks of the Arrangement compared to other strategic alternatives, including the Company’s uncertain standalone plans if the Arrangement is not completed. In considering such plans as an alternative to pursuing the Arrangement, the Special Committee assessed the Company’s current business plan given the Special Committee’s assessment of the current and anticipated future opportunities and risks, in particular, the recent revocation of the CWA Section 404 permit in June 2023 and associated potential delays in developing NorthMet, an expanded work program at NewRange, and the dilutive implications for Minority Shareholders in the event of a funding gap. The Special Committee considered that Minority Shareholder appetite to participate in the recent 2023 Rights Offering had not been strong, which was an indication of market interest in PolyMet.

  In concluding that the Arrangement is in the best interests of the Company and fair to the Minority Shareholders, the Special Committee and the Unconflicted Board of Directors considered, among other things, the volatility of the current global economy, the challenging capital market conditions for development companies in the mining space and that Glencore will provide certainty for the financing needs of NewRange and alleviates any further funding risks for Minority Shareholder.

Consideration Payable to Minority Shareholders

  Minority Shareholders Receive a Premium. The Special Committee considered the current market prices, historical market prices and trading information prior to June 30, 2023 included under the heading “Information Concerning PolyMet – Trading in Shares”, including that the Consideration to be paid to the Minority Shareholders of US$2.11 in cash per Minority Share represents a 167% premium to the closing price of C$1.04 (US$0.79 based on the daily average exchange rate of C$1.00 = US$0.7553 and US$1.00 = C$1.3240 for June 30, 2023 as reported by the Bank of Canada) of the Shares on the TSX and a 167% premium to the closing price of US$0.79 of the Shares on the NYSE American on June 30, 2023, being the last trading date prior to Glencore’s Non-Binding Proposal. The Consideration also represents a premium of approximately 34% to the closing price of the Company’s shares on the NYSE American on June 6, 2023, the last trading day before the announcement of the CWA Section 404 permit revocation.

  Formal Valuation. Maxit, the independent valuator retained by the Special Committee, prepared the Formal Valuation in accordance with MI 61-101. In the Formal Valuation, which was delivered orally to the Special Committee at the time the Special Committee approved entering into the Arrangement Agreement, Maxit determined that as of July 15, 2023, and based on Maxit's analysis and subject to the assumptions, limitations and qualifications set forth therein, the fair market value of the Shares is in the range of US$1.40 to US$2.50 per Share, placing the US$2.11 in cash per Minority Share at the 65th percentile of the range.

  Maxit Fairness Opinion. The Special Committee has received the Maxit Fairness Opinion to the effect that, as of July 15, 2023, and subject to the assumptions, limitations and qualifications set forth in the Maxit Fairness Opinion and such other matters that Maxit considered relevant, the Consideration to be received by the Shareholders (other than Glencore or any of its affiliates) pursuant to the Arrangement is fair, from a financial point of view, to the Shareholders (other than Glencore or any of its affiliates).

  Paradigm Fairness Opinion. The Board has received the Paradigm Fairness Opinion to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, limitations and qualification set forth in the Paradigm Fairness Opinion and such other matters Paradigm considered relevant, the Consideration to be received by the Minority Shareholders pursuant to the Arrangement is fair, from a financial point of view, to the Minority Shareholders.

  Best and Final Offer from Glencore. Glencore informed the Special Committee that the Consideration of US$2.11 per Minority Share to be paid to the Minority Shareholders pursuant to the Arrangement is its best and final offer.

  All Cash Consideration. The payment to the Minority Shareholders pursuant to the Arrangement will be all cash, which will provide Minority Shareholders with certainty of value and immediate liquidity at a price that may not otherwise be available, in particular in the short to medium term, in the absence of the Arrangement.

  Alternatives and the Potential Benefits to Shareholders. Prior to the announcement of the Arrangement, the Board of Directors from time-to-time considered PolyMet’s strategic alternatives for financing and developing PolyMet’s material assets. This ongoing process lead to, among other things, the NewRange Transaction, which linked the expertise, experience and financial resources of PolyMet, Teck and Glencore in order to advance the development of PolyMet’s material assets. In connection with the NewRange Transaction, in April 2023, PolyMet carried out the 2023 Rights Offering to, among other things, fund PolyMet’s portion of its financing obligations in NewRange. Although the 2023 Rights Offering was completed successfully, 5.2%, of the rights offered were purchased by PolyMet Shareholders other than Glencore.

In the context of limited Minority Shareholder appetite to provide additional equity financing to PolyMet (as shown by the 2023 Rights Offering), possible alternatives to a go-private transaction with Glencore (other than the possibility of continuing to operate PolyMet as a publicly-traded entity and the perceived risks of that alternative) did not appear to be reasonably available to the Special Committee. In light of this background, the range of potential benefits to Shareholders of any possible alternatives and the timing and the likelihood of accomplishing the goals of any alternatives, and the assessment by the Special Committee regarding the likelihood that any alternatives would be likely to present superior opportunities for PolyMet (taking into account the likelihood of execution as well as business, competitive, industry and market risks) compared with a potential transaction with Glencore, all favored having pursued and successfully executed the NewRange Transaction and a transaction with Glencore.

  Limited Trading Volume. The limited trading volume of the Shares on the NYSE American and the TSX and the possibility that it could take a considerable period of time before the trading price of the Shares would reach and sustain at least the Consideration of US$2.11, as adjusted for present value, and the possibility that such value might otherwise never be obtained by the Minority Shareholders.

Limited Alternatives for Sale to Third Parties

  Only Transaction Supported by Glencore. During negotiations with Glencore, Glencore informed the Company that it was not interested in pursuing any alternative transaction, including any transaction which could result in the sale of Glencore’s interest in PolyMet or the acquisition by a third party of PolyMet or NewRange in partnership with or independent of Glencore.

  Unlikelihood of any Alternatives Proposals. Given that Glencore controls approximately 82% of the Shares and could therefore block a competing transaction, it is unlikely that any other party or combination of parties would make a proposal to acquire the Company or any material portion of the Company for a higher price than the Consideration to be paid pursuant to the Arrangement, or that any such proposal would be reasonably capable of completion.  Following the public announcement of the Company's receipt of Glencore's non-binding offer of US$2.11 per Minority Share on July 3, 2023, neither the Company nor any of its advisors received any proposals to acquire the Company or any material portion of the Company from any third party.

Procedural Safeguards

  Arm's Length Negotiations and Oversight. The Arrangement Agreement is the result of a robust negotiation process that was undertaken at arm’s length between the Special Committee with assistance from Management and their respective advisors, on the one hand, and Glencore and its advisors, on the other hand. This process was undertaken in the context of a broader consideration of PolyMet’s strategic alternatives, which had been ongoing for a 15 month period. Notably, the Special Committee was originally formed in April 2022 in connection with the negotiation by the Company of the Joint Venture Agreement with Teck American and the NewRange Transaction. The members of the Special Committee, namely Al Hodnik, David Dreisinger and David Fermo, were all deemed to be independent directors under applicable Securities Laws. The Special Committee played a key role in assessing and negotiating the Joint Venture Agreement and related agreements. The Special Committee remained in place following the execution of the Joint Venture Agreement in order to advise on the closing of the NewRange Transaction as well as the subsequent 2023 Rights Offering. Procedural safeguards had therefore been in place well in advance of the negotiations of the Arrangement and the Special Committee also had the benefit of its recent experience with the NewRange Transaction and the 2023 Rights Offering when considering the benefits and risks of the Arrangement. In connection with the Arrangement the Special Committee had the authority to not recommend the Arrangement or any other transaction to the Board and to identify, evaluate, negotiate and make recommendations to the Board regarding any alternative transaction. As part of its continuing and expanded mandate from April 2022 the Special Committee held 10 formal meetings to consider and review the terms of the Non-Binding Proposal and the Arrangement and its members were adequately compensated for their services and their compensation was in no way contingent on their approving the Arrangement Agreement or taking the other actions described herein. The Special Committee was comprised solely of independent directors who are unrelated to Glencore and Management, and was advised by experienced and qualified independent financial and legal advisors. The advice received by the Special Committee included detailed financial advice from a highly qualified independent financial advisor, including with respect to the Company remaining a publicly traded company and continuing to pursue its business plan on a stand-alone basis, as well as an independent formal valuation of the Shares prepared in accordance with MI 61-101.

  Ability to Respond to Superior Proposals. Notwithstanding Glencore's 82% majority interest in the Company and the fact that Glencore informed PolyMet that it was not interested in pursuing any alternative transaction and the limitations contained in the Arrangement Agreement on the Company's ability to solicit interest from third parties, the Arrangement Agreement allows the Company to engage in discussions or negotiations regarding any unsolicited Acquisition Proposal received prior to the approval of the Arrangement Resolution by Shareholders that the Board determines, after consultation with its financial and legal advisors, is or could reasonably be expected to lead to a Superior Proposal.

  Reasonable Termination Payment. The Special Committee and the Unconflicted Board of Directors believes that the US$12 million Termination Amount, which is payable in certain circumstances described under "Arrangement Agreement - Termination", is reasonable in the circumstances. In the view of the Special Committee and the Unconflicted Board of Directors, the Termination Amount would not preclude a third party from potentially making a Superior Proposal and the Company is only obligated to pay the Termination Amount under specific circumstances such as a change in the Board's recommendation, entering into another Acquisition Proposal, or a material breach of the Company's covenants under the Arrangement Agreement.

  Shareholder Approval. The Arrangement will become effective only if the Arrangement Resolution is approved by (i) at least two-thirds (66⅔%) of the votes cast by Shareholders present in person, virtually present or represented by proxy at the Meeting, voting as a single class; and (ii) a simple majority (more than 50%) of the votes cast by Shareholders present in person, virtually present or represented by proxy at the Meeting, excluding, for the purposes of this Minority Approval, the votes attached to the Excluded Shares and the Shares held by any other Shareholders required to be excluded under MI 61-101.

  Court Approval. Completion of the Arrangement is subject to the approval of the Court, after considering the procedural and substantive fairness of the Arrangement at a hearing at which Minority Shareholders and certain others are entitled to be heard.

  Dissent Rights. Dissent Rights are available to registered Minority Shareholders with respect to the Arrangement. See "Dissenting Shareholders' Rights".

Deal Certainty

  Completion of the Arrangement is subject to a limited number of conditions which the Special Committee believes are reasonable under the circumstances.

  Completion of the Arrangement is not subject to any financing condition.

  All members of the Board of Directors and executive officers of PolyMet who hold securities of PolyMet have entered into voting support agreements with Glencore pursuant to which, and subject to the terms thereof, they have agreed to vote their Shares in favor of the Arrangement.

  The Company has the ability to seek specific performance to prevent breaches of the Arrangement Agreement and to enforce specifically the terms of the Arrangement Agreement.

  Completion of the Arrangement is not subject to the approval of the Arrangement by the holders of any share capital or comparable equity interest of Glencore.

Key Risks and Countervailing Factors Inherent in the Arrangement

In considering the Arrangement, the Special Committee also considered risks of entering into the Arrangement Agreement and potential negative factors that the Arrangement posed to the Company and the Minority Shareholders, including the following:

  The fact that the Minority Shareholders will have no ongoing equity participation in the Company following the Arrangement, and that they will cease to participate in the Company's future earnings or growth, if any, or to benefit from increases, if any, in the value of the Shares, and will not participate in any potential future sale of the Company to a third party or any potential recapitalization of the Company which could include a dividend to Shareholders.

  Glencore's majority equity interest in the Company, the Company's non-solicitation obligations under the Arrangement Agreement, and the Termination Amount payable by the Company to Glencore in certain circumstances under the Arrangement Agreement may discourage other parties from making a Superior Proposal. The Special Committee was advised, and understood, that such restrictions would further limit the possibility that a Superior Proposal will emerge. However, given that Glencore could block a competing transaction and the fact that no competing Acquisition Proposal has been received by the Company since the Non-Binding Proposal was publicly announced on June 30, 2023, these restrictions were not considered significant by the Special Committee in the circumstances.

  The Arrangement Agreement imposes certain restrictions on the conduct of the Company's business during the period between the execution of the Arrangement Agreement and the consummation of the Arrangement or the termination of the Arrangement Agreement, including: (a) conducting the business of PolyMet, PolyMet's Subsidiaries and JVCo in the ordinary course of business; (b) to comply with the terms of all of its material agreements in all material respects; (c) to not alter the constating documents PolyMet, any of PolyMet's Subsidiaries, or JVCo, not to declare a dividend or make any distribution or return of capital, not to split, divide, consolidate, combine or reclassify the Shares or any other securities of the Company; (d) notify Glencore of any "material change" (as defined in the Securities Act), any event, circumstance or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, any breach of the Arrangement Agreement by PolyMet; (e) to not grant to any officer, director, employee or consultant of PolyMet, PolyMet's Subsidiaries or JVCo, as applicable, an increase in compensation or benefit of any form, or to modify such persons employment or consulting agreements; and (f) to use commercially reasonable efforts to ensure PolyMet's insurance coverage is maintained.

  Glencore has the right to terminate the Arrangement Agreement under certain limited circumstances, including if holders of more than 7.5% of the outstanding Shares exercise Dissent Rights.

  There are risks to the Company if the Arrangement is delayed or not completed, including the costs to the Company of pursuing the Arrangement, the potential for suits, actions or proceedings in respect of the Arrangement Agreement or the Arrangement, the diversion of Management's attention away from conducting the Company's business in the ordinary course, the potential impact on the Company's current business relationships (including with the State of Minnesota and the growth and expansion of plans for NewRange), the Company's ability to attract and retain key management, marketing and technical personnel, the potential loss of value to the Shareholders and the possible reduction of the trading price of the Shares.

  The Arrangement will be a taxable transaction and, as a result, Minority Shareholders will generally be required to pay taxes on any gains that result from their receipt of the Consideration pursuant to the Arrangement.

  The possibility that Glencore could sell part or all of the Company following the Arrangement to one or more purchasers at a valuation higher than that being paid in the Arrangement.

The Special Committee was not aware of any firm offer, proposal or indication of interest for a merger, sale of all or a substantial part of the Company's assets, or a purchase of a controlling amount of the Company's securities having been received by the Company from affiliated persons or third parties during the two years preceding the signing of the Arrangement Agreement. The Special Committee did not consider purchase prices previously paid for Shares in the past two years because, to the knowledge of the Special Committee, any such purchases would have been made at the then-current market or trading prices of such Shares and do not necessarily reflect the present market value of the Shares.

The Special Committee did not retain an unaffiliated representative to act solely on behalf of the Minority Shareholders for purposes of negotiating the terms of the Arrangement. The Special Committee was comprised entirely of independent directors who are non-executives of the Company and are unaffiliated with Glencore. In addition, the Special Committee retained Maxit as its independent financial advisors and as the independent valuator to prepare the Formal Valuation, as well as Mason Law as its Canadian legal advisor.

The Special Committee concluded that the potential benefits that it expected the Minority Shareholders would achieve as a result of the Arrangement outweighed the risks and potentially negative factors relevant to the Arrangement. The foregoing summary of the information and factors considered by the Special Committee is not intended to be exhaustive of the factors considered by the Special Committee in reaching its conclusions and making its recommendations, but includes a summary of the material information, factors and analysis considered by the Special Committee in reaching such conclusions and making such recommendations. The members of the Special Committee evaluated the various factors summarized above in light of their own knowledge of the business of PolyMet and the industry in which PolyMet operates and of the Company's financial condition and prospects and were assisted in this regard by Management and the Special Committee's legal and financial advisors. In view of the numerous factors considered in connection with its evaluation of the Arrangement, the Special Committee did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weight to specific factors in reaching its decision. In addition, individual members of the Special Committee may have given different weights to different factors. The respective conclusions and unanimous recommendation of the Special Committee were made after considering all of the information and factors involved. Accordingly, the Special Committee determined that the Arrangement is in the best interests of the Company and fair to the Minority Shareholders for the reasons described above.

The foregoing includes forward-looking information and Shareholders are cautioned that actual results may vary. See "Forward-Looking Information" and "Risk Factors".

The Special Committee did not base its assessment of the Consideration on the liquidation value or the net book value of the Company in its evaluation of the Arrangement because of its belief that neither the liquidation value nor the net book value present a meaningful valuation of the Company and its business. Since the view of the Special Committee is that the Company’s value is derived from the potential development of the JVCo projects, each of the Special Committee and the Board of Directors based its assessment of the Consideration on the value of the business as a going concern rather than from the value of assets that might be realized in a liquidation or from net book value which is significantly influenced by historical costs. However, no specific going concern value was calculated or considered by the Board of Directors or Special Committee other than the analysis presented by Paradigm and Maxit which was conducted on a going concern basis.  In addition, the Special Committee believes that the value of the Company’s assets that might be realized in a liquidation would be significantly less than its going-concern value for the reasons that (i) liquidation sales generally result in proceeds substantially less than the sale of a going concern; (ii) it is impracticable to determine a liquidation value given the significant execution risk involved in any breakup of a company; and (iii) a liquidation process would involve additional legal fees, costs of sale and other expenses that would reduce any amounts that shareholders might receive upon liquidation. The Special Committee believes that net book value is not a material indicator of the value of the Company as a going concern. The Company’s unaudited net book value per share as of June 30, 2023 was US$2.61, which is calculated as total equity divided by common shares as of June 30, 2023. Net book value does not take into account the future prospects of the Company, market conditions, trends in the mining industry or the business risks inherent in competing with larger companies in such industry.

The Special Committee concluded that approval by a majority of the Company’s unaffiliated security holders’, as defined in Rule 13e-3 under the U.S. Exchange Act, is not necessary for approval of the Arrangement. Such approval is not required by Canadian Securities Laws and various safeguards and protective steps have been adopted to ensure the procedural fairness of the transactions contemplated by the Arrangement Agreement, including the Arrangement, including the procedural safeguards discussed under the heading “Special Factors – Position of PolyMet as to Fairness of the Arrangement – Reasons for the Recommendation – Procedural Safeguards”

Recommendation of the Special Committee

The Special Committee, following careful consideration of, among other things, the Formal Valuation and the Fairness Opinions, the terms and conditions set forth in the Arrangement Agreement, the matters discussed above under the heading "Special Factors - Position of PolyMet as to the Fairness of the Arrangement - Reasons for the Recommendation" and advice from its financial advisor, unanimously determined that the Arrangement is in the best interests of the Company and is fair to the Minority Shareholders and unanimously recommended that the Board determine that the Arrangement is in the best interests of the Company and fair to the Minority Shareholders and recommend that the Minority Shareholders vote IN FAVOR of the Arrangement Resolution.

Recommendation of the Board

The Unconflicted Board of Directors, after receiving the unanimous recommendation of the Special Committee and following careful consideration of, among other things, the Paradigm Fairness Opinion, the terms and conditions set forth in the Arrangement Agreement, the matters discussed above under the heading "Special Factors - Position of PolyMet as to the Fairness of the Arrangement - Reasons for the Recommendation" and advice from financial advisors, unanimously determined that the Arrangement is in the best interests of the Company and fair to the Minority Shareholders and unanimously recommends that the Minority Shareholders vote IN FAVOR of the Arrangement Resolution.

In adopting the Special Committee's recommendations and concluding that the Arrangement is in the best interests of the Company and fair to the Minority Shareholders, the Unconflicted Board of Directors considered and relied upon the same factors and considerations that the Special Committee relied upon, as described above, and adopted as its own the Special Committee's analysis and conclusions in their entirety.

Compensation of the Special Committee

The Unconflicted Board of Directors has approved the following payments to the members of the Special Committee: (i) US$2,000 per meeting for each member of the Special Committee; and (ii) the reimbursement of all out-of-pocket expenses incurred in the performance of such services in accordance with the Company's current practices.

In recommending and approving the compensation structure, the Unconflicted Board of Directors considered, among other things, precedent compensation structures for special committees formed for purposes comparable to those for which the Special Committee was formed, the nature and scope of the privatization transaction proposed by Glencore and the time expected to be required by the Special Committee members, including the Chair.

Formal Valuation and Maxit Fairness Opinion

In determining that the Arrangement is in the best interests of PolyMet and fair to the Minority Shareholders, the Special Committee considered, among other things, the Formal Valuation and the Maxit Fairness Opinion prepared by Maxit.

Maxit provided a Formal Valuation in accordance with the requirements of MI 61-101, which concluded that, as of July 15, 2023, and based upon and subject to the assumptions, limitations and qualifications set out in the Formal Valuation and the Maxit Fairness Opinion, the fair market value of the Shares is in the range of US$1.40 to US$2.50 per Share.

Maxit also provided its opinion to the effect that, as of July 15, 2023, and based upon and subject to the assumptions, limitations and qualifications set out in the Formal Valuation and the Maxit Fairness Opinion and such other matters that Maxit considered relevant, that the Consideration to be received by Shareholders (other than Glencore or any of its affiliates) pursuant to the Arrangement is fair, from a financial point of view, to the Shareholders (other than Glencore or any of its affiliates).

MI 61-101 regulates certain types of special transactions with a view to ensuring equality of treatment among security holders and may require enhanced disclosure, approval by a majority of security holders, excluding interested or related parties, independent valuations and, in certain instances, approval and oversight of certain transactions by a special committee of independent directors. The protections afforded by MI 61-101 apply to, among other transactions, "business combinations", as defined in MI 61-101, in which the interest of holders of equity securities may be terminated without their consent and where a "related party" (as defined in MI 61-101) (i) would, as a consequence of the transaction, directly or indirectly acquire the issuer or the business of the issuer, or combine with the issuer, through an amalgamation, arrangement or otherwise, whether alone or with joint actors, (ii) is a party to a "connected transaction", as defined in MI 61-101, to the transaction, or (iii) is entitled to receive a consideration per equity security that is not identical in amount and form to the entitlement of the general body of holders in Canada of securities of the same class or a collateral benefit.

Pursuant to MI 61-101, a formal valuation of the Shares is required since the Arrangement is a "business combination" within the meaning of MI 61-101 and Glencore is a "related party" of PolyMet (as defined in MI 61-101). Consequently, the Special Committee retained Maxit to provide it with a formal valuation of the fair market value of the Shares in accordance with the requirements of MI 61-101.

The following summary of the Formal Valuation and the Maxit Fairness Opinion is qualified in its entirety by reference to the full text of the Formal Valuation and the Maxit Fairness Opinion attached to this Circular as Appendix C. The Formal Valuation and the Maxit Fairness Opinion are not a recommendation as to how any Shareholder should vote or act on any matter relating to the Arrangement. The full text of the Formal Valuation and the Maxit Fairness Opinion sets out the assumptions made, procedures followed, information reviewed, matters considered, and limitations and qualifications on the review undertaken in connection with the Formal Valuation and the Maxit Fairness Opinion. Shareholders are urged to read the Formal Valuation and the Maxit Fairness Opinion carefully and in their entirety.

Engagement of Maxit

By letter agreement dated May 24, 2023 (the "Maxit Engagement Agreement"), the Special Committee retained Maxit. Pursuant to the Maxit Engagement Agreement, the Special Committee requested that Maxit prepare and deliver the Formal Valuation and the Maxit Fairness Opinion. The terms of the Maxit Engagement Agreement provide that Maxit will receive a fixed fee for rendering the Formal Valuation and the Maxit Fairness Opinion. In addition, Maxit is to be reimbursed for its reasonable out-of-pocket expenses, including reasonable fees paid to its legal counsel in respect of advice rendered to Maxit in carrying out its obligations under the Maxit Engagement Agreement, and is to be indemnified by PolyMet in certain circumstances. No part of Maxit's fee is contingent upon the conclusions reached in the Formal Valuation or the Maxit Fairness Opinion or the outcome of the Arrangement.

Credentials of Maxit

Maxit is an independent advisory firm with expertise in mergers and acquisitions. The Special Committee determined that Maxit was a qualified valuator and selected it based on its qualifications, experience and expertise and reputation, its experience with MI 61-101 valuations and its strong mining industry expertise.

The Formal Valuation and Maxit Fairness Opinion is the opinion of Maxit and its form and content have been approved for release by its managing partners, each of whom is experienced in merger, acquisition, divestiture and valuation matters.

Independence of Maxit

The Special Committee determined that Maxit is independent of all Interested Parties (as defined below) in the Arrangement within the meaning of MI 61-101 and is an independent valuator (as defined for the purposes of MI 61-101), as required by MI 61-101 based, in part, on representations made to it by Maxit in the Maxit Engagement Agreement that neither Maxit nor any of its affiliated entities (as such term is defined for the purposes of MI 61-101): (i) is an associated entity or affiliated entity or issuer insider (as such terms are defined in MI 61-101) of PolyMet, Glencore or any of their respective associated entities or affiliated entities (collectively, the "Interested Parties"); (ii) is an advisor to any of the Interested Parties in connection with the Arrangement other than to the Special Committee pursuant to the Maxit Engagement Agreement; (iii) is a manager or co-manager of a soliciting dealer group for the Arrangement (or a member of the soliciting dealer group for the Arrangement providing services beyond the customary soliciting dealer's functions or receiving more than the per security or per security holder fees payable to the other members of the group); or (iv) has a material financial interest in the completion of the Arrangement.  Maxit is also of the view that it is independent of all Interested Parties in the Arrangement for the purposes of MI 61-101.

Maxit has not been engaged to provide any financial advisory services nor has it participated in any financings involving the Interested Parties within the past two years, other than acting as a financial advisor, including providing a fairness opinion, to a special committee of PolyMet's independent directors in connection with the formation of NewRange with Teck American, which transaction was completed on February 14, 2023 for which Maxit was paid a fixed fee of US$750,000.

Other than as described above, there are no understandings, agreements or commitments between Maxit and any of the Interested Parties with respect to any current or future business dealings which would be material to the Formal Valuation and Maxit Fairness Opinion. Maxit advised the Special Committee that the fees paid to Maxit in connection with the foregoing activities, together with the fees payable to Maxit pursuant to the Maxit Engagement Agreement of US$2.0 million, are not, in the aggregate, financially material to Maxit, and do not give Maxit any financial incentive in respect of the conclusions reached in the Formal Valuation and Maxit Fairness Opinion. The terms of the fee arrangements with Maxit, which PolyMet believes are customary in transactions of this nature, were negotiated at arm's length, and the Special Committee and the Board of Directors are aware of these fee arrangements. Maxit may, in the ordinary course of business, provide financial advisory, investment banking, or other financial services to one or more of the Interested Parties from time to time.

Scope of Review

In connection with rendering the Formal Valuation and Maxit Fairness Opinion, Maxit reviewed, considered and relied upon (without attempting to verify independently the completeness, accuracy or fair presentation thereof) or carried out, among other things, the following:

1. a draft of the Arrangement Agreement;

2. a draft of the Plan of Arrangement;

3. drafts of the Support Agreements;

4. the Joint Venture Agreement;

5. publicly available documents regarding PolyMet, NewRange and Glencore, including annual and quarterly reports, financial statements, annual information forms, management circulars and other filings deemed relevant;

6. a 2022 technical report titled "NorthMet Copper Nickel Project Feasibility Update" prepared in accordance with the requirements of NI 43-101 dated December 30, 2022 (the "2022 NorthMet Technical Report");

7. a 2022 technical report titled "Mesaba Project Form 43-101F1 Technical Report Mineral Resource Statement" prepared in accordance with the requirements of NI 43-101 with an effective date of November 28, 2022 (the "2022 Mesaba Technical Report" and together with the 2022 NorthMet Technical Report, the "2022 Technical Reports");

8. certain internal financial, operating, corporate and other information prepared or provided by or on behalf of PolyMet concerning the business operations, assets, liabilities and prospects of PolyMet;

9. certain internal Management forecasts, development and operating projections, estimates (including future estimates of mineable resources) and budgets prepared or provided by or on behalf of PolyMet;

10. certain non-public technical reports, trade-off and expansion studies, Management presentations, engineering reports, budget documents, and other relevant internal project evaluation materials relating to NewRange;

11. the corporate financial model prepared by Management relating to NewRange;

12. discussions with Management of PolyMet relating to the business, financial condition and prospects of PolyMet;

13. due diligence meetings with senior executives of PolyMet concerning past and current operations and financial conditions and the prospects of PolyMet;

14. meetings with NewRange personnel on July 5-6, 2023 and visit to the NewRange site area on July 5, 2023 (the "Maxit Site Visit");

15. the Section 404 Permit Revocation Letter;

16. discussions with the Special Committee regarding the information referred to herein and the background and other elements of the Arrangement or information related thereto;

17. selected public market trading statistics and relevant financial information of PolyMet and other public entities;

18. selected financial statistics and relevant financial information with respect to relevant precedent transactions;

19. selected technical reports on the assets of PolyMet, selected reports published by equity research analysts and industry sources regarding PolyMet and other comparable public entities;

20. a certificate addressed to Maxit, dated as of the date of the Formal Valuation, from two senior officers of PolyMet as to the completeness and accuracy of the Maxit Information; and

21. such other information, analyses, investigations and discussions as Maxit considered necessary or appropriate in the circumstances.

Maxit has also participated in discussions regarding the Arrangement and related matters with Mason Law (legal counsel to the Special Committee), Farris LLP (legal counsel to PolyMet) and Paradigm (financial advisor to PolyMet).

Prior Valuations

PolyMet has represented to Maxit, after due enquiry, that there have not been any prior valuations (as such term is defined for the purposes of MI 61-101) of PolyMet or any of its material assets or subsidiaries prepared within the past 24 months.

Assumptions and Limitations

With the Special Committee's approval and agreement as provided for in the Maxit Engagement Agreement, Maxit relied upon, and assumed the completeness, accuracy and fair presentation of all financial and other information, data, documents, materials, advice, opinions and representations obtained by them, including information provided by PolyMet, data, advice, opinions and representations obtained by Maxit from public sources, or provided to Maxit by PolyMet or any of its affiliates or advisors or otherwise obtained by Maxit pursuant to Maxit's engagement. Maxit did not meet with the auditors of PolyMet and have assumed the accuracy and fair presentation of, and relied upon, the audited consolidated financial statements of PolyMet and the reports of its auditors thereon as well as the unaudited interim financial statements of PolyMet. Maxit has not been requested to or attempted to verify independently the completeness, accuracy or fair presentation of any such information, data, advice, opinions and representations and Maxit assumes no responsibility or liability in connection therewith. Maxit has not undertaken an independent evaluation, appraisal or physical inspection (other than the Maxit Site Visit) of any assets or liabilities of PolyMet or any of its subsidiaries or affiliates. Maxit is not an expert on, and did not render advice to the Special Committee or PolyMet regarding, legal, accounting, regulatory, operating, permitting or tax matters. The technical due diligence investigations conducted by Maxit were limited in scope and relied heavily on the experience and thoroughness of Management of PolyMet.

With respect to the historical financial data, operating and financial forecasts and budgets provided to Maxit concerning PolyMet and relied upon in Maxit's financial analyses, Maxit assumed that they have been reasonably prepared on basis reflecting the most reasonable and currently available assumptions, estimates and judgments of management of PolyMet, as applicable, having regard to PolyMet's or NewRange's, as applicable, business, plans, financial condition and prospects.

PolyMet represented to Maxit, in a certificate signed by two senior officers of PolyMet dated July 15, 2023, among other things, that (i) the financial and other information, data, advice, opinions, representations and other material (financial or otherwise) provided to Maxit orally by, or in the presence of, or on behalf of, an officer or employee of PolyMet or in writing by or on behalf of the Company or any of their subsidiaries or affiliates (other than Glencore or any of its affiliates) or indirectly by, or any of its representatives in connection with Maxit's engagement (collectively, the "Maxit Information"), was, at the date the Maxit Information was provided to Maxit, and is as of the date of the certificate, complete, true and correct in all material respects and did not and does not contain a misrepresentation (as that terms is defined in the Securities Act (Ontario), and (ii) since the date on which the Maxit Information was provided to Maxit, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of PolyMet or any of its subsidiaries or affiliates and there has been no change in any material fact or any material element of any of the Maxit Information or any new material fact, any of which is of a nature as to render any portion of the Maxit Information untrue or misleading in any material respect or which could reasonably be expected to have a material effect on the Formal Valuation and Maxit Fairness Opinion , and (iii) the representations and certifications with respect to the Maxit Information relating to Glencore are given solely on the basis of, and are qualified by the terms of, the representations made to PolyMet by Glencore in the Arrangement Agreement. The Formal Valuation and the Maxit Fairness Opinion are conditional upon such completeness, accuracy and fair presentation of the foregoing information.

Maxit is not a legal, tax or accounting expert and Maxit expressed no opinion concerning any legal, tax or accounting matters concerning the Arrangement. The Formal Valuation and Maxit Fairness Opinion was rendered on the basis of securities markets, economic and general business and financial conditions prevailing as at July 15, 2023 and the conditions and prospects, financial and otherwise, of PolyMet and NewRange as they were reflected in the Maxit Information and as they were represented to Maxit in their discussions with management of PolyMet or its affiliates and advisors. In Maxit's analyses and in connection with the preparation of the Formal Valuation and Maxit Fairness Opinion, Maxit made numerous assumptions with respect to industry performance, general business, markets and economic conditions and other matters, many of which are beyond the control of any party involved in the Arrangement. Although Maxit believes the assumptions used in their analyses and in preparing the Formal Valuation and Maxit Fairness Opinion are accurate and appropriate in the circumstances, some or all of them may prove to be incorrect.

In preparing the Formal Valuation and Maxit Fairness Opinion, Maxit has made several assumptions, including that all of the conditions required to implement the Arrangement will be met.

The Formal Valuation and Maxit Fairness Opinion was provided to the Special Committee for its exclusive use only in considering the Arrangement and may not be published, disclosed to any other person, relied upon by any other person, or used for any other purpose, without the prior written consent of Maxit, provided that the Formal Valuation and Maxit Fairness Opinion may be reproduced in full in the Circular. The Formal Valuation and Maxit Fairness Opinion does not address the relative merits of the Arrangement as compared to other business strategies or transactions that might be available to PolyMet or in which PolyMet might engage. In connection with Maxit's engagement, Maxit was not authorized to, and it did not, solicit indications of interest from third parties regarding a potential transaction with PolyMet. The Formal Valuation and Maxit Fairness Opinion is not intended to be and does not constitute a recommendation to any Shareholder with respect to the Arrangement. Additionally, Maxit does not express any opinion as to the prices at which the Shares may trade at any time.

The preparation of a valuation and fairness opinion is a complex process and is not necessarily amenable to partial analysis or summary description. Maxit believes that its analyses must be considered as a whole and that selecting portions of the analyses and the factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying the Formal Valuation and Maxit Fairness Opinion.

The Formal Valuation and Maxit Fairness Opinion is given as of July 15, 2023 and Maxit disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Formal Valuation or the Maxit Fairness Opinion which may come or be brought to Maxit's attention after July 15, 2023, except as may be required under MI 61-101. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the Formal Valuation and Maxit Fairness Opinion (or any part thereof) after the date of such opinion, Maxit reserves the right to change, modify or withdraw the Formal Valuation and/or the Maxit Fairness Opinion in accordance with the terms of the Maxit Engagement Agreement.

Formal Valuation of the Shares

Definition of Fair Market Value

For purposes of the Formal Valuation, fair market value ("Fair Market Value") means the monetary consideration that, in an open and unrestricted market, a prudent and informed buyer would pay to a prudent and informed seller, each acting at arm's length with the other, where neither party is under any compulsion to act.

In accordance with MI 61-101, Maxit has made no downward adjustment to the Fair Market Value of the Shares to reflect the liquidity of the Shares, the effect of the Arrangement on the Shares, or the fact that the Shares held by Shareholders, other than Glencore, do not form part of a controlling interest. Consequently, the Formal Valuation provides a conclusion on a per Share basis with respect to PolyMet's en bloc value, being the price at which all of the Shares could be sold to one or more buyers at the same time.

Approach to Value

The Formal Valuation is based upon techniques and assumptions that Maxit considers appropriate in the circumstances for the purposes of arriving at a range of the Fair Market Value of the Shares. The Fair Market Value of the Shares was analyzed on a going concern basis, as PolyMet is expected to continue as a going concern and is expressed on a per Share basis.

In determining the Fair Market Value of the Shares, Maxit, based on its experience, has relied on various NAV analyses and, as a secondary methodology, enterprise value ("EV") to resources analyses, based on current trading values of comparable companies with an adjustment for a change of control premium to reflect an en bloc value and relevant precedent acquisition transactions.

Management Corporate Model

Maxit relied on a corporate financial model prepared by Management (the "Model"), which is based on an internal business case scenario of NewRange that requires additional engineering, environmental, and other technical evaluations, permitting, and capital and assumes portions of the mineral reserves and resources from the NorthMet deposit and mineral resources from the Mesaba deposit are mined. Based on guidance and certain technical judgements, the financial model was adjusted for certain updates to get to the "Management Case" or "Model". These adjustments included discount rate assumptions, commodity prices and timing as outlined below under Commodity Price Assumptions, Discount Rate Assumptions and NAV Analysis, respectively. The Model was approved by the Special Committee for Maxit's use for purposes of the Formal Valuation and Maxit Fairness Opinion.

Maxit held multiple due diligence sessions with Management to discuss the basis of the Model preparation and underlying technical and financial inputs. Maxit identified certain areas of risks inherent to NewRange. These risks include: (i) the potential for timing delays or regulatory disapprovals associated with permitting and development; (ii) the fact that certain inputs for the Model are based on Management estimates, which estimates have not been prepared to the standards of NI 43-101 or reviewed by an independent qualified person pursuant to NI 43-101; (iii) the mine plan includes materials classified as inferred in addition to measured and indicated material; and (iv) potential for cost overruns in the current market environment experienced generally across the mining industry. Maxit also identified certain additional opportunities including: (i) the potential for an increase in production rate versus the forecasts for NewRange in the Model; and (ii) unmodelled resources that could further extend the remaining life of mine. Maxit concluded that the assumptions for NewRange in the Model were reasonable, and no further adjustments or sensitivities were required. However, the above risks and opportunities were considered when applying the value methodologies described below.

A summary of the key outputs of the Model is outlined in Appendix B: NewRange Operating and Financial Summary (100% Basis) to the Formal Valuation and Maxit Fairness Opinion appended to this Circular as Appendix C.

Commodity Price Assumptions

Forecast commodity prices are a critical determinant of the outcome of the NAV analysis. Future commodity prices are very difficult to predict and different views can have a very significant impact on resulting net present values. Maxit selected its commodity price forecast based on a review of available equity research analysts' commodity price estimates, which Maxit believes is representative of that used by financial and industry participants in evaluating assets. Pricing for pyrrhotite concentrate is based on Management estimates.

Commodity Price Assumptions	2027	2028+
Copper Price (US$/lb)	3.85	3.65
Nickel Price (US$/lb)	9.03	8.75
Cobalt Price (US$/lb)	25.00	25.00
Platinum Price (US$/oz)	1,265	1,075
Palladium Price (US$/oz)	1,394	1,345
Gold Price (US$/oz)	1,750	1,700
Silver Price (US$/oz)	22.50	22.00
Pyrrhotite Concentrate (US$/dmt)	55.00	55.00

Discount Rate Assumptions

Maxit generally uses, as a starting point, an 8% discount rate for base metal companies and projects and makes adjustments, as appropriate, for specific risks including geopolitical and technical risks. Based on Maxit's knowledge of the mining industry, Maxit believes this methodology is representative of that used by financial and industry participants in evaluating mining assets and is consistent with the application of discount rates in connection with the precedent transactions and related value approaches disclosed in the Formal Valuation and Maxit Fairness Opinion.

A number of asset-specific factors influenced the selection of the discount rate, including but not limited to:

  Increased technical risk with an expanded operating case that requires additional permitting and includes material from both NorthMet and Mesaba, including geologically speculative material;

  Long mine life provides increased optionality and potential opportunities may exist to optimize the mine plan and deposit sequencing in the future;

  Access to and ability to leverage existing infrastructure;

  The 2022 NorthMet Technical report is a feasibility level study of NorthMet;

  PolyMet has a credible joint venture partner in Teck (and its affiliates) to share the costs, risks and complexities of advancing and operating NewRange;

  Political and jurisdictional risk associated with developing and operating a mine in Minnesota is relatively higher compared to other jurisdictions from a mining industry perspective; and

  Permitting risk and litigation risk may prevent and/or delay development of either or both of the NorthMet and Mesaba deposits.

Other data points were considered by Maxit, including: (i) the 2022 NorthMet Technical Report uses a 7% discount rate; (ii) the research analyst covering PolyMet uses a 10% discount rate; (iii) peer technical reports use a discount rate range of 7% to 8% (8% median); and (iv) the median of discount rates used by research analysts in peer equity research reports on comparable mining companies available to Maxit range from 8% to 12% (median of 10%).

Based on the foregoing, Maxit selected a discount rate of 9%.

Corporate G&A Assumptions

The Model includes annual pre-tax corporate general and administrative expenses ("G&A"), which are the corporate expenses that are not directly attributable to NewRange, of approximately US$5 million per annum.

Synergy Assumptions

Maxit reviewed and considered whether any distinctive material value would accrue to Glencore or any other purchaser through the acquisition of all of the Shares. It was concluded that there would be synergies available to Glencore and to certain other mining industry participants that would potentially acquire 100% of the Shares. Specifically, Maxit considered synergies that might accrue as a result of: (i) savings of direct costs resulting from being a publicly-listed entity; and (ii) savings of other corporate expenses including personnel and head office costs. After discussions with Management, it was determined that additional categories of synergies were unlikely to be achievable. Based on guidance provided by Management, synergies that could be achievable by Glencore were estimated to be US$5 million per annum (pre-tax). Maxit reflected such amounts in its valuation of the Shares. Maxit is not aware of other potential purchasers of PolyMet that could achieve quantifiable synergies greater than the synergies that could be achieved by Glencore.

NAV Analysis

Maxit calculated the consolidated NAV by taking the net present value ("NPV") of PolyMet's interest in NewRange and adjusting for other assets, liabilities and corporate adjustments in the manner Maxit determined to be the most appropriate. To arrive at the attributable NewRange NPV, Maxit relied on the attributable, unlevered, after-tax free cash flows projected in the Model from the time period beginning July 1, 2023 and discounted back to that date using the mid-year convention and a 9% discount rate as described above. Adjustments were then made to account for the value of: (i) cash and cash equivalents; (ii) debt and lease liabilities; (iii) corporate G&A; and (iv) G&A synergies, as described above. A summary of the NAV is provided below:

(US$MM unless otherwise noted)
50% Attributable NewRange	$477.8
Total Asset NAV	$477.8
Add: Cash & Equivalents (1)	$95.8
Add: Proceeds from In-The-Money Securities	--
Less: Debt & Leases (1)	($0.1)
Less: After-tax Corporate G&A (2)	($56.0)
Add: G&A Synergies	$56.0
Total Corporate Adjustments	$95.7

Total Corporate NAV	$573.5
Fully-Diluted In-The-Money Shares Outstanding (MM)	196.3
NAV per Share (US$)	$2.92

Note: Figures may not sum exactly to totals due to rounding.

(1) As at June 30, 2023 per Management.

(2) Pre-tax corporate G&A of US$5 million per annum over the NewRange life-of-mine discounted at a 9% discount rate and tax-effected at 6.5%.

A summary of the unlevered, after-tax free cash flows projected in the Model utilized to calculate the NPV of NewRange using the commodity prices outlined under Commodity Price Assumptions above ("Model Site FCF") is outlined in Appendix C: Unlevered NewRange Model After-tax Free Cash Flow (100% Basis) to the Formal Valuation and Maxit Fairness Opinion appended to this Circular as Appendix C.

NewRange NPV Sensitivity Analysis

To illustrate the effects of variations in key assumptions, Maxit performed a variety of sensitivity analyses on the NewRange NPV. The table below presents a variety of sensitivity cases and their respective impacts on the Model NPV:

		Attributable NPV (1)	Change in NPV
Metric	Sensitivity	(US$MM)	(%)
No Change		$478	--
Discount Rate	8%	$734	54%
	10%	$286	(40%)
	12%	$32	(93%)
All Commodity Prices	+10%	$770	61%
	-10%	$177	(63%)
Copper Price	+10%	$667	40%
	-10%	$284	(41%)
Initial Capex	+10%	$386	(19%)
	-10%	$569	19%
Sustaining Capex	+10%	$462	(3%)
	-10%	$494	3%
Mining Costs	+10%	$454	(5%)
	-10%	$501	5%
Processing Costs	+10%	$386	(19%)
	-10%	$567	19%
Site G&A Costs.	+10%	$472	(1%)
	-10%	$484	1%

Note: Discount rate sensitivity calculated by applying indicated rates; other sensitivities calculated by applying ± 10% factor to underlying assumption.

(1)  Based on 50% attributable to PolyMet.

Comparable Trading with Control Premium Approach

Maxit reviewed public market trading statistics of comparable development stage base metals companies and premiums paid to shareholders on acquisition transactions based on a broad sample of historical transaction premia (the "Comparable Trading with Control Premium Approach"). Maxit principally considered multiples based on price to NAV ("P/NAV") and EV per pound of measured, indicated and inferred copper equivalent resource ("EV/Resources" or "EV/Cu Eq. Resources") with a primary emphasis placed on P/NAV as contained resource related metrics do not, in Maxit's judgment, adequately account for the economic viability of the extraction of the respective resource inventory. Estimated financial data for the selected comparable companies was based on publicly available equity research analysts' estimates and public disclosure by the selected companies. Maxit also reviewed available equity research analysts' reports and analysis on PolyMet, of which none was released or available after the Section 404 Permit Revocation Letter, in addition to the Model. Maxit applied a range of selected multiples to the corresponding data for PolyMet to develop an implied equity value and thereon applied a range of selected premiums based upon the broad review of acquisition transactions.

The following table summarizes the median transaction premia of precedent transactions analyzed by Maxit ("Premiums Analysis"):

	Premium to One Day (1)
	Global Median	Americas Median
All	28%	32%
Metals & Mining	38%	39%
Base Metals	36%	30%
Base Metals Developers	39%	42%

Source: FactSet.

(1) Based on completed transactions from 2010 to June 30, 2023 between US$50MM to US$1Bn. Includes between 12 and 3,719 transactions per group.

With respect to PolyMet, the selected comparable companies were: Arizona Sonoran Copper Company Inc., Canada Nickel Company Inc., Copper Fox Metals Inc., Faraday Copper Corp., Foran Mining Corporation, FPX Nickel Corp., Highland Copper Company Inc., Horizonte Minerals PLC, Hot Chili Limited, Los Andes Copper Ltd., Marimaca Copper Corp., NGEx Minerals Ltd., Northern Dynasty Minerals Ltd., NorthIsle Copper and Gold Inc, Oroco Resource Corp, Solaris Resources Inc., SolGold plc, Talon Metals Corp., Trilogy Metals Inc., Western Copper & Gold Corporation.

Maxit calculated the range and median of multiples observed and selected a representative multiple range and applied a range of selected premiums which was then applied to PolyMet's respective values as of the relevant date to calculate an implied value per share range. The results of the Comparable Trading with Control Premium Approach are summarized below:

Selected
Principal Multiples	Low	High	Median	Selected Range	Premium Range
P/NAV	0.05x	0.91x	0.26x	0.20x - 0.40x	30% - 45%
EV/Resources (US¢/lb Cu Eq.)	0.1¢	30.5¢	1.4¢	0.5¢ - 2.0¢	30% - 45%

The following table summarizes Maxit's selected multiple ranges and implied trading value per Share as an input to the Comparable Trading with Control Premium Approach:

			Trading Value per
			PolyMet Share (US$)
Methodology	Selected Range	Applicable Metric	Low	High
P/Model NAV	0.20x - 0.40x	NAVPS: US$2.92	$0.58	$1.17
P/Analyst NAV (1)	0.20x - 0.40x	NAVPS: US$5.77	$1.15	$2.31
EV/Resources	US¢0.5/lb - US¢2.0/lb	36.6Bn lbs Cu Eq.	$1.42	$4.22

Source: Company disclosure, FactSet, Bloomberg, available analyst reports and model.

(1) Based on February 2023 report (pre-Section 404 Permit Revocation Letter). NAVPS calculated by Maxit using analyst disclosed inputs.

The following table summarizes Maxit's selected control premium ranges and implied en bloc value per Share:

			En Bloc Value per
	Selected		PolyMet Share (US$)
Methodology	Premium Range	Applicable Metric	Low	High
P/Model NAV	30% - 45%		$0.76	$1.69
P/Analyst NAV (1)	30% - 45%	Trading Value Range from Above	$1.50	$3.35
EV/Resources	30% - 45%		$1.85	$6.12

Source: Company disclosure, FactSet, Bloomberg, available analyst reports and model.

(1) Based on February 2023 report (pre-Section 404 Permit Revocation Letter). NAVPS calculated by Maxit using analyst disclosed inputs.

No company or transaction utilized in the Comparable Trading with Control Premium Approach is identical to PolyMet or the Arrangement. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgements concerning the differences in financial and operating characteristics of PolyMet, the Arrangement and other factors that could affect the trading value and aggregate transaction values of the companies and transactions to which they are being compared.

Precedent Transaction Approach

Maxit reviewed publicly available information on acquisition transactions of development stage base metals companies and assets (the "Precedent Transaction Approach") that Maxit, based on its experience in the metals and mining industry, deemed relevant in addition to the Premiums Analysis. Maxit principally considered these transactions based upon the implied multiples of P/NAV and EV/Cu Eq. Resources with a primary emphasis on P/NAV. Maxit then applied a range based upon these transactions to the corresponding data of PolyMet.

The selected precedent transactions were:

Date Announced	Acquirer	Target
Mar-23	First Quantum	55% La Granja (Rio Tinto)
Oct-22	SolGold	Cornerstone
Oct-22	Harmony	Eva (Copper Mountain)
Dec-21	Lundin Mining	Josemaria
Dec-21	Wyloo	Noront
Mar-21	Newmont	GT Gold
Dec-20	CMOC	Kisanfu (Freeport-McMoRan)
Nov-19	Zijin	54% Timok LZ (Freeport-McMoRan)
Jun-19	Sandfire	MOD
Feb-19	Chengtun	Nzuri
Jul-18	Newmont	50% Galore Creek (NovaGold)
Mar-17	Goldcorp	Exeter
Mar-17	Goldcorp	50% Cerro Casale (Barrick/Kinross)
Apr-16	Nevsun	Reservoir Minerals
Jul-15	Southern Copper	El Pilar (Stingray)
May-15	Zijin	47% Kamoa (Ivanhoe)
Nov-14	Zijin	51% Kolwezi
Nov-14	Antofagasta	Duluth
Sep-14	Alsons Group	Indophil Resources
Sep-14	Taseko	Curis
Jun-14	Hudbay	Augusta
Jun-14	First Quantum	Lumina
Nov-13	PanAust	80% Frieda River (Glencore)

Maxit calculated the range and median of multiples observed and selected a representative transaction multiple range which was then applied to PolyMet's respective values as of the relevant date to calculate an implied value per Share range. The results of the Precedent Transaction Approach are summarized below:

Principal Multiples	Low	High	Median	Selected Range
P/NAV	0.24x	0.90x	0.46x	0.40x - 0.70x
EV/Resources (US¢/lb Cu Eq.)	0.2¢	13.1¢	2.5¢	2.0¢ - 3.5¢

The following table summarizes Maxit's selected multiple ranges and implied value per Share:

			Value per PolyMet Share (US$)
Methodology	Selected Range	Applicable Metric	Low	High
P/Model NAV	0.40x - 0.70x	NAVPS: US$2.92	$1.17	$2.05
P/Analyst NAV (1)	0.40x - 0.70x	NAVPS: US$5.77	$2.31	$4.04
EV/Resources	US¢2.0/lb - US¢3.5/lb	36.6Bn lbs Cu Eq.	$4.22	$7.02

Source: Company disclosure, FactSet, Bloomberg, available analyst reports and model.

(1) Based on February 2023 report (pre-Section 404 Permit Revocation Letter). NAVPS calculated by Maxit using analyst disclosed inputs.

No company or transaction utilized in the Precedent Transactions Approach analysis is identical to PolyMet or the Arrangement. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgements concerning the differences in financial and operating characteristics of PolyMet, the Arrangement and other factors that could affect aggregate transaction values of the companies and transactions to which they are being compared.

Valuation Summary

The following table summarizes the range of the Fair Market Value of the Shares based on the methodologies described above. In arriving at Fair Market Value of the Shares, Maxit did not attribute specific quantitative weight to any particular valuation methodology. Maxit made qualitative judgments based on Maxit's experience in rendering such opinions and on prevailing circumstances as to the significance and relevance of each valuation methodology.

	Fair Market Value per PolyMet Share (US$)
	Low	High
Comparable Trading with Control Premium Approach
P/Model NAV	$0.76	$1.69
P/Analyst NAV (1)	$1.50	$3.35
EV/Resources	$1.85	$6.12

Precedent Transaction Approach
P/Model NAV	$1.17	$2.05
P/Analyst NAV (1)	$2.31	$4.04
EV/Resources	$4.22	$7.02
One Day Premium to Unaffected (2)	$1.03	$1.15

Source: Company disclosure, FactSet, Bloomberg, available analyst reports and model.

(1) Based on February 2023 report (pre-Section 404 Permit Revocation Letter). NAVPS calculated by Maxit using analyst disclosed inputs.

(2) Based on a 30-45% premium to PolyMet's unaffected share price on June 30, 2023.

Sensitivity Analysis

To illustrate the effects of variations in key assumptions, Maxit also performed a sensitivity analysis on the value of the Shares under the Precedent Transaction Approach for P/Model NAV, as outlined below:

Precedent Transaction Approach - P/Model NAV - Low (0.40x P/NAV)

		Change in All Commodity Prices (%)
		-10%	-5%	0%	5%	10%
Discount Rate (%)	8.0%	$0.96	$1.33	$1.69	$2.05	$2.40
	9.0%	$0.55	$0.86	$1.17	$1.47	$1.76
	10.0%	$0.26	$0.52	$0.78	$1.03	$1.28
	11.0%	$0.04	$0.26	$0.48	$0.70	$0.92
	12.0%	nmf	$0.07	$0.26	$0.45	$0.63

Precedent Transaction Approach - P/Model NAV - High (0.70x P/NAV)

		Change in All Commodity Prices (%)
		-10%	-5%	0%	5%	10%
Discount Rate (%)	8.0%	$1.68	$2.32	$2.96	$3.58	$4.20
	9.0%	$0.97	$1.51	$2.05	$2.57	$3.09
	10.0%	$0.45	$0.91	$1.36	$1.81	$2.25
	11.0%	$0.07	$0.46	$0.85	$1.23	$1.60
	12.0%	nmf	$0.12	$0.45	$0.78	$1.11

Valuation Conclusion

Based upon and subject to the foregoing, Maxit is of the opinion that, as of July 15, 2023, the Fair Market Value of the Shares is in the range of US$1.40 to US$2.50 per Share. For full details, refer to the complete Formal Valuation and Maxit Fairness Opinion appended to this Circular as Appendix C.

Maxit Fairness Opinion

In considering the fairness of the Consideration to be received by the Shareholders (other than Glencore or any of its affiliates) pursuant to the Arrangement, Maxit considered and relied upon, among other things:

(i) a comparison of the Consideration to the Fair Market Value of the Shares as determined in the Formal Valuation; and

(ii) such other information, investigations and analyses considered necessary or appropriate in the circumstances.

Pursuant to the Arrangement, Shareholders would receive consideration equivalent to US$2.11 per Share in cash, which is in the Fair Market Value range of the Shares as of July 15, 2023 as determined by Maxit in the Formal Valuation.

Maxit Fairness Conclusion

Based upon and subject to the foregoing and such other matters as Maxit considered relevant, it is Maxit's opinion, as of July 15, 2023, that the Consideration to be received by Shareholders (other than Glencore or any of its affiliates) pursuant to the Arrangement is fair, from a financial point of view, to Shareholders (other than Glencore or any of its affiliates). For full details, refer to the complete Formal Valuation and Maxit Fairness Opinion appended to this Circular as Appendix C.

Paradigm Fairness Opinion

The following summary of the Paradigm Fairness Opinion is qualified in its entirety by reference to the full text of the Paradigm Fairness Opinion attached to this Circular as Appendix D. The Paradigm Fairness Opinion is not a recommendation as to how any Shareholder should vote or act on any matter relating to the Arrangement. The full text of the Paradigm Fairness Opinion sets out the assumptions made, procedures followed, information reviewed, matters considered, and limitations and qualifications on the review undertaken in connection with the Paradigm Fairness Opinion. Shareholders are urged to read the Paradigm Fairness Opinion carefully and in its entirety.

PolyMet formally engaged Paradigm pursuant to an engagement agreement dated May 24, 2023 (the "Paradigm Engagement Agreement").  PolyMet requested that Paradigm provide an opinion (the "Paradigm Fairness Opinion") of the fairness from a financial point of view, of the Consideration to be received by the Minority Shareholders pursuant to the Arrangement prior to the Unconflicted Board of Directors approving the Arrangement Agreement.

On July 15, 2023, at a meeting of the Board held to consider, among other things, the Arrangement Agreement, Paradigm rendered the Paradigm Fairness Opinion orally to the Board, which was subsequently confirmed by delivery of a written opinion dated July 16, 2023 to the effect that, as of July 15, 2023 and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken described in its written opinion, the Consideration payable pursuant to the Arrangement is fair, from a financial point of view, to the Minority Shareholders.

Paradigm Engagement and Background

Paradigm was formally engaged by the Company pursuant to the Paradigm Engagement Agreement. Paradigm presented its conclusions in draft form to the Board on July 15, 2023 and issued a verbal opinion to the Board on July 15, 2023 based upon and subject to the scope of review, assumptions, limitations, qualifications, and other matters described in the Paradigm Fairness Opinion and contemplated by the Paradigm Engagement Agreement. The Paradigm Engagement Agreement provides that Paradigm is to be paid a success fee payable upon closing of the Arrangement and a fixed fee for the opinion, payment of which will reduce by an equal amount the amount of the success fee payable on the closing of the Arrangement, and to be reimbursed for reasonable costs and expenses incurred in connection therewith. Additionally, the Company has also agreed to indemnify Paradigm, its affiliates and subsidiaries, and their respective officers, directors, employees, consultants, partners and shareholders for certain liabilities arising from the services performed by Paradigm under the Paradigm Engagement Agreement.

Credentials and Independence of Paradigm

Paradigm is an independent Canadian investment banking firm with a sales, trading, research and corporate finance focus, providing services for institutional investors and corporations. Paradigm was founded in 1999 and is a member of the TSX, the TSX Venture Exchange and IIROC.  Paradigm has participated in many transactions involving both public and private companies.

The Paradigm Fairness Opinion represents the opinion of Paradigm, and the form and content of the Paradigm Fairness Opinion has been approved for release by a committee of directors and other professionals of Paradigm, each of whom is experienced in mergers, acquisitions, business combinations, divestitures, valuation and fairness opinion matters.

None of Paradigm nor any of its associated or affiliated entities (as such terms are defined for the purposes of MI 61-101), is an insider, associate or affiliate (as those terms are defined in the BCBCA) or holds any material number of securities of PolyMet, Glencore, or any of their respective associates or affiliates. Other than the success fee described above and below, Paradigm does not have a material financial interest in the completion of the Arrangement. Paradigm is not an advisor to any person or company other than to the Company with respect to the Arrangement. Paradigm has not previously provided any financial advisory services to PolyMet, Glencore, or any of their respective associates or affiliates for which it has received compensation during the two years preceding the date of the Paradigm Fairness Opinion, except that Paradigm has been retained by the Board of Directors or the Company in connection with the formation of NewRange with Teck American, which transaction was completed on February 14, 2023, and other commercial or investment banking relationships, for which Paradigm has received fees of approximately US$1,100,000. As compensation for Paradigm’s services in connection with the rendering of the Paradigm Fairness Opinion to the Board of Directors, the Company agreed to pay Paradigm US$300,000. In addition, in connection with the financial advisory work that Paradigm is providing to the Company, Paradigm is being paid a work fee of US$50,000 on a monthly basis, which 50% of the work fee will be applied towards any success fee and a success fee equal to 0.65% of the enterprise value of the Arrangement, for an aggregate total success fee of $2,060,000 based on the expected enterprise value of the Arrangement as at August 31, 2023. The Company has agreed to reimburse Paradigm for its reasonable out-of-pocket expenses (including fees of legal counsel) incurred in connection with the rendering of the Paradigm Fairness Opinion, and is to be indemnified by PolyMet in certain circumstances. Paradigm may, in the ordinary course of its business, provide financial advisory or investment banking services to PolyMet or Glencore, or their respective affiliates, from time to time. Additionally, in the ordinary course of its business, Paradigm may actively trade Shares and other securities of PolyMet or Glencore, or their respective affiliates for its own account and for its client accounts, and, accordingly, may at any time hold a long or short position in such securities. As an investment dealer, Paradigm conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to PolyMet, Glencore or the Arrangement, when disclosed. The terms of the fee arrangements with Paradigm, which the Company believes are customary in transactions of this nature, were negotiated at arm’s length, and the Special Committee and the Board of Directors are aware of these fee arrangements.

Scope of Review

In connection with the Arrangement and rendering the Paradigm Fairness Opinion, Paradigm has reviewed, considered and relied upon (without attempting to verify independently the completeness, accuracy or fair presentation thereof) or carried out, among other things, the following:

(a) PolyMet's annual information form for the year ended December 31, 2022;

(b) the Arrangement Agreement dated July 16, 2023;

(c) the Plan of Arrangement dated July 16, 2023;

(d) the Annual Financial Statements;

(e) PolyMet's unaudited condensed interim consolidated financial statements and management's discussion and analysis for the quarters ended March 31, 2022, June 30, 2022, September 30, 2022 and March 31, 2023;

(f) the 2022 NorthMet Technical Report;

(g) the 2022 Mesaba Technical Report;

(h) form NI 43-101F1 Technical Report for the NorthMet Project issued on March 27, 2018 with an effective date of March 26, 2018;

(i) certain internal financial forecasts provided by or on behalf of PolyMet;

(j) press releases, material change reports and other public documents filed by PolyMet for the period from December 2020 to July 2023;

(k) other publicly available information relating to PolyMet, Teck and other select public entities that Paradigm considered relevant, including trading statistics, select financial information and metrics on comparable acquisition transactions, including, without limitation, a financial model that includes the Mesaba Project and public resource statement disclosure relating to the Mesaba Project, which are incorporated into Teck's most recent annual information form;

(l) various equity research reports on PolyMet;

(m) precedent transactions disclosure;

(n) public market comparables disclosure;

(o) due diligence calls with Management to discuss the Arrangement and financial forecast;

(p) certain internal and financial information and other non-public disclosure regarding the Company, provided in a data room or at the request of Paradigm by or on behalf of the Company;

(q) a draft press release outlining the Arrangement;

(r) the certificate of representation signed by the Chief Executive Officer and the Chief Financial Officer of PolyMet dated July 15, 2023 as to the completeness and accuracy of the financial information, and other information, data, advice, opinions and other materials in respect of PolyMet provided to Paradigm, by or on behalf of PolyMet; and

(s) such other information, analyses, investigations and discussions as Paradigm considered necessary or appropriate in the circumstances.

Paradigm has not, to the best of its knowledge, been denied access by PolyMet to any information requested. Paradigm did not meet with the auditors of the Company and has assumed the accuracy and fair presentation of the audited consolidated financial statements of the Company and the reports of the auditors thereon.

The Paradigm Fairness Opinion has been prepared in accordance with the Disclosure Standards for Formal Valuations and Fairness Opinions of IIROC but IIROC has not been involved in the preparation or review of the Paradigm Fairness Opinion.

Prior Valuations

The Chief Executive Officer and Chief Financial Officer of PolyMet, in respect of and on behalf of the Company have represented to Paradigm that, to the knowledge of the Chief Executive Officer and Chief Financial Officer, there are no independent appraisals or valuations or material non-independent appraisals or valuations relating to PolyMet or any person or company that is controlled directly or indirectly by PolyMet or any of its Subsidiaries, or any of their respective securities or material assets or liabilities, that, in each case, have been prepared in the two years preceding July 15, 2023 and which have not been provided to Paradigm, it being noted that PolyMet has provided Paradigm with a copy of the Formal Valuation.

Assumptions and Limitations

With the approval of PolyMet and as provided in the Paradigm Engagement Agreement, Paradigm has relied upon the Paradigm Information (as defined below) without independent verification. Paradigm has assumed that the Paradigm Information was complete and accurate as of the date thereof, and no necessary or material facts were omitted that may make the Paradigm Information misleading. In accordance with the terms of the Paradigm's engagement, but subject to the exercise of Paradigm's professional judgment and except as expressly described in the Paradigm Fairness Opinion, Paradigm has not conducted any independent investigation to verify the completeness or accuracy of the Paradigm Information. The Paradigm Fairness Opinion is conditional upon such completeness and accuracy of the Paradigm Information. With respect to the financial forecasts, budgets, and guidance around such, provided to Paradigm and used in Paradigm's analyses, Paradigm has assumed that they have been prepared using the best currently available estimates and reasonable judgments of management of PolyMet as to the matters covered thereby.

The Chief Executive Officer and Chief Financial Officer of PolyMet have represented to Paradigm in a certificate dated July 15, 2023, that, to the best of their knowledge, information and belief, after due inquiry: (i) with the exception of budgets, strategic plans, financial forecasts, projections, models or estimates referred to in paragraph (ix) below, the financial information, and other information, data, advice, opinions and other materials provided (whether orally or in writing) to Paradigm, by or on behalf of PolyMet (the "Paradigm Information"), are complete, true and correct in all material aspects, do not contain any untrue statement of a material fact (as such term is defined in the Securities Act nor any misrepresentation (as such term is defined in the Securities Act), or omit to state a material fact (as such term is defined in the Securities Act) that would be material to a financial advisor acting in a similar position as Paradigm, in each case, as of the date of the Paradigm Information; (ii) since the date of the Paradigm Information, except as publicly disclosed on SEDAR+, there has been no material change (as such term is defined in the Securities Act), financial or otherwise, in PolyMet or any of its Subsidiaries or in their respective assets, liabilities (contingent or otherwise), business, financial condition or operations and there has been no change in any material fact (as such term is defined in the Securities Act) which is of a nature as to render the Paradigm Information untrue or misleading in any material respect, except to the extent disclosed in subsequent Paradigm Information; (iii) since the dates on which the Paradigm Information was provided to Paradigm, except as provided in writing to Paradigm, there has been no material change (as such term is defined in the Securities Act), financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of PolyMet or any of its Subsidiaries (and no new material factor or material change has occurred in the Paradigm Information or any part thereof); (iv) other than as disclosed in the Paradigm Information, there are no independent appraisals or valuations or material non-independent appraisals, valuations or material expert reports relating to PolyMet, its securities, or any of its Subsidiaries or any of their respective material assets or liabilities within their possession or control or knowledge that have been prepared as of a date within the two years preceding the date of the certificate; (v) since the dates on which the Paradigm Information was provided to Paradigm, no material transaction has been entered into by PolyMet or any of its Subsidiaries, and, except for the Arrangement, PolyMet has no plans and is not aware of any circumstances or developments that could reasonably be expected to have a material effect on the financial condition, assets, liabilities (contingent or  otherwise), business, operations or prospects of PolyMet or any of its Subsidiaries or that would constitute a "material change" (as such term is defined in the Securities Act); (vi) there are no facts or circumstances, public or otherwise, not contained in or referred to in the Paradigm Information and provided to Paradigm that could reasonably be expected to affect the Paradigm Fairness Opinion, including the assumptions used, procedures adopted, the scope of the review undertaken or the conclusions reached; (vii) other than as disclosed in the Paradigm Information or as generally disclosed in any Disclosure Document, none of PolyMet or its Subsidiaries has any material contingent liabilities (on a consolidated basis) and there are no material actions, suits, proceedings or inquiries pending or threatened against or affecting PolyMet or any of its Subsidiaries, at law or in equity or before or by any federal, provincial, municipal or other governmental department, commission, bureau, board, agency or instrumentality which may in any way materially affect PolyMet and its Subsidiaries, taken as a whole; (viii) all financial material, documentation and other data concerning PolyMet, its Subsidiaries and the Arrangement, including any strategic plans, financial forecasts, projections, models or estimates provided to Paradigm, were prepared on a basis consistent in all material respects with the accounting policies of PolyMet applied in the most recent audited consolidated financial statements of PolyMet; (ix) with respect to any portions of the Paradigm Information that constitute current budgets, strategic plans, forecasts, projections, models or estimates, such portions of the Paradigm Information: (a) were prepared on bases reflecting available information and reasonable judgment of PolyMet; (b) were prepared using the assumptions identified therein, which in the reasonable belief of the management of PolyMet are (or were at the time of preparation) reasonable in the circumstances; (c) were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of PolyMet, as to matters covered thereby at the time thereof; (d) reasonably present the views of such management of the financial prospects and forecasted performance of PolyMet and its Subsidiaries and are consistent with historical operating experience of PolyMet and its Subsidiaries; and (e) are not, in the reasonable belief of the management of PolyMet, misleading in any material respect in light of the assumptions used or in light of any developments since the time of their preparation; (x) no verbal or written offers for, at any one time, all or a material part of the properties and assets owned by, or the securities of, PolyMet, or any of its Subsidiaries, have been received or made and no negotiations have occurred relating to any such offer within the two years preceding the date of the certificate that have not been disclosed to Paradigm; (xi) there are no material agreements, undertakings, commitments or understandings (written or oral, formal or informal) relating to the Arrangement, except as have been disclosed in writing to Paradigm; (xii) PolyMet's public disclosure documents and any and all documents prepared or to be prepared in connection with the Arrangement by PolyMet for filing with regulatory authorities or delivery or communication to securityholders of PolyMet (collectively, the "Disclosure Documents") are true and correct in all material respects as at the date they were filed and do not contain any misrepresentation (as such term is defined in the Securities Act) and the Disclosure Documents comply in all material respects with all requirements under applicable Laws. PolyMet has filed on a timely basis with the applicable securities regulatory authorities all documents required to be filed by PolyMet. PolyMet has not filed any confidential material change report which, as of the date of the certificate, remains confidential;  (xiii) all of the representations and warranties made by PolyMet in the Arrangement Agreement are true and correct in all material respects as of the date of the certificate; and (xiv) all of the material facts upon which Paradigm expressed as being its understanding in the Paradigm Fairness Opinion are true and correct in all material respects and it is acknowledged and agreed that Paradigm is relying on the statements and representations contained in such management certificate for the purpose of preparing and delivery the Paradigm Fairness Opinion.

The Paradigm Fairness Opinion is based on the securities markets, economic, financial and general business conditions prevailing as of the date of the Paradigm Fairness Opinion and the conditions and prospects, financial and otherwise, of PolyMet as they were reflected in the Paradigm Information reviewed by Paradigm and as they have been represented to Paradigm in discussions with Management. In its analysis and in preparing the Paradigm Fairness Opinion, Paradigm has made a number of assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of Paradigm, PolyMet, Glencore and any other party involved in the Arrangement.

Paradigm is not a legal, tax, or accounting expert and expresses no opinion concerning any legal, tax, or accounting matters concerning the Arrangement or the sufficiency of the Paradigm Fairness Opinion for the Board's purposes.

Paradigm has also assumed that the representations and warranties of the parties in the Arrangement Agreement are true and correct and that the final terms of the Arrangement will be fully complied with, without waiver or amendment of any material term or condition thereof. Finally, Paradigm has assumed that all material governmental, regulatory or other required consents and approvals necessary for the consummation of the Arrangement will be obtained without any material adverse effect on PolyMet.

In rendering the Paradigm Fairness Opinion, Paradigm expressed no view as to the fairness or reasonableness of any consideration or benefit to be received by Glencore and any of its affiliates in connection with the Arrangement.

In rendering the Paradigm Fairness Opinion, Paradigm expressed no opinion as to the likelihood that the conditions to the Arrangement will be satisfied or waived or that the Arrangement will be implemented within the time frame outlined to Paradigm. As well, Paradigm assumed, without limitation, that each of PolyMet and Glencore will be in compliance at all times with their respective material contracts and has no material undisclosed liabilities (contingent or otherwise) not previously reviewed by Paradigm; and that no material tax or other liabilities will result from the Arrangement or related transactions. Paradigm expressed no view as to, and the Paradigm Fairness Opinion does not address, the relative merits of the Arrangement as compared to any alternative opportunities which might exist for PolyMet, or the effect of any other transaction in which PolyMet might engage.

The Paradigm Fairness Opinion has been provided for the use of the Board and, other than as contemplated in such opinion, may not be reproduced, disseminated, quoted from, referred to, used or relied upon by any other person without the prior express written consent of Paradigm. The Paradigm Fairness Opinion is given as of July 15, 2023 and Paradigm disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Paradigm Fairness Opinion which may come or be brought to Paradigm's attention after such date. The Paradigm Fairness Opinion is limited to Paradigm's understanding of the Arrangement as of July 15, 2023 and Paradigm assumes no obligation to update the Paradigm Fairness Opinion to take into account any changes regarding the Arrangement after such date. Without limiting the foregoing, Paradigm reserves the right to change, modify or withdraw the Paradigm Fairness Opinion in the event that there is a material change in any fact or matter affecting the Paradigm Fairness Opinion.

Opinions of Financial Advisors

In preparing the Paradigm Fairness Opinion, Paradigm performed a variety of financial and comparative analyses, including those described below. The summary of Paradigm's analyses described below is not a complete description of the analyses underlying the Paradigm Fairness Opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses, and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In forming the Paradigm Fairness Opinion, Paradigm made qualitative judgements as to the significance and relevance of each analysis and factor that it considered. Accordingly, Paradigm believes that its analyses must be considered as a whole, and that selecting portions of its analyses and factors, without considering all analyses and factors, including the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and the Paradigm Fairness Opinion. The Paradigm Fairness Opinion is not to be construed as to whether the Arrangement is consistent with the best interests of the PolyMet or Shareholders.

In its analyses, Paradigm considered industry performance, general business, economic, market, political and financial conditions and other matters, many of which are beyond the control of PolyMet. No company, transaction or business used in Paradigm's analyses as a comparison is identical to the Company or the Arrangement, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgements concerning financial and operating characteristics and other factors that could affect the sale of the Company, public trading of the Company or other values of the companies, business segments or transactions being analyzed. The estimates contained in Paradigm's analyses, and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Paradigm's analyses and estimates are inherently subject to substantial uncertainty and the Paradigm Fairness Opinion is conditional upon the correctness of all of the assumptions indicated herein. The Paradigm Fairness Opinion should be read in its entirety.

Fairness Methodology

The Paradigm Fairness Opinion has been prepared based on techniques that Paradigm considers appropriate in the circumstances, after considering all relevant facts and taking into account Paradigm's assumptions, in order to determine the fairness, from a financial point of view, of the Consideration payable to Minority Shareholders pursuant to the Arrangement.

In preparing the Paradigm Fairness Opinion, Paradigm relied on a variety of financial and comparative analyses, including those described below.

(a) DCF analysis based on the corporate model prepared by Management

Key inputs to the DCF analysis based on the corporate model prepared by Management include:

Commodity Price Assumptions

Paradigm selected its commodity price forecast based on equity research analysts’ commodity price estimates available to Paradigm, with the pyrrhotite concentrate price based on Management estimates.

Commodity Price Assumptions	2025	2026	2027	2028	2029+
Copper Price (US$/lb)	4.00	4.08	4.01	3.92	3.75
Nickel Price (US$/lb)	9.00	9.00	9.07	9.39	8.50
Cobalt Price (US$/lb)	24.00	27.75	28.75	26.00	26.00
Platinum Price (US$/oz)	1,262.50	1,400.00	1,450.00	1,500.50	1,185.00
Palladium Price (US$/oz)	1,400.00	1,300.00	1,230.00	1,362.50	1,245.00
Gold Price (US$/oz)	1,712.50	1,700.00	1,630.00	1,550.00	1,600.00
Silver Price (US$/oz)	22.75	22.75	22.50	22.00	21.50
Pyrrhotite Concentrate (US$/dmt)	55.00	55.00	55.00	55.00	55.00

Discount Rate

Paradigm selected a discount rate of 8% in its DCF analysis which represents the discount rate used for other comparable projects.

DCF Analysis

Paradigm calculated the consolidated project-level NPV and took 50% of the calculated NPV as PolyMet’s interest in NewRange. Adjustments were made for other assets and liabilities, along with corporate adjustments, to arrive at the corporate NAV. To arrive at the NewRange attributable NPV, Paradigm projected unlevered free cash flows in the corporate model beginning July 1, 2023 and discounted back to that date using the mid-year convention and an 8% discount rate as described above. A summary of the corporate NAV build is provided below:

(US$MM unless otherwise noted)

50% Attributable NewRange NPV	$771.0
Total Asset NPV	$771.0

Add: Cash & Equivalents(1)	$96.0
Add: Proceeds from In-The-Money Securities	--
Less: Debt & Leases(1)	($0.0)
Less: After-tax Corporate G&A(2)	($62.0)
Add: G&A Synergies	$62.0
Total Corporate Adjustments	$96.0

Total Corporate NAV	$867.0

Fully-Diluted In-The-Money Shares Outstanding (MM)	196.0

NAV per Share (US$)	$4.42
Note: Figures may not sum exactly to totals due to rounding.
(1) As at June 30, 2023 per Management.
(2) Pre-tax corporate G&A of US$5 million per annum over the NewRange life-of-mine discounted at a 8% discount rate and tax-effected at 6.5%.

(b) trading comparables analysis - price/consensus NAV

Comparable Companies

Paradigm selected the following public market companies in its trading comparables analysis for PolyMet: Filo Corp., Marimaca Copper Corp., Foran Mining Corporation, Los Andes Copper Ltd., NGEx Minerals Ltd., Western Copper and Gold Corporation, Arizona Sonoran Copper Company Inc., Faraday Copper Corp., Talon Metals Corp., Canada Nickel Company Inc., FPX Nickel Corp. and Magna Mining Inc.

Paradigm calculated price/consensus NAV multiples for each public market comparable company and utilized the median of multiples observed and selected a representative multiple range which was applied to PolyMet’s respective corporate NAV data calculated based on the discounted cash flow analysis output (as described above). Results of the price/consensus NAV analysis, as of July 14, 2023, are summarized below:

Principal Multiples	Low	High	Median	Selected Range
P/Consensus NAV	0.14x	0.92x	0.41x	0.30x - 0.50x

(c) trading comparables analysis –EV/CuEq Reserves & Resources

Paradigm calculated EV/CuEq reserves and resources multiples for each public market comparable company (as described above) and utilized the median of multiples observed and selected a representative multiple range which was applied to PolyMet’s respective CuEq reserves and resources data calculated based on commodity prices as of July 14, 2023. Results of the EV/CuEq reserves and resources analysis are summarized below:

Principal Multiples	Low	High	Median	Selected Range
EV/CuEq Reserves & Resources	US¢0.3/lb	US¢26.3/lb	US¢3.3/lb	US¢2.0/lb - US¢4.0/lb

(d) trading comparables analysis – EV/CuEq Reserves

Paradigm calculated EV/CuEq reserves multiples for each public market comparable company (as described above) and utilized the median of multiples observed and selected a representative multiple range which was applied to PolyMet’s respective CuEq reserves calculated based on commodity prices as of July 14, 2023. Results of the EV/CuEq reserves analysis are summarized below:

Principal Multiples	Low	High	Median	Selected Range
EV/CuEq Reserves	US¢2.3/lb	US¢140/lb	US¢15.7/lb	US¢10.0/lb - US¢20.0/lb

(e) precedent transactions analysis - price/consensus NAV

Paradigm reviewed publicly available information on acquisition transactions of development stage base metals companies and assets that Paradigm deemed relevant in its analysis. The selected precedent transactions, as of July 14, 2023, were:

Date Announced	Acquiror	Target
June 2023	Mitsubishi Corporation	Marimaca Copper
June 2023	Glencore	Stillwater Critical Minerals Corp.
May 2023	Outokumpu	FPX Nickel Corp.
March 2023	First Quantum	La Granja Project
March 2023	Mitsubishi	Western Copper and Gold Corporation
February 2023	Anglo American	Canada Nickel
February 2023	Stellantis	McEwen Copper Inc.
November 2022	Unnamed Corporate Investor	FPX Nickel Corp.
September 2022	Glencore	MARA Project
September 2022	Agnico Eagle Mines Limited	San Nicolás Project
December 2021	Lundin Mining Corporation	Josemaria Resources Inc.
October 2021	Pallinghurst Nickel International Limited	Talon Metals Corp.
August 2021	Glencore	Hot Chilli
May 2021	Rio Tinto	Western Copper and Gold Corporation
May 2021	Wyloo Metals Pty Ltd.	Noront Resources Ltd.
March 2021	Capstone Mining Corp.	Santo Domingo Project

Paradigm calculated price/consensus NAV multiples for each precedent transaction and utilized the median of multiples observed and selected a representative multiple range which was applied to PolyMet’s respective corporate NAV data calculated based on the discounted cash flow analysis output (as described above). For transactions with no consensus NAV estimates available, Paradigm utilized project-level NPV and adjusted it for point in time cash and debt balances as of the time of the transaction announcement. Results of the price/consensus NAV analysis are summarized below:

Principal Multiples	Low	High	Median	Selected Range
P/Consensus NAV	0.21x	0.84x	0.49x	0.40x - 0.60x

(f) precedent transactions analysis – EV/CuEq Reserves and Resources

Paradigm calculated EV/CuEq reserves and resources multiples for each precedent transaction considered (as listed above) and utilized the median of multiples observed and selected a representative multiple range which was applied to PolyMet’s respective CuEq reserves and resources data calculated based on commodity prices as of July 14, 2023. Results of the EV/CuEq reserves and resources analysis are summarized below:

Principal Multiples	Low	High	Median	Selected Range
EV/CuEq Reserves & Resources	US¢0.2/lb	US¢61.4/lb	US¢2.9/lb	US¢2.5/lb - US¢4.5/lb

(g) precedent transactions analysis – EV/CuEq Reserves

Paradigm calculated EV/CuEq reserves multiples for each precedent transaction considered (as listed above) and utilized the median of multiples observed and selected a representative multiple range which was applied to PolyMet’s respective CuEq reserves calculated based on commodity prices as of July 14, 2023. Results of the EV/CuEq reserves analysis are summarized below:

Principal Multiples	Low	High	Median	Selected Range
EV/CuEq Reserves	US¢4.2/lb	US¢33.0/lb	US¢5.8/lb	US¢4.0/lb - US¢8.0/lb

Valuation Summary

The following table summarizes the range of implied share prices for PolyMet based on the methodologies described above. Paradigm did not attribute a specific quantitative weight to any particular valuation methodology.

	Implied Price per PolyMet Share (US$)
	Low	High
Trading Comparables Approach
P/Model NAV	$1.33	$2.21
EV/Reserves	$1.55	$2.62
EV/Reserves & Resources	$4.09	$7.68

Precedent Transactions Approach
P/Model NAV	$1.77	$2.65
EV/Reserves	$0.91	$1.34
EV/Reserves & Resources	$4.99	$8.58

Paradigm Fairness Opinion Conclusion

Based upon and subject to the foregoing and such other factors as Paradigm considered relevant, Paradigm is of the opinion that, as of July 15, 2023, the Consideration payable is fair, from a financial point of view, to the Minority Shareholders. For full details, refer to the complete Paradigm Fairness Opinion appended to this Circular as Appendix D.

Glencore's Purposes and Reasons for the Arrangement

The information under this heading has been provided by Glencore for inclusion in this Circular in order to satisfy the requirements of Rule 13E-3 under the U.S. Exchange Act.

Under the rules of the SEC governing "going private" transactions, Glencore is required to describe its purposes and reasons for the Arrangement to the Company's "unaffiliated security holders" as defined pursuant to Rule 13E-3 under the U.S. Exchange Act. Glencore is making the statements in this section of the Circular solely for the purpose of complying with those requirements of Rule 13E-3 and related rules under the U.S. Exchange Act. The views expressed by Glencore in this section or elsewhere in this Circular are not, and should not be construed to be, a recommendation by Glencore to any of the Shareholders as to how they should vote on the Arrangement Resolution.

For Glencore, a primary purpose for the Arrangement is to permit Glencore to acquire all of the Minority Shares so the Company can be operated as a privately held company with a simplified ownership structure. Glencore believes that the Arrangement will provide the following benefits:

  Simplifying ownership and operation of the Company will enable Glencore to work more effectively with Teck in a stronger partnership to realize the full potential of NewRange.

  Glencore will be better able to support the Company's significant financing needs. The Arrangement delivers certainty for the financing needs of NewRange and alleviates any further funding risks for Minority Shareholders.

  Strengthen Glencore's copper portfolio by increasing its attributable share of global copper production.

  Glencore believes that it will be able to achieve a number of synergies, including the elimination of head office and public company expenses, and may potentially be able to finance NewRange more efficiently and cost effectively through Glencore's own financing capabilities enabling the project to achieve a much lower cost of financing than PolyMet could achieve on its own.

Glencore did not actively pursue any alternative transaction or any other form of transaction because of its belief that structuring the transaction as a plan of arrangement was the most effective and direct way to acquire the Minority Shares and provide certain value to the Company's unaffiliated security holders.

Position of Glencore as to the Fairness of the Arrangement

The information under this heading has been provided by Glencore for inclusion in this Circular in order to satisfy the requirements of Rule 13E-3 under the U.S. Exchange Act.

Under the rules of the SEC governing "going private" transactions, Glencore is required to express its belief as to the fairness of the Arrangement to the Company's "unaffiliated security holders" as defined in Rule 13E-3 under the U.S. Exchange Act. Glencore is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13E-3 and related rules under the U.S. Exchange Act. These statements are not, and should not be construed as, a recommendation to any Shareholder of the Company as to how that Shareholder should vote on the Arrangement Resolution.

Neither Glencore nor the Conflicted Directors nominated by Glencore on the Board participated in the Special Committee's deliberations regarding the fairness of the Arrangement nor did Glencore have access either to the Special Committee's financial advisors or the work of Maxit, the independent valuator retained by the Special Committee. The Conflicted Directors on the Board, who are Glencore nominees, recused themselves from all deliberations of the Board relating to the Arrangement. Furthermore, Glencore did not engage a financial advisor for the purpose of assessing the fairness of the Arrangement, including in particular the fairness of the Arrangement to the Company's unaffiliated security holders. Glencore believes, however, that the Arrangement is fair to the Company's unaffiliated security holders based on the following factors:

  the Consideration to be paid to the Minority Shareholders of US$2.11 in cash per Minority Share represents a 167% premium to the closing price of C$1.04 (US$0.79 based on the daily average exchange rate of C$1.00 = US$0.7553 and US$1.00 = C$1.3240 for June 30, 2023 as reported by the Bank of Canada) of the Shares on the TSX and a 167% premium to the closing price of US$0.79 of the Shares on the NYSE American on June 30, 2023, being the last trading date prior to the announcement of Glencore's Non-Binding Proposal to acquire the Minority Shares;

  the payment to the Minority Shareholders pursuant to the Arrangement will be all cash, which will provide Minority Shareholders with certainty of value and immediate liquidity at a price that may not otherwise be available, in particular in the short to medium term, in the absence of the Arrangement;

  the limited trading volume of the Shares on the NYSE American and the TSX and the possibility that it could take a considerable period of time before the trading price of the Shares would reach and sustain at least the Consideration of US$2.11, as adjusted for present value, and the possibility that such value might otherwise never be obtained by the unaffiliated security holders;

  that the Consideration under the Arrangement of US$2.11 in cash per Share allows the Minority Shareholders that participated in the 2023 Rights Offering to recoup the full value of the offering price in the 2023 Rights Offering, despite the fact that the trading price of the Shares had declined materially since the closing of the 2023 Rights Offering, as a result of a weaker macro environment, equity market conditions and copper prices;

  that the Arrangement allows the Minority Shareholders to avoid the risk of potential further dilution as the NorthMet Project and Mesaba Project continue to be evaluated and additional capital expenditures for NewRange are required, and the equity market's ability to support this, in light of the relatively low participation in the 2023 Rights Offering of the Minority Shareholders, remains unclear;

  the uncertainty regarding the future development of the NorthMet Project or Mesaba Project;

  completion of the Arrangement is subject to the approval of the Court, after considering the procedural and substantive fairness of the Arrangement at a hearing at which Minority Shareholders and certain others are entitled to be heard;

  Maxit delivered an oral opinion to the Special Committee at the time the Special Committee approved entering into the Arrangement Agreement as of July 15, 2023 that, as of July 15, 2023, and subject to the assumptions, limitations and qualifications set forth therein and such other matters that Maxit considered relevant, the Consideration to be received by the Shareholders, other than Glencore or any of its affiliates, pursuant to the Arrangement is fair, from a financial point of view, to such Shareholders (other than Glencore or any of its affiliates);

  Paradigm, financial advisor to the Company, delivered an oral opinion to the Board, which was subsequently confirmed by delivery of a written opinion dated July 15, 2023, that, as of July 15, 2023, and subject to the assumptions, limitations and qualifications set forth therein, the Consideration to be received by the Minority Shareholders pursuant to the Arrangement is fair from a financial point of view to the Minority Shareholders;

  completion of the Arrangement is not subject to any financing condition;

  the Company has the ability to seek specific performance to prevent breaches of the Arrangement Agreement and to enforce specifically the terms of the Arrangement Agreement;

  completion of the Arrangement is not subject to the approval of the Arrangement by the members or holders of any share capital or comparable equity interest of Glencore;

  neither Glencore nor any of its affiliates participated in or had any influence on the deliberative process of, the negotiating positions of, or the conclusions reached by, the Special Committee;

  the Special Committee process appeared to be thorough and deliberative;

  the fact that the Special Committee, consisting entirely of independent directors who are not employees of the Company, unanimously determined that the Arrangement is in the best interests of the Company and fair to the Minority Shareholders and recommended to the Board that it: (i) determine that the Arrangement is in the best interests of the Company; (ii) determine that the Arrangement is fair to the Minority Shareholders; and (iii) recommend to the Minority Shareholders that they vote their Shares in favor of the Arrangement.

  the fact that the Unconflicted Board of Directors, all but one of which are not employees of the Company,  unanimously (i) determined that the Arrangement is in the best interests of the Company; (ii) determined that the Arrangement is fair to the Minority Shareholders; and (iii) recommended to the Minority Shareholders that they vote their Shares in favor of the Arrangement Resolution.

  the Arrangement is conditioned upon the approval of (i) at least two-thirds (66⅔%) of the votes cast by Shareholders present in person, virtually present or represented by proxy at the Meeting, voting as a single class; and (ii) a simple majority (more than 50%) of the votes cast by Shareholders present in person, virtually present or represented by proxy at the Meeting, excluding, for the purposes of this Minority Approval (ii), the votes attached to the Excluded Shares and the Shares held by any other Shareholders required to be excluded under MI 61-101; and

  registered Shareholders who do not vote in favor of the Arrangement Resolution and who comply with certain procedural requirements will be entitled to exercise Dissent Rights under the Interim Order and the BCBCA.

In the course of reaching its determination as to the fairness of the Arrangement to the Company's unaffiliated security holders, Glencore also considered a variety of risks and other countervailing factors related to the Arrangement Agreement and the Arrangement, including the following:

  the Company's Minority Shareholders will have no ongoing equity participation in the Company following the Arrangement and thus will cease to participate in the Company's growth, if any, particularly if the development of NewRange is successful, and those unaffiliated security holders will not benefit from any potential future increases in the value of the Shares;

  the risk that the Arrangement might not be completed in a timely manner or at all;

  the risk, if the Arrangement is not consummated, that pursuing the Arrangement could affect adversely the Company's important relationships including those with its customers, employers, suppliers, agents and others with which it has business dealings;

  under the Arrangement Agreement, the Company and its Subsidiaries have agreed not to solicit, assist, initiate, encourage or otherwise knowingly facilitate any inquiry, proposal or offer that is or could reasonably be expected to lead to an Acquisition Proposal for the Company, among other things;

  the Company has incurred and will continue to incur significant transaction costs and expenses in connection with the Arrangement Agreement, regardless of whether the Arrangement is consummated; if the Shareholder Approvals for the Arrangement are not obtained and certain other conditions are satisfied, the Company has agreed in the Arrangement Agreement to pay the Termination Amount of US$12,000,000 to Glencore; and

  the Arrangement will result in a taxable transaction for Shareholders.

In evaluating the substantive fairness of the Arrangement to the Company's unaffiliated security holders, Glencore did not consider the prices paid in any past transactions in which any Shares were purchased, since any such purchases were made at then-current market or trading prices of such Shares and do not necessarily reflect the present market value of the Shares.

In evaluating the substantive fairness of the Arrangement to the Company’s unaffiliated security holders, Glencore did not consider the liquidation value or the net book value of the Company based on its belief that neither liquidation value nor net book value provide a meaningful methodology for valuing the Company and its business. Rather Glencore believes that the Company’s value is derived from the cash expected to be generated from the potential development of JVCo’s projects rather than from value that might be realized from the sale of assets in a liquidation or from net book value which is significantly influenced by historical costs.

Furthermore, Glencore did not establish, and did not consider, a going concern value for the Company as a public company to determine the fairness of the Consideration to the unaffiliated security holders because, following the Arrangement, the Company will have a different ownership structure. However, Glencore believed that the pre-Arrangement Agreement going concern value was reflected in the closing price of $C$1.04 (US$0.79 based on the daily average exchange rate of C$1.00 = US$0.7553 and US$1.00 = C$1.3240 for June 30, 2023 as reported by the Bank of Canada) of the Shares on the TSX and the closing price of US$0.79 of the Shares on the NYSE American on June 30, 2023, being the last trading date prior to the announcement of Glencore’s Non-Binding Proposal to acquire the Minority Shares.

Glencore concluded that approval by a majority of the Company's unaffiliated security holders’, as defined in Rule 13e-3 under the U.S. Exchange Act, is not necessary for approval of the Arrangement. Such approval is not required by Canadian Securities Laws and Glencore believes that safeguards and protective steps have been adopted by the Company to ensure the procedural fairness of the transactions contemplated by the Arrangement Agreement, including the Arrangement, including Minority Approval and the other procedural safeguards discussed under the heading "Special Factors - Position of Glencore as to the Fairness of the Arrangement." Minority Approval will exclude any votes from Mr. Stephen Rowland, Mr. Matthew Rowlinson and Mr. John Burton. Minority Approval will not exclude the votes of the other directors and officers of the Company, who would not be considered ‘unaffiliated security holders’, as defined in Rule 13e-3 under the U.S. Exchange Act, such directors and officers collectively hold less than 0.5% of the Company’s Shares.

Neither Glencore nor any of its affiliates are aware of any firm offer, proposal or indication of interest for a merger, sale of all or a substantial part of the Company’s assets, or a purchase of a controlling amount of the Company’s securities having been received by the Company from affiliated persons or third parties during the two years preceding the signing of the Arrangement Agreement.

The foregoing discussion of the information and factors considered and given weight by Glencore in connection with the fairness of the Arrangement is not intended to be exhaustive but includes the factors considered by Glencore. Glencore did not find it practicable to, and did not, quantify or otherwise assign relative weights to the individual factors considered in reaching its conclusion as to the fairness of the Arrangement. Rather, the determination was made after consideration of all of the foregoing factors, among others, taken together as a whole.

Certain Effects of the Arrangement

Following the consummation of the Arrangement, the registration of the Shares under the U.S. Exchange Act will be terminated. Due to this termination, the Company will no longer be required to file annual, quarterly and current reports with the SEC. Similarly, the Company will apply to terminate its status as a reporting issuer under Canadian Securities Laws, and will cease to file reports with Canadian securities regulatory authorities.

The Shares are currently registered under the U.S. Exchange Act and traded on the TSX under the trading symbol "POM" and the NYSE American under the trading symbol "PLM". If the Arrangement is successful, the Company will become a privately held company and a wholly owned Subsidiary of Glencore and there will be no public market for its Shares. Following the consummation of the Arrangement, the Company intends to have its Shares delisted from any stock exchange or quotation system, including the TSX and NYSE American.

Effect of the Arrangement on the Company’s Net Book Value and Net Earnings

Glencore beneficially owns 159,806,774 Shares, representing approximately 82.18% of the issued and outstanding Shares.  Immediately after the closing of the Arrangement, Glencore will beneficially own 100% of the outstanding Shares.  The table below sets forth the direct or indirect interest in the Company’s net book value and net loss of Glencore before and immediately after the Arrangement, based on the historical net book value and net loss as of and for the six months ended June 30, 2023.

	Ownership Prior to the Arrangement				Ownership After the Arrangement
	Net Book Value		Net Loss		Net Book Value		Net Loss
Name	$’000%		$’000%		$’000%		$’000%
Glencore AG	$417,853	82.18%	$7,629	82.18%	508,461	100%	$9,284	100%

Benefits of the Arrangement for the Company's Unaffiliated Security Holders

The primary benefit of the Arrangement to the Company's unaffiliated security holders is the right of such Shareholders to receive the consideration of US$2.11 in cash per Share, as described above, representing a premium of 167% to the closing price of the Shares on the last trading day prior to the announcement of Glencore's Non-Binding Proposal to acquire the Minority Shares. Additionally, such Shareholders will avoid the risk of any possible decrease in the future growth or value of the Company, the risks related to the Company's business including the risks associated with the development and funding of NewRange, and the potential need to provide significant additional equity funding or suffer being diluted.

Detriments of the Arrangement for the Company's Unaffiliated Security Holders

The primary detriments of the Arrangement to the unaffiliated security holders of PolyMet include that such Shareholders will no longer participate in the Company's or NewRange's potential growth or value, if any. Additionally, the receipt of cash in exchange for the Shares pursuant to the Arrangement will generally be a taxable sale transaction for Shareholders, as described in more detail under "Certain Canadian Federal Income Tax Considerations" and "Certain United States Federal Income Tax Considerations".

Benefits of the Arrangement for Directors and Executive Officers of the Company

In connection with the Arrangement, the Company's directors and executive officers will receive benefits and be subject to obligations that may be different from, or in addition to, the benefits and obligations of the Minority Shareholders generally, as described in more detail under "The Arrangement - Interests of Certain Persons in the Arrangement; Benefits from the Arrangement".

Benefits of the Arrangement for Glencore

In connection with the Arrangement, Glencore will receive benefits and be subject to obligations that are different from, or in addition to, the benefits received by the Minority Shareholders generally. The primary benefits of the Arrangement to Glencore include Glencore's expanded attributable share of copper production and increased share of the potential future earnings and growth of the Company's business.

Additionally, following the Arrangement, the Company is expected to be a private company with a simplified ownership structure, and as such will be relieved of the burdens imposed on companies with publicly traded equity.

Detriments of the Arrangement for Glencore

The primary detriments of the Arrangement to Glencore include the fact that all of the risk of any possible shortfall in the growth or value of the Company, including any potential further delays or cost increases in the development of NewRange following completion of the Arrangement, will be borne solely by Glencore. Glencore will assume all development risk and be required to fund PolyMet's 50% interest in NewRange. Glencore will be substantially liable for all of the operating costs of the Company until such time, if any, as PolyMet generates revenue and becomes profitable, which is itself subject to the material risks inherent in mining activities, including development and production delays and failures as well as the volatility of commodity prices. Additionally, Glencore's investment in the Company will not be liquid, with no public trading market for such securities.

INFORMATION CONCERNING THE MEETING AND VOTING

Purpose of the Meeting

The purpose of the Meeting is for Shareholders to consider and, if deemed advisable, approve the Arrangement Resolution.

Date, Time and Place of Meeting

The Meeting will be held in person at Farris LLP, 2500 - 700 West Georgia Street, Vancouver, British Columbia V7Y 1B3 and in virtual format via live webcast. Shareholders will be able to participate and vote at the Meeting online regardless of their geographic location at www.virtualshareholdermeeting.com/PLM2023SM.

In order to ensure your vote is received and duly tabulated, you are encouraged to vote by proxy ahead of the Meeting. Participating at the Meeting in person or online allows registered Shareholders as well as duly appointed proxyholders, including non-registered Shareholders who have appointed themselves or another person as a proxyholder, to participate at the Meeting and ask questions, all in real time. Registered Shareholders and duly appointed proxyholders can vote at the appropriate time during the Meeting.

Attending the Virtual Meeting

To participate in the Meeting, registered and non-registered (beneficial) Shareholders or their proxyholders, will need to visit www.virtualshareholdermeeting.com/PLM2023SM and log-in. The webcast Meeting allows you to attend the Meeting live, submit questions and vote if you have not already done so in advance of the Meeting. The Meeting will begin promptly at 9:00 a.m. (Pacific Time) on November1, 2023. Online check-in will begin starting 15 minutes prior, at 8:45 a.m. (Pacific Time). You should allow ample time for online check-in procedures.

Registered Shareholders log-in to the Meeting using the 16-digit control number included on their form of proxy and may submit questions and vote if they have not already done so in advance of the Meeting.

Guests will be able to attend the live webcast by joining as a guest at www.virtualshareholdermeeting.com/PLM2023SM but will not be able to submit questions or vote.

If you encounter any difficulties accessing the virtual Meeting during the check-in or Meeting time, please call the technical support number that will be posted on the virtual shareholder meeting log in page. The Meeting platform is fully supported across browsers and devices running the most updated version of applicable software plug-ins. You should ensure you have a strong, preferably high-speed, internet connection wherever you intend to participate in the Meeting. Shareholders who are participating in the Meeting via the webcast must be connected to the internet throughout the entire Meeting in order to be able to vote.

Appointment of Proxyholders

The persons appointed to act under the proxy form solicited by Management are independent directors of the Company. Every Shareholder has the right to appoint another person or company of their choice (who need not be a Shareholder) to attend and act on their behalf at the Meeting, or any adjournment or postponement thereof, and may do so by inserting such other proxyholder's name in the blank space provided for that purpose in the proxy form. Such Shareholder should notify such nominee of the appointment, obtain such nominee's consent to act as proxy and instruct such nominee on how the Shares held by such Shareholder are to be voted at the Meeting.

Solicitation of Proxies

This Circular is delivered in connection with the solicitation of proxies by Management for use at the Meeting or any adjournment(s) or postponement(s) thereof, at the place and for the purposes set out in the accompanying Notice of Meeting.

Management is soliciting your proxy. The Company has retained Laurel Hill Advisory Group as its shareholder communications advisor and proxy solicitation agent for assistance in connection with the solicitation of proxies for the Meeting and will pay Laurel Hill Advisory Group fees of up to approximately C$80,000 for such services in addition to certain out-of-pocket expenses of Laurel Hill Advisory Group. Management requests that you sign and return the proxy form or voting instruction form so that your votes are exercised at the Meeting. The solicitation of proxies will be conducted primarily by mail but may also be made by telephone, facsimile transmission or other electronic means of communication or in-person by the directors, officers and employees of PolyMet. The Company will bear the cost of such solicitation and will reimburse Intermediaries for their reasonable charges and expenses incurred in forwarding proxy materials to non-registered Shareholders. Glencore may also participate in the solicitation of proxies.

Voting Virtually

Registered Shareholders who cannot attend the Meeting in person may vote virtually. To ensure your vote is counted, you should complete and return the enclosed form of proxy as soon as possible, even if you plan to attend the Meeting virtually. Even registered Shareholders who return a proxy can still virtually participate in the Meeting and virtually vote.

What is a Proxy?

A proxy is a document that authorizes another person to attend the Meeting and cast votes at the Meeting on behalf of a registered Shareholder. Each registered Shareholder has the right to appoint as proxyholder a person or company other than the persons designated by Management in the enclosed form of proxy to attend and act on the registered Shareholder's behalf at the Meeting or any adjournment or postponement thereof. If you are a registered Shareholder, you should use the form of proxy accompanying this Circular.

Revocation of Proxyholders

A proxy may be revoked by the person giving it to the extent that it has not yet been exercised. If you want to revoke your proxy after you have delivered it, you can do so by (i) delivering a duly executed proxy by paper or online with a later date or a form of revocation of proxy. Your proxy may be revoked by an instrument in writing signed by you or by your attorney duly authorized in writing and, if you are a corporation or association, the instrument in writing should bear the seal of the corporation or association and must be executed by an officer or by an attorney duly authorized in writing, and deposited at the Company's registered office at Farris LLP, 2500 - 700 West Georgia Street, Vancouver, British Columbia, V7Y 1B3, c/o Denise Nawata, at any time up to and including the last business day preceding the day of the Meeting or any adjournment thereof; (ii) signing a proxy bearing a later date and depositing it in the manner and within the time described above; (iii) attending the Meeting and voting if you were a registered Shareholder at the Record Date; or (iv) in any other manner permitted by Law.

The persons whose names are printed on the proxy form will vote all the Shares in respect of which they are appointed to act in accordance with the instructions given on the proxy form. In the absence of a specified choice in relation to the Arrangement Resolution, or if more than one choice is indicated, the Shares represented by the proxy form will be voted IN FAVOR of the Arrangement Resolution.

Every proxy given to any person in the proxy form that accompanies the Notice of Meeting will confer discretionary authority with respect to amendments or variations to the items of business identified in the Notice of Meeting and with respect to any other matters that may properly come before the Meeting.

To be valid, proxies must be received by Broadridge, Attention: Vote Processing, 51 Mercedes Way, Edgewood, NY, 11717, no later than 12:00 p.m. (Eastern time) on October 30, 2023 (or, if the Meeting is adjourned or postponed, 48 hours, excluding Saturdays, Sundays and statutory holidays, prior to the commencement of the reconvened Meeting). Late proxies may be accepted or rejected by the Chair of the Meeting at his or her discretion, subject to the terms of the Arrangement Agreement, and the Chair of the Meeting is under no obligation to accept or reject any particular late proxy.

If you revoke your proxy and do not replace it with another proxy that is deposited with us before the deadline, you can still vote your Shares if you are a registered Shareholder, but to do so, you must attend the Meeting. Only registered Shareholders have the right to revoke a proxy. Non-registered Shareholders who wish to change their vote must in sufficient time in advance of the Meeting, arrange for their respective Intermediaries to change their vote and, if necessary, revoke their proxy in accordance with the revocation procedures.

Notice-and-Access

The Company has elected not to use the notice-and-access procedures under applicable Securities Laws to send the proxy-related materials to registered Shareholders.

Registered Shareholders

Registered Shareholders hold Shares in their own name and hold an actual certificate or DRS Advice for these Shares that indicates the number of Shares held in PolyMet. If you are a registered Shareholder, you can vote at the Meeting or you can use the proxy form to appoint some other person to represent you and vote your Shares at the Meeting.

If you wish to vote at the Meeting, do not use the proxy. You can attend the Meeting in person, or log-in to the virtual Meeting using the 16-digit control number included on your proxy form, and your vote will be taken and counted at the Meeting. If you do not wish to attend the Meeting or do not wish to vote at the Meeting, you should use the enclosed proxy form. You can return the proxy form to Broadridge, in the envelope provided, so that it is received by 12:00 p.m.  (Eastern Time) on October 30, 2023. You may also cast your vote prior to the Meeting by using one of the other voting methods set out in the "Voting Options" section below.

All Shares represented by properly completed proxies received prior to 12:00 p.m. (Eastern Time) on October 30, 2023, or two days (excluding Saturdays, Sundays or statutory holidays) prior to any adjournment or postponement of the Meeting, will be voted in accordance with your instructions as specified in the proxy, on any ballot votes that take place at the Meeting.

Signing the enclosed proxy form gives authority to Jonathan Cherry, or failing him, Dr. David Dreisinger to vote your Shares at the Meeting. You can appoint someone other than these directors to vote your Shares. In order to appoint some other person to represent you as your proxyholder at the Meeting, you must follow the instructions in the "Appointment of Proxyholders" section above.

Using your proxy does not preclude you from attending the Meeting, including online using your 16-digit control number.

Voting Options

Online
By phone
By mail

In person
Virtually

Voting for Registered Shareholders

As a registered Shareholder, you can vote your Shares in the following ways:

Online

Go to the web site www.proxyvote.com and follow the instructions to vote your Shares. You will need to refer to your holder account number and your 16-digit control number printed on your proxy form or voting instruction form.

Phone	Please call 1-800-690-6903 and follow the instructions. You will need to refer to your 16-digit control number printed on your proxy form or voting instruction form.
Mail	Enter voting instructions, sign the proxy form and send your completed proxy form to: Broadridge Financial Solutions, Inc. Attention: Vote Processing 51 Mercedes Way Edgewood, NY, 11717
In person

By attending the Meeting to be held in person at Farris LLP, 2500 - 700 West Georgia Street, Vancouver, British Columbia V7Y 1B3. You do not need to complete or return a form of proxy if you intend to vote in person at the Meeting. You will be required to register your attendance for the Meeting with the scrutineer at the registration desk.

Virtually	By logging on to the live webcast of the Meeting and voting on a voting platform specifically designed for this matter at www.virtualshareholdermeeting.com/PLM2023SM.
Questions

Please call PolyMet's proxy solicitation agent, Laurel Hill Advisory Group, at 1-877-452-7184 (toll free in North America) or 1-416-304-0211 (collect calls outside North America) or by email at assistance@laurelhill.com.

Non-Registered Shareholders

Only Shareholders who are "registered Shareholders" or duly appointed individuals named in the form of proxy are permitted to vote at the Meeting. You are a "non-registered Shareholder" or "beneficial owner" if your Shares are held on your behalf through an Intermediary or nominee (for example, a broker, investment dealer, bank, trust company, custodian, or other institution). If you are not sure whether you are a registered Shareholder or a non-registered Shareholder, please contact the Company's depositary, Computershare, at 1-800-564-6253 (toll free in North America) or 1-514-982-7555 (outside North America), by facsimile at 1-905-771-4082 or by email at corporateactions@computershare.com.

Under applicable Securities Laws, a beneficial owner of securities is a "non-objecting beneficial owner" (or "NOBO") if such beneficial owner has or is deemed to have provided instructions to the Intermediary holding the securities on such beneficial owner's behalf not objecting to the Intermediary disclosing ownership information about the beneficial owner in accordance with said legislation, and a beneficial owner is an "objecting beneficial owner" (or "OBO") if such beneficial owner has or is deemed to have provided instructions objecting to same.

These materials are being sent to both registered and non-registered Shareholders. If you are a non-registered Shareholder (either a NOBO or an OBO), you received these materials from your Intermediary or its agent, the whole in accordance with NI 54-101. Your Intermediary is required to seek your instructions as to how to exercise the voting rights attached to your Shares. The Company has agreed to pay for Intermediaries to deliver to non-registered Shareholders (both NOBOs and OBOs) the proxy-related materials and the relevant voting instruction form. The voting instruction form that is sent to a non-registered Shareholder by the Intermediary or its agent must contain an explanation as to how you can exercise the voting rights attached to your Shares, including how to attend and vote directly at the Meeting.

Non-registered Shareholders should follow the procedures set out below, depending on which type of form they receive:

(a) Voting Instruction Form - In most cases, a non-registered Shareholder will receive, as part of the materials related to the Meeting, a voting instruction form. Depending on the form, voting instruction forms may be able to be submitted by telephone or electronically through the internet in accordance with the directions provided. If a non-registered Shareholder wishes to attend and vote at the Meeting (or have another person attend and vote on the Shareholder’s behalf), the non-registered Shareholder must complete the instructions in the voting instruction form and sign and return the voting instruction form in accordance with the directions provided.

(b) Proxy Form - Less frequently, a non-registered Shareholder will receive, as part of the Meeting materials, a proxy form that the Intermediary has already signed, typically by a facsimile, stamped signature, which is restricted as to the number of Shares beneficially owned by the non-registered Shareholder but which is otherwise not completed. If a non-registered Shareholder wishes to attend and vote at the Meeting virtually or have another person attend and vote virtually on the holder's behalf, the non-registered Shareholder must insert the non-registered Shareholder's or such other person's name in the blank space provided and deposit the completed proxy form with Broadridge as described above.

In either case, non-registered Shareholders should carefully follow the instructions of their Intermediaries, including those regarding when and where the voting instruction form or proxy form is to be submitted.

Additionally, the Company may utilize the Broadridge QuickVoteTM system, which involves NOBOs being contacted by Laurel Hill Advisory Group, which is soliciting proxies on behalf of Management, to obtain voting instructions over the telephone and relaying them to Broadridge (on behalf of the NOBO's Intermediary). While representatives of Laurel Hill Advisory Group are soliciting proxies on behalf of Management, Shareholders are not required to vote in the manner recommended by the Unconflicted Board of Directors. The QuickVoteTM system is intended to assist Shareholders in placing their votes, however, there is no obligation for any Shareholders to vote using the QuickVoteTM system, and Shareholders may vote (or change or revoke their votes) at any other time and in any other applicable manner described in this Circular. Any voting instructions provided by a Shareholder will be recorded and such Shareholder will receive a letter from Broadridge (on behalf of the Shareholder's Intermediary) as confirmation that their voting instructions have been accepted.

Voting Shares

Each holder of Shares is entitled to one (1) vote per Share. As of the Record Date of September 22, 2023, 194,460,251 Shares were issued and outstanding. Only persons shown on the register of Shares at the close of business on the Record Date, or their proxyholders, will be entitled to attend the Meeting and vote.

Principal Shareholders

To the knowledge of the Company, as of September 28, 2023, other than Glencore, no Person beneficially owns, directly or indirectly, or exercises control or direction over shares carrying more than 10% of the voting rights attached to shares of PolyMet. As of September 27, 2023, Glencore collectively owned, directly or indirectly, 159,806,774 Shares. However, Glencore may be deemed to collectively have direct or indirect “beneficial ownership” within the meaning of Rule 13d-3 under the U.S. Exchange Act of an additional 811,190 Shares issuable upon exercise of the 2019 purchase warrant, as adjusted pursuant to customary anti-dilution provisions set forth in the 2019 purchase warrant that were triggered by the 2023 Rights Offering. Accordingly, Glencore may be deemed to beneficially own an aggregate of 160,617,964 Shares, representing 82.25% of the issued and outstanding Shares as of such date, assuming 195,271,441 Shares (being the 194,460,251 Shares issued and outstanding as at September 28, 2023, plus the 811,190 Shares issuable upon the exercise of the 2019 purchase warrant) outstanding as of such date.

Other Business

Management does not intend to present and does not have any reason to believe that others will present any item of business other than those set out in this Circular at the Meeting. However, if any other business is properly presented at the Meeting or any adjournment(s) or postponement(s) thereof, and may be properly considered and acted upon, proxies will be voted by those named in the applicable proxy form in its sole discretion, including with respect to any amendments or variations to the matters identified in this Circular, to the extent permitted by Law.

THE ARRANGEMENT

At the Meeting, Shareholders will be asked to consider and, if thought advisable, to pass the Arrangement Resolution to approve the Arrangement. The Arrangement, the Plan of Arrangement and the terms of the Arrangement Agreement are summarized below. This summary does not purport to be complete and is qualified in its entirety by reference to the Plan of Arrangement attached as Appendix B to this Circular and the Arrangement Agreement, which is available under PolyMet's profiles on SEDAR+ at www.sedarplus.ca and EDGAR at www.sec.gov.

In order to become effective, the Arrangement must be approved:

(a) by at least two-thirds (66⅔%) of the votes cast by Shareholders present in person, virtually present or represented by proxy at the Meeting, voting as a single class; and

(b) as the Arrangement will constitute a "business combination" for the purposes of MI 61-101, by a simple majority (more than 50%) of the votes cast by Shareholders present in person, virtually present or represented by proxy at the Meeting, excluding, for the purpose of this Minority Approval, the votes attached to the Excluded Shares and the Shares held by any other Shareholders required to be excluded under MI 61-101.

A copy of the Arrangement Resolution is set out in Appendix A of this Circular. To the knowledge of the Company, after reasonable inquiry, of the 194,460,251 Shares issued and outstanding as of the Record Date, 34,653,477 Shares, representing approximately 17.82% of the issued and outstanding Shares, can be voted in respect of the Minority Approval under MI 61-101.

Overview

The Arrangement will be effected pursuant to the terms of the Arrangement Agreement, which provides for, among other things, the acquisition by Glencore of all of the issued and outstanding Minority Shares by way of a court-approved statutory plan of arrangement under Part 9, Division 5 of the BCBCA. Pursuant to the Arrangement Agreement and the Plan of Arrangement, each Minority Shareholder (except for any Dissenting Shareholders) will be entitled to receive US$2.11 in cash per Share.

Shareholder Approval of the Arrangement

At the Meeting, pursuant to the Interim Order, the Shareholders will be asked to consider and, if thought advisable, pass the Arrangement Resolution to approve the Arrangement. The approval of the Arrangement Resolution will require the affirmative vote (collectively, the "Shareholder Approvals") of at least: (i) two-thirds (66⅔%) of the votes cast by Shareholders present in person, virtually present or represented by proxy at the Meeting, voting as a single class; and (ii) a simple majority (more than 50%) of the votes cast by Shareholders present in person, virtually present or represented by proxy at the Meeting, excluding, for the purposes of this Minority Approval, the votes attached to the Excluded Shares and the Shares held by any other Shareholders required to be excluded under MI 61-101.

The Excluded Shares (being the Shares beneficially owned or controlled, directly or indirectly, by Glencore and its affiliates), which will be excluded from the calculation of the Minority Approval required under MI 61-101 represent, to the knowledge of the Company, an aggregate of 159,806,774 Shares, representing approximately 82.18% of the issued and outstanding Shares, as set out in the table below:

Name of Shareholder	Number of Shares	% of Issued and Outstanding Shares	% of Total Voting Rights
Glencore(1)	159,806,774	82.18%	82.18%

Note:

(1) Based on information provided by Glencore, Glencore currently beneficially owns 159,806,774 Shares, representing approximately 82.18% of the issued and outstanding Shares.  Glencore also holds a purchase warrant, pursuant to which Glencore is entitled to purchase 811,190 Shares at an exercise price of $5.87 per Share. Assuming exercise of the 2019 purchase warrant, Glencore would hold a total of 160,617,964 Shares. PolyMet assumes no responsibility for the accuracy or completeness of the foregoing information.

See "Certain Legal Matters - Securities Law Matters - Minority Approval".

Notwithstanding the approval by the Shareholders of the Arrangement Resolution in accordance with the foregoing, the Arrangement Resolution authorizes the Board, without notice to or approval of the Shareholders, (i) to amend, modify or supplement the Arrangement Agreement or the Plan of Arrangement to the extent permitted by their terms, and (ii) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement and any related transactions.

Support Agreements

All directors and executive officers of the Company who hold securities of the Company have entered into irrevocable Support Agreements pursuant to which they have agreed, subject to the terms thereof, to vote all of their Shares IN FAVOR of the Arrangement Resolution.

The Supporting Shareholders collectively own or exercise control or direction over approximately 0.44% of the issued and outstanding Shares. The covenants of the Supporting Shareholders pursuant to the Support Agreements include, among other things:

(a) to vote or to cause to be voted the securities held by each Supporting Shareholder as set out in the table under "Information Concerning PolyMet - Ownership of Securities" (the "Subject Securities") in favor of the approval of the Arrangement Resolution and any other matter necessary for the consummation of the transactions contemplated by the Arrangement Agreement;

(b) no later than 5 Business Days prior to the Meeting, to deliver or to cause to be delivered to PolyMet duly executed proxies or voting instruction forms voting in favor of the approval of the Arrangement Resolution, such proxy or voting instruction forms not to be revoked or withdrawn without the prior written consent of Glencore;

(c) not to, directly or indirectly (including through any of its respective Representatives): (i) solicit, assist, initiate, encourage or otherwise facilitate (including, without limitation, by way of furnishing non-public information, entering into any form of written or oral agreement, arrangement or understanding or soliciting proxies) any inquiries, proposals or offers (whether public or otherwise) regarding an Acquisition Proposal; (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal; (iii) enter into or otherwise engage or participate in any discussions or negotiations with any person (other than Glencore) regarding any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute, an Acquisition Proposal; (iv) withdraw support, or propose publicly to withdraw support, from the transactions contemplated by the Arrangement Agreement; (v) enter, or propose publicly to enter, into any agreement related to any Acquisition Proposal; (vi) act jointly or in concert with others with respect to voting securities of PolyMet for the purpose of opposing or competing with Glencore in connection with the  Arrangement Agreement; or (vii) join in the requisition of any meeting of the securityholders of PolyMet for the purpose of considering any resolution related to any Acquisition Proposal;

(d) except as contemplated by the Arrangement Agreement, not to, directly or indirectly, (i) sell, transfer, gift, assign, grant a participation interest in, option, pledge, hypothecate, grant a security or voting interest in or otherwise convey or encumber (each, a "Transfer"), or enter into any agreement, option or other arrangement (including any profit sharing arrangement, forward sale or other monetization arrangement) with respect to the Transfer of any of its Subject Securities (as defined in the Support Agreements) to any Person, other than pursuant to the Arrangement Agreement; (ii) grant any proxies or power of attorney, deposit any of its Subject Securities into any voting trust or enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to its Subject Securities, other than pursuant to the Support Agreement; or (iii) agree to take any of the actions described in the foregoing clauses (i) and (ii);

(e) not to exercise any rights of appraisal or rights of dissent provided under any applicable Laws or otherwise in connection with the Arrangement or the transactions contemplated by the Arrangement Agreement considered at the Meeting in connection therewith; and

(f) except as required pursuant to the Support Agreements (including to give effect to (a) above), not to grant or agree to grant any proxy or other right to vote the Subject Securities or enter into any voting trust or pooling agreement or arrangement in respect of the Subject Securities or enter into or subject any of the Subject Securities to any other agreement, arrangement, understanding or commitment, formal or informal, with respect to or relating to the voting or tendering thereof or revoke any proxy granted pursuant to the Support Agreements.

The Support Agreements will terminate on the earlier of (i) the Effective Time, and (ii) the termination of the Arrangement Agreement in accordance with its terms. Nothing in the Support Agreements shall limit or restrict a Supporting Shareholder in any way in the exercise of his, her or their fiduciary duties as a director or officer of PolyMet.

The form of Support Agreement for Supporting Shareholders of the Company is available under PolyMet's profiles on SEDAR+ at www.sedarplus.ca and EDGAR at www.sec.gov. The preceding is only a summary of the Support Agreements and is qualified in its entirety by reference to the full text of the form of Support Agreement.

Implementation of the Arrangement

The following procedural steps must be taken in order for the Arrangement to become effective:

(a) the Shareholder Approvals must be obtained;

(b) the Court must grant the Final Order approving the Arrangement; and

(c) all conditions precedent to the Arrangement, as set out in the Arrangement Agreement, must be satisfied, or waived (if permitted) by the appropriate Party.

The Arrangement will be implemented by way of a Court-approved plan of arrangement under Part 9, Division 5 of the BCBCA pursuant to the terms of the Arrangement Agreement. Pursuant to the Plan of Arrangement, each of the following events will occur and will be deemed to occur sequentially as set out below without any further authorization, act or formality, in each case, unless stated otherwise, commencing at the Effective Time and at five minute intervals thereafter:

(a) notwithstanding the terms of the Company Share Compensation Plan, each Company RSU outstanding immediately prior to the Effective Time (whether vested or unvested) shall be deemed to be unconditionally vested and issuable, and such Company RSU shall, without any further action by or on behalf of a holder of Company RSUs, be deemed to be assigned and transferred by such holder to PolyMet in exchange for a cash payment from PolyMet to such holder in accordance with Article 4 of the Plan of Arrangement equal to the Consideration, less withholdings required under applicable law, and each such Company RSU shall immediately be cancelled and (i) the holders of such Company RSUs shall cease to be the holders thereof and to have any rights as holders of such Company RSUs other than the right to receive the consideration to which they are entitled under Section 2.3(a) of the Plan of Arrangement; (ii) such holders' names shall be removed from the register of Company RSUs maintained by or on behalf of PolyMet; and (iii) all terms in respect of such Company RSUs in any agreements by which PolyMet is bound (other than the Company Share Compensation Plan) shall be terminated and shall be of no further force and effect;

(b) notwithstanding the terms of the Company Share Compensation Plan, each Company DSU outstanding immediately prior to the Effective Time (whether vested or unvested) shall be deemed to be unconditionally vested and issuable, and such Company DSU shall, without any further action by or on behalf of a holder of Company DSUs, be deemed to be assigned and transferred by such holder to PolyMet in exchange for a cash payment from PolyMet to such holder in accordance with Article 4 of the Plan of Arrangement equal to the Consideration, less withholdings required under applicable law, and each such Company DSU shall immediately be cancelled and (i) the holders of such Company DSUs shall cease to be the holders thereof and to have any rights as holders of such Company DSUs other than the right to receive the consideration to which they are entitled under Section 2.3(b) of the Plan of Arrangement; (ii) such holders' names shall be removed from the register of Company DSUs maintained by or on behalf of PolyMet; and (iii) all terms in respect of such Company DSUs in any agreements by which PolyMet is bound (other than the Company Share Compensation Plan) shall be terminated and shall be of no further force and effect;

(c) notwithstanding the terms of the Company Share Compensation Plan, each Company Option outstanding immediately prior to the Effective Time (whether vested or unvested) shall be deemed to be unconditionally vested and exercisable, and such Company Option shall, without any further action by or on behalf of a holder of Company Options, be deemed to be assigned and transferred by such holder to PolyMet in exchange for a cash payment from PolyMet to such holder in accordance with Article 4 of the Plan of Arrangement equal to the amount by which the Consideration exceeds the exercise price of such Company Option, less withholdings required under applicable law, and each such Company Option shall immediately be cancelled and, for greater certainty, where such amount is a negative, neither PolyMet nor Glencore shall be obligated to pay the holder of such Company Option any amount in respect of such Company Option and (i) the holders of such Company Options shall cease to be the holders thereof, and to have any rights as holders of such Company Options other than the right to receive the consideration to which they are entitled under Section 2.3(c) of the Plan of Arrangement; (ii) such holders' names shall be removed from the register of the Company Options maintained by or on behalf of PolyMet; and (iii) all terms in respect of such Company Options in any agreements by which PolyMet is bound (other than the Company Share Compensation Plan) shall be terminated and shall be of no further force and effect;

(d) notwithstanding the terms of the Company Bonus Share Entitlements, each Company Bonus Share Entitlement outstanding immediately prior to the Effective Time (whether vested or unvested) shall without any further action by or on behalf of a holder of Company Bonus Share Entitlements, be deemed to be unconditionally vested and issuable, and such Company Bonus Share Entitlement shall, without any further action by or on behalf of a holder of Company Bonus Share Entitlements, be deemed to be assigned and transferred by such holder to PolyMet in exchange for a cash payment from PolyMet to such holder in accordance with Article 4 of the Plan of Arrangement equal to the Consideration, less withholdings required under applicable law, and each such Company Bonus Share Entitlement shall immediately be cancelled and (i) the holders of such Company Bonus Share Entitlements shall cease to be the holders thereof and to have any rights as holders of such Company Bonus Share Entitlements other than the right to receive the consideration to which they are entitled under Section 2.3(d) of the Plan of Arrangement; (ii) such holders' names shall be removed from the register of the Company Bonus Share Entitlements maintained by or on behalf of PolyMet; and (iii) all terms in respect of such Company Bonus Share Entitlements in any agreements by which PolyMet is bound shall be terminated and shall be of no further force and effect;

(e) each of the Shares held by a Dissenting Shareholder in respect of which Dissent Rights have been validly exercised and which are described in Section 3.1(a)(i) of the Plan of Arrangement will be deemed to have been transferred by the holder thereof without any further act or formality on its part, to Glencore (free and clear of all Liens) in consideration for a debt claim against Glencore for the amount determined under Article 3 of the Plan of Arrangement, and: (i) such Dissenting Shareholder will cease to be the holder of such Shares and to have any rights as a Shareholder other than the right to be paid fair value for such Shares as set out in Section 3.1 of the Plan of Arrangement; (ii) such Dissenting Shareholder's name will be removed as the holder of such Shares from the register of Shares maintained by or on behalf of PolyMet; and (iii) Glencore will be deemed to be the transferee of such Shares free and clear of all Liens and will be entered in the register of Shares maintained by or on behalf of PolyMet; and

(f) concurrent with the transaction described in Section 2.3(e) of the Plan of Arrangement, and notwithstanding the terms of the Company Share Compensation Plan insofar as it applies to Company Restricted Stock, each Share (including all Company Restricted Stock) outstanding immediately prior to the Effective Time (other than (x) Shares described in Section 2.3(e) of the Plan of Arrangement; and (y) Shares held by Glencore) will, without any further action by or on behalf of any Shareholder (including any holder of Company Restricted Stock), be deemed to be assigned and transferred by the holder thereof to Glencore (free and clear of all Liens) in exchange for the Consideration, and: (i) each holder of such Shares (including each holder of Company Restricted Stock) will cease to be the holder of such Shares (including Company Restricted Stock) and to have any rights as a Shareholder other than the right to be paid the Consideration in accordance with this Plan of Arrangement; (ii) the name of each such holder will be removed as the holder of such Shares (including holders of Company Restricted Stock) from the register of the Shares (and register of Company Restricted Stock) maintained by or on behalf of PolyMet; and (iii) Glencore will be deemed to be the transferee of such Shares (including Company Restricted Stock) free and clear of all Liens and restrictions and will be entered in the register of the Shares maintained by or on behalf of PolyMet.

None of the foregoing steps will occur unless all of the foregoing steps occur, it being expressly provided that the events provided for in Section 2.3 of the Plan of Arrangement will be deemed to occur on the Effective Date, notwithstanding that certain procedures related thereto may not be completed until after the Effective Date.

This description of the steps is qualified in its entirety by the full text of the Plan of Arrangement annexed as Appendix B to this Circular.

Effective Date

Closing of the Arrangement shall be effective at the Effective Time on the Effective Date and will have all of the effects provided by applicable laws, including the BCBCA, which Effective Time and Effective Date shall be designated by Glencore and PolyMet by notice in writing, following the satisfaction or waiver of all conditions to completion of the Arrangement set out in Article 8 of the Arrangement Agreement (excluding any conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, where not prohibited, waiver of those conditions as of the Effective Date by the applicable Party or Parties for whose benefit such conditions exist) or, in the absence of such agreement, at 12:01 a.m. (Vancouver time) on the third Business Day following the satisfaction or waiver of all conditions to completion of the Arrangement set out in Article 8 of the Arrangement Agreement (excluding any conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, where not prohibited, waiver of those conditions as of the Effective Date by the applicable Party for whose benefit such conditions exist); provided that in no event shall closing of the Arrangement occur after the Outside Date.

Procedure for Exchange of Share Certificates by Shareholders

Enclosed with this Circular is the form of Letter of Transmittal which, when properly completed and duly executed and returned together with the Share certificate(s) or DRS Advice(s) representing Shares and all other required documents, will enable each Minority Shareholder (other than any Dissenting Shareholders) to obtain the Consideration that such holder of Shares is entitled to receive under the Arrangement.

The form of Letter of Transmittal contains complete instructions on how to exchange the Share certificate(s) or DRS Advice(s) representing your Shares for the Consideration under the Arrangement. You will not receive your Consideration under the Arrangement until after the Arrangement is completed and you have returned your properly completed documents, including the Letter of Transmittal, and the Share certificate(s) or copy of the DRS Advice(s) representing your Shares to the Depositary.

Only registered Shareholders are required to and may submit a Letter of Transmittal. If you are a beneficial or non-registered owner holding your Shares through an Intermediary, you should contact that Intermediary for instructions and assistance and carefully follow any instructions provided to you by such Intermediary.

From and after the Effective Time, all certificates or DRS Advice(s) that represented the Shares immediately prior to the Effective Time will cease to represent a claim by or interest of any Minority Shareholder of any kind or nature against or in PolyMet or Glencore, and will only represent the right to receive the Consideration (less applicable withholdings) or, in the case of any Dissenting Shareholders, the right to receive fair value for their Shares (less applicable withholdings).

Any use of mail to transmit certificate(s) or DRS Advice(s) representing Shares and the Letter of Transmittal is at each holder's risk. PolyMet recommends that such Share certificate(s) or DRS Advice(s), and other documents be delivered by hand to the Depositary and a receipt therefor be obtained or that registered mail be used (with proper acknowledgement) and appropriate insurance be obtained.

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Shares has been lost, stolen or destroyed, the Shareholder should contact the Depositary and upon the making of an affidavit describing the loss by the Shareholder claiming such Share certificate to be lost, stolen or destroyed and who was listed immediately prior to the Effective Time as the registered holder thereof on the share register maintained by or on behalf of the Company, the Depositary will, subject to the satisfaction of the conditions precedent described immediately below, deliver in exchange for such lost, stolen or destroyed certificate, the Consideration to which the holder of Shares is entitled pursuant to the Plan of Arrangement. When authorizing such delivery in exchange for any lost, stolen or destroyed certificate, the Shareholder to whom such Consideration is to be issued and delivered shall, as a condition precedent to the delivery of such Consideration, give the bond set out on the Letter of Transmittal, against any claim that may be made against PolyMet or Glencore with respect to the Share certificate alleged to have been lost, stolen or destroyed before the Shareholder can receive any cash compensation for its Shares. See also the instructions in the Letter of Transmittal.

Payment of Consideration

Following receipt of the Final Order and prior to the Effective Time, Glencore is required to deliver or cause to be delivered to the Depositary sufficient cash to satisfy the aggregate amount payable by Glencore to Shareholders, holders of Company Options, holders of Company RSUs, holders of Company DSUs and holders of Company Bonus Share Entitlements pursuant to the Plan of Arrangement, which cash will be held by the Depositary as agent and nominee (i) until completion of the Arrangement, for Glencore and (ii) following completion of the Arrangement, as agent and nominee for the former Shareholders, former holders of Company Options, former holders of Company RSUs, former holders of Company DSUs and former holders of Company Bonus Share Entitlements.

Upon surrender to the Depositary for cancellation of a certificate and/or DRS Advice which immediately prior to the Effective Time represented outstanding Shares (including Company Restricted Stock) that were transferred pursuant to the Plan of Arrangement, together with a duly completed and executed Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require, each Shareholder surrendering such certificate and/or DRS Advice shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such Shareholder, the Consideration which such Shareholder has the right to receive under the Arrangement for such Shares, less any amounts deducted and withheld pursuant to the Tax Act, the United States Internal Revenue Code of 1986 or any provision of any other Law, and any certificate and/or DRS Advice so surrendered shall forthwith be cancelled.

On or as soon as practicable after the Effective Date, the Depositary shall deliver, on behalf of Glencore, to each holder (other than Glencore or any of its affiliates) of Company Options, Company Bonus Share Entitlements, Company RSUs and Company DSUs as reflected on the register maintained by or on behalf of the Company in respect of Company Options, Company Bonus Share Entitlements, Company RSUs and Company DSUs, a cheque, wire or other form of immediately available funds representing the Consideration which such holder of Company Options, Company Bonus Share Entitlements, Company RSUs and Company DSUs, as applicable, has the right to receive under the Plan of Arrangement for such Company Options, Company Bonus Share Entitlements, Company RSUs and Company DSUs, as applicable, less any amounts required by applicable law to be withheld pursuant to Section 4.5 of the Plan of Arrangement.

Until surrendered, each Share certificate and/or DRS Advice that immediately prior to the Effective Time represented Shares shall be deemed after the Effective Time to represent only the right to receive upon such surrender a cash payment in lieu of such Share certificate and/or DRS Advice as contemplated in the Plan of Arrangement, less any amounts withheld pursuant to the Plan of Arrangement. Any such Share certificate and/or DRS Advice formerly representing Shares not duly surrendered on or before the sixth (6th) anniversary of the Effective Date shall cease to represent a claim by or interest of any former holder of Shares of any kind or nature against or in the Company or Glencore. On such date, all cash to which such former holder was entitled shall be deemed to have been surrendered to Glencore or the Company, as applicable, and shall be paid over by the Depositary to Glencore.

Any payment made by the Depositary in accordance with the Plan of Arrangement that has not been deposited or has been returned to the Depositary or that otherwise remains unclaimed, in each case, on or before the sixth (6th) anniversary of the Effective Date, and any right or claim to payment under the Plan of Arrangement that remains outstanding on the sixth (6th) anniversary of the Effective Date shall cease to represent a right or claim of any kind or nature and the right of the holder to receive the applicable Consideration for the Shares (including Company Restricted Stock), Company Bonus Share Entitlements, Company Options, Company RSUs or Company DSUs, as the case may be, in accordance with the Plan of Arrangement shall terminate and be deemed to be surrendered and forfeited to Glencore for no consideration.

No holder of Shares (including Company Restricted Stock), Company DSUs, Company RSUs, Company Options and/or Company Bonus Share Entitlements shall be entitled to receive any consideration with respect to such Shares (including Company Restricted Stock), Company DSUs, Company RSUs, Company Options and/or Company Bonus Share Entitlements other than any cash payment to which such holder is entitled to receive in accordance with the Plan of Arrangement.

Expenses of the Arrangement

PolyMet estimates that expenses in the aggregate amount of approximately US$6.0 million will be incurred by it in connection with the Arrangement, including legal, financial advisory, accounting, proxy solicitation, filing fees and costs, the cost of preparing, printing and mailing this Circular and fees in respect of the Formal Valuation and the Fairness Opinions. The estimated fees, costs and expenses in connection with the Arrangement are set forth in the table below:

Expense	Amount (to be paid in US$)
Legal	$1.0 million
Accounting and Financial Advisory	$2.0 million
Formal Valuation and Fairness Opinions	$2.3 million
SEC Filing Fee	$0.1 million
Proxy Solicitation	$0.1 million
Miscellaneous	$0.5 million
Total	$6.0 million

Except as otherwise expressly provided in the Arrangement Agreement, all out-of-pocket third party transaction expenses incurred in connection with the Arrangement Agreement and the Plan of Arrangement and the transactions contemplated thereunder, including all costs, expenses and fees of the Company incurred prior to or after the Effective Time in connection with, or incidental to, the Arrangement Agreement and Plan of Arrangement, shall be paid by the Party incurring such expenses, whether or not the Arrangement is consummated.

The Arrangement Agreement also provides that the Company will be required to pay the Termination Amount of US$12,000,000 to Glencore if the Arrangement Agreement is terminated and certain other conditions are satisfied. See "Arrangement Agreement - Termination Amount".

Sources of Funds for the Arrangement

Glencore has represented in the Arrangement Agreement that it has, and will have at the Effective Time, sufficient funds available to consummate the Arrangement, including the funds required to be paid by Glencore pursuant to the Arrangement Agreement and Plan of Arrangement. The Company and Glencore estimate that the total amount of funds required to complete the Arrangement and related transactions and pay related fees and expenses will be approximately $80,068,836.50.

Interests of Certain Persons in the Arrangement; Benefits from the Arrangement

In considering the recommendation of the Unconflicted Board of Directors with respect to the Arrangement Resolution, Minority Shareholders should be aware that certain of the directors and officers of the Company have interests in connection with the Arrangement as described in this Circular that may be in addition to, or separate from, those of Minority Shareholders generally in connection with the Arrangement. The Special Committee and the Unconflicted Board of Directors are aware of these interests and considered them along with other matters described herein.

All benefits received, or to be received, by directors, officers or employees of the Company as a result of the Arrangement are, and will be, solely in connection with their services as directors, officers or employees of the Company. No benefit has been, or will be, conferred for the purpose of increasing the value of the Consideration payable to any such person for the Shares held by such person, and no consideration is, or will be, conditional on such person supporting the Arrangement.

Indemnification and Insurance

Prior to the Effective Time, PolyMet may purchase prepaid non-cancellable run-off directors' and officers' liability insurance at a cost not exceeding US$500,000, providing coverage for a period of six years from the Effective Date with respect to claims arising from or related to facts or events which occur on or prior to the Effective Date. Should such run-off directors' and officers' liability insurance be placed through Glencore or any of its Subsidiaries' plans, Glencore has covenanted and agreed to maintain or cause to be maintained such policy with respect to PolyMet and its Subsidiaries in full force and effect and to not cancel, cause to be cancelled or do anything that would reasonably be expected to result in the cancellation or reduction of coverage of such policy.

Holdings in Shares, Company RSUs, Company DSUs, Company Options, Company Restricted Stock and Company Bonus Share Entitlements

The Shares (including Company Restricted Stock), Company RSUs, Company DSUs, Company Options and Company Bonus Share Entitlements held by the directors and executive officers of PolyMet are listed under "Information Concerning PolyMet - Ownership of Securities". Except for the Excluded Shares, the Shares (including Company Restricted Stock) held by the directors and executive officers of PolyMet will be treated in the same fashion under the Arrangement as Shares held by any other holders. This includes the right to receive a cash payment from the Company (i) in the amount of US$2.11 for each Minority Share (including each Share of Company Restricted Stock), Company DSU, Company RSU and Company Bonus Share Entitlement held, and (ii) the amount by which the Consideration exceeds the exercise price of each Company Option, for each Company Option held. See "Information Concerning PolyMet - Ownership of Securities - Situation Following the Completion of the Arrangement".

The members of the Unconflicted Board of Directors collectively hold 28,314 Shares (including nil Company Restricted Stock), nil Company RSUs, 161,403 Company DSUs, 85,000 Company Options and 40,000 Company Bonus Share Entitlements (see "Information Concerning PolyMet - Ownership of Securities") which, in accordance with the terms of the Plan of Arrangement, will, upon closing of the Arrangement, be transferred to Glencore (and immediately cancelled, in the case of Company RSUs, Company DSUs, Company Options and Company Bonus Share Entitlements) in exchange for an aggregate cash payment of US$484,702.87 to the members of the Unconflicted Board of Directors.

The executive officers of the Company collectively hold 805,837 Shares (including nil Company Restricted Stock), 1,178,387 Company RSUs, nil Company DSUs, 333,100 Company Options and nil Company Bonus Share Entitlements (see "Information Concerning PolyMet - Ownership of Securities") which, in accordance with the terms of the Plan of Arrangement, will, upon closing of the Arrangement, be transferred to Glencore (and immediately cancelled, in the case of Company RSUs, Company DSUs, Company Options and Company Bonus Share Entitlements) in exchange for an aggregate cash payment of US$4,186,713 to all such executive officers.

Employment Arrangements

Mr. Jonathan Cherry, Chairman, President and Chief Executive Officer of PolyMet, is employed by PolyMet and does not have any change of control provisions in his employment agreement. Mr. Cherry holds 468,063 Shares (including nil Company Restricted Stock), 627,570 Company RSUs and 201,100 Company Options which, in accordance with the terms of the Plan of Arrangement, will, upon closing of the Arrangement, be transferred to Glencore (and immediately cancelled, in the case of Company RSUs, Company DSUs, Company Options and Company Bonus Share Entitlements) in exchange for an aggregate cash payment of US$2,311,786. In the event the Arrangement is completed and Mr. Cherry's employment is terminated he would be entitled to receive a cash payment of $2,340,000, in addition to the cash payout values of the Shares, Company RSUs and Company Options.

Mr. Patrick Keenan, Executive Vice President and Chief Financial Officer of PolyMet, is employed by PolyMet and does not have any change of control provisions in his employment agreement. Mr. Keenan holds 238,593 Shares (including nil Company Restricted Stock), 406,194 Company RSUs and 93,800 Company Options which, in accordance with the terms of the Plan of Arrangement, will, upon closing of the Arrangement, be transferred to Glencore (and immediately cancelled, in the case of Company RSUs, Company DSUs, Company Options and Company Bonus Share Entitlements) in exchange for an aggregate cash payment of US$1,360,501. In the event the Arrangement is completed and Mr. Keenan's employment is terminated he would be entitled to receive a cash payment of $1,430,600, in addition to the cash payout values of the Shares, Company RSUs and Company Options.

Mr. Ryan Vogt, Corporate Controller of PolyMet, is employed by PolyMet and does not have any change of control provisions in his employment agreement. Mr. Vogt holds 99,181 Shares (including nil Company Restricted Stock), 144,623 Company RSUs and 38,200 Company Options which, in accordance with the terms of the Company Share Compensation Plan and the Plan of Arrangement, will (whether vested or unvested), upon closing of the Arrangement, be deemed to be unconditionally vested, transferred to Glencore and cancelled in exchange for an aggregate cash payment of US$514,426. In the event the Arrangement is completed and Mr. Vogt's employment is terminated he would be entitled to receive a cash payment of $445,600, in addition to the cash payout values of the Shares, Company RSUs and Company Options.

Intentions of Directors and Executive Officers

All directors and executive officers of the Company who hold securities of the Company have entered Support Agreements pursuant to which they have agreed, subject to the terms thereof, to vote all of their Shares IN FAVOR of the Arrangement Resolution. See "The Arrangement - Support Agreements".

Accounting Treatment of the Arrangement

The Arrangement will be accounted for in accordance with International Financial Reporting Standards (IFRS). The Company is of the view that the Arrangement would not constitute a change of control under IFRS.

Arrangements between PolyMet and Security Holders

Except as otherwise described in this Circular, PolyMet has not made or proposed to be made any agreement, commitment or understanding with a security holder of PolyMet relating to the Arrangement.

ARRANGEMENT AGREEMENT

The Arrangement Agreement and the Plan of Arrangement are the legal documents that govern the Arrangement. This section of this Circular describes the material provisions of the Arrangement Agreement but does not purport to be complete and may not contain all of the information about the Arrangement Agreement that is important to you. This summary is qualified in its entirety by the Plan of Arrangement attached as Appendix B to this Circular and the Arrangement Agreement, which is available under PolyMet's profiles on SEDAR+ at www.sedarplus.ca and EDGAR at www.sec.gov. We encourage you to read the Arrangement Agreement in its entirety. The Arrangement Agreement establishes and governs the legal relationship between PolyMet and Glencore with respect to the transactions described in this Circular. It is not intended to be a source of factual, business or operational information about PolyMet, and Glencore.

Arrangement

On July 16, 2023, the Company and Glencore entered into the Arrangement Agreement pursuant to which Glencore agreed to acquire all of the outstanding Minority Shares for US$2.11 in cash per Share and to effect the Arrangement, subject to the terms and conditions of the Arrangement Agreement.

Representations and Warranties

The Arrangement Agreement contains certain representations and warranties made by the Company to Glencore relating to the following: receipt of the Formal Valuation and Fairness Opinions; Special Committee and Board approval and recommendation; organization and qualification; subsidiaries; authority relative to the Arrangement Agreement and enforceability; Shareholder agreements; required approvals; insolvency; capitalization; public disclosure; absence of certain changes; no conflict; taxes; assets; permits; benefit plans; employment matters; acceleration of benefits; material agreements; books and records; intellectual property; environmental matters; mineral rights; litigation; financial statements; insurance; securities laws matters; conduct of business; compliance with laws; MI 61-101; restrictions on business activities; and advisors.

The Arrangement Agreement contains certain representations and warranties made by Glencore relating to the following: organization and corporate capacity; authority relative to the Arrangement Agreement and enforceability; required approvals; insolvency; no conflict; adequate funds available; and ownership of PolyMet securities.

The representations and warranties were made as of specific dates solely for the purposes of the Arrangement Agreement and may be subject to important qualifications, limitations and exceptions agreed to by the Parties. Moreover, some of the representations and warranties contained in the Arrangement Agreement are subject to a contractual standard of materiality (including a Material Adverse Effect) that may be different from that considered material to Shareholders, or those that may have been used for the purpose of allocating risk between the parties to the Arrangement Agreement rather than for the purpose of establishing facts. Information concerning the subject matter of the representations and warranties may have changed since the date of the Arrangement Agreement. For the foregoing reasons, Shareholders should not rely on the representations and warranties contained in the Arrangement Agreement as statements of factual information at the time they were made or otherwise. The representations and warranties of the Company contained in the Arrangement Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which the Arrangement Agreement is terminated in accordance with its terms

Covenants

General

In addition to the covenants summarized in greater detail below, in the Arrangement Agreement, each of the Company and Glencore has agreed to certain customary covenants relating to, among other things: (a) access to information, (b) cooperation in respect of securing the requisite waivers, consents and approvals for the completion of the Arrangement, (c) indemnification and directors and officers insurance, (d) public announcements, and (e) the notification of certain matters.

Each of the Parties also agreed to use commercially reasonable efforts to satisfy or cause the satisfaction of the conditions precedent to its obligations under the Arrangement Agreement and to take or cause to be taken, all other action and to do, or cause to be done, all other things necessary and commercially reasonable to permit the completion of the Arrangement in accordance with its obligations under the Arrangement Agreement, the Plan of Arrangement and applicable Laws and co-operate with the other Party in connection therewith, including using its commercially reasonable efforts to: (i) obtain all approvals required to be obtained by it; (ii) effect or cause to be effected all necessary registrations, filings and submissions of information requested by Governmental Entities required to be effected by it in connection with the Arrangement; (iii) oppose, lift or rescind any injunction or restraining order against it or other order or action against it seeking to stop, or otherwise adversely affecting its ability to make and complete, the Arrangement; and (iv) cooperate with the other Party in connection with the performance by it of its obligations under the Arrangement Agreement.

Conduct of Business

The Company has covenanted and agreed that from the date of the Arrangement Agreement until the earlier of the Effective Time and the time that the Arrangement Agreement is terminated in accordance with its terms (subject to certain qualifications and exceptions set out in the Arrangement Agreement):

(a) (i) the businesses of the Company, the Company's Subsidiaries and JVCo will be conducted (and in the case of the business of JVCo, the Company will use commercially reasonable efforts consistent with the terms and conditions of the Joint Venture Agreement to cause the business to be conducted) only in the ordinary course of business; (ii) the Company and each of the Company's Subsidiaries will comply with the terms of all material agreements in all material respects and the Company and the Company's Subsidiaries will use, and the Company will use commercially reasonable efforts to cause JVCo to use, commercially reasonable efforts consistent with the terms and conditions of the Joint Venture Agreement to maintain and preserve intact their respective business organizations, assets, properties, rights, goodwill and business relationships and keep available the services of their officers, employees and consultants as a group;

(b) the Company will not, directly or indirectly (and in the case of JVCo will use commercially reasonable efforts consistent with the terms and conditions of the Joint Venture Agreement to cause JVCo to not):

(i) alter or amend the constating documents of the Company, any of the Company's Subsidiaries or JVCo, as applicable;

(ii) declare, set aside or make any distribution or payment or return of capital in respect of any equity securities of the Company;

(iii) split, divide, consolidate, combine or reclassify the Shares or any other securities of the Company, the Company's Subsidiaries or JVCo, as applicable;

(iv) issue, grant, sell or pledge or authorize or agree to issue, grant, sell or pledge any Shares or other securities of the Company, the Company's Subsidiaries or JVCo, as applicable, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, Shares or other securities of the Company's Subsidiaries or JVCo, as applicable;

(v) redeem, purchase or otherwise acquire or subject to any encumbrance, any of its outstanding Shares or other securities or securities convertible into or exchangeable or exercisable for Shares or any such other securities or any shares or other securities of the Company's Subsidiaries or JVCo, as applicable;

(vi) amend the terms of any securities of the Company, the Company's Subsidiaries or JVCo, as applicable;

(vii) adopt a plan of liquidation or resolution providing for the liquidation or dissolution of the Company, the Company's Subsidiaries or JVCo, as applicable;

(viii) reorganize or merge with any other Person and will not cause or permit the Company's Subsidiaries or JVCo to reorganize, amalgamate or merge with any other Person;

(ix) create any Subsidiary or enter into any material agreement or other material arrangements regarding the control or management of the operations, or the appointment of governing bodies or enter into any joint ventures;

(x) make any material changes to any of its accounting policies, principles, methods, practices or procedures (including by adopting any material new accounting policies, principles, methods, practices or procedures), except as required by applicable Laws or under IFRS; or

(xi) enter into, modify or terminate any agreement with respect to any of the foregoing;

(c) the Company will immediately notify Glencore of any of the following occurring after the date of the Arrangement Agreement: (i) any "material change" (as defined in the Securities Act) in relation to the Company, the Company's Subsidiaries or JVCo; (ii) any event, circumstance or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (iii) any breach of the Arrangement Agreement by the Company; or (iv) any event occurring after the date of the Arrangement Agreement that would render a representation or warranty inaccurate such that any of the conditions precedent to the obligations of Glencore in the Arrangement Agreement would not be satisfied;

(d) the Company will not, and will not cause or permit the Company's Subsidiaries, and will use commercially reasonable efforts consistent with the terms and conditions of the Joint Venture Agreement to not cause or permit JVCo to (unless approved as contemplated by the Arrangement Agreement), directly or indirectly:

(i) sell, pledge, lease, license, dispose of or encumber any assets or properties of the Company, the Company's Subsidiaries or JVCo, as applicable;

(ii) acquire any corporation, partnership, association or other business organization or division thereof or any material property or asset, or make any investment by the purchase of securities, contribution of capital, property transfer, or material purchase of any property or assets of any other person;

(iii) incur any material expenses or incur any material indebtedness or issue any debt securities, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, or make any loans or advances;

(iv) pay, discharge or satisfy any material claim, liability or obligation prior to the same being due, other than the payment, discharge or satisfaction, in the ordinary course of business, of liabilities reflected or reserved against in the Financial Statements, or voluntarily waive, release, assign, settle or compromise any proceeding;

(v) engage in any new business, enterprise or other activity that is inconsistent with the existing businesses of the Company in the manner such existing businesses generally have been carried on or planned or proposed to be carried on prior to the date of the Arrangement Agreement; or

(vi) authorize any of the foregoing, or enter into or modify any agreement to do any of the foregoing;

(e) the Company will not, and will not cause or permit the Company's Subsidiaries, and will use commercially reasonable efforts consistent with the terms and conditions of the Joint Venture Agreement to not cause or permit JVCo to (unless approved as contemplated by the Arrangement Agreement), directly or indirectly, except in the ordinary course of business:

(i) terminate, fail to renew, cancel, waive, release, grant or transfer any rights of material value;

(ii) except in connection with matters otherwise permitted by the Arrangement Agreement, enter into any agreement which would be a material agreement if in existence on the date of the Arrangement Agreement, or terminate, cancel, extend, renew or amend, modify or change any material agreement;

(iii) enter into any lease or sublease of real property, or modify, amend or exercise any right to renew any lease or sublease of real property or acquire any interest in real property; or

(iv) enter into any agreement containing any provision restricting or triggered by the transactions contemplated by the Arrangement Agreement;

(f) except as is necessary to comply with applicable Laws, the Company will not, and will not permit the Company's Subsidiaries, and will use commercially reasonable efforts consistent with the terms and conditions of the Joint Venture Agreement in the case of JVCo to not permit JVCo (unless approved as contemplated by the Arrangement Agreement) to:

(i) grant to any officer, director, employee or consultant of the Company, the Company's Subsidiaries or JVCo, as applicable, an increase in compensation or benefit in any form;

(ii) grant general salary increase, fee or pay any bonus or other compensation to any directors, officers, employees or consultants of the Company, the Company's Subsidiaries or JVCo, as applicable;

(iii) grant, increase, enter into or modify any severance, change of control, retirement, retention or termination pay or benefits;

(iv) enter into or modify any employment or consulting agreement with any officer, director, employee or consultant of the Company, the Company's Subsidiaries or JVCo, as applicable;

(v) terminate the employment or consulting arrangement of any senior management employees, except for cause;

(vi) adopt, amend, make any contribution to or (z) grant any award under, any stock option plan, restricted share unit plan, deferred share unit plan, performance share unit plan or other bonus, profit sharing, option, pension, retirement, deferred compensation, insurance, incentive compensation, compensation or other similar plan, agreement, trust, fund or arrangement for the benefit of directors or senior officers or former directors or senior officers of the Company, the Company's Subsidiaries or JVCo, as applicable; or

(vii) take any action to accelerate the time of payment of any compensation or benefits, amend or waive any performance or vesting criteria or accelerate vesting under any compensation plan;

(g) the Company will not, and will not cause or permit the Company's Subsidiaries, and will use commercially reasonable efforts consistent with the terms and conditions of the Joint Venture Agreement to not cause or permit JVCo, to make any loan to any officer director, employee or consultant of the Company, the Company's Subsidiaries or JVCo, as applicable;

(h) the Company will use commercially reasonable efforts to cause the current insurance (or reinsurance) policies maintained by the Company, including directors' and officers' insurance, not to be cancelled or terminated and to prevent any of the coverage thereunder from lapsing, unless at the time of such termination, cancellation or lapse, replacement policies underwritten by insurance or re insurance companies of nationally recognized standing having comparable deductions and providing coverage comparable to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect, provided, however, that the Company will not obtain or renew any insurance (or reinsurance) policy for a term exceeding 12 months;

(i) the Company will not, and will not cause or permit the Company's Subsidiaries, and will use commercially reasonable efforts consistent with the terms and conditions of the Joint Venture Agreement to not cause or permit JVCo (unless approved as contemplated by the Arrangement Agreement), to make an application to amend, terminate, allow to expire or lapse or otherwise modify any of its material permits or take any action or fail to take any action which action or failure to act would result in the material loss, expiration or surrender of, or the loss of any material benefit under, or reasonably be expected to cause any Governmental Entity to institute proceedings for the suspension, revocation or limitation of rights under, any material permit necessary to conduct its businesses as now being conducted;

(j) the Company will, and will cause the Company's Subsidiaries, and will use commercially reasonable efforts consistent with the terms and conditions of the Joint Venture Agreement to cause JVCo, to: (i) duly and timely file all Tax returns required to be filed by the applicable entity on or after the date of the Arrangement Agreement and all such Tax returns will be true, complete and correct in all material respects; and (ii) timely withhold, collect, remit and pay all Taxes which are to be withheld, collected, remitted or paid by the applicable entity to the extent due and payable except for any Taxes contested in good faith pursuant to applicable Laws, and the Company will not: (A) change its tax accounting methods, principles or practices, except insofar as may have been required by a change in IFRS or applicable law; (B) settle, compromise or agree to the entry of judgment with respect to any action, claim or other proceeding relating to Taxes (other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Financial Statements); (C) enter into any tax sharing, tax allocation or tax indemnification agreement; (D) make a request for a tax ruling to any Governmental Entity; or (E) agree to any extension or waiver of the limitation period relating to any material Tax claim or assessment or reassessment;

(k) the Company will not, and will not cause or permit the Company's Subsidiaries, and will use commercially reasonable efforts consistent with the terms and conditions of the Joint Venture Agreement to not cause or permit JVCo to (unless approved as contemplated by the Arrangement Agreement), to settle or compromise any action, claim or other proceeding: (i) brought against the applicable entity for damages or providing for the grant of injunctive relief or other non-monetary remedy ("Litigation"); or (ii) brought by any present, former or purported holder of the applicable entity's securities in connection with the transactions contemplated by the Arrangement Agreement or the Arrangement;

(l) the Company will not, and will not cause or permit the Company's Subsidiaries, and will use commercially reasonable efforts consistent with the terms and conditions of the Joint Venture Agreement to not cause or permit JVCo (unless approved as contemplated by the Arrangement Agreement), to commence any Litigation (other than litigation to enforce the terms of the Arrangement Agreement, to enforce other obligations of Glencore or as a result of litigation commenced against the Company);

(m) the Company will not, and will not cause or permit the Company's Subsidiaries, and will use commercially reasonable efforts consistent with the terms and conditions of the Joint Venture Agreement to not cause or permit JVCo (unless approved as contemplated by the Arrangement Agreement) to enter into or renew any agreement (i) containing (A) any limitation or restriction on the ability of the Company, the Company's Subsidiaries or JVCo, as applicable, or, following consummation of the transactions contemplated by the Arrangement Agreement, on the ability of Glencore or any of its affiliates (including the Company), to engage in any type of activity or business, (B) any limitation or restriction on the manner in which, or the localities in which, all or any portion of the business of the Company, the Company's Subsidiaries or JVCo, as applicable, or, following consummation of the transactions contemplated by the Arrangement Agreement, all or any portion of the business of Glencore or any of its affiliates (including the Company), is or would be conducted or (C) any limitation or restriction on the ability of the Company, the Company's Subsidiaries or JVCo, as applicable, or, following consummation of the transactions contemplated by the Arrangement Agreement, the ability of Glencore or any of its affiliates (including the Company), to solicit customers or employees, or (ii) that would reasonably be expected to prevent or significantly impede or materially delay the completion of the Arrangement;

(n) the Company will not, and will not cause or permit any of the Company's Subsidiaries, and will use commercially reasonable efforts consistent with the terms and conditions of the Joint Venture Agreement to not cause or permit JVCo (unless approved as contemplated by the Arrangement Agreement), to take any action which would render, or which reasonably may be expected to render, any representation or warranty made by the Company in the Arrangement Agreement untrue or inaccurate in any material respect at any time prior to the Effective Date if then made; and

(o) as is applicable, the Company will not, and will not cause or permit the Company's Subsidiaries, and will use commercially reasonable efforts consistent with the terms and conditions of the Joint Venture Agreement to not cause or permit JVCo (unless approved as contemplated by the Arrangement Agreement), to agree, announce, resolve, authorize or commit to do any of the foregoing.

Mutual Covenants

Each of the Parties has covenanted and agreed that, subject to the terms and conditions of the Arrangement Agreement, from the date of the Arrangement Agreement until the earlier of the Effective Time and the time that the Arrangement Agreement is terminated in accordance with its terms:

(a) it will use commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations under the Arrangement Agreement to the extent the same is within its control and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary and commercially reasonable to permit the completion of the Arrangement in accordance with its obligations under the Arrangement Agreement, the Plan of Arrangement and applicable Laws and cooperate with the other Party in connection therewith, including using its commercially reasonable efforts to:

(i) obtain all approvals required to be obtained by it;

(ii) effect or cause to be effected all necessary registrations, filings and submissions of information requested by Governmental Entities required to be effected by it in connection with the Arrangement;

(iii) oppose, lift or rescind any injunction or restraining order against it or other order or action against it seeking to stop, or otherwise adversely affecting its ability to make and complete, the Arrangement; and

(iv) cooperate with the other Party in connection with the performance by it of its obligations hereunder;

(b) forthwith carrying out the terms of the Interim Order and Final Order to the extent applicable to it and taking all necessary actions to give effect to the transactions contemplated in the Arrangement Agreement;

(c) it will use commercially reasonable efforts not to take or cause to be taken any action which is inconsistent with the Arrangement Agreement or which would reasonably be expected to prevent or significantly impede or materially delay the completion of the Arrangement; and

(d) it will use commercially reasonable efforts to execute and do all acts, further deeds, things and assurances as may be required in the reasonable opinion of the other Party's legal counsel to permit the completion of the Arrangement.

Regulatory Approval

Subject to the terms and conditions of the Arrangement Agreement, each Party (as applicable to that Party) has covenanted and agreed, with respect to obtaining all Regulatory Approvals required for the completion of the Arrangement, to use its commercially reasonable efforts to make, or cause to be made, all filings and applications with, and give all notices and submissions to Governmental Entities as soon as reasonably practicable upon execution of the Arrangement Agreement. For greater certainty and without limiting the generality of the foregoing:

(a) each Party shall use its commercially reasonable efforts to obtain all required Regulatory Approvals and shall cooperate with the other Party in connection with all Regulatory Approvals sought by the other Party;

(b) each Party shall use its commercially reasonable efforts to respond promptly to any request or notice from any Governmental Entity requiring that Party to supply additional information that is relevant to the review of the transactions contemplated by the Arrangement Agreement in respect of obtaining or concluding the Regulatory Approvals sought by either Party, and each Party shall cooperate with the other Party and shall furnish to the other Party such information and assistance as a Party may reasonably request in connection with preparing any submission or responding to such request or notice from a Governmental Entity;

(c) each Party shall permit the other Party an opportunity to review in advance any proposed substantive applications, notices, filings, submissions, undertakings, correspondence and communications (including responses to requests for information and inquiries from any Governmental Entity) in respect of obtaining or concluding all required Regulatory Approvals, and shall provide the other Party with a reasonable opportunity to comment thereon and agree to consider those comments in good faith;

(d) each Party shall provide the other Party with any substantive applications, notices, filings, submissions, undertakings or other substantive correspondence provided to a Governmental Entity, or any substantive communications received from a Governmental Entity, in respect of obtaining or concluding the required Regulatory Approvals;

(e) each Party shall keep the other Party reasonably informed on a timely basis of the status of discussions relating to obtaining or concluding the required Regulatory Approvals sought by such Party and, for greater certainty, no Party shall participate in any substantive meeting (whether in person, by telephone or otherwise) with a Governmental Entity in respect of obtaining or concluding the required Regulatory Approvals unless it advises the other Party in advance and gives such other Party an opportunity to attend;

(f) in connection with obtaining all required Regulatory Approvals, Glencore shall use its commercially reasonable efforts to obtain such required Regulatory Approvals as soon as is reasonably practicable after the date of the Arrangement Agreement;

(g) notwithstanding the foregoing undertakings, a Party that is required to provide any information (the "disclosing Party") to the other Party (the "receiving Party") shall not be required to provide to the receiving Party any information that it reasonably considers to be competitively sensitive; provided, that, in such circumstance, the disclosing Party shall provide the information to the receiving Party's external legal counsel on an "external counsel only basis" (prior to doing so, the disclosing Party may seek an assurance from the receiving Party's external legal counsel that it will not provide such information to the receiving Party) and, where reasonably practicable, shall provide a redacted version to the receiving Party; and

(h) nothing in the Arrangement Agreement shall obligate Glencore or any of its affiliates or the Company to: (i) propose, negotiate, effect or agree to the sale, divestiture, lease, license, transfer, disposal of or other encumbrance, behavioral remedy or commitment, or the holding separate of, any assets, licenses, operations, rights, products lines or businesses of Glencore or any of its affiliates or the Company; (ii) terminate, restrict, modify or amend any existing relationships, ventures, contractual rights or obligations of Glencore or any of its affiliates or the Company, including pursuant to the Arrangement Agreement; (iii) expend any material funds or incur any material burden; (iv) create any relationship, contractual rights or obligations; (v) effectuate any other change or restructuring to Glencore or any of its affiliates or the Company; (vi) commence or participate in any litigation in order to obtain any waivers, consents or approvals of any Governmental Entity; or (vii) litigate, defend, challenge or contest any action, suit or proceeding (including any action, suit or proceeding seeking a temporary restraining order or preliminary injunction) challenging the Arrangement Agreement or the transactions contemplated hereby or otherwise take any action that limits the freedom of action with respect to Glencore's ability to retain any of the businesses or assets of, Glencore or any of its affiliates or the Company.

Acquisition Proposals

With respect to Acquisition Proposals, the Parties have agreed as follows (the "Provisions Relating to Acquisition Proposals"):

(a) Except as expressly contemplated in the Provisions Relating to Acquisition Proposals, until the earlier of the Effective Time or the date, if any, on which the Arrangement Agreement is terminated pursuant to the termination provisions thereof, the Company shall not and shall cause the Company's Subsidiaries and the Company's Representatives and the Company's Subsidiaries' Representatives to not, and shall use commercially reasonably efforts to cause JVCo to not directly or indirectly through any other person:

(i) make, initiate, solicit or knowingly encourage (including by way of furnishing or affording access to information or any site visit), or knowingly take any other action that facilitates, directly or indirectly, any inquiries or the making of any proposal or offer with respect to an Acquisition Proposal or that reasonably could be expected to lead to an Acquisition Proposal; or

(ii) participate in any discussions or negotiations with, furnish information to, or otherwise co-operate in any way with, any person (other than Glencore) regarding an Acquisition Proposal or that reasonably could be expected to lead to an Acquisition Proposal; or

(iii) remain neutral with respect to, or agree to, approve or recommend, or propose publicly to agree, approve or recommend any Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to an Acquisition Proposal for a period of five Business Days after such Acquisition Proposal has been publicly announced shall be deemed not to constitute a violation of the foregoing covenant) provided the Board has rejected such Acquisition Proposal and reaffirmed its recommendation in favor of the Arrangement before the end of such five Business Day period (or if the Meeting is scheduled to occur within such five Business Day period, prior to the Business Day before the date of the Meeting); or

(iv) make or propose publicly to make a Change of Recommendation; or

(v) accept, enter into, or propose publicly to accept or enter into, any agreement, understanding, undertaking or arrangement effecting or related to any Acquisition Proposal or potential Acquisition Proposal; or

(vi) make any public announcement or take any other action inconsistent with the approval or recommendation of the Board (or any committee thereof) of the transactions contemplated by the Arrangement Agreement.

(b) The Company and its Representatives will and will cause the Company's Subsidiaries and all of their Representatives, and will use commercially reasonable efforts to cause JVCo (for the avoidance of doubt, without violating the terms and conditions of the Joint Venture Agreement), to immediately cease any solicitation, encouragement, discussion or negotiation with any person (other than Glencore) by the Company or any of the Company's Representatives, the Company's Subsidiaries and their Representatives or JVCo with respect to any Acquisition Proposal and, in connection therewith, the Company will, and in the case of JVCo will use commercially reasonable efforts to cause JVCo (for the avoidance of doubt, without violating the terms and conditions of the Joint Venture Agreement) to: (i) discontinue access to any of the Company, the Company's Subsidiaries or JVCo's, as applicable, confidential information, including access to any data room, virtual or otherwise, to any person (other than access by Glencore and its Representatives); and (ii) promptly request and exercise all rights it has to require, and in the case of JVCo use commercially reasonable efforts to cause JVCo (for the avoidance of doubt, without violating the terms and conditions of the Joint Venture Agreement) to require: (A) the return or destruction of all copies of any confidential information regarding the Company, the Company's Subsidiaries or JVCo, as applicable, provided to any person other than Glencore and its Representatives; and (B) the destruction of all material including or incorporating or otherwise reflecting such confidential information, and using its commercially reasonable efforts to ensure that such requests are fully complied with in accordance with the terms of such rights or entitlements.

(c) Notwithstanding anything to the contrary contained in the Provisions Relating to Acquisition Proposals, in the event that the Company receives a bona fide written Acquisition Proposal from any person (which person, for the avoidance of doubt, is not restricted from making such Acquisition Proposal pursuant to a confidentiality, standstill or similar restriction) after the date of the Arrangement Agreement and prior to the Meeting that was not solicited by the Company or any of the Company's Representatives, the Company's Subsidiaries and their Representatives or JVCo, and that did not otherwise result from a breach of the Provisions Relating to Acquisition Proposals, and subject to the Company having (and continuing to comply) with the Provisions Relating to Acquisition Proposals, in all material respects, the Company and its Representatives may:

(i) contact such person solely to clarify the terms and conditions of such Acquisition Proposal, if, in so doing, no other information that is prohibited from being communicated under the Arrangement Agreement is communicated to such person; and

(ii) (A) participate in any discussions or negotiations regarding such Acquisition Proposal; or (B) furnish information with respect to the Company to such person in each case pursuant to an Acceptable Confidentiality Agreement, provided that: (I) the Company provides a copy of such Acceptable Confidentiality Agreement to Glencore promptly upon its execution; and (II) the Company contemporaneously provides to Glencore any non-public information concerning the Company that is provided to such person which was not previously provided to Glencore or its Representatives, provided, however, that, prior to taking any action described in paragraph (c)(ii) above, the Board (based on, among other things, the recommendation of the Special Committee) determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal is or could reasonably be expected to lead to a Superior Proposal.

(d) The Company will promptly (and, in any event, within 24 hours) notify Glencore, at first orally and thereafter in writing, of any: (i) Acquisition Proposal (whether or not in writing) received by: (A) the Company; (B) any of the Company's Subsidiaries; (C) any Representative of the Company; (D) any Representative of any of the Company's Subsidiaries; or (E) JVCo; (ii) inquiry received by: (A) the Company; (B) any of the Company's Subsidiaries; (C) any Representative of the Company; (D) any Representative of any of the Company's Subsidiaries or (E) JVCo that, in each case, could reasonably be expected to lead to an Acquisition Proposal; (iii) request received by: (A) the Company; (B) any of the Company's Subsidiaries; (C) any Representative of the Company; (D) any Representative of any of the Company's Subsidiaries; or (E) JVCo, in each case, for (I) non-public information relating to the Company, (II) any of the Company's Subsidiaries or (III) JVCo in connection with an Acquisition Proposal or (IV) access to the properties, books or records of the Company by any person that, in each case informs the Company, any of the Company's Subsidiaries, JVCo, any Representative of the Company or any Representative of any of the Company's Subsidiaries that the requestor is considering making an Acquisition Proposal, and with such notification Glencore shall promptly (and, in any event within 24 hours) be provided with a copy of the Acquisition Proposal, a description of the material terms and conditions of such inquiry or request and the identity of the person making such Acquisition Proposal, inquiry or request, and such other information concerning such Acquisition Proposal, inquiry or request as Glencore may reasonably request. The Company will keep Glencore promptly and reasonably informed of the status and details (including all amendments) of any such Acquisition Proposal, inquiry or request. Without limiting the generality of the foregoing, the Company shall provide to Glencore copies of all correspondence if in written or electronic form, and if not in written or electronic form, a description of the terms of such correspondence communicated to the Company by or on behalf of any person making any such Acquisition Proposal, inquiry, proposal offer or request (other than non-substantive communications that are not, or could not reasonably be considered by Glencore to be, material or otherwise relevant to Glencore).

(e) Except as expressly permitted by the Provisions Relating to Acquisition Proposals, neither the Board, nor any committee thereof shall: (i) withdraw, modify, qualify or change in a manner adverse to Glencore, or publicly propose to withdraw, modify, qualify or change in a manner adverse to Glencore, the approval or recommendation of the Board (or any committee thereof) of the transactions contemplated by the Arrangement Agreement (including the recommendation that the Shareholders vote in favor of the Arrangement Resolution) (it being understood that publicly taking no position or a neutral position by the Board (or any committee thereof) with respect to an Acquisition Proposal for a period exceeding five Business Days after such Acquisition Proposal has been publicly announced shall be deemed to constitute such a withdrawal, modification, qualification or change); (ii) accept, approve, endorse or recommend or publicly propose to accept, approve, endorse or recommend any Acquisition Proposal; (iii) permit the Company to accept or enter into, or publicly propose to enter into (or permit any such actions in the case of the Board or any committee thereof), any letter of intent, memorandum of understanding or other agreement, agreement in principle, acquisition agreement, merger agreement or similar agreement or understanding, other than an Acceptable Confidentiality Agreement (an "Acquisition Agreement") with respect to any Acquisition Proposal; or (iv) permit the Company to accept or enter into any agreement requiring the Company to abandon, terminate or fail to consummate the Arrangement or providing for the payment of any break, termination or other amounts or expenses to any person proposing an Acquisition Proposal in the event that the Company completes the transactions contemplated by the Arrangement Agreement or any other transaction with Glencore or any of its affiliates.

(f) Notwithstanding paragraph (e) above, in the event the Company receives a bona fide Acquisition Proposal that is a Superior Proposal from any person after the date of the Arrangement Agreement and prior to the Meeting, then the Board may (based on, among other things, the recommendation of the Special Committee), prior to the Meeting: (i) make a Change of Recommendation; and (ii) cause the Company to terminate the Arrangement Agreement and enter into a definitive agreement with respect to such Superior Proposal, if but only if:

(i) the Company has given written notice to Glencore that it has received such Superior Proposal and that the Board has determined that: (I) such Acquisition Proposal constitutes a Superior Proposal (based on, among other things, the recommendation of the Special Committee); and (II) the Board (based on, among other things, the recommendation of the Special Committee) intends to enter into an Acquisition Agreement with respect to such Superior Proposal promptly following the making of such determination, together with a summary of the material terms of any proposed Acquisition Agreement or other agreement relating to such Superior Proposal (together with a copy of such agreement and any ancillary agreements and supporting documents including any financing documents) to be executed with the person making such Superior Proposal, and, if applicable, a written notice from the Board regarding the value or range of values in financial terms that the Board (based on, among other things, the recommendation of the Special Committee) has, in consultation with its financial advisors, determined should be ascribed to any non-cash consideration offered in the Superior Proposal;

(ii) a period of five full Business Days (such period being the "Superior Proposal Notice Period") shall have elapsed from the date Glencore received the notice from the Company referred to above (and if applicable, the notice from the Board with respect to any non-cash consideration as contemplated above) together with the summary of material terms and copies of agreements referred to therein. During the Superior Proposal Notice Period, Glencore shall have the right, but not the obligation, to propose to amend the terms of the Arrangement Agreement and the Arrangement;

(iii) the Company did not breach any of the Provisions Relating to Acquisition Proposals in connection with the preparation or making of such Acquisition Proposal and the Company has (and continues to) comply with the other terms of the Provisions Relating to Acquisition Proposals in all material respects;

(iv) the Board (based on, among other things, the recommendation of the Special Committee) shall have determined in accordance with paragraph (g) below that such Acquisition Proposal remains a Superior Proposal compared to the Arrangement as proposed to be amended by Glencore;

(v) prior to entering into such definitive agreement the Company terminates the Arrangement Agreement pursuant to its termination right upon a Superior Proposal; and

(vi) the Company has previously, or concurrently will have, paid to Glencore the Termination Amount.

(g) The Board will review in good faith any offer made by Glencore to amend the terms of the Arrangement Agreement and the Arrangement in order to determine, in consultation with its financial advisors and outside legal counsel, whether the proposed amendments would, upon acceptance, result in the Acquisition Proposal previously constituting a Superior Proposal ceasing to be a Superior Proposal. The Company agreed that the fact of the making of, and each of the terms of, any such proposed amendments shall be kept strictly confidential and shall not be disclosed to any person (including the person having made the Superior Proposal), other than the Company's Representatives, without Glencore's prior written consent. If the Board (based on, among other things, the recommendation of the Special Committee) determines that such Acquisition Proposal would cease to be a Superior Proposal as a result of the amendments proposed by Glencore, the Company will forthwith so advise Glencore and will promptly thereafter accept the offer by Glencore to amend the terms of the Arrangement Agreement and the Arrangement and the Parties agreed to take such actions and execute such documents as are necessary to give effect to the foregoing. If the Board (based on, among other things, the recommendation of the Special Committee) continues to believe in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal remains a Superior Proposal and therefore rejects Glencore's offer to amend the Arrangement Agreement and the Arrangement, if any, the Company may, subject to compliance with the other provisions of the Arrangement Agreement, terminate the Arrangement Agreement in accordance with its termination right upon a Superior Proposal to enter into an Acquisition Agreement in respect of such Superior Proposal.

(h) Each successive amendment or modification of any Superior Proposal shall constitute a new Superior Proposal for the purposes of the provisions in the foregoing paragraph (f) and shall require a new five full Business Day Superior Proposal Notice Period from the date described in the foregoing paragraph (f) with respect to such new Superior Proposal. If the Meeting is scheduled to occur during a Superior Proposal Notice Period, upon the request of Glencore the Company shall adjourn or postpone the Meeting to: (i) a date specified by Glencore that is not earlier than eight Business Days after the date on which the Meeting was originally scheduled to be held: or (ii) if Glencore does not specify such date to the eighth Business Day after the date on which the Meeting was originally scheduled to be held.

(i) The Board shall reaffirm its recommendation in favor of the Arrangement by news release promptly after: (i) the Board (based on, among other things, the recommendation of the Special Committee) has determined that any Acquisition Proposal is not a Superior Proposal if the Acquisition Proposal has been publicly announced or made; or (ii) the Board (based on, among other things, the recommendation of the Special Committee) makes the determination referred to in paragraph (g) above that an Acquisition Proposal that has been publicly announced or made and which previously constituted a Superior Proposal has ceased to be a Superior Proposal. Glencore shall be given a reasonable opportunity to review and comment on the form and content of any such news release. Such news release shall state that the Board (based on, among other things, the recommendation of the Special Committee) has determined that such Acquisition Proposal is not a Superior Proposal.

(j) The Company will not become a party to any contract with any person subsequent to the date of the Arrangement Agreement that limits or prohibits the Company from: (i) providing or making available to Glencore and its affiliates and Representatives any information provided or made available to such person or its officers, directors, employees, consultants, advisors, agents or other representatives (including solicitors, accountants, investment bankers and financial advisors) pursuant to any confidentiality agreement described in the Provisions Relating to Acquisition Proposals; or (ii) providing Glencore and its affiliates and Representatives with any other information required to be given to it by the Company under the Provisions Relating to Acquisition Proposals.

(k) The Company agreed: (i) not to, and in the case of JVCo to use commercially reasonable efforts to cause JVCo (for the avoidance of doubt, without violating the terms and conditions of the Joint Venture Agreement) not to, release any persons from, or terminate, modify, amend or waive the terms of, any confidentiality agreement or standstill agreement or standstill provisions in any such confidentiality agreement that the Company, any Subsidiary of the Company or JVCo, as applicable, entered into prior to the date of the Arrangement Agreement; and (ii) to promptly and diligently, and in the case of JVCo, to use commercially reasonable efforts to cause JVCo (for the avoidance of doubt, without violating the terms and conditions of the Joint Venture Agreement) to promptly and diligently enforce all standstill, non-disclosure, non-disturbance, non-solicitation and similar covenants that the Company or any of the Company's Subsidiaries has entered into prior to the date of the Arrangement Agreement or enter into after the date of the Arrangement Agreement.

(l) The Company represented and warranted that since December 31, 2021, neither the Company nor any of the Company's Subsidiaries nor, to knowledge of the Company, JVCo, has waived any confidentiality, standstill, use or similar agreement, restriction or covenant to which the Company, the Company's Subsidiaries or JVCo is a party.

(m) Notwithstanding any of the Provisions Relating to Acquisition Proposals, the Board shall have the right to respond, within the time and in the manner required by applicable Securities Laws, to any take-over bid or tender or exchange offer made for the Shares that it determines is not a Superior Proposal, provided that the Company shall have provided:

(i) at least ten Business Days' notice to Glencore of the mailing of any applicable circular; and

(ii) Glencore and its outside legal counsel with a reasonable opportunity to review and comment on the form and content of any disclosure to be made pursuant to the foregoing and shall have given reasonable consideration to comments made by Glencore and its outside legal counsel; and further provided, that, notwithstanding that the Board may be permitted to take any such action under this paragraph (m), the Board may not make a Change of Recommendation other than as permitted by paragraph (f) above.

(n) The Company shall ensure that the Company's Representatives and the Company's Subsidiaries and the Company's Subsidiaries' Representatives are aware of the Provisions Relating to Acquisition Proposals, and the Company shall be responsible for any breach of the Provisions Relating to Acquisition Proposals by any of the Company's Representatives, the Company's Subsidiaries or the Company's Subsidiaries' Representatives.

Conditions to Closing

Mutual Conditions Precedent

The respective obligations of the Parties to complete the Arrangement are subject to the satisfaction, or mutual waiver by the Parties, on or before the Effective Date, of each of the following conditions, each of which are for the mutual benefit of the Company and Glencore and which may be waived, in whole or in part, by Glencore and the Company at any time:

(a) the Arrangement Resolution will have been approved by the Shareholders at the Meeting in accordance with the Interim Order and applicable Laws;

(b) each of the Interim Order and Final Order will have been obtained in form and substance satisfactory to each of the Company and Glencore, each acting reasonably, and will not have been set aside or modified in any manner unacceptable to either the Company or Glencore, each acting reasonably, on appeal or otherwise;

(c) no Law will have been enacted, issued, promulgated, enforced, made, entered, issued or applied and no proceeding will otherwise have been taken under any Laws or by any Governmental Entity (whether temporary, preliminary or permanent) that makes the Arrangement illegal or otherwise directly or indirectly cease trades, enjoins, restrains or otherwise prohibits completion of the Arrangement;

(d) all Regulatory Approvals shall have been obtained or received on terms that are reasonably satisfactory to each of the Parties; and

(e) the Arrangement Agreement shall not have been terminated in accordance with its terms.

Additional Conditions Precedent to the Obligations of the Company

The obligation of the Company to complete the Arrangement will be subject to the satisfaction, or waiver by the Company, on or before the Effective Date, of each of the following conditions, each of which is for the exclusive benefit of the Company and which may be waived by the Company at any time, in whole or in part, in its sole discretion and without prejudice to any other rights that the Company may have:

(a) Glencore shall have complied in all material respects with its obligations, covenants and agreements in the Arrangement Agreement to be performed and complied with on or before the Effective Date;

(b) the representations and warranties of Glencore shall be true and correct as of the Effective Date as if made on and as of such date (except for such representations and warranties which refer to or are made as of another specified date, in which case such representations and warranties will have been true and correct as of that date) and except for breaches of representations and warranties which individually or in the aggregate have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect with respect to Glencore's ability to satisfy its obligations under the Arrangement Agreement;

(c) Glencore shall have complied with its obligations to deposit in escrow with the Depositary sufficient funds to satisfy the aggregate Consideration payable pursuant to the Plan of Arrangement and the Depositary shall have confirmed receipt of the Consideration; and

(d) the Company shall have received a certificate of Glencore signed by a senior officer of Glencore and dated the Effective Date certifying that the conditions precedent to the obligations of the Company have been satisfied, which certificate will cease to have any force and effect after the Effective Time.

Additional Conditions Precedent to the Obligations of Glencore

The obligation of Glencore to complete the Arrangement will be subject to the satisfaction, or waiver by Glencore, on or before the Effective Date, of each of the following conditions, each of which is for the exclusive benefit of Glencore and which may be waived by Glencore at any time, in whole or in part, in its sole discretion and without prejudice to any other rights that Glencore may have:

(a) the Company shall have complied in all material respects with its obligations, covenants and agreements in the Arrangement Agreement to be performed and complied with on or before the Effective Date;

(b) (i) the representations and warranties of the Company relating to organization and qualification, subsidiaries, authority relative to the Arrangement Agreement and capitalization shall be true and correct in all respects as of the Effective Date as if made on and as of such date (except for such representations and warranties which refer to or are made as of another specified date, in which case such representations and warranties will have been true and correct as of that date) and (ii) the other representations and warranties of the Company are true and correct in all respects (disregarding for this purpose all materiality or Material Adverse Effect qualifications) as of the Effective Date as if made on and as of such date (except for such representations and warranties which refer to or are made as of another specified date, in which case such representations and warranties will have been true and correct as of that date) except for breaches of representations and warranties which individually or in the aggregate have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(c) Shareholders shall not have exercised Dissent Rights in connection with the Arrangement (other than Shareholders representing not more than 7.5% of the Shares then outstanding);

(d) there shall not have occurred a Material Adverse Effect since the date of the Arrangement Agreement;

(e) there shall not be pending or threatened in writing any proceeding by or before any Governmental Entity or by any other person that is reasonably likely to result in any: (i) prohibition or restriction on the acquisition by Glencore of any Shares or the completion of the Arrangement or any person obtaining from any of the Parties any material damages directly in connection with the Arrangement; (ii) prohibition or material limit on the ownership by Glencore of the Company or of any of the Company's Subsidiaries or of JVCo or any material portion of their respective businesses or assets; (iii) imposition of limitations on the ability of Glencore to acquire or hold, or exercise full rights of ownership of, any Shares, including the right to vote such Shares; and

(f) Glencore shall have received from the Company a certificate to the effect that the interests in the Company are not "United States real property interests" within the meaning of Section 897 of the Code;

(g) the Company shall have (i) made all Additional Other Filings; and (ii) entered into all Contractual Arrangements, (in each case) to the satisfaction of Glencore, acting reasonably; and

(h) Glencore shall have received a certificate of the Company signed by a senior officer of the Company and dated the Effective Date certifying that the conditions precedent to the obligations of Glencore set out in paragraphs (a), (b), (c) and (d) above have been satisfied, which certificate will cease to have any force and effect after the Effective Time.

Termination

The Arrangement Agreement may be terminated and the Arrangement may be abandoned at any time prior to the Effective Time by:

(a) mutual written consent of the Company and Glencore;

(b) either the Company or Glencore if:

(i) the Effective Time does not occur on or before the Outside Date, except that the right to terminate the Arrangement Agreement for this reason shall not be available to any Party whose failure to fulfil any of its obligations or breach of any of its representations and warranties under the Arrangement Agreement has been a principal cause of, or resulted in, the failure of the Effective Time to occur by such date;

(ii) the Arrangement Resolution shall have failed to obtain the required Shareholder Approval at the Meeting (including any adjournment or postponement thereof) in accordance with the Interim Order, except that the right to terminate the Arrangement Agreement for this reason shall not be available to any Party whose failure to fulfil any of its obligations or breach of any of its representations and warranties under the Arrangement Agreement has been a principal cause of, or resulted in, the failure of the Arrangement Resolution to obtain such required Shareholder Approval; or

(iii) if any Law makes the completion of the Arrangement or the transactions contemplated by the Arrangement Agreement illegal or otherwise prohibited, and such Law has become final and non-appealable, except that the right to terminate the Arrangement Agreement for this reason shall not be available to any Party whose failure to fulfil any of its obligations or breach of any of its representations and warranties under the Arrangement Agreement has been a principal cause of, or resulted in, the enactment, making or enforcement of such Law.

(c) Glencore if:

(i) either: (A) the Board (or any committee thereof) fails to publicly make a recommendation that the Shareholders vote in favor of the Arrangement Resolution as contemplated in the Arrangement Agreement or the Company or the Board (or any committee thereof) withdraws, modifies, qualifies or changes in a manner adverse to Glencore its approval or recommendation of the Arrangement (it being understood that publicly taking no position or a neutral position by the Company and/or the Board with respect to an Acquisition Proposal for a period exceeding five Business Days after an Acquisition Proposal has been publicly announced (or if the Meeting is scheduled to occur within such five Business Day period, prior to the Business Day before the date of the Meeting) shall be deemed to constitute such a withdrawal, modification, qualification or change); (B) Glencore requests that the Board (or any committee thereof) reaffirm its recommendation that the Shareholders vote in favor of the Arrangement Resolution and the Board (or any committee thereof) shall not have done so by the earlier of (1) the end of the fifth Business Day following receipt of such request and (2) the Meeting (each of the foregoing a "Change of Recommendation"): (C) the Company or the Board (or any committee thereof) accepts, approves, endorses or recommends any Acquisition Proposal; (D) the Company enters into an Acquisition Agreement in respect of any Acquisition Proposal (other than an Acceptable Confidentiality Agreement permitted under the Arrangement Agreement); or (E) the Company or the Board (or any committee thereof) publicly proposes or announces its intention to do any of the foregoing;

(ii) the Company breaches the Provisions Relating to Acquisition Proposals in a material respect;

(iii) subject to compliance with the notice and cure provisions of the Arrangement Agreement, the Company breaches any of its representations, warranties, covenants or agreements contained in the Arrangement Agreement, which breach would cause any of the mutual conditions precedent or any of the conditions precedent to the obligations of Glencore set forth in the Arrangement Agreement not to be satisfied and such breach is incapable of being cured or is not cured in accordance with the notice and cure provisions of the Arrangement Agreement, and provided, however, that Glencore is not then in breach of the Arrangement Agreement so as to cause any of the mutual conditions precedent or any of the conditions precedent to the obligations of the Company set forth in the Arrangement Agreement not to be satisfied; or

(iv) there has occurred a Material Adverse Effect after the date of the Arrangement Agreement.

(d) the Company if:

(i) the Board (based on, among other things, the recommendation of the Special Committee) approves, and authorizes the Company to enter into, a definitive agreement providing for the implementation of a Superior Proposal prior to the Meeting, in accordance with the terms of the Arrangement Agreement and the Company has paid or concurrently pays the Termination Amount; or

(ii) subject to compliance with the notice and cure provisions of the Arrangement Agreement, if Glencore breaches any of its representations, warranties, covenants or agreements contained in the Arrangement Agreement, which breach would cause any of the mutual conditions precedent or any of the conditions precedent to the obligations of the Company set forth in the Arrangement Agreement not to be satisfied and such breach is incapable of being cured or is not cured in accordance with the notice and cure provisions of the Arrangement Agreement, provided, however, that the Company is not then in breach of the Arrangement Agreement so as to cause any of the mutual conditions precedent or any of the conditions precedent to the obligations of Glencore set forth in the Arrangement Agreement not to be satisfied.

If any Party to the Arrangement Agreement determines at any time prior to the Effective Time that it intends to refuse to complete the transactions contemplated by the Arrangement Agreement because of any unfilled or unperformed condition contained in the Arrangement Agreement, such Party will so notify the other Party forthwith upon making such determination in order that the other Party will have the right and opportunity to take such steps, at its own expense, as may be necessary for the purpose of fulfilling or performing such condition within a reasonable period of time, but in no event later than the Outside Date. Neither the Company nor Glencore may elect not to complete the transactions contemplated by the Arrangement Agreement pursuant to the conditions precedent contained in the Arrangement Agreement or exercise any termination right arising therefrom and no payments will be payable as a result of such election pursuant to such conditions precedent unless forthwith and in any event prior to the Effective Time the Party intending to rely thereon has given a written notice to the other Party specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Party giving such notice is asserting as the basis for the non-fulfillment of the applicable condition precedent or the exercise of the termination right, as the case may be. If any such notice is given, provided that the other Party is proceeding diligently to cure such matter, if such matter is susceptible to being cured, the Party giving such notice may not terminate the Arrangement Agreement as a result thereof until the earlier of the Outside Date and the expiration of a period of 10 Business Days from such notice. If such notice has been given prior to the date of the Meeting, such meeting, unless the Parties otherwise agree, will be postponed or adjourned until the expiry of such period (without causing any breach of any other provision contained in the Arrangement Agreement).

Termination Amount

If any of the following events (each, a "Termination Amount Event") occurs, the Company shall pay to Glencore US$12,000,000 (the "Termination Amount") by wire transfer in immediately available funds to an account specified by Glencore in consideration for the disposition of Glencore's rights under the Arrangement Agreement:

(a) an Acquisition Proposal shall have been made public or proposed publicly to the Company or the Shareholders after the date of the Arrangement Agreement and prior to the Meeting, and:

(i) (1) either the Company or Glencore shall have exercised its respective termination right for the reason that the Effective Time has not occurred on or before the Outside Date or for the reason that the Arrangement Resolution has failed to obtain the required Shareholder Approval at the Meeting; or (2) Glencore shall have exercised its termination right for the reason that the Company has breached its representations, warranties, covenants or agreements contained in the Arrangement Agreement, and

(ii) the Company shall have: (1) completed any Acquisition Proposal within twelve months after the Arrangement Agreement is terminated; or (2) entered into an Acquisition Agreement in respect of any Acquisition Proposal or the Board (or any committee thereof) shall have recommended (or publicly proposed to recommend) any Acquisition Proposal, in each case, within twelve months after the Arrangement Agreement is terminated, which Acquisition Proposal in either case, as it may be modified or amended, is subsequently completed (whether before or after the expiry of such twelve month period), provided, however, that for the purposes of the foregoing, all references to "20%" in the definition of Acquisition Proposal shall be changed to "50%"; or

(b) the Arrangement Agreement shall have been terminated by Glencore for the reason of the occurrence of a Change of Recommendation; or

(c) the Arrangement Agreement shall have been terminated by Glencore for the reason that the Company breached the Provisions Relating to Acquisition Proposals in a material respect; or

(d) the Arrangement Agreement shall have been terminated by the Company for the reason that it approves or enters into a definitive agreement providing for the implementation of a Superior Proposal prior to the Meeting; or

(e) the Arrangement Agreement shall have been terminated by either Party for the reason that the Arrangement Resolution failed to obtain the required Shareholder Approval at the Meeting, if at such time Glencore is entitled to terminate the Arrangement Agreement for the reason of the occurrence of a Change of Recommendation or for the reason that the Company breached the Provisions Relating to Acquisition Proposals in a material respect.

The Company agreed to pay any such Termination Amount to Glencore:

(a) on completion of the applicable Acquisition Proposal in the case of a Termination Amount Event of the kind set out in section (a) of the preceding paragraph;

(b) within one Business Day following termination of the Arrangement Agreement in the case of a Termination Amount Event of the kind set out in sections (b), (c) or (d) of the preceding paragraph; or

(c) concurrent with the termination of the Arrangement Agreement in the case of a Termination Amount Event of the kind set out in section (e) of the preceding paragraph.

Each Party to the Arrangement Agreement acknowledged that all of the payment amounts set out above are payments in consideration for the disposition of Glencore's rights under the Arrangement Agreement and represent liquidated damages which are a genuine pre estimate of the damages which Glencore would suffer or incur as a result of the event giving rise to such payment and the resultant termination of the Arrangement Agreement and are not penalties. The Company irrevocably waived any right that it may have to raise as a defense that any such liquidated damages are excessive or punitive. For greater certainty, the Parties agreed that the payment of a Termination Amount pursuant to a Termination Amount Event in the manner provided in the Arrangement Agreement is the sole and exclusive remedy of Glencore in respect of the event giving rise to such payment (and under no circumstances is the Termination Amount payable more than once), provided, however, that nothing contained in the section of the Arrangement Agreement relating to the Termination Amount, and no payment of any such amount, shall relieve or have the effect of relieving the Company in any way from liability for damages incurred or suffered by Glencore as a result of fraud or an intentional or willful breach of the Arrangement Agreement and nothing contained in the section of the Arrangement Agreement relating to the Termination Amount shall preclude Glencore from seeking injunctive relief to restrain the breach or threatened breach of the covenants or agreements set forth in the Arrangement Agreement or otherwise to obtain specific performance of any of such acts, covenants or agreements, without the necessity of posting a bond or security in connection therewith.

Amendments

Subject to the provisions of the Interim Order, the Plan of Arrangement and applicable Laws, the Arrangement Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties, without further notice to or authorization on the part of the Shareholders, and any such amendment may without limitation: (a) change the time for performance of any of the obligations or acts of the Parties; (b) waive any inaccuracies or modify any representation or warranty contained in the Arrangement Agreement or in any document delivered pursuant to the Arrangement Agreement; (c) waive compliance with or modify any of the covenants contained in the Arrangement Agreement and waive or modify performance of any of the obligations of the Parties; and/or (d) waive compliance with or modify any mutual conditions precedent contained in the Arrangement Agreement.

Expenses

Except as otherwise specified in the Arrangement Agreement, each Party will pay its respective legal and accounting costs, fees and expenses incurred in connection with the preparation, execution and delivery of the Arrangement Agreement and all documents and instruments executed pursuant to the Arrangement Agreement and any other costs, fees and expenses whatsoever and howsoever incurred, and will indemnify and save harmless the others from and against any claim for any broker's, finder's or placement fee or commission alleged to have been incurred as a result of any action by it in connection with the transactions contemplated by the Arrangement Agreement.

Governing Law

The Arrangement Agreement and all matters arising out of or relating to the Arrangement Agreement are governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein. Each of the Parties to the Arrangement Agreement has irrevocably attorned to the non-exclusive jurisdiction of the courts of the Province of British Columbia in respect of all matters arising under and in relation to the Arrangement Agreement or the Arrangement and waived, to the fullest extent possible, the defense of an inconvenient forum or any similar defense to the maintenance of proceedings in such courts.

CERTAIN LEGAL MATTERS

Implementation of the Arrangement and Timing

The Arrangement will be implemented by way of a Court-approved plan of arrangement under the BCBCA pursuant to the terms of the Arrangement Agreement. The following procedural steps must be taken in order for the Arrangement to become effective:

(a) the Shareholder Approvals must be obtained;

(b) the Court must grant the Final Order approving the Arrangement;

(c) all conditions precedent to the Arrangement, as set forth in the Arrangement Agreement, must be satisfied or waived (if permitted) by the appropriate Party; and

(d) the Final Order must be filed with the registered and records office of the Company.

The Arrangement is currently scheduled to be completed on or about November 7, 2023 based on the assumption that all required Shareholder Approvals and Court approvals are obtained and all other conditions to the Arrangement are satisfied or waived prior to such date. It is not possible, however, to state with certainty when the Effective Date will occur. The Effective Date could be earlier than anticipated or could be delayed for a number of reasons, including an objection before the Court at the hearing of the application for the Final Order. As provided under the Arrangement Agreement, the Outside Date to complete the Arrangement is currently December 31, 2023, without triggering termination rights under the Arrangement Agreement, unless such Outside Date is extended to a later date with the consent of both Glencore and the Company.

Court Approvals and Completion of the Arrangement

Interim Order

The Arrangement requires approval by the Court under Part 9, Division 5 of the BCBCA. Prior to the mailing of this Circular, the Company obtained the Interim Order providing for the calling and holding of the Meeting and other procedural matters, including, but not limited to: (a) the Shareholder Approvals, (b) the Dissent Rights to registered Shareholders, (c) the notice requirements with respect to the presentation of the application to the Court for the Final Order, (d) the ability of the Company to adjourn or postpone the Meeting from time to time in accordance with the terms of the Arrangement Agreement without the need for additional approval of the Court, and (e) unless required by Law or authorized by the Court, that the Record Date for the Shareholders entitled to notice of and to vote at the Meeting will not change in respect or as a consequence of any adjournment(s) or postponement(s) of the Meeting. A copy of the Interim Order as issued is attached as Appendix E to this Circular.

Final Order

Subject to the terms of the Arrangement Agreement, following the approval of the Arrangement Resolution by Shareholders, the Company will make an application to the Court for the Final Order. An application for the Final Order approving the Arrangement is expected to be presented before the Supreme Court of British Columbia on or about November 3, 2023 at 9:45 a.m. (Vancouver time), or as soon reasonably practical thereafter and in the manner directed by the Court, at 800 Smithe Street, Vancouver, British Columbia, subject to receipt of the Shareholder Approvals.

At the Final Order hearing, the Court will consider, among other things, the fairness and reasonableness of the terms and conditions of the Arrangement and the rights and interests of every person affected. The Court may approve the Arrangement in any manner the Court may direct, subject to compliance with such terms and conditions, if any, as the Court deems fit. There can be no assurance that the Court will approve the Arrangement.

Under the terms of the Interim Order, any holder of Shares and any other interested person will have the right to appear at the hearing and make submissions at the hearing of the Petition for the Final Order subject to such party filing with the Court and serving upon PolyMet and upon counsel to PolyMet, in each case at the address set out below, a response to the Petition in the form required by the rules of the Court, and any additional affidavits or other materials on which a party intends to rely in connection with any submissions at such hearing, including such party's address for service, as soon as reasonably practicable, and, in any event, not later than 4:00 p.m. (Vancouver time) on October 31, 2023 (or the day that is five business days immediately preceding the date that any adjourned or postponed Meeting is reconvened or held, as the case may be). The response to the Petition and supporting materials must be delivered, within the time specified, to PolyMet and its counsel at the following addresses: c/o Farris LLP, 2500 - 700 West Georgia Street Vancouver, British Columbia, Canada, V7Y 1B3, Attention: Tevia Jeffries. If the Final Order hearing is postponed, adjourned or rescheduled, then, subject to further direction of the Court, only those persons having previously served and filed a response to the Petition in compliance with the Interim Order will be given notice of the new date.

Securities Law Matters

Application of MI 61-101

The Company is a reporting issuer in all the provinces of Canada and, accordingly, is subject to applicable Securities Laws of such provinces. In addition, the securities regulatory authorities in the Provinces of Ontario, Québec, Alberta, Manitoba and New Brunswick have adopted MI 61-101, which regulates certain transactions that raise the potential for conflicts of interest, including issuer bids, insider bids, related party transactions and business combinations.

The protections afforded by MI 61-101 apply to, among other transactions, "business combinations" (as defined in MI 61-101) in which the interest of holders of equity securities may be terminated without their consent and where a "related party" (as defined in MI 61-101) (i) would, as a consequence of the transaction, directly or indirectly acquire the issuer or the business of the issuer, or combine with the issuer, through an amalgamation, arrangement or otherwise, whether alone or with joint actors, (ii) is a party to a "connected transaction" (as defined in MI 61-101) to the transaction, or (iii) is entitled to receive a consideration per equity security that is not identical in amount and form to the entitlement of the general body of holders in Canada of securities of the same class. The Arrangement is a "business combination" within the meaning of and subject to the provisions of MI 61-101.

Formal Valuation

Pursuant to MI 61-101, a formal valuation of the Shares is required since the Arrangement is a "business combination" within the meaning of MI 61-101 and "interested parties" will, as a consequence of the Arrangement, directly or indirectly, acquire the Company, whether alone or with joint actors. The Company has obtained the Formal Valuation as prepared by Maxit, and as described under the heading "Special Factors - Formal Valuation and Maxit Fairness Opinion - Formal Valuation of the Shares".

Prior Valuation

MI 61-101 requires that every "prior valuation" (as defined in MI 61-101) in respect of a company that has been made in the 24 months before the date of this Circular and the existence of which is known, after reasonable inquiry, to the company or any of its directors or senior officers, be disclosed in the information circular. To the knowledge of PolyMet and its directors and senior officers, after reasonable inquiry, there have been no "prior valuations" (as defined in MI 61-101) prepared in respect of PolyMet, the Shares or any material assets of PolyMet during the 24 months prior to the date of this Circular.

Prior Offers

PolyMet has not received any bona fide prior offers (as contemplated in MI 61-10) during the 24 months preceding the entry into of the Arrangement Agreement.

Minority Approval

MI 61-101 requires that, in addition to any other required security holder approval, a "business combination" be subject to "minority approval" (as defined in MI 61-101) of every class of "affected securities" (as defined in MI 61-101) of the issuer, in each case voting separately as a class. Consequently, in relation to the Arrangement, the approval of the Arrangement Resolution will require the affirmative vote of a majority (more than 50%) of the votes cast by all the holders of Shares present in person, virtually present or represented by proxy at the Meeting other than: (i) "interested parties" (as defined in MI 61-101); (ii) any "related party" (as defined in MI 61-101) of an "interested party", unless the "related party" meets that description solely in its capacity as a director or senior officer of one or more persons that are neither "interested party" nor "issuer insiders" of the Company; and (iii) any person that is a "joint actor" (as defined in MI 61-101) with any of the foregoing, voting separately as a class.

The Shares held, directly or indirectly, by Glencore, which beneficially owns or exercises control or direction over an aggregate of 159,806,744 Shares, representing in the aggregate approximately 82.18% of the outstanding Shares, will be excluded from the vote of the Minority Shareholders. Glencore also holds a purchase warrant entitling Glencore to purchase 811,190 Shares at an exercise price of US$5.87 per Share.  See "Information Concerning Glencore" and "Information Concerning PolyMet - Ownership of Securities".

Stock Exchange Delisting and Reporting Issuer Status

Following the Effective Date, it is expected that Glencore will cause the Shares to be delisted from the TSX and the NYSE American promptly, with effect as soon as practicable following the acquisition by Glencore of the Minority Shares pursuant to the Arrangement. Following the Effective Date, it is expected that Glencore will cause the Company to apply to cease to be a reporting issuer under the securities legislation of each of the provinces in Canada under which it is currently a reporting issuer (or equivalent) or take or cause to be taken such other measures as may be appropriate to ensure that the Company is not required to prepare and file continuous disclosure documents. Following the consummation of the Arrangement, the registration of the Shares under the U.S. Exchange Act will be terminated.

INFORMATION CONCERNING GLENCORE

Glencore is one of the world's largest global diversified natural resource companies with its headquarters in Baar, Switzerland, the ordinary shares of which trade on the London Stock Exchange with secondary listings on the Johannesburg Stock Exchange. Glencore has a history of over 100 years and its assets include nickel, copper, coal and zinc mining operations and projects; agricultural facilities; and a consulting business.

Glencore has on hand the total amount of funds required to complete the Arrangement. See "The Arrangement - Sources of Funds for the Arrangement".

INFORMATION CONCERNING POLYMET

General

PolyMet was incorporated under the Company Act (British Columbia) on March 4, 1981 under the name "Fleck Resources Ltd."

PolyMet was the original sole shareholder of Poly Met Inc. PolyMet Inc., a Minnesota corporation, was incorporated on February 16, 1989. On November 22, 2022, PolyMet incorporated PolyMet US Inc., a Delaware corporation, and via a Contribution and Assignment Agreement dated February 9, 2023 by and between PolyMet and PolyMet US, PolyMet contributed all of the issued and outstanding capital stock of PolyMet Inc. to PolyMet US. PolyMet Inc. changed its name to NewRange Copper Nickel LLC and converted from a Minnesota corporation to a Delaware limited liability company on February 10, 2023. Various agreements in addition to the aforementioned Contribution and Assignment Agreement were executed as part of the transactions culminating in the conversion of PolyMet Inc. to NewRange.

On February 14, 2023, PolyMet closed a joint venture arrangement with Teck American (the "NewRange Transaction") to become equal owners in NewRange (formerly PolyMet Inc.) which placed the NorthMet Project and Mesaba Project under single management with each of PolyMet and Teck American holding a 50% interest. See "Special Factors - Background to the Arrangement - Consideration of Strategic Alternatives; NewRange Transaction".

The Company's corporate head office and principal executive office is located at 444 Cedar Street, Suite 2060, St. Paul, MN 55101, USA. The registered and records office is located at 2500 - 700 West Georgia Street, Vancouver, B.C. V7Y 1B3, Canada.

Description of Share Capital

PolyMet's authorized share capital consists of an unlimited number of Shares without par value. As at the Record Date of September 22, 2023 , there were 194,460,251 issued and outstanding Shares.

Dividend Policy

Since its incorporation, PolyMet has not declared or paid any cash dividends with respect to its Shares.

Ownership of Securities

The names of the directors, executive officers and other insiders of PolyMet, the positions held by them with PolyMet and the number and percentage of outstanding Shares beneficially owned, or over which control or direction is exercised, directly or indirectly, by each of them as of September 28, 2023 and, where known after reasonable inquiry, by their respective associates or affiliates, are set out in the following table. The table also sets out the number of Company RSUs, Company DSUs, Company Options and Company Bonus Share Entitlements held by each of them prior to the Arrangement:

Name	Position with PolyMet	Shares(1)	% of Shares	% of voting rights attached to all Shares	Company RSUs	Company DSUs	Company Options	Company Bonus Share Entitlement
Jonathan Cherry	Chairman, President & Chief Executive Officer	468,063	0.241%	0.241%	627,570	Nil	201,100	Nil
Patrick Keenan	Executive Vice President and Chief Financial Officer	238,593	0.123%	0.123%	406,194	Nil	93,800	Nil
Ryan Vogt	Corporate Controller	99,181	0.051%	0.051%	144,623	Nil	38,200	Nil
John Burton	Director	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Dr. David Dreisinger	Director	5,000	0.003%	0.003%	Nil	63,123	30,000	40,000
David J. Fermo	Director	Nil	Nil	Nil	Nil	35,157	25,000	Nil
Alan R. Hodnik	Director	23,314	0.012%	0.012%	Nil	63,123	30,000	Nil
Stephen Rowland	Director	23,264	0.012%	0.012%	Nil	14,894	50,000	Nil
Matthew Rowlinson	Director	Nil	Nil	Nil	Nil	Nil	Nil	Nil
All of the directors and executive officers as a group	-	875,415	0.450%	0.450%	1,178,387	176,297	468,100	40,000
Glencore(2)	Insider	159,806,774	82.18%	82.18%	Nil	Nil	Nil	Nil

_________________________________

Notes:

(1) None of PolyMet's directors or executive officers, nor does Glencore hold any Company Restricted Stock.

(2) Based on information provided by Glencore, Glencore currently beneficially owns 159,806,774 Shares, representing approximately 82.18% of the issued and outstanding Shares. Glencore also holds a purchase warrant, pursuant to which Glencore is entitled to purchase 811,190 Shares at an exercise price of $5.87 per Share. Assuming exercise of the 2019 purchase warrant, Glencore would hold a total of 160,617,964 Shares. PolyMet assumes no responsibility for the accuracy or completeness of the foregoing information.

Following Completion of the Arrangement

To the knowledge of the directors and executive officers of PolyMet, it is expected that, following the completion of the Arrangement and the Consideration to be received in connection with the Arrangement by each of the directors and executive officers of the Company, such persons will not hold any securities (including Company Restricted Stock) of or issued by PolyMet.

Commitments to Acquire Securities of PolyMet

None of PolyMet and its directors and executive officers or, to the knowledge of the directors and executive officers of PolyMet, any of their respective associates or affiliates, any other insiders of PolyMet, any person acting jointly or in concert with PolyMet, or their respective associates or affiliates, other than Glencore as described above and below, has made any agreement, commitment or understanding to acquire securities of the Company (excluding securities under the Company Share Compensation Plan).

Pursuant to the terms and subject to the conditions of the Arrangement Agreement, Glencore has committed to acquire all of the Minority Shares from the Minority Shareholders.

Previous Purchases and Sales

Except as described below and in the following paragraphs, no Shares or other securities of PolyMet have been purchased or sold by PolyMet during the 24-month period preceding the date of this Circular (excluding securities purchased or sold pursuant to the exercise or issuance of Company Options, Company DSUs or Company RSUs granted under the Company Share Compensation Plan, or in connection with the rights offerings conducted by PolyMet which expired on June 26, 2019 and April 4, 2023 respectively) except as part of the closing of the Joint Venture Agreement, 50% of PolyMet's interest in NewRange (previously named Poly Met Mining, Inc.) was transferred to Teck American.

On July 15, 2021, Glencore purchased a US$10,000,000 unsecured convertible debenture due March 31, 2023 issued by PolyMet Inc. (the "2021 Convertible Debenture"). The terms and conditions under the 2021 Convertible Debenture provided that principal amounts outstanding accrued interest at a rate of 4% per annum until paid at maturity, and, at the option of Glencore, any outstanding principal and accrued and unpaid interest under the 2021 Convertible Debenture was convertible into Shares at a conversion price equal to US$3.455 per Share.

On February 14, 2022, Glencore, PolyMet and PolyMet Inc. entered into a Subscription Agreement that provided for the purchase by Glencore of up to US$40,000,000 of unsecured convertible debentures due March 31, 2023 to be issued by PolyMet Inc. (the "2022 Convertible Debentures"). The 2022 Convertible Debentures were issued in four tranches, with the first tranche issued on February 14, 2022 in an aggregate principal amount of US$26,000,000, the second tranche issued on May 13, 2022 in an aggregate principal amount of US$7,000,000, and the third and fourth tranches were combined and issued on September 15, 2022 in an aggregate principal amount of US$7,000,000. As a consideration for Glencore's agreement to subscribe for the 2022 Convertible Debentures, PolyMet agreed to pay Glencore a facility fee of 5% of the principal amount of each of the 2022 Convertible Debentures and accrued and unpaid interest. Principal amounts outstanding under the 2022 Convertible Debentures accrued interest at a rate of 4% per annum. The 2022 Convertible Debentures were unsecured, and, at the option of Glencore, any outstanding principal and accrued and unpaid interest under the 2022 Convertible Debentures was convertible into Shares at a conversion price equal to US$2.57 per Share.

On December 15, 2022, PolyMet agreed to borrow US$10,000,000 from Glencore pursuant to a promissory note dated as of the same date to provide working capital to last the Company through the closing of the 2023 Rights Offering. The funds evidenced by the promissory note were due on the release date of the proceeds raised under the 2023 Rights Offering. Interest accrued at a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York plus 6% per annum.

The foregoing debts were repaid by the Company using a portion of net proceeds of the 2023 Rights Offering.

On April 6, 2023, PolyMet completed the 2023 Rights Offering by issuing 92,606,635 Common Shares at a subscription price of US$2.11 per Share for gross proceeds of approximately US$195 million. In connection with the 2023 Rights Offering, Glencore exercised its basic subscription right in full and purchased all unsubscribed Shares pursuant to a standby commitment, subscribing for an aggregate of 87,798,370 Shares of PolyMet at a subscription price of US$2.11 per Share for an aggregate subscription price of US$185,254,560.70.

Previous Distributions

No Shares were distributed by the Company during the five (5) years preceding the date of this Circular except:

1. the issuance of 92,606,635 Shares at a price of US$2.11 per Share for gross proceeds of approximately US$195 million in connection with a rights offering conducted by PolyMet which expired on April 4, 2023; and

2. the issuance of 682,813,838 Shares at a price of US$0.3881 per Share for gross proceeds of approximately US$265 million in connection with a rights offering conducted by PolyMet which expired on June 26, 2019.

Executive Officers and Directors

The following table summarizes the positions held by PolyMet's executive officers and directors in the past five (5) years.

Name/Citizenship/ Business Address/Business Telephone Number	Company	Address	Position Held	From	To
Jonathan Cherry United States 444 Cedar Street Suite 2060 St. Paul, MN 55101 651-389-4100	PolyMet Mining Corp.	444 Cedar Street Suite 2060 St. Paul, MN 55101	Chairman, President & Chief Executive Officer	July 2012	Present
Patrick Keenan United States 444 Cedar Street Suite 2060 St. Paul, MN 55101 651-389-4100	PolyMet Mining Corp.	444 Cedar Street Suite 2060 St. Paul, MN 55101	Executive Vice President, Chief Financial Officer	June 2017	Present
Ryan Vogt United States 444 Cedar Street Suite 2060 St. Paul, MN 55101 651-389-4100	PolyMet Mining Corp.	444 Cedar Street Suite 2060 St. Paul, MN 55101	Corporate Controller	April 2012	Present

Name/Citizenship/ Business Address/Business Telephone Number	Company	Address	Position Held	From	To
John Burton United States 444 Cedar Street Suite 2060 St. Paul, MN 55101 651-389-4100	PolyMet Mining Corp.	444 Cedar Street Suite 2060 St. Paul, MN 55101	Director	April 2023	Present
	Glencore AG	Baareramattstrasse 3 Baar 6340 Switzerland	Company Secretary	September 2011	Present
Alan R. Hodnik United States 444 Cedar Street Suite 2060 St. Paul, MN 55101 651-389-4100	PolyMet Mining Corp.	444 Cedar Street Suite 2060 St. Paul, MN 55101	Director	March 2011	Present
	Allete Inc.	30 W Superior St Duluth, MN 55802	Chairman, President and Chief Executive Officer	May 2011	May 2021
Dr. David Dreisinger Canada 444 Cedar Street Suite 2060 St. Paul, MN 55101 651-389-4100	PolyMet Mining Corp.	444 Cedar Street Suite 2060 St. Paul, MN 55101	Director	October 2003	Present
	University of British Columbia	309-6350 Stores Road Vancouver, BC Canada V6T 1Z4	Professor and Chairholder of the Industrial Research Chair in Biohydrometallurgy and the Hydrometallurgy Chair	May 1988	Present
David J. Fermo United States 444 Cedar Street Suite 2060 St. Paul, MN 55101 651-389-4100	PolyMet Mining Corp.	444 Cedar Street Suite 2060 St. Paul, MN 55101	Director	June 2020	Present
Stephen Rowland United States 444 Cedar Street Suite 2060 St. Paul, MN 55101 651-389-4100	PolyMet Ming Corp.	444 Cedar Street Suite 2060 St. Paul, MN 55101	Director	October 2008	Present
	Glencore AG	Baareramattstrasse 3 Baar 6340 Switzerland	Executive	1988	Present
Matthew Rowlinson Switzerland Baareramattstrasse 3 Baar 6340 Switzerland +41 41 709 2000	PolyMet Ming Corp.	444 Cedar Street Suite 2060 St. Paul, MN 55101	Director	December 2021	Present
	Glencore AG	Baareramattstrasse 3 Baar 6340 Switzerland	Executive	June 2013	Present

Trading in Shares

The Shares are listed and posted for trading on the TSX under the symbol "POM" and the NYSE American under the symbol "PLM". The following table summarizes the high and low closing market prices and the trading volumes of the Shares on the TSX and the NYSE American for each of the periods indicated:

	TSX(1)			NYSE AMERICAN(2)
MONTH	HIGH	LOW	VOLUME	HIGH	LOW	VOLUME
	(C$)			(US$)
2021
July	$4.92	$3.83	70,613	$3.95	$3.042	2,292,971
August	$4.28	$3.82	68,196	$3.39	$3.01	1,965,527
September	$4.45	$3.86	59,701	$3.57	$3.03	1,739,474
October	$4.30	$3.72	60,894	$3.46	$2.99	1,809,735
November	$4.15	$3.73	75,064	$3.38	$2.88	1,879,174
December	$3.93	$3.15	57,162	$3.09	$2.48	2,930,217
2022
January	$3.55	$3.05	119,443	$2.86	$2.41	2,470,303
February	$3.50	$3.14	47,349	$2.76	$2.47	1,596,354
March	$6.15	$3.21	486,607	$4.79	$2.51	34,648,525
April	$5.30	$4.07	134,583	$4.23	$3.15	4,497,411
May	$4.04	$3.32	59,968	$3.237	$2.525	2,294,191
June	$3.97	$3.31	48,137	$3.10	$2.52	1,737,700
July	$4.04	$3.39	35,581	$3.17	$2.58	1,311,510
August	$4.17	$3.42	25,442	$3.20	$2.65	1,163,908
September	$4.50	$3.91	44,071	$3.43	$2.84	1,116,213
October	$4.21	$3.75	23,249	$3.11	$2.71	879,962
November	$4.20	$3.90	35,438	$3.22	$2.81	828,586
December	$4.02	$3.38	32,986	$3.00	$2.50	1,466,068
2023
January	$3.69	$3.40	19,178	$2.77	$2.52	832,920
February	$3.55	$3.14	34,100	$2.69	$2.31	1,476,761
March	$3.76	$2.82	174,255	$2.75	$2.07	4,363,804
April	$2.89	$2.38	77,294	$2.17	$1.75	2,072,317
May	$2.45	$1.85	68,934	$1.84	$1.36	2,162,246
June	$2.18	$1.00	254,789	$1.63	$0.751	7,143,360
July	$2.77	$2.50	350,084	$2.11	$1.85	37,833,887
August	$2.84	$2.71	126,834	$2.11	$2.07	3,757,763
September1 - September 27	$2.85	$2.78	28,952	$2.10	$2.07	2,671,067

Note

(1) Data is from https://www.tmx.com.

(2) Data is from NYSE.com.

Indebtedness of Directors and Executive Officers

No director or executive officer, nor any of their respective associates or affiliates is or has been at any time since the beginning of the last completed fiscal year indebted to PolyMet.

Interest of Informed Persons in Material Transactions

Except as otherwise described elsewhere in this Circular (including disclosure of the share ownership of Glencore and as discussed in "The Arrangement - Interests of Certain Persons in the Arrangement; Benefits from the Arrangement"), to the knowledge of the directors and executive officers of PolyMet, no director or officer of PolyMet, or person who beneficially owns, or controls or directs, directly or indirectly, more than 10% of the Shares, or director or officer of such person, or associate or affiliate of the foregoing has any interest, direct or indirect, in any transaction since January 1, 2023 or in any proposed transaction which has materially affected or would materially affect PolyMet or any of its Subsidiaries.

Auditor, Transfer Agent and Registrar

The auditor of the Company is Deloitte & Touche LLP, at 50 South 6th Street, Suite 2800, Minneapolis, Minnesota, USA 55402. The transfer agent and registrar for the Company is Computershare Trust Company of Canada, located at 510 Burrard Street., 3rd Floor, Vancouver, British Columbia, V6C 3B9.

Material Changes in the Affairs of the Company

Except as described in this Circular, the directors and executive officers of the Company are not aware of (i) any plans or proposals for material changes in the affairs of PolyMet; (ii) any plans, proposals, or negotiations that would result in changes to PolyMet's articles, notice of articles or other governing instruments; and (iii) any material corporate events during the last two (2) years concerning any mergers, consolidations, acquisition, sale of a material amount of assets of PolyMet.

Selected Historical Financial Information

Set forth below is certain selected historical financial data relating to the Company, which has been derived from the Company's Annual Financial Statements of the Company as at and for the financial years ended December 31, 2022 and 2021, together with the notes thereto and the auditor's report thereon, which was filed on SEDAR+ on March 23, 2023 and with the SEC as Exhibit 99.2 to Form 40-F on March 23, 2023; and the unaudited condensed interim consolidated financial statements of the Company for the six months ended June 30, 2023, together with the notes thereon, which was filed on SEDAR+ on August 10, 2023 and furnished to the SEC as Exhibit 99.1 to the Company's Report on Form 6-K on August 10, 2023.

The information is only a summary and should be read in conjunction with the audited financial statements and other financial information of the Company contained in: (a) the annual information form of the Company for the year ended December 31, 2022 filed on SEDAR+ on March 23, 2023 and filed with the SEC as Exhibit 99.1 to Form 40-F on March 23, 2023; (b) the Annual Financial Statements of the Company as at and for the financial years ended December 31, 2022 and 2021, together with the notes thereto and auditor's report thereon, which was filed on SEDAR+ on March 23, 2023 and with the SEC as Exhibit 99.2 to Form 40-F on March 23, 2023; (c) the management's discussion and analysis of financial condition and results of operations of the Company for the year ended December 31, 2023, which was filed on SEDAR+ on March 23, 2023 and filed with the SEC as Exhibit 99.3 to Form 40-F on March 23, 2023; (d) the unaudited condensed interim consolidated financial statements of the Company for the six months ended June 30, 2023, together with the notes thereon, which was filed on SEDAR+ on August 10, 2023 and furnished to the SEC as Exhibit 99.1 to the Company's Report on Form 6-K on August 10, 2023; and (e) the management's discussion and analysis of financial condition and results of operations of the Company for the six months ended June 30, 2023, which was filed on SEDAR+ on August 10, 2023 and filed with the SEC as Exhibit 99.2 to Form 6-K on August 10, 2023. PolyMet's historical results are not necessarily indicative of future results or performance.

More comprehensive financial information is included in such reports and other documents, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained in those documents. See "Information Concerning PolyMet - Additional Information".

The Company's annual consolidated financial statements for the financial year ended December 31, 2022 have been audited by Deloitte & Touche LLP, Independent Registered Public Accounting Firm, Minneapolis, Minnesota. The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board and presented in U.S. dollars.

Consolidated Balance Sheets

The following table summarizes the Company's consolidated balance sheet as at the end of the financial years ended December 31, 2022 and 2021, and as at the end of the second quarter ended June 30, 2023:

Consolidated Balance Sheets

(Stated in thousands of U.S. Dollars)

	June 30, 2023	December 31, 2022	December 31, 2021
ASSETS

Current
Cash	$14,087	$11,046	$2,958
Deposit with related party	82,073	-	-
Amounts receivable and other assets	327	340	342
Prepaid expenses	653	1,727	1,089
	97,140	13,113	4,389
Non-Current
Restricted deposits	6,473	11,541	14,298
Amounts receivable and other assets	1,557	1,858	2,379
Mineral property, plant and equipment	428,759	442,053	422,721
Intangibles	12,150	24,288	24,339
Total Assets	546,079	492,853	468,126

LIABILITIES

Current
Accounts payable and accruals	3,750	3,436	3,136
Lease liabilities	67	129	117
Convertible debt	-	84,356	-
Promissory note	-	10,033	17,695
Environmental rehabilitation provision	1,017	1,545	1,050
	4,834	99,499	21,998
Non-Current
Accruals	48	397	115
Lease liabilities	74	205	334
Deferred income tax liabilities	492	492	-
Convertible debt	-	-	35,753
Environmental rehabilitation provision	32,170	64,086	52,319
Total Liabilities	37,618	164,679	110,519

SHAREHOLDERS' EQUITY

Share capital	720,173	530,272	528,722
Equity reserves	75,455	75,785	72,676
Deficit	(287,167)	(277,883)	(243,791)
Total Shareholders' Equity	508,461	328,174	357,607
Total Liabilities and Shareholders' Equity	$546,079	$492,853	$468,126

Consolidated Statement of Income and Comprehensive Income

The following table summarizes the Company's consolidated statement of income and comprehensive income as at the end of the financial years ended December 31, 2022 and 2021, and as at the end of the second quarter ended June 30, 2023:

Consolidated Statements of Loss and Comprehensive Loss

(Stated in thousands of U.S. Dollars, except for shares and per share amounts

	June 30, 2023	December 31, 2022	December 31, 2021
Operations Expense
Resource evaluation	$4,336	$3,970	$2,970
Salaries, director fees and related benefits	3,416	4,105	3,968
Share-based compensation	552	1,919	1,199
Public company and public relations	613	1,171	1,282
Professional fees	1,159	669	655
Office and administration	552	823	2,479
Depreciation and amortization	172	243	257
Loss from Operations	10,800	12,900	12,810

Other Expenses (Income)
Finance (income)/costs - net	7,033	19,237	4,339
(Gain)/loss on foreign exchange	(10)	21	1
Gain on NewRange transaction	(8,535)
Gain on disposal of assets	-	(6)	(344)
Gain on financial asset fair value	-	(107)	(1,200)
Loss on refinancing	-	1,598	-
Other income	(4)	(43)	(37)
Total Other (Income)/Expenses	(1,516)	20,700	2,759

Loss Before Taxes	9,284	33,600	15,569

Income Tax Expense
Deferred income tax expense	-	492	-
Total Loss and Comprehensive Loss	9,284	34,092	15,569

Basic and Diluted Loss per Share	$0.06	$0.34	$0.15

Weighted Average Number of Shares - basic and diluted	145,769,301	101,460,893	100,873,906

Consolidated Statement of Changes in Equity

The following table summarizes the Company's consolidated statement of changes in equity as at the end of the financial years ended December 31, 2022 and 2021, and as at the end of the second quarter ended June 30, 2023:

Consolidated Statements of Changes in Shareholders' Equity

(Stated in thousands of U.S. Dollars, except for shares)

	June 30, 2023	December 31, 2022	December 31, 2021
Share Capital
Opening balance	$530,272	$528,722	$527,908
Rights offering net of issuance costs	188,853	-	-
Vesting of restricted shares and RSU's	1,048	1,365	610
Share-based compensation	-	185	204
Closing balance	720,173	530,272	528,722

Equity Reserves
Opening balance	$75,785	$72,676	$69,953
Debenture exchange warrants	-	3,233	2,542
Vesting of restricted shares and RSU's	(1,048)	(1,365)	(610)
Share-based compensation	718	1,251	791
Closing balance	75,455	75,785	72,676

Deficit
Opening balance	$(277,883)	$(243,791)	$(228,222)
Total comprehensive loss for the period	(9,284)	(34,092)	(15,569)
Closing balance	(287,167)	(277,883)	(243,791)

Total Shareholder's Equity	508,461	328,174	357,607

Consolidated Statement of Cash Flows

The following table summarizes the Company's consolidated statement of cash flows as at the end of the financial years ended December 31, 2022 and 2021, and as at the end of the second quarter ended June 30, 2023:

Consolidated Statements of Cash Flows

(Stated in thousands of U.S. Dollars)

	June 30, 2023	December 31, 2022	December 31, 2021
Operating Activities
Loss for the period	$(9,284)	$(34,092)	$(15,569)
Items not involving cash:
Share-based compensation	552	-	-
Depreciation and amortization	172	243	257
Debt accretion and interest	3,592	10,555	3,698
Environmental rehabilitation accretion	720	1,961	1,934
Share-based compensation	-	1,919	1,199
Interest income on deposit with related party	(1,049)	-	-
Unrealized loss on foreign exchange	-	(1)	-
Gain on NewRange transaction	(8,535)	-	-
Gain on disposal of assets	-	(6)	(344)
Gain on financial asset fair value	-	(107)	(1,200)
Loss on refinancing	-	1,598	-
Changes in non-cash working capital
Restricted deposits	(1,116)	2,757	(1,322)
Amounts receivable and other assets	261	630	1,512
Prepaid expenses	385	(638)	114
Accounts payable and accruals	2,586	(543)	(719)
Deferred income tax liabilities	-	492	-
Net cash used in operating activities	(11,716)	(15,232)	(10,440)

Financing Activities
Share issuance proceeds, net of costs	90,872	-	-
Debenture funding, net of costs	-	32,011	16,917
Cash settled RSU's	(572)	(726)	(214)
Net cash provided by financing activities	90,300	31,285	16,703

Investing Activities
Property, plant and equipment purchases	(3,478)	(7,972)	(7,203)
Property, plant and equipment disposal proceeds	-	6	344
NewRange transaction proceeds	8,959	-	-
Deposits with related party	(89,524)	-	-
Withdrawal from deposit with related party	8,500	-	-
Net cash used in investing activities	(75,543)	(7,966)	(6,859)

Net Increase (Decrease) in Cash	3,041	8,087	(596)
Effect of foreign exchange on Cash	-	1	-
Cash - Beginning of period	11,046	2,958	3,554
Cash - End of period	$14,087	$11,046	$2,958

Supplemental info - non-cash financing & investing
Capitalization of accounts payable and accruals to mineral property	$(533)	$186	$(307)
Capitalization of share-based compensation to mineral property	$(37)	$277	$247
Share issuance proceeds	$97,981	$17,833	$-
Debenture repayment	$(97,981)	$(17,833)	$-

Net Book Value

The net book value per Share as of June 30, 2023 was US$2.61 based on 194,435,499 issued and outstanding Shares as of that date.

Subsequent Events

The  Minnesota Supreme Court issued an opinion on August 2, 2023 reversing the NPDES Water Discharge Permit issued by the Minnesota Pollution Control Agency ("MPCA") in 2018 for the NorthMet Project. The opinion remanded the matter to MPCA to consider various issues identified by the Court.  As of the date of this Circular, the water permit for the NorthMet Project is not in effect and is subject to ongoing administrative proceedings as a result of decisions by the Minnesota Supreme Court.

Additional Information

Additional financial and other information relating to the Company is included in its most recent audited annual and unaudited interim financial statements, annual and quarterly management's discussion and analysis, annual information form and other continuous disclosure documents, which are available on SEDAR+ at www.sedarplus.ca and/or on EDGAR under the Company's profile at www.sec.gov. Additional copies of this Circular and the documents referred to in the preceding sentence are available upon written request to the Company at 444 Cedar Street, Suite 2060, St. Paul, MN 55101, or by e-mail at info@polymetmining.com, without charge where applicable.

The information listed below and filed with the SEC is hereby incorporated by reference:

  the audited consolidated annual financial statements of the Company as at and for the financial years ended December 31, 2022 and 2021, together with the notes thereto and auditor's report thereon, which was filed on SEDAR+ on March 23, 2023 and with the SEC as Exhibit 99.2 to Form 40-F on March 23, 2023; and

  the unaudited condensed interim consolidated financial statements of the Company for the six months ended June 30, 2022, together with the notes thereon, which was filed on SEDAR+ on August 10, 2023 and furnished to the SEC as Exhibit 99.1 to the Company's Report on Form 6-K on August 10, 2023.

Any statement contained in this Circular or in any other document incorporated by reference in this Circular shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which is also deemed to be incorporated by reference in this Circular modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document which it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not constitute a part of this Circular except as so modified or superseded.

Because the Arrangement is a going private transaction under applicable U.S. Securities Laws, the Company, Glencore and certain related parties have filed with the SEC a transaction statement on Schedule 13E-3 with respect to the Arrangement. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

RISK FACTORS

The following risk factors should be carefully considered by Shareholders in evaluating the approval of the Arrangement Resolution. The following risk factors are not a definitive list of all risk factors associated with the Company or the Arrangement.

Risks Relating to PolyMet

If the Arrangement is not completed, PolyMet will continue to face the risks that it currently faces with respect to its affairs, business and operations and future prospects. Such risk factors are set forth and described in PolyMet's annual information form and Annual Report (Form 40-F) for the year ended December 31, 2022, the management's discussion and analysis of financial condition and results of operations for the year ended December 31, 2022, as well as the management's discussion and analysis of financial condition and results of operations for the interim period ended June 30, 2023, which have been filed on SEDAR+ at www.sedarplus.ca and on EDGAR under PolyMet's profile at www.sec.gov.

Risks Related to the Arrangement

The conditions precedent and required approvals may not all be satisfied or waived.

There can be no certainty that all conditions precedent to the Arrangement will be satisfied or waived, nor can there be any certainty of the timing of their satisfaction or waiver. Any failure to complete the Arrangement could adversely impact the trading price of the Shares.

The completion of the Arrangement is subject to a number of conditions precedent, some of which are outside the control of the Company and Glencore, including receipt of the Shareholder Approvals and the granting of the Final Order. In addition, the completion of the Arrangement by Glencore is conditional on, among other things, no Material Adverse Effect having occurred since the date of the Arrangement Agreement and Dissent Rights not having been validly exercised (and such exercise not having been withdrawn) by the holders of more than 7.5% of the issued and outstanding Shares. There can be no certainty, nor can the Company or Glencore provide any assurance, that these conditions will be satisfied or waived or, if satisfied or waived, when they will be satisfied or waived. See "Arrangement Agreement - Conditions to Closing".

If any of the conditions precedent to the Arrangement are not met and Glencore, in its sole discretion, does not waive these conditions on or before the Outside Date, Glencore will not be obligated to complete the Arrangement and either of the Company or Glencore may then terminate the Arrangement Agreement.

Moreover, a substantial delay in obtaining satisfactory approvals could result in the Arrangement not being completed. If the Arrangement is not completed for any reason, there are risks that the announcement of the Arrangement and the dedication of substantial resources of the Company to the completion thereof could have a negative impact on the Company's current business relationships, including with future and prospective employees, customers, distributors, suppliers and partners, and could have a Material Adverse Effect on the current and future operations, financial condition and prospects of the Company. In addition, failure to complete the Arrangement for any reason could have a material negative impact on the trading price of the Shares.

The Arrangement Agreement may be terminated in certain circumstances.

Each of the Company and Glencore has the right, in certain circumstances, in addition to termination rights relating to the failure to satisfy the conditions of closing, to terminate the Arrangement Agreement. Accordingly, there can be no certainty, nor can the Company provide any assurance, that the Arrangement Agreement will not be terminated by either of the Company or Glencore prior to the completion of the Arrangement. PolyMet's business, financial condition or results of operations could also be subject to various material adverse consequences, including that the Company would remain liable for significant costs relating to the Arrangement including, among others, legal, accounting, financial advisory fees, and printing expenses. Under the Arrangement Agreement, the Company is required to pay to Glencore the Termination Amount upon the occurrence of a Termination Amount Event. See "Arrangement Agreement - Termination Amount".

The Arrangement may not be completed if a Material Adverse Effect occurs.

The completion of the Arrangement is subject to the condition that, among other things, on or after July 16, 2023 (the date on which the Arrangement Agreement was entered into), there shall not have occurred a Material Adverse Effect. Although a Material Adverse Effect excludes certain events, there can be no assurance that a Material Adverse Effect will not occur prior to the Effective Time. If such a Material Adverse Effect occurs and Glencore does not waive the same, the Arrangement would not proceed. See "Arrangement Agreement - Conditions to Closing".

Uncertainty surrounding the Arrangement may impact regulatory relationships that JVCo has with government agencies, business relationships with third parties and employment relationships.

As the Arrangement is dependent upon satisfaction of a number of conditions precedent, its completion is uncertain. In response to this uncertainty, parties with whom JVCo has or is seeking business relationships may delay or defer decisions concerning JVCo because of this uncertainty Any delay or deferral of those decisions could adversely affect the business and operations of JVCo, regardless of whether the Arrangement is ultimately completed. Similarly, uncertainty may adversely affect JVCo's ability to attract or retain key personnel. In the event the Arrangement Agreement is terminated, JVCo's relationships with government agencies and entities, customers, suppliers, employees joint venture partners, and other stakeholders may be adversely affected. Changes in such relationships could adversely affect the business and operations of JVCo.

The Arrangement Agreement restricts the Company from taking certain actions until completion of the Arrangement or termination of the Arrangement Agreement.

The Arrangement Agreement restricts the Company from taking certain specified actions until the Arrangement is completed or the Arrangement Agreement terminated. These restrictions may prevent the Company from pursuing certain opportunities that may arise prior to the completion of the Arrangement.

The Arrangement Agreement limits the Company's ability to pursue alternatives to the Arrangement, including if the Arrangement is not completed.

The Arrangement Agreement contains provisions that restrict the Company from selling its business to a party other than Glencore (who holds approximately 82.18% of the issued and outstanding Shares) and restrict it from pursuing other strategic alternatives. These provisions include a general prohibition on soliciting any Acquisition Proposal or offer for a competing transaction and the requirement that the Company pay the Termination Amount if the Arrangement Agreement is terminated in specified circumstances. The Board is also limited in its ability to make a Change of Recommendation. While the Company believes these provisions are reasonable, these provisions may discourage a third party that may have an interest in acquiring the Company from considering or proposing such an acquisition, even if such third party were prepared to pay consideration with a higher per share cash or market value than the consideration proposed to be received or realized in the Arrangement, or might result in a potential acquirer proposing to pay a lower price than it would otherwise have proposed to pay because of the added expense of the Termination Amount that may become payable. In addition, these provisions may prevent or delay the Company from having adequate time to avoid liquidity problems and continue as a going concern, which will be necessary if the Arrangement is terminated.

The pendency of the Arrangement may impact the volatility of the Share price prior to the Effective Date.

Market assessments of the benefits of the Arrangement and the likelihood that the Arrangement will be consummated may impact the volatility of the market price of the Shares prior to the consummation of the Arrangement.

The Company and Glencore may become the target of securities class actions, oppression claims and derivative lawsuits which could result in costs and may delay or prevent the Arrangement from being completed.

Securities class action lawsuits, oppression and derivative lawsuits may be brought against companies that have entered into an agreement to acquire a public company or to be acquired. Shareholders and third parties may also attempt to bring claims against the Company or Glencore seeking to restrain the Arrangement or seeking monetary compensation or other remedies. Even when the lawsuits are without merit, defending against these claims can result in costs and divert Management time and resources. Additionally, if an injunction prohibiting consummation of the Arrangement is obtained by a third party, such injunction may delay or prevent the Arrangement from being completed.

Former Minority Shareholders will no longer have any interest in the Company after the Arrangement.

Following the completion of the Arrangement, former Minority Shareholders will no longer have an interest in the Company, its assets, revenues or profits. In the event that the value of Company's assets or business, prior, at or after the Effective Date, exceeds the implied value of the Company under the Arrangement, the former Minority Shareholders will not be entitled to additional consideration for their Shares.

The Company is not able to assess the accuracy or completeness of the information regarding Glencore included in this Circular.

All information regarding Glencore contained in this Circular, including any such information under the heading "Special Factors - Background to the Arrangement", has been provided by Glencore, unless otherwise indicated. Although the Company has no knowledge that any statement contained herein, taken from, or based on, such information and records or information provided by Glencore is untrue or incomplete, the Company assumes no responsibility for the accuracy of the information contained in such documents, records or information or for any failure by Glencore to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Company. Any inaccuracy or material omission in the information provided by Glencore for inclusion in this Circular could result in unanticipated liabilities or expenses, increase the cost of the Arrangement or adversely affect the current and future operations, financial condition and prospects of the Company.

The Arrangement may divert the attention of Management.

The pendency of the Arrangement could cause the attention of Management to be diverted from the day-to-day operations of the Company. These disruptions could be exacerbated by any delay in the completion of the Arrangement and could have an adverse effect on the business, operating results or prospects of the Company.

Certain directors and officers may have different interests from those of Shareholders in the Arrangement.

Certain directors and executive officers of the Company have interests in the Arrangement that are different from, or in addition to, the interests of Shareholders generally, including, but not limited to, those interests discussed under the heading "The Arrangement - Interests of Certain Persons in the Arrangement; Benefits from the Arrangement". In considering the recommendation of the Unconflicted Board of Directors to vote in favor of the Arrangement Resolution, Minority Shareholders should consider these interests.

The Arrangement will be a taxable transaction for most Shareholders.

The Arrangement will be a taxable transaction for most Shareholders and, as a result, Taxes will generally be required to be paid by such Shareholders on any income and gains that result from receipt of the Consideration under the Arrangement. Shareholders are advised to carefully read the summaries of certain Canadian and U.S. federal income tax considerations under "Certain Canadian Federal Income Tax Considerations" and "Certain United States Federal Income Tax Considerations" and to consult with their own tax advisors to determine the tax consequences of the Arrangement to them.

The Company may be a passive foreign investment company, or “PFIC,” which could result in adverse U.S. federal income tax consequences to U.S. Shareholders.

As discussed in more detail under the heading “Certain United States Federal Income Tax Considerations – Passive Foreign Investment Company”, the Company believes it was classified as a PFIC for its taxable year ended December 31, 2022 and based on current business plans and financial expectations, the Company may be a PFIC in the current taxable year. If we are a PFIC for any taxable year during which a U.S. Shareholder (as defined below) held Shares, such U.S. Shareholder may be subject to certain adverse U.S. federal income tax consequences and may be subject to additional reporting requirements. The determination of whether any corporation was, is or will be, a PFIC for a tax year, which must be made annually after the close of each taxable year, depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. The PFIC rules are complex and will depend on a Shareholder’s particular circumstances. All Shareholders are strongly urged to consult their tax advisors regarding the application and effect of the PFIC rules, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax consequences of the Arrangement, see the discussion under the heading “Certain United States Federal Income Tax Considerations”.

The Consideration to be received by Shareholders may be affected by foreign currency exchange rates.

The Consideration to be received by Shareholders is paid in U.S. dollars. If the value of the Canadian dollar relative to the U.S. dollar on the Business Day immediately before the Effective Date has appreciated as compared to such relative value on July 16, 2023 (the date on which the Arrangement Agreement was entered into), Shareholders who convert their Consideration to Canadian dollars following the completion of the Arrangement will receive less per Share than they otherwise would have received on July 16, 2023.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary, as of the date of this Circular, of the principal Canadian federal income tax considerations generally applicable to a beneficial owner of Shares who disposes of Shares under the Arrangement and who, for purposes of the Tax Act and at all relevant times, deals at arm's length with each of PolyMet and Glencore, is not affiliated with PolyMet or Glencore and holds the Shares as capital property (a "Holder"). Generally, the Shares will be capital property to a Holder provided the Holder does not hold those Shares in the course of carrying on a business or as part of an adventure or concern in the nature of trade.

This summary does not apply to a Holder that acquired Shares pursuant to a Company RSU, Company DSU, Company Option, Company Bonus Share Entitlement or other equity-based employment compensation plan. Any such Holder should consult their own tax advisors.

The summary is based on the current provisions of the Tax Act and an understanding of the current administrative practices and assessing policies of the Canada Revenue Agency (the "CRA") published in writing and publicly available as of the date hereof, and takes into account all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the "Tax Proposals"). This summary assumes that the Tax Proposals will be enacted in the form proposed, but no assurance can be given that the Tax Proposals will be enacted in the form proposed, or at all. This summary does not take into account or anticipate any other changes in law, administrative policy or practice, whether by judicial, governmental or legislative action or decision, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from those discussed herein.

THIS SUMMARY OF CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS IS OF A GENERAL NATURE ONLY AND DOES NOT CONSTITUTE TAX OR LEGAL ADVICE TO ANY PARTICULAR HOLDER. THIS SUMMARY IS NOT EXHAUSTIVE OF ALL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS THAT MAY BE RELEVANT TO A PARTICULAR HOLDER. CONSEQUENTLY, SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR ADVICE REGARDING THE SPECIFIC CANADIAN FEDERAL, PROVINCIAL, TERRITORIAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE ARRANGEMENT, HAVING REGARD TO THEIR OWN PARTICULAR CIRCUMSTANCES.

Holders Resident in Canada

The following portion of the summary is generally applicable to a Holder who, for purposes of the Tax Act and any applicable income tax treaty or convention, and at all relevant times, is resident or deemed to be resident in Canada (a "Resident Holder"). Certain Resident Holders whose Shares might not otherwise qualify as capital property may be entitled to make an irrevocable election in accordance with subsection 39(4) of the Tax Act to have the Shares and any other "Canadian security" (as defined in the Tax Act) owned by such Resident Holder in the taxation year in which the election is made, and in all subsequent taxation years, deemed to be capital property. Resident Holders should consult with their own tax advisors if they contemplate making such an election.

The following portion of this summary is not applicable to a Resident Holder (a) that is a "financial institution" (as defined in the Tax Act for purposes of certain rules in the Tax Act, referred to as the "mark-to-market rules"), (b) that is a "specified financial institution" (as defined in the Tax Act), (c) an interest in which is a "tax shelter investment" (as defined in the Tax Act), (d) that reports its "Canadian tax results" (as defined in the Tax Act) in a currency other than Canadian currency, (e) that is exempt from Tax under Part I of the Tax Act, or (f) that has or will enter into a "derivative forward agreement" (as defined in the Tax Act) in respect of the Shares. Any such Resident Holder should consult its own tax advisors with respect to the tax consequences of the Arrangement.

Disposition of Shares under the Arrangement

Under the Arrangement, Resident Holders (other than Dissenting Resident Holders) will transfer their Shares to Glencore in consideration for a cash payment of US$2.11 per Share, and will realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition exceeds (or is less than) the aggregate of the adjusted cost base to the Resident Holder of such Shares immediately before the disposition and any reasonable costs of disposition. The taxation of capital gains and capital losses is discussed below under "Certain Canadian Federal Income Tax Considerations - Holders Resident in Canada - Capital Gains and Capital Losses".

Dissenting Resident Holders of Shares

A Resident Holder who is a holder of Shares and who validly exercises Dissent Rights under the Arrangement (a "Dissenting Resident Holder") will be deemed to have transferred its Shares to Glencore and will be entitled to receive a payment from Glencore of an amount equal to the fair value of the Dissenting Resident Holder's Shares.

In general, a Dissenting Resident Holder will realize a capital gain (or capital loss) to the extent that such payment (other than any portion thereof that is interest awarded by a court) exceeds (or is less than) the aggregate of the adjusted cost base of the Shares to the Dissenting Resident Holder immediately before their transfer to Glencore pursuant to the Arrangement and any reasonable costs of the disposition. See "Certain Canadian Federal Income Tax Considerations - Holders Resident in Canada - Capital Gains and Capital Losses". A Dissenting Resident Holder will be required to include in computing its income any interest awarded by a court in connection with the Arrangement.

Capital Gains and Capital Losses

Generally, a Resident Holder is required to include in computing its income for a taxation year one-half of the amount of any capital gain (a "taxable capital gain") realized in such taxation year. Subject to and in accordance with the provisions of the Tax Act, a Resident Holder is required to deduct one-half of the amount of any capital loss (an "allowable capital loss") realized in a taxation year from taxable capital gains realized by the Resident Holder in the year. Allowable capital losses in excess of taxable capital gains may be carried back and deducted in any of the three (3) preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years to the extent and in the circumstances described in the Tax Act.

The amount of any capital loss realized by a Resident Holder that is a company or corporation may be reduced by the amount of any dividends received (or deemed to be received) by it in respect of a Share (and, in certain circumstances, a share exchanged for such share) to the extent and under the circumstances prescribed by the Tax Act. Similar rules may apply where a Share is owned by a partnership or trust of which a company, trust or partnership is a member or beneficiary. Resident Holders to whom these rules may apply are urged to consult their own tax advisors.

Capital gains realized by individuals and certain trusts may give rise to a liability for alternative minimum tax under the Tax Act. Resident Holders are urged to consult their own tax advisor with respect to the potential application of alternative minimum tax.

Additional Refundable Tax

A Resident Holder, including a Dissenting Resident Holder, that is throughout the year a "Canadian-controlled private Company" as defined in the Tax Act, or a "substantive CCPC" (as defined in the Tax Proposals), may be liable to pay an additional refundable tax on its "aggregate investment income", which is defined in the Tax Act to include interest and taxable capital gains.

Holders Not Resident in Canada

The following portion of this summary is generally applicable to a Holder who, for the purposes of the Tax Act and any applicable income tax treaty or convention, and at all relevant times, is not and has not been a resident or deemed to be a resident of Canada and does not use or hold, and is not deemed to use or hold, the Shares in a business carried on or deemed to be carried on in Canada (a "Non-Resident Holder"). Special rules contained in the Tax Act, which are not discussed in this summary, may apply to a non-resident person that is an insurer carrying on an insurance business in Canada and elsewhere.

Disposition of Shares under the Arrangement

A Non-Resident Holder will not be subject to tax under the Tax Act on any capital gain, or entitled to deduct any capital loss, realized on the disposition of Shares to Glencore under the Arrangement unless such Shares constitute "taxable Canadian property" to the Non-Resident Holder and the Non- Resident Holder is not entitled to relief under an applicable income tax treaty or convention. See the discussion below under the heading "Certain Canadian Federal Income Tax Considerations - Holders Not Resident in Canada- Taxable Canadian Property".

Taxable Canadian Property

Generally, the Shares will not be taxable Canadian property to a Non-Resident Holder at the time of disposition provided that the Shares are listed at that time on a designated stock exchange (which includes the TSX), unless at any particular time during the 60-month period that ends at that time (i) one or any combination of (a) the Non-Resident Holder, (b) persons with whom the Non-Resident Holder does not deal at arm's length, and (c) partnerships in which the Non-Resident Holder or a person described in (b) holds a membership interest directly or indirectly through on or more partnerships, has owned 25% or more of the issued shares of any class or series of the capital stock of PolyMet, and (ii) more than 50% of the fair market value of the Shares was derived directly or indirectly from one or any combination of: (a) real or immovable properties situated in Canada, (b) "Canadian resource properties" (as defined in the Tax Act), (c) "timber resource properties" (as defined in the Tax Act), and (d) options in respect of, or interests in, or for civil law rights in, property in any of the foregoing whether or not the property exists. Notwithstanding the foregoing, Shares may be deemed to be taxable Canadian property in certain circumstances specified in the Tax Act.

Even if the Shares are taxable Canadian property to a Non-Resident Holder, a taxable capital gain resulting from the disposition of Shares will not be included in computing the Non-Resident Holder's taxable income earned in Canada for the purposes of the Tax Act if, at the time of the disposition, the Shares constitute "treaty-protected property" of the Non-Resident Holder for purposes of the Tax Act. Shares will generally be treaty-protected property of a Non-Resident Holder for purposes of the Tax Act at the time of the disposition if the gain from their disposition would, because of an applicable income tax treaty or convention between Canada and the country in which the Non-Resident Holder is resident for purposes of such treaty or convention, be exempt from tax under Part I of the Tax Act. In the event that Shares constitute taxable Canadian property and not entitled to relief under an applicable income tax treaty or convention, the tax consequences are as described above under "Certain Canadian Federal Income Tax Considerations - Holders Resident in Canada- Capital Gains and Capital Losses".

Non-Resident Holders whose Shares are taxable Canadian property should consult their own tax advisors for advice having regard to their particular circumstances, including whether their Shares constitute treaty- protected property.

Dissenting Non-Resident Holders

A Non-Resident Holder who validly exercises Dissent Rights under the Arrangement (a "Dissenting Non-Resident Holder") will be deemed to have transferred such Dissenting Non-Resident Holder's Shares to Glencore and will be entitled to receive a payment from Glencore of an amount equal to the fair value of the Dissenting Non-Resident Holder's Shares. Any interest awarded by a court in connection with the Arrangement and paid or deemed to be paid to a Dissenting Non-Resident Holder will not be subject to Canadian withholding tax, unless such interest constitutes "participating debt interest" for purposes of the Tax Act. Non-Resident Holders who intend to dissent from the Arrangement are urged to consult their own tax advisors.

Dissenting Non-Resident Holders will generally be subject to the same treatment described above under the heading "Certain Canadian Federal Income Tax Considerations - Holders Resident in Canada - Disposition of Shares under the Arrangement".

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain material U.S. federal income tax considerations for U.S. Shareholders with respect to the disposition of Shares pursuant to the Arrangement. This summary does not address the U.S. federal income tax considerations with respect to Shareholders who are not U.S. Shareholders. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the "Code"), final and temporary U.S. Treasury Regulations promulgated thereunder (the "Treasury Regulations"), the Canada - U.S. Income Tax Treaty, administrative, pronouncements, and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis, and to differing interpretation, which may result in tax consequences different from those described below. This discussion is not binding on the U.S. Internal Revenue Service (the "IRS"), and the IRS or a court in the event of an IRS dispute may challenge any of the conclusions set forth below. We have not requested, and will not request, a ruling from the IRS with respect to any of the U.S. federal income tax consequences described below, and as a result, there can be no assurance that the IRS will not disagree with or challenge any of the conclusions we have reached and described here. The following discussion is for general information only and is not intended to be, nor should it be construed to be, legal or tax advice to any Shareholder and no opinion or representation with respect to the U.S. federal income tax consequences to any Shareholder is made.

Except as specifically set forth below, this summary does not discuss applicable tax reporting requirements. In addition, it does not address U.S. estate and gift (or any other non-income) tax consequences, tax consequences arising under the alternative minimum tax or tax consequences under any state, local or non-U.S. tax laws. Shareholders of Shares who are not U.S. Shareholders ("Non-U.S. Shareholders") should also consult their own tax advisors, particularly as to the applicability of any tax treaty.

This discussion is not a complete analysis or listing of all of the possible U.S. federal income tax consequences of the disposition of Shares and does not address all U.S. federal income tax considerations that may be relevant to particular holders in light of their personal circumstances or to persons that are subject to special tax rules. In particular, the information set forth under "Certain United States Federal Income Tax Considerations" deals only with U.S. Shareholders that hold Shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment purposes), and who have not at any time owned, nor were treated as owning, 10% or more of the total combined voting power of all classes of our stock entitled to vote or 10% or more of the total value of shares of all classes of our stock.

In addition, this discussion of U.S. federal income tax consequences does not address the tax treatment of special classes of U.S. Shareholders, such as banks, trusts, mutual funds and other financial institutions, regulated investment companies or real estate investment trusts, traders in securities who elect to mark-to-market their securities, tax-exempt entities, individual retirement and other tax-deferred accounts, insurance companies, partnerships, persons holding Shares as part of a hedging, integrated or conversion transaction or as part of a "straddle," U.S. expatriates, persons subject to the alternative minimum tax, U.S. Shareholders that hold their Shares in connection with a trade or business, permanent establishment, or fixed base outside the U.S., persons who acquired their Shares through the exercise or cancellation of employee stock options or otherwise as compensation for services, dealers in securities or currencies, persons subject to the "applicable financial statements" rules of Section 451 of the Code and holders whose "functional currency" is not the U.S. dollar.

As used herein, the term "U.S. Shareholder" means a beneficial owner of Shares that is for U.S. federal income tax purposes:

(a) an individual citizen or resident of the United States;

(b) a Company created or organized under the laws of the United States or any state thereof and the District of Columbia;

(c) an estate the income of which is subject to United States federal income taxation regardless of its source; or

(d) a trust if (1) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons as described in Section 7701 (a) (30) of the Code have authority to control all substantial decisions of the trust or (2) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If a partnership, including for this purpose any entity or arrangement that is treated as a partnership, or other "pass-through" entity holds Shares, the U.S. federal income tax treatment of a partner or other owner will generally depend upon the status of the partner or other owner and upon the activities of the partnership or other pass-through entity. If you are a partner or other owner of a partnership or other pass-through entity holding Shares, you should consult your tax advisor.

SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR CONSEQUENCES TO THEM UNDER U.S. FEDERAL, STATE, LOCAL AND APPLICABLE NON-U.S. TAX LAWS OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF SHARES.

Disposition of Shares under the Arrangement

The receipt of cash pursuant to the Arrangement will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Shareholder who so exchanges Shares for cash will generally recognize gain or loss in an amount equal to the difference between (i) the amount of cash received and (ii) such U.S. Shareholder's adjusted tax basis in the Shares exchanged therefor. Subject to the discussion under "Passive Foreign Investment Company" below, such recognized gain or loss will generally be capital gain or loss, and will constitute long-term capital gain or loss if the U.S. Shareholder's holding period for the Shares exchanged is greater than one year at the Effective Time. If a U.S. Shareholder acquired different blocks of Shares at different times and different prices, such U.S. Shareholder must determine the adjusted tax basis and holding period separately with respect to each such block of Shares. Long-term capital gains of non-corporate U.S. Shareholder are currently subject to U.S. federal income tax at a reduced rate. The ability to use any capital loss to offset other income or gain is subject to certain limitations under the Code. Any gain or loss realized generally will be treated as U.S. source gain or loss, as applicable.

Passive Foreign Investment Company

A non-U.S. corporation, such as the Company, will be classified as a passive foreign investment company ("PFIC") in any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of "passive" income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income. For this purpose, cash and assets readily convertible into cash are categorized as passive assets and the company's goodwill and other unbooked intangibles are generally taken into account in determining the Company's asset value. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. The Company will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which it owns, directly or indirectly, 25% or more (by value) of the stock.

The Company believes it was classified as a PFIC for its taxable year ended December 31, 2022 and based on current business plans and financial expectations, the Company may be a PFIC in the current taxable year. The determination of whether any corporation was, is or will be, a PFIC for a tax year, which must be made annually after the close of each taxable year, depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations.

If we are a PFIC for any taxable year during which a U.S. Shareholder held Shares and the U.S. Shareholder has not made a valid mark-to-market election or QEF Election (as discussed below), the U.S. Shareholder will generally be subject to special tax rules on any gain realized on the disposition of the Shares (including in the Arrangement). Under the PFIC rules, (a) the gain will be allocated ratably over the U.S. Shareholder's holding period for the Shares, (b) the amount allocated to the current year and any taxable years in the U.S. Shareholder's holding period prior to the first taxable year in which we were a PFIC (each, a "pre-PFIC year"), will be taxable as ordinary income, (c) the amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that year, increased by an additional tax equal to the interest on the resulting tax deemed deferred with respect to each such taxable year, and (d) losses realized on the disposition of shares of a PFIC are non-deductible.

Mark-to-Market Election

As an alternative to the foregoing rules, a U.S. Shareholder of “marketable stock” (as defined below) in a PFIC that made a mark-to-market election with respect to the Shares, would generally have (i) included as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of Shares held at the end of the taxable year over the adjusted tax basis of such Shares and (ii) deducted as an ordinary loss the excess, if any, of the adjusted tax basis of the Shares over the fair market value of such Shares held at the end of the taxable year, but only to the extent of the amounts previously included in income as a result of the mark-to-market election. The U.S. Shareholder’s adjusted tax basis in the Shares would be adjusted to reflect any income or loss resulting from the mark-to-market election, and any gain such U.S. Shareholder recognizes upon the sale or other disposition of the Shares (including in the Arrangement) in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election.

The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market, as defined in applicable Treasury Regulations. The Shares are listed on the NYSE American, which is an established securities market in the United States. Consequently, if the Shares are regularly traded (and do not otherwise cease to qualify as “marketable stock”), the mark-to-market election may be available to a U.S. Shareholder that holds the Shares were we to be or become a PFIC. U.S. Shareholders should consult their own tax advisors regarding the rules for making a mark-to-market election.

QEF Election

If we were classified as a PFIC, a U.S. Shareholder making and maintaining a timely and valid election to treat us as a "Qualified Electing Fund" for U.S. federal income tax purposes (a "QEF Election") would be subject to special tax rules that may result in the recognition of capital gain or loss on the receipt of cash in exchange for Shares pursuant to the Arrangement. However, a U.S. Shareholder's QEF Election would not be effective unless we annually provide the U.S. Shareholder with certain information concerning our income and gain, calculated in accordance with the Code, to be included with the U.S. Shareholder's U.S. federal income tax return. We have not previously provided U.S. Shareholders with the information necessary to make a QEF Election and currently do not expect to provide such information relating to the current tax year. Therefore, in the event that we are classified as a PFIC, these special tax rules are not expected to apply to the receipt of cash in exchange for Shares pursuant to the Arrangement.

If the Company is a PFIC for any taxable year in which a U.S. Shareholder held Shares, a U.S. Shareholder generally would be required to file IRS Form 8621 with respect to the disposition of Shares. The PFIC rules are complex, and each U.S. Shareholder should consult its own tax advisors regarding the applicable consequences of the Arrangement  to such U.S. Shareholder if the Company is a PFIC or has been a PFIC during any prior year in which a U.S. Shareholder held Shares.

Receipt of Foreign Currency

The amount of any Canadian dollars received in connection with the Arrangement will generally be included in the gross income of a U.S. Shareholder as translated into U.S. dollars calculated by reference to the exchange rate prevailing on the date of actual or constructive receipt of such amount, regardless of whether the Canadian dollars are converted into U.S. dollars at that time. If the Canadian dollars received are not converted into U.S. dollars on the date of receipt, a U.S. Shareholder will have a tax basis in the Canadian dollars equal to the U.S. dollar value thereof on the date of receipt. Any U.S. Shareholder that receives payment in Canadian dollars and engages in a subsequent conversion or other disposition of the Canadian dollars may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally would be U.S.-source income or loss for foreign tax credit purposes. Different rules apply to U.S. Shareholders that use the accrual method. Each U.S. Shareholder is urged to consult its own tax advisor regarding the U.S. federal income tax consequences of receiving, owning, and disposing of Canadian dollars.

United States Backup Withholding and Information Reporting

In general, dividend payments with respect to the Shares and the proceeds received on the sale or other disposition of Shares (including the Arrangement) may be subject to information reporting to the IRS and to backup withholding (currently imposed at a rate of 24%). Backup withholding will not apply, however, if a U.S. Shareholder provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable backup withholding rules. To establish such status as an exempt person, a U.S. Shareholder will generally be required to provide certification on IRS Form W-9. Any amounts withheld from payments to a U.S. Shareholder under the backup withholding rules that exceed a U.S. Shareholder’s U.S. federal income tax liability will be allowed as a refund or a credit against a U.S. Shareholder’s U.S. federal income tax liability, provided that a U.S. Shareholder timely furnishes the required information to the IRS. Certain U.S. Shareholders holding Shares other than in an account at a U.S. financial institution may be subject to additional information reporting requirements.

Consequences to Dissenting U.S. Shareholders

A U.S. Shareholder that exercises Dissent Rights and is paid cash in exchange for all of its Shares generally is expected to be subject to U.S. federal income tax consequences substantially similar to those described above. Each U.S. Shareholder considering the exercise of Dissent Rights is urged to consult its tax adviser regarding the tax consequences of exercising such rights in light of such U.S. Shareholder's particular circumstances.

PROVISIONS FOR UNAFFILIATED SHAREHOLDERS

No provision has been made to (a) grant unaffiliated Shareholders (being the Shareholders excluding Glencore and its affiliated entities (as such term is defined for the purposes of the MI 61-101)) access to corporate files of the Company or Glencore or (b) obtain counsel or appraisal services at the expense of the Company or Glencore.

DISSENTING SHAREHOLDERS' RIGHTS

The following description of the rights of Dissenting Shareholders is not a comprehensive statement of the procedures to be followed by a Dissenting Shareholder and is qualified in its entirety by reference to the full text of the Plan of Arrangement, a copy of which is attached to this Circular as Appendix B, the full text of the Interim Order, which is attached to this Circular as Appendix E, and the provisions of Part 8, Division 2 of the BCBCA, which is attached to this Circular as Appendix G. Pursuant to the Interim Order, Dissenting Shareholders are entitled to be paid fair value for their Shares under the BCBCA, as modified or supplemented by the Interim Order, the Plan of Arrangement or any other order of the Court. A Dissenting Shareholder who intends to exercise Dissent Rights should carefully consider and comply with the provisions of Division 2 of Part 8 of the BCBCA, as modified by the Interim Order, the Plan of Arrangement and any other order of the Court. The statutory provisions covering the right to exercise Dissent Rights are technical and complex. Failure to strictly comply with the requirements set forth in Division 2 of Part 8 of the BCBCA (as modified or supplemented by the Interim Order, the Plan of Arrangement or any other order of the Court) may result in the loss of Dissent Rights. It is recommended that you seek independent legal advice if you wish to exercise Dissent Rights.

The Court hearing the application for the Final Order has the discretion to alter the Dissent Rights described herein based on the evidence presented at such hearing. Pursuant to the Interim Order, each registered Shareholder is entitled, in addition to any other rights the holder may have, to exercise Dissent Rights and to be paid the fair value of the Shares held by the holder in respect of which the holder exercises Dissent Rights, determined, notwithstanding anything to the contrary contained in Division 2 of Part 8 of the BCBCA, as of the close of business on the business day immediately preceding the date on which the Arrangement Resolution was adopted. Only registered Shareholders may exercise Dissent Rights.

Non-registered Shareholders who wish to exercise Dissent Rights should be aware that they may only do so through the registered owner of such Shares. The Shares are most often global securities registered in the name of CDS & Co. with CDS & Co. as the sole registered holder of the Shares. Accordingly, a non-registered Shareholder desiring to exercise Dissent Rights must either: (a) make arrangements for the Shares beneficially owned by that holder to be registered in the name of the Shareholder prior to the time the Notice of Dissent is required to be received by PolyMet; or (b) make arrangements for the registered holder of such Shares to exercise Dissent Rights on behalf of the holder. In such case, the Notice of Dissent should specify the number of Shares that are subject to the dissent. Pursuant to section 238 of the BCBCA, the Interim Order and the Plan of Arrangement, every registered Shareholder who dissents from the Arrangement Resolution in compliance with Division 2 of Part 8 of the BCBCA will be entitled to be paid by PolyMet the fair value of the Shares held by such Dissenting Shareholder determined as of the close of business on the business day immediately preceding the date on which the Arrangement Resolution was adopted.

If a Shareholder duly exercises its Dissent Rights in accordance with the BCBCA and the Plan of Arrangement and:

  is ultimately determined to be entitled to be paid fair value for its Shares by Glencore, such Dissenting Shareholder: (a) shall be entitled to be paid the fair value of such Dissent Shares by Glencore, which fair value, notwithstanding anything to the contrary contained in the BCBCA, shall be the fair value of such Dissent Shares determined as of the close of business on the day immediately before the approval of the Arrangement Resolution; (b) shall be deemed not to have participated in the Arrangement; (c) shall be deemed to have transferred and assigned such Shares, free and clear of any Liens, to Glencore in accordance with Section 2.3(e) of the Plan of Arrangement; and (d) shall not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such holders not exercised their Dissent Rights in respect of such Shares; or

  ultimately is not entitled, for any reason, to be paid fair value for their Shares, such Dissenting Shareholder shall be deemed to have participated in the Arrangement, as of the Effective Time, on the same basis as a non-dissenting registered holder of Shares, and shall be entitled to receive only the Consideration pursuant to Section 2.3(f) of the Plan of Arrangement that such Dissenting Shareholder would have received pursuant to the Arrangement if such Dissenting Shareholder had not exercised Dissent Rights, but in no case shall Glencore or PolyMet or any other person be required to recognize any holders of Shares who exercise Dissent Rights as registered or beneficial holders of Shares or any interest therein after the time that the Dissent Shares are transferred to Glencore under the Arrangement, and at such time the names of the Dissenting Shareholders shall be deleted from the central securities register as holders of Shares.

A Dissenting Shareholder must dissent with respect to all Shares in which the holder owns a beneficial interest. A Dissenting Shareholder must send PolyMet a written notice to inform PolyMet of such Dissenting Shareholder's intention to exercise Dissent Rights (the "Notice of Dissent"), which notice must be received by PolyMet c/o Denise Nawata at Farris LLP, 2500 - 700 West Georgia Street, Vancouver, British Columbia V7Y 1B3, with copies to each of:

(i) McCarthy Tétrault LLP, Toronto-Dominion Bank Tower, 66 Wellington Street West, Suite 5300, P.O. Box 48, Toronto, Ontario, Canada, M5K 1E6, Attention: Adam Taylor, email: ataylor@mccarthy.ca; and

(ii) Computershare Investor Services Inc., Attention: Proxy Department, 100 University Avenue, 8th Floor, Toronto ON, M5J 2Y1;

by no later than 4:00 p.m. (Eastern time) on October 30, 2023 (or, if the Meeting is adjourned or postponed, by no later than 4:00 p.m. on the second (2nd) business day, excluding Saturdays, Sundays and statutory holidays, prior to the commencement of the reconvened Meeting).

Any failure by a Shareholder to strictly comply with the requirements set forth in Division 2 of Part 8 of the BCBCA, as modified by the Interim Order, the Plan of Arrangement and any other order of the Court, may result in the loss of that holder's Dissent Rights with respect to the Arrangement. Non-registered Shareholders who wish to exercise such Dissent Rights must arrange for the registered Shareholder holding their Shares to deliver the Notice of Dissent.

The giving of a Notice of Dissent does not deprive a registered Shareholder of the right to vote at the Meeting; however, a Dissenting Shareholder is not entitled to exercise Dissent Rights with respect to the Arrangement with respect to any of such holder's Shares if the Dissenting Shareholder votes in favor of the Arrangement Resolution. A vote by proxy against the Arrangement Resolution will not by itself constitute a Notice of Dissent.

A Dissenting Shareholder must prepare a separate Notice of Dissent for such Dissenting Shareholder, if dissenting on such Dissenting Shareholder's own behalf, and for each other person who beneficially owns Shares registered in the Dissenting Shareholder's name and on whose behalf the Dissenting Shareholder is dissenting, and must dissent with respect to all of the Shares registered in such Dissenting Shareholder's name beneficially owned by the non-registered Shareholder on whose behalf such Dissenting Shareholder is dissenting. The Notice of Dissent must set out the name and address of the Dissenting Shareholder, the number of Shares in respect of which the Notice of Dissent is to be sent (the "Arrangement Notice Shares") and: (a) if such Shares constitute all of the Shares of which the Dissenting Shareholder is the registered and beneficial owner and the Dissenting Shareholder owns no other Shares as beneficial owner, a statement to that effect; (b) if such Shares constitute all of the Shares of which the Dissenting Shareholder is both the registered and beneficial owner but the Dissenting Shareholder owns additional Shares beneficially, a statement to that effect and the names of the registered Shareholders, the number of Shares held by such registered owners and a statement that written Notices of Dissent are being or have been sent with respect to such other Shares; or (c) if the Dissent Rights with respect to the Arrangement are being exercised by a registered Shareholder on behalf of a non-registered Shareholder, a statement that the registered Shareholder is dissenting with respect to all Shares of the non-registered Shareholder registered in such registered Shareholder's name.

If the Arrangement Resolution is approved by the Shareholders as required at the Meeting, and if PolyMet notifies the Dissenting Shareholders of its intention to act upon the Arrangement Resolution, the Dissenting Shareholder is then required within one month after PolyMet gives such notice, to send to PolyMet the certificates representing the Arrangement Notice Shares and a written statement that the Dissenting Shareholder requires PolyMet to purchase all of the Arrangement Notice Shares. If the Dissent Rights with respect to the Arrangement are being exercised by the Dissenting Shareholder on behalf of a non-registered Shareholder who is not the Dissenting Shareholder, a statement signed by such non-registered Shareholder is required which sets out whether the non-registered Shareholder is the beneficial owner of other Shares and if so, (a) the names of the registered Shareholder of such Shares; (b) the number of such Shares; and (c) that Dissent Rights are being exercised in respect of all such Shares. Upon delivery of these documents, the Dissenting Shareholder is deemed to have sold the Shares and PolyMet is deemed to have purchased them. Once the Dissenting Shareholder has done so, the Dissenting Shareholder may not vote or exercise any shareholder rights in respect of the Arrangement Notice Shares.

The Dissenting Shareholder and PolyMet may agree on the payout value of the Arrangement Notice Shares; otherwise, either party may apply to the Court to determine the fair value of the Arrangement Notice Shares and the Court may determine the payout value of the Arrangement Notice Shares and make consequential orders and give directions as the Court considers appropriate. There is no obligation on PolyMet to make an application to the Court. After a determination of the payout value of the Arrangement Notice Shares, PolyMet must then promptly pay that amount to the Dissenting Shareholder.

Dissenting Shareholders who are ultimately entitled to be paid fair value for their Arrangement Notice Shares will be entitled to be paid such fair value and will not be entitled to any other payment or consideration, including any payment or consideration that would be payable under the Plan of Arrangement had they not exercised their Dissent Rights.

A Dissenting Shareholder loses such holder's Dissent Rights with respect to the Arrangement if, before full payment is made for the Arrangement Notice Shares, the Arrangement in respect of which the Notice of Dissent was sent is abandoned or by its terms will not proceed, a court permanently enjoins or sets aside the corporate action approved by the Arrangement Resolution, or the Dissenting Shareholder withdraws the Notice of Dissent with PolyMet's written consent. When these events occur, PolyMet must return the share certificates to the Dissenting Shareholder and the Dissenting Shareholder regains the ability to vote and exercise shareholder rights.

The discussion above is only a summary of the Dissent Rights with respect to the Arrangement, which are technical and complex. The above summary does not purport to provide a comprehensive statement of the procedures to be followed by Dissenting Shareholders who seek payment of the fair value of their Shares. PolyMet suggests that any Shareholder wishing to exercise Dissent Rights with respect to the Arrangement seek legal advice, as failure to comply strictly with the applicable provisions of the BCBCA and the Interim Order, the Plan of Arrangement or any other order of the Court may prejudice the availability of such Dissent Rights. Non-registered (beneficial) Shareholders who wish to dissent should be aware that only a registered Shareholder is entitled to dissent. Dissenting Shareholders should note that the exercise of Dissent Rights with respect to the Arrangement can be a complex, time-consuming and expensive process. There can be no assurance that the amount a Dissenting Shareholder receives will be more than or equal to the Consideration under the Arrangement.

If a Dissenting Shareholder fails to strictly comply with the requirements of the Dissent Rights with respect to the Arrangement, such Dissenting Shareholder will lose such Dissent Rights, PolyMet will return to the Dissenting Shareholder the certificate(s) representing the Arrangement Notice Shares that were delivered to PolyMet, if any, and if the Arrangement is completed, that Dissenting Shareholder will be deemed to have participated in the Arrangement on the same terms as a Shareholder.

If, as of the Effective Date, the aggregate number of Shares in respect of which Shareholders have duly and validly exercised Dissent Rights, or have instituted proceedings to exercise Dissent Rights in connection with the Arrangement, exceeds 7.5% of the Shares then outstanding, Glencore is entitled, in its discretion, not to complete the Arrangement. See "Arrangement Agreement - Conditions to Closing - Additional Conditions Precedent to the Obligations of Glencore".

DEPOSITARY

Computershare will act as the depositary for the receipt of Share certificates or DRS Advices representing Shares and related Letters of Transmittal and the payments to be made to the Minority Shareholders (other than any Dissenting Shareholders) pursuant to the Arrangement. The Depositary will receive reasonable and customary compensation for its services in connection with the Arrangement, will be reimbursed for certain out-of-pocket expenses and will be indemnified by the Company and Glencore against certain liabilities under applicable Securities Laws and expenses in connection therewith.

No fee or commission is payable by any holder of Shares who transmits its Shares directly to the Depositary. Except as set forth above or elsewhere in this Circular, the Company will not pay any fees or commissions to any broker or dealer or any other person for soliciting deposits of Shares pursuant to the Arrangement.

QUESTIONS AND FURTHER ASSISTANCE

If you have any questions about the information contained in this Circular or require assistance in completing your form of proxy, please contact our proxy solicitor, Laurel Hill Advisory Group, at 1-877-452-7184 (toll free in North America) or 1-416-304-0211 (collect calls outside North America) or by email at assistance@laurelhill.com. Questions on how to complete the Letter of Transmittal should be directed to the Company's depositary, Computershare, at 1-800-564-6253 (toll free in North America) or 1-514-982-7555 (outside North America), by facsimile at 1-905-771-4082 or by email at corporateactions@computershare.com.

APPROVAL BY THE DIRECTORS

The undersigned hereby certifies that the contents and sending of this Circular to the Shareholders of PolyMet have been approved by the Board. The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

Dated at St. Paul, Minnesota, this 28th day of September, 2023.

(signed) "Jonathan Cherry"

Jonathan Cherry

Chairman, President & Chief Executive Officer

GLOSSARY OF TERMS

"2021 Convertible Debenture" has the meaning ascribed thereto under "Information Concerning PolyMet - Previous Purchases and Sales".

"2022 Convertible Debentures" has the meaning ascribed thereto under "Information Concerning PolyMet - Previous Purchases and Sales".

"2022 Mesaba Technical Report" has the meaning ascribed thereto under "Special Factors - Formal Valuation and Maxit Fairness Opinion - Scope of Review".

"2022 NorthMet Technical Report" has the meaning ascribed thereto under "Special Factors - Formal Valuation and Maxit Fairness Opinion - Scope of Review".

"2023 Rights Offering" has the meaning ascribed thereto under "Special Factors - Background to the Arrangement - 2023 Rights Offering".

"2022 Technical Reports" has the meaning ascribed thereto under "Special Factors - Formal Valuation and Maxit Fairness Opinion - Scope of Review".

"Acceptable Confidentiality Agreement" means a confidentiality agreement between the Company and a third party other than Glencore that: (a) is entered into in accordance with Section 6.01(c) of the Arrangement Agreement and (b) contains terms that are no less restrictive than set out in the form of acceptable confidentiality agreement agreed to by the Company and Glencore prior to the execution of this Agreement.

"Acquisition Agreement" has the meaning ascribed thereto under "Arrangement Agreement - Acquisition Proposal".

"Acquisition Proposal" means, at any time, whether or not in writing, any: (a) proposal with respect to: (i) any direct or indirect acquisition by any person or group of persons of Shares (or securities convertible into or exchangeable or exercisable for Shares) representing 20% or more of the Shares then outstanding (assuming, if applicable, the conversion, exchange or exercise of such securities convertible into or exchangeable or exercisable for Shares); (ii) any plan of arrangement, amalgamation, merger, share exchange, consolidation, recapitalization, liquidation, dissolution or other business combination in respect of the Company or any of the Company's Subsidiaries; or (iii) any direct or indirect acquisition by any person or group of persons of any assets of the Company and/or any interest in one or more of the Company's Subsidiaries (including shares or other equity interest of the Company's Subsidiaries) that hold an interest, direct or indirect, in JVCo or that individually or in the aggregate constitute or hold 20% or more of the fair market value of the assets of the Company and the Company's Subsidiaries (taken as a whole) based on the most recently publicly filed Financial Statements prior to such time (or any lease, license, royalty, joint venture, long term supply agreement or other arrangement having a similar economic effect to any of the foregoing), whether in a single transaction or a series of related transactions; (b) inquiry, expression or other indication of interest or offer to, or public announcement of or of an intention to do any of the foregoing; (c) modification or proposed modification of any such proposal, inquiry, expression or  indication of interest, in each case excluding the Arrangement and the other transactions contemplated by the Arrangement Agreement; or (d) transaction or agreement which could reasonably be expected to materially impede or delay the completion of the Arrangement.

"Additional Other Filings" means a filing added, at the request of Glencore, following reasonable consideration by the Company of such request, to Other Filings.

"allowable capital loss" has the meaning ascribed thereto under "Certain Canadian Federal Income Tax Considerations - Holders Resident in Canada - Capital Gains and Capital Losses".

"Annual Financial Statements" means the audited consolidated annual financial statements of the Company as at, and for the years ended, December 31, 2022 and December 31, 2021 including the notes thereto.

"Arrangement" means an arrangement under Division 5 of Part 9 of the BCBCA in accordance with the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of the Arrangement Agreement, the Plan of Arrangement and the Interim Order or made at the direction of the Court in the Final Order with the prior written consent of the Company and Glencore, each acting reasonably.

"Arrangement Agreement" means the arrangement agreement dated July 16, 2023 between the Company and Glencore, including all schedules annexed thereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

"Arrangement Notice Shares" has the meaning ascribed thereto under "Dissenting Shareholders' Rights".

"Arrangement Resolution" means the resolution of the Shareholders approving the Plan of Arrangement to be considered at the Meeting and as outlined in Appendix A to this Circular.

"BCBCA" means the Business Corporations Act (British Columbia) SBC 2002, c 57.

"Board of Directors" or "Board" means the board of directors of the Company as the same is constituted from time to time.

"Broadridge" means Broadridge Financial Solutions, Inc.

"Business Day" means any day, other than a Saturday or a Sunday, upon which banks are open for business in the City of Vancouver, Canada and the City of Zurich, Switzerland.

"Canadian Securities Laws" means the Securities Act, together with all other applicable Canadian provincial and territorial securities laws, rules and regulations and published policies thereunder.

"CDS & Co." means the Canadian Depository for Securities.

"Chair of the Meeting" means the chair of the Meeting, determined in accordance with the Company's articles.

"Change of Recommendation" has the meaning ascribed thereto under "Arrangement Agreement - Conditions to Closing - Termination".

"Circular" means the notice of the Meeting and accompanying management proxy circular, including all schedules, appendices and exhibits thereto and enclosures therewith, to be sent to the Shareholders in connection with the Meeting, as amended, supplemented or otherwise modified from time to time.

"Code" has the meaning ascribed thereto under "Certain United States Federal Income Tax Considerations".

"Company" or "PolyMet" means PolyMet Mining Corp., a corporation existing under the laws of British Columbia.

"Company Bonus Share Entitlements" means the right of a director, officer, consultant or key employee of the Company to receive a Share upon the achievement of certain milestones pursuant to the Company's bonus share incentive plan adopted by the Board on November 5, 2003 and approved by disinterested Shareholders.

"Company DSUs" means the outstanding deferred share units of PolyMet granted under the Company Share Compensation Plan.

"Company Options" means the outstanding options to purchase Shares granted under the Company Share Compensation Plan.

"Company Restricted Stock" means the outstanding Shares granted as restricted stock under the Company Share Compensation Plan.

"Company RSUs" means the outstanding restricted share units of PolyMet granted under the Company Share Compensation Plan.

"Company Share Compensation Plan" means the omnibus share compensation plan as approved by Shareholders on June 27, 2007, and amended, ratified and confirmed on June 16, 2021.

"Computershare" means Computershare Investor Services Inc., the Company's depositary.

"Comparable Trading with Control Premium Approach" has the meaning ascribed thereto under "Special Factors - Formal Valuation and Maxit Fairness Opinion - Formal Valuation of the Shares - Comparable Trading with Control Premium Approach".

"Conflicted Directors" means John Burton, Stephen Rowland and Matthew Rowlinson (being the three directors on the Board affiliated with Glencore).

"Consideration" means US$2.11 in cash per Share.

"Contractual Arrangements" means consents, releases, waivers and settlements from, and executed amendments with, as the case may be, certain contractual counterparties of the Company as set forth in the Disclosure Letter, with or without the payment of consideration therefor, including that following the execution of the Arrangement Agreement, Glencore may request that the Company obtain additional consents, releases, waivers and settlements from, and execute amendments with, as the case may be, contractual counterparties.

"Court" means the Supreme Court of British Columbia or other competent court, as applicable.

"CRA" has the meaning ascribed thereto under "Certain Canadian Federal Income Tax Considerations".

"CuEq" means copper equivalent.

"CWA Section 404" means Clean Water Act Section 404 permit.

"DCF" means discounted cash flow.

"Depositary" means Computershare Investor Services Inc.

"Disclosure Documents" has the meaning ascribed thereto under "Special Factors - Paradigm Fairness Opinion - Assumptions and Limitations".

"Disclosure Letter" means the disclosure letter delivered by the Company to Glencore setting out certain disclosure relating to the Company dated July 16, 2023.

"Dissent Notice" means a written objection to the Arrangement Resolution provided by a Dissenting Shareholder in accordance with the dissent procedure set out in Part 8, Division 2 of the BCBCA, as modified by the Interim Order and/or the Plan of Arrangement.

"Dissent Rights" means the rights of dissent granted in favor of registered Shareholders in respect of the Arrangement pursuant to and in the manner set forth in Part 8, Division 2 of the BCBCA, as modified by the Interim Order.

"Dissent Shares" means the Shares held by a Dissenting Shareholder and in respect of which the Dissenting Shareholder has validly exercised Dissent Rights in accordance with the BCBCA and the terms of the Interim Order and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights.

"Dissenting Non-Resident Holder" has the meaning ascribed thereto under "Certain Canadian Federal Income Tax Considerations - Holders Not Resident in Canada - Dissenting Non-Resident Holders".

"Dissenting Resident Holder" has the meaning ascribed thereto under "Certain Canadian Federal Income Tax Considerations - Holders Resident in Canada - Dissenting Resident Holders of Shares".

"Dissenting Shareholder" means a registered Shareholder who has validly exercised its Dissent Rights and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights, but only in respect of the Shares in respect of which Dissent Rights are validly exercised in accordance with the Plan of Arrangement (including the time limits set out therein) by such registered Shareholder.

"DRS Advice" means a Direct Registration System (DRS) advice.

"Effective Date" means the date designated by Glencore and the Company by notice in writing as the effective date of the Arrangement, after the satisfaction or waiver (subject to applicable Laws) of all of the conditions to completion of the Arrangement as set forth in the Arrangement Agreement (excluding conditions that by their terms cannot be satisfied until the Effective Date) and delivery of all documents agreed to be delivered thereunder to the satisfaction of the parties thereto, acting reasonably, and in the absence of such agreement, three Business Days following the satisfaction or waiver (subject to applicable Laws) of all conditions to completion of the Arrangement as set forth in the Arrangement Agreement (excluding conditions that by their terms cannot be satisfied until the Effective Date).

"Effective Time" means 12:01 a.m. Vancouver time on the Effective Date, or such other time as the Company and Glencore may agree to in writing before the Effective Date.

"EV" has the meaning ascribed thereto under "Special Factors - Formal Valuation and Maxit Fairness Opinion - Formal Valuation of the Shares - Approach to Value".

"EV/Resources" or "EV/Cu Eq. Resources" has the meaning ascribed thereto under "Special Factors - Formal Valuation and Maxit Fairness Opinion - Formal Valuation of the Shares - Comparable Trading with Control Premium Approach".

"Excluded Shares" means all Shares owned by Glencore and its affiliates.

"Fair Market Value" has the meaning ascribed thereto under "Special Factors - Formal Valuation and Maxit Fairness Opinion - Formal Valuation of the Shares - Definition of Fair Market Value".

"Fairness Opinions" means, collectively, the Maxit Fairness Opinion and the Paradigm Fairness Opinion.

"Final Order" means the final order of the Court approving the Arrangement pursuant to Section 291 of the BCBCA, in form and substance acceptable to the Company and Glencore, each acting reasonably, as such order may be amended, modified or varied by the Court (with the written consent of both the Company and Glencore, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as varied on appeal (provided that any such variation is acceptable to both the Company and Glencore, each acting reasonably).

"Financial Statements" means the Annual Financial Statements and the June 30, 2023 Interim Financial Statements.

"Formal Valuation" means the formal valuation of the Shares provided by Maxit to the Special Committee in accordance with the requirements of MI 61-101, which concluded that, as of July 15, 2023 and based upon Maxit's analysis and subject to the assumptions, limitations and qualifications set forth therein, the fair market value of the Shares is in the range of US$1.40 to US$2.50 per Share, as further described under "Special Factors - Formal Valuation and Maxit Fairness Opinion", and in the Formal Valuation and Maxit Fairness Opinion, a copy of which is attached as Appendix C to this Circular.

"forward-looking statements" has the meaning ascribed thereto under "Forward-Looking Information" in the Notice of Meeting.

"G&A" has the meaning ascribed thereto under "Special Factors - Formal Valuation and Maxit Fairness Opinion - Formal Valuation of the Shares - Corporate G&A Assumptions".

"Glencore" means Glencore AG, a company existing under the laws of Switzerland.

"Governmental Entity" means: (a) any national, federal, provincial, state, county, municipal, local, tribal or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government (including the TSX, NYSE American or any other stock exchange); (b) any public international organization; (c) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in Section (a) or Section (b) above; or (d) any company, business, enterprise, or other entity owned, in whole or in part, or controlled by any government, entity, organization, or other person described in Section (a), Section (b) or Section (c) above exercising executive, legislative, judicial, regulatory, taxing or administrative functions.

"Holder" has the meaning ascribed thereto under "Certain Canadian Federal Income Tax Considerations".

"IFRS" means generally accepted accounting principles in Canada from time to time including, for the avoidance of doubt, the standards prescribed in Part I of the CPA Canada Handbook - Accounting (International Financial Reporting Standards) as the same may be amended, supplemented or replaced from time to time.

"Interested Parties" has the meaning ascribed thereto under "Special Factors - Formal Valuation and Maxit Fairness Opinion - Independence of Maxit".

"Interim Order" means the interim order of the Court dated September 27, 2023 pursuant to Section 291 of the BCBCA in form and substance acceptable to both the Company and Glencore, each acting reasonably, providing for, among other things, the calling and holding of the Meeting, as such order may be varied by the Court with the prior written consent of both the Company and Glencore, each acting reasonably, a copy of which is attached as Appendix E to this Circular.

"Intermediary" has the meaning ascribed thereto in the Notice of Meeting.

"Investor Rights Agreement" has the meaning ascribed thereto under "Special Factors - Background to the Arrangement - 2023 Rights Offering".

"IIROC" means the Investment Industry Regulatory Organization of Canada, which amalgamated with the Mutual Fund Dealers Association, effective January 1, 2023, to continue as the New Self-Regulatory Organization of Canada (New SRO), the amalgamated entity having changed its name to the Canadian Investment Regulatory Organization (CIRO) on June 1, 2023.

"IRS" has the meaning ascribed thereto under "Certain United States Federal Income Tax Considerations".

"Joint Venture Agreement" means the Amended and Restated Limited Liability Company Agreement of JVCo, dated as of February 14, 2023.

"June 30, 2023 Interim Financial Statements" means the interim condensed consolidated financial statements of the Company for the six-months ended June 30, 2023, including the notes thereto.

"JVCo" means NewRange Copper Nickel LLC, a limited liability company existing under the laws of the State of Delaware.

"Laurel Hill Advisory Group" means Laurel Hill Advisory Group, the Company's shareholder communications advisor and proxy solicitation agent.

"Law" means, with respect to any Person, any and all applicable law (statutory, common or otherwise), constitution, treaty, by-laws, statutes, codes, rules, regulations, principles of law and equity, orders, rulings, ordinances, judgments, injunctions, determinations, awards, decrees, codes, constitutions or other similar requirements, whether domestic or foreign, enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person or its business, undertaking, property or securities, and to the extent that they have the force of law, policies, guidelines, notices and protocols of any Governmental Entity, as amended, and, for greater certainty, includes the terms and conditions of any authorization of or from any Governmental Entity, Canadian Securities Laws, and U.S. Securities Laws.

"Letter of Transmittal" means the form of letter of transmittal accompanying this Circular sent to registered Shareholders in respect of the disposition of their Shares, pursuant to the Arrangement.

"Liens" means any pledge, claim, lien, charge, option, hypothec, mortgage, security interest, restriction, adverse right, prior assignment, lease, sublease, royalty, levy, right to possession or any other encumbrance, easement, license, right of first refusal, covenant, voting trust or agreement, transfer restriction under any shareholder or similar agreement, right or restriction of any kind or nature whatsoever, whether contingent or absolute, direct or indirect, or any agreement, option, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing.

"Litigation" has the meaning ascribed thereto under "Arrangement Agreement - Covenants - Conduct of Business".

"Management" means the management of the Company.

"Material Adverse Effect" means any event, occurrence or condition (or series of related events, occurrences or conditions) which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on or results in a material adverse change in any of the following:

(a) the condition (financial or otherwise), business, assets or results of operations of the Company and its Subsidiaries considered as a whole or JVCo;

(b) the ability of the Company to perform any of its obligations under the terms of the Arrangement Agreement; and

(c) the validity or enforceability of any of the Arrangement Agreement or the rights and remedies of Glencore under the terms of the Arrangement Agreement,

except any such effect resulting from or arising in connection with:

(a) any change in IFRS;

(b) any change in the global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in the general economic, business, regulatory, political or market conditions or in the national or global financial or capital markets;

(c) any change in the industry in which the Company and its Subsidiaries or JVCo operates,

provided that for the purposes of Section (b) and Section (c) exceptions above, such effect does not primarily relate to (or have the effect primarily relating to) the Company and its Subsidiaries (considered as a whole) or JVCo or disproportionately adversely affects the Company and its Subsidiaries (considered as a whole) or JVCo compared to other entities operating in the industries in which the Company and its Subsidiaries or JVCo operate.

"Maxit" means Maxit Capital LP.

"Maxit Engagement Agreement" has the meaning ascribed thereto under "Special Factors - Formal Valuation and Maxit Fairness Opinion - Engagement of Maxit".

"Maxit Fairness Opinion" means the opinion of Maxit to the effect that, as of July 15, 2023, and subject to the assumptions, limitations and qualifications set forth in the Formal Valuation and the Maxit Fairness Opinion and such other matters that Maxit considered relevant, the Consideration to be received by Shareholders (other than Glencore or any of its affiliates) pursuant to the Arrangement is fair, from a financial point of view, to Shareholders (other than Glencore or any of its affiliates), a copy of which is attached as Appendix C to this Circular.

"Maxit Information" has the meaning ascribed thereto under "Special Factors - Formal Valuation and Maxit Fairness Opinion - Assumptions and Limitations".

"Maxit Site Visit" has the meaning ascribed thereto under "Special Factors - Formal Valuation and Maxit Fairness Opinion - Scope of Review".

"Meeting" means the special meeting of Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order for the purpose of considering and, if thought fit, approving the Arrangement Resolution.

"Mesaba" or "Mesaba Project" has the meaning ascribed thereto under "Special Factors - Background to the Arrangement - Introduction".

"MI 61-101" means Multilateral Instrument 61-101 - Protection of Minority Security Holders in Special Transactions.

"Minority Approval" has the meaning ascribed thereto under "Summary of Arrangement - Purpose of the Meeting".

"Minority Shareholders" means the holders of Minority Shares, including the Company’s “unaffiliated security holders” as defined in Rule 13e-3 under the U.S. Exchange Act.

"Minority Shares" means all of the issued and outstanding Shares other than the Excluded Shares.

"Model" has the meaning ascribed thereto under "Special Factors - Formal Valuation and Maxit Fairness Opinion - Formal Valuation of the Shares - NewRange Corporate Model."

"Model Site FCF" has the meaning ascribed thereto under "Special Factors - Formal Valuation and Maxit Fairness Opinion - Formal Valuation of the Shares - NAV Analysis".

"MPCA" means the Minnesota Pollution Control Agency.

"NAV" means net asset value.

"NewRange" means PolyMet's 50:50 joint venture with Teck American, JVCo.

"NI 43-101" means National Instrument 43-101 - Standards of Disclosure for Mineral Projects.

"NI 54-101" means National Instrument 54-101 - Communication with Beneficial Owners of Securities of a Reporting Issuer Regulation.

"Non-Binding Proposal" means Glencore's non-binding proposal to purchase all of the Minority Shares for the Consideration dated June 30, 2023.

"NOBO" has the meaning ascribed thereto under "Information Concerning the Meeting and Voting - Non-Registered Shareholders".

"Non-Resident Holder" has the meaning ascribed thereto under "Certain Canadian Federal Income Tax Considerations - Holders Not Resident in Canada".

"Non-U.S. Shareholders" has the meaning ascribed thereto under "Certain United States Federal Income Tax Considerations".

"NorthMet" or "NorthMet Project" has the meaning ascribed thereto under "Special Factors - Background to the Arrangement - Introduction".

"Notice of Dissent" has the meaning ascribed thereto under "Dissenting Shareholders' Rights".

"Notice of Meeting" means the notice of special meeting of Shareholders dated September 28, 2023 accompanying this Circular.

"NPV" has the meaning ascribed thereto under "Special Factors - Formal Valuation and Maxit Fairness Opinion - Formal Valuation of the Shares - NAV Analysis".

"NYSE American" means the NYSE American Exchange.

"OBO" has the meaning ascribed thereto under "Information Concerning the Meeting and Voting - Non-Registered Shareholders".

"Other Filings" means filings, in addition to filings made with Governmental Entities and related deliveries to Glencore, as set out in the Disclosure Letter, such filings made after the execution of the Arrangement Agreement at the request of Glencore to the Company, with the Company having used commercially reasonable efforts to make such additional filings with applicable Governmental Entities.

"Outside Date" means December 31, 2023, or such later date as may be agreed to in writing by the Parties.

"Paradigm" means Paradigm Capital Inc.

"Paradigm Engagement Agreement" has the meaning ascribed thereto under "Special Factors - Paradigm Fairness Opinion".

"Paradigm Fairness Opinion" means the opinion of Paradigm to the effect that, as of July 15, 2023, and subject to the assumptions, limitations and qualifications set forth in the Paradigm Fairness Opinion and such other matters that Paradigm considered relevant, the Consideration payable pursuant to the Arrangement is fair, from a financial point of view, to the Minority Shareholders.

"Paradigm Information" has the meaning ascribed thereto under "Special Factors - Paradigm Fairness Opinion - Assumptions and Liabilities".

"Parties" means the Company and Glencore, and "Party" means any one of them, as the context requires.

"Person" includes any individual, Company, limited liability company, unlimited liability company, partnership, limited partnership, limited liability partnership, firm, joint venture, syndicate, capital venture fund, trust, association, body corporate, trustee, executor, administrator, legal representative, estate, government (including any Governmental Entity) and any other form of entity or organization, whether or not having legal status.

"Petition" means the Petition for the Final Order which is the subject matter of the Notice of Hearing of Petition for the Final Order, a copy of which is attached as Appendix F to this Circular.

"PFIC" has the meaning ascribed thereto under "Certain United States Federal Income Tax Considerations - Passive Foreign Investment Company".

"PGM" has the meaning ascribed thereto under "Special Factors - Background to the Arrangement - Introduction".

"Plan of Arrangement" means the plan of arrangement, outlined in Appendix B to this Circular, as amended, modified or supplemented from time to time in accordance with the Arrangement Agreement or Article 5 of the Plan of Arrangement, or at the direction of the Court in the Final Order, with the consent of the Company and Glencore, each acting reasonably.

"P/NAV" has the meaning ascribed thereto under "Special Factors - Formal Valuation and Maxit Fairness Opinion - Formal Valuation of the Shares - Comparable Trading with Control Premium Approach".

"PolyMet Inc." means Poly Met Mining, Inc.

"PolyMet US" means PolyMet US, Inc., a Delaware corporation.

"Precedent Transaction Approach" has the meaning ascribed thereto under "Special Factors - Formal Valuation and Maxit Fairness Opinion - Formal Valuation of the Shares - Precedent Transaction Approach".

"Premiums Analysis" has the meaning ascribed thereto under "Special Factors - Formal Valuation and Maxit Fairness Opinion - Formal Valuation of the Shares - Comparable Trading with Control Premium Approach".

"Pre-PFIC year" has the meaning ascribed thereto under "Certain United States Federal Income Tax Considerations".

"Provisions Relating to Acquisition Proposals" has the meaning ascribed thereto under "Arrangement Agreement - Acquisition Proposal".

"QEF Election" has the meaning ascribed thereto under "Certain United States Federal Income Tax Considerations".

"Record Date" means September 22, 2023.

"Regulatory Approvals" means sanctions, rulings, consents, orders, exemptions, permits, waivers, early termination authorizations, clearances, written confirmations of no intention to initiate legal proceedings and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities, in each case, necessary to proceed with the transactions contemplated by the Arrangement Agreement and the Plan of Arrangement.

"Representative" means, with respect to a Party, that Party's officers, directors, employees, consultants, advisors, agents or other representatives (including lawyers, accountants, investment bankers and financial advisors).

"Resident Holder" has the meaning ascribed thereto under "Certain Canadian Federal Income Tax Considerations - Holders Resident in Canada".

"Schedule 13E-3" means a Schedule 13E-3 transaction statement under Section 13(e) of the U.S. Exchange Act and Rule 13E-3 thereunder, together with any amendments thereof or supplements thereto.

"SEC" means the U.S. Securities and Exchange Commission.

"Section 404 Permit Revocation Letter" means the letter dated June 6, 2023 from the USACE addressed to NewRange and accompanying memo.

"Securities Act" means the Securities Act (Ontario) and the rules, regulations and published policies made thereunder.

"Securities Laws" means Canadian Securities Laws and U.S. Securities Laws.

"SEDAR+" means the system known as the System for Electronic Document Analysis and Retrieval +, and includes its predecessor, System for Electronic Document Analysis and Retrieval.

"Shareholder Approvals" has the meaning ascribed thereto under "The Arrangement - Shareholder Approval of the Arrangement".

"Shareholders" means the registered and/or beneficial holders of Shares.

"Shares" means the common shares of the Company.

"Special Committee" means the special committee of independent directors of the Company constituted to consider, among other things, the transactions contemplated by the Arrangement Agreement and comprised of Alan Hodnik (Chair), Dr. David Dreisinger and David Fermo.

"Subject Securities" has the meaning ascribed thereto under "The Arrangement - Support Agreements".

"Subsidiary" has the meaning ascribed thereto in National Instrument 45-106 - Prospectus Exemptions, in force as of the date of the Arrangement Agreement.

"Superior Proposal" means an unsolicited bona fide Acquisition Proposal (provided, however, that for the purposes of this definition, all references to "20%" in the definition of "Acquisition Proposal" shall be changed to "100%") made in writing on or after the date of the Arrangement Agreement by a third party or parties acting jointly (other than Glencore and its affiliates) that: (i) did not result from or involve a breach of the Provisions relating to Acquisition Proposals; and (ii) which or in respect of which:

(a) the Board (based on, among other things, the recommendation of the Special Committee) has determined in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal would, taking into account all of the terms and conditions of such Acquisition Proposal (including all legal, financial, regulatory and other aspects of such Acquisition Proposal and the person or group of persons making such Acquisition Proposal and their respective affiliates), if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction which is more favorable to the Shareholders from a financial point of view than the Arrangement (taking into account any amendments to the Arrangement Agreement and the Arrangement proposed by Glencore pursuant to Section 6.01(f) of the Arrangement Agreement);

(b) is made available to all of the Shareholders on the same terms and conditions;

(c) complies with applicable Securities Laws;

(d) is not subject to any financing condition and in respect of which adequate arrangements have been made to ensure that the required funds will be available to effect payment in full;

(e) is not subject to any due diligence condition or access condition; and

(f) the Board (based on, among other things, the recommendation of the Special Committee) has determined in good faith, after consultation with its financial advisors and outside legal counsel, is reasonably capable of being completed in accordance with its terms, without undue delay, taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal and the person making such Acquisition Proposal.

"Superior Proposal Notice Period" has the meaning ascribed thereto under "Arrangement Agreement - Acquisition Proposals".

"Support Agreement" means the voting and support agreements dated July 16, 2023 and made between Glencore and the Supporting Shareholders and other voting and support agreements that may be entered into after the date of the Arrangement Agreement by Glencore and other Shareholders, which agreements provide that such Shareholders shall, among other things, vote all Shares of which they are the registered or beneficial holder or over which they have control or direction, in favor of the Arrangement and not dispose of their Shares.

"Supporting Shareholders" means collectively those directors and senior officers of PolyMet who have entered into Support Agreements.

"Tax" means (i) any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever however denominated, including any interest, penalties or other additions that may become payable in respect thereof, imposed by any Governmental Entity (whether foreign or domestic), whether computed on a separate, consolidated, unitary, combined or other basis, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and provincial income taxes), payroll and employee withholding taxes, employment insurance premiums, unemployment insurance, social insurance taxes, Canada Pension Plan contributions, sales, use and goods and services taxes, GST, value added taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, environmental taxes, capital taxes, production taxes, recapture, withholding taxes, employee health taxes, surtaxes, customs, import and export taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing; (ii) any fine, penalty, interest or addition to amounts described in (i), (iii) or (iv); (iii) any tax imposed, assessed, or collected or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing, an indemnity or payment of or for any such tax, levy, assessment, tariff, duty, deficiency, or fee; and (iv) any liability for any of the foregoing as a transferee, successor, guarantor, or by contract, by statute or by operation of Law.

"Tax Act" means the Income Tax Act (Canada) and the regulations promulgated thereunder, as amended.

"Tax Proposals" has the meaning ascribed thereto under "Certain Canadian Federal Income Tax Considerations".

"taxable capital gain" has the meaning ascribed thereto under "Certain Canadian Federal Income Tax Considerations - Holders Resident in Canada - Capital Gains and Capital Losses".

"Teck" means Teck Resources Limited.

"Teck American" means Teck American Inc., a wholly-owned subsidiary of Teck.

"Termination Amount" means US$12,000,000.

"Termination Amount Event" has the meaning ascribed thereto under "Arrangement Agreement - Conditions to Closing - Termination Amount".

"Transfer" has the meaning ascribed thereto under "The Arrangement - Support Agreements".

"Treasury Regulations" has the meaning ascribed thereto under "Certain United States Federal Income Tax Considerations".

"TSX" means the Toronto Stock Exchange.

"Unconflicted Board of Directors" means the Board excluding the Conflicted Directors.

"U.S. Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

"U.S. Securities Act" means the United States Securities Act of 1933, as amended.

"U.S. Securities Laws" means the U.S. Exchange Act, the U.S. Securities Act, and all other applicable U.S. federal and state securities laws and rules and regulations promulgated thereunder, together with the applicable rules of the TSX and NYSE American.

"U.S. Shareholder" has the meaning ascribed thereto under "Certain United States Federal Income Tax Considerations".

"USACE" means the U.S. Army Corps of Engineers.

CONSENT OF MAXIT CAPITAL LP

To:  The Special Committee of the Board of Directors of PolyMet Mining Corp.

We refer to the formal valuation and fairness opinion dated July 15, 2023 (the “Maxit Formal Valuation and Fairness Opinion”) attached as Appendix C to the management proxy circular dated September 28, 2023 (the “Circular”) of PolyMet Mining Corp. (the “Corporation”) which we prepared for the Special Committee of the Board of Directors of the Corporation.

In connection with the Arrangement (as defined in the Circular), we hereby consent to the inclusion of the Maxit Formal Valuation and Fairness Opinion as Appendix C to the Circular, to the filing of the Maxit Formal Valuation and Fairness Opinion with the securities regulatory authorities in the provinces and territories of Canada and the U.S. Securities and Exchange Commission, and to the inclusion of the summary of the Maxit Formal Valuation and Fairness Opinion, and the reference thereto, in the Circular. In providing our consent, we do not intend that any person other than the Special Committee of the Board of Directors of the Corporation shall be entitled to rely upon the Maxit Formal Valuation and Fairness Opinion.

(signed) "Maxit Capital LP"

Toronto, Ontario, Canada

September 28, 2023

CONSENT OF PARADIGM CAPITAL INC.

To: The Board of Directors of PolyMet Mining Corp.

We refer to the fairness opinion of our firm dated July 16, 2023 (the "Paradigm Capital Fairness Opinion") attached as Appendix D to the management proxy circular dated September 28, 2023 (the "Circular") of PolyMet Mining Corp. (the "Corporation") which we delivered to the Board of Directors of the Corporation.

We hereby consent to the inclusion of the Paradigm Capital Fairness Opinion as Appendix D to the Circular, to the filing of the Paradigm Capital Fairness Opinion with the securities regulatory authorities in the provinces and territories of Canada and the U.S. Securities and Exchange Commission, and to the inclusion of a summary of the Paradigm Capital Fairness Opinion, and the reference thereto, in the Circular. The Paradigm Capital Fairness Opinion was given as at July 15, 2023 and remains subject to the various assumptions, limitations and qualifications contained therein. In providing our consent, we do not intend that any person other than the Board of Directors of the Corporation shall be entitled to rely upon the Paradigm Capital Fairness Opinion.

(signed) "Paradigm Capital Inc."

Toronto, Canada

September 28, 2023

APPENDIX A
ARRANGEMENT RESOLUTION

BE AND IT IS HEREBY RESOLVED AS A SPECIAL RESOLUTION THAT:

1. The arrangement (the "Arrangement") under Division 5 of Part 9 of the Business Corporations Act (British Columbia) (the "BCBCA") involving PolyMet Mining Corp. (the "Company"), pursuant to the arrangement agreement between the Company and Glencore AG dated July 16, 2023, as it may be modified, supplemented or amended from time to time in accordance with its terms (the "Arrangement Agreement"), as more particularly described and set forth in the management information circular of the Company dated September 28, 2023 (the "Circular"), and all transactions contemplated thereby, are hereby authorized, approved and adopted.

2. The plan of arrangement of the Company, as it has been or may be modified, supplemented or amended in accordance with the Arrangement Agreement and its terms or at the direction of the Court in the Final Order with the consent of the Parties (the "Plan of Arrangement"), each acting reasonably, the full text of which is set out as Appendix B to the Circular, is hereby authorized, approved and adopted.

3. The Arrangement Agreement and all the transactions contemplated therein; the actions of the directors of the Company, in approving the Arrangement and the Arrangement Agreement; and the actions of the directors and officers of the Company, in executing and delivering the Arrangement Agreement and any modifications, supplements or amendments thereto, and causing the performance by the Company of its obligations thereunder, are each hereby ratified and approved.

4. Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the shareholders of the Company (the "Company Shareholders") or that the Arrangement has been approved by the Supreme Court of British Columbia (the "Court"), the directors of the Company are hereby authorized and empowered, at their discretion, without further notice to, or approval of, the Company Shareholders:

(a) to amend, modify or supplement the Arrangement Agreement or the Plan of Arrangement to the extent permitted by their terms; and

(b) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement and any related transactions.

5. Any one director or officer of the Company, acting alone, is hereby authorized and directed, for and on behalf of the Company, to execute or cause to be executed and to deliver or cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as, in such person's opinion, may be necessary or desirable to give full force and effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of any such other document or instrument or the doing of any such other act or thing.

A-1

APPENDIX B
PLAN OF ARRANGEMENT

UNDER DIVISION 5 OF PART 9
OF THE BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

ARTICLE 1
INTERPRETATION

1.1 Definitions

As used in this Plan of Arrangement, the following terms have the following meanings:

"Arrangement" means an arrangement under Division 5 of Part 9 of the BCBCA in accordance with the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of the Arrangement Agreement, this Plan of Arrangement and the Interim Order (once issued) or made at the direction of the Court in the Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably.

"Arrangement Agreement" means the arrangement agreement dated July 16, 2023 between the Company and the Purchaser, together with the schedules and exhibits attached thereto, together with the Disclosure Letter, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

"Arrangement Resolution" means the special resolution to be considered and, if thought fit, passed by the Company Shareholders at the Company Meeting to approve the Arrangement, to be substantially in the form and content of Schedule B attached to the Arrangement Agreement.

"BCBCA" means the Business Corporations Act (British Columbia).

"Business Day" means any day, other than a Saturday or a Sunday, upon which banks are open for business in the City of Vancouver, Canada and the City of Zurich, Switzerland.

"Code" means the United States Internal Revenue Code of 1986.

"Company" means PolyMet Mining Corp., a corporation existing under the laws of British Columbia.

"Company Bonus Share Entitlements" means the right of a director, officer, consultant or key employee of the Company to receive a Company Share upon the achievement of certain milestones pursuant to the Company's bonus share incentive plan adopted by the board of directors of the Company on November 5, 2003 and approved by disinterested Company Shareholders.

"Company DSUs" means the outstanding deferred share units of the Company granted under the Company Share Compensation Plan.

"Company Meeting" means the special meeting of the Company Shareholders, including any adjournment or postponement thereof, called and held in accordance with the Interim Order for the purpose of considering and, if thought fit, approving the Arrangement Resolution.

"Company Options" means the outstanding options to purchase Company Shares granted under the Company Share Compensation Plan.

"Company Restricted Stock" means the outstanding Company Shares granted as restricted stock under the Company Share Compensation Plan.

"Company RSUs" means the outstanding restricted share units of the Company granted under the Company Share Compensation Plan.

"Company Securityholders" means, collectively, the Company Shareholders, the holders of Company Options, the holders of Company RSUs, the holders of Company DSUs, the holders of Company Restricted Stock and the holders of Company Bonus Share Entitlements.

"Company Share Compensation Plan" means the omnibus share compensation plan as approved by the Company Shareholders on June 16, 2021.

"Company Shareholders" means the holders of the Company Shares.

"Company Shares" means the common shares of the Company.

"Consideration" means US$2.11 in cash for each Company Share.

"Court" means the Supreme Court of British Columbia or other competent court, as applicable.

"Depositary" means any trust company, bank or other financial institution agreed to in writing by the Purchaser and the Company, each acting reasonably, for the purpose of, among other things, exchanging certificates representing Company Shares for the Consideration in connection with the Arrangement.

"Disclosure Letter" means the disclosure letter executed by the Company and delivered to and accepted by the Purchaser as of the date of the Arrangement Agreement.

"Dissent Rights" has the meaning specified in Section 3.1(a).

"Dissenting Holder" means a registered Company Shareholder who has validly exercised its Dissent Rights and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights, but only in respect of the Company Shares in respect of which Dissent Rights are validly exercised in accordance with Section 3.1 (including the time limits set out therein) by such registered Company Shareholder.

"Effective Date" means the date designated by the Purchaser and the Company by notice in writing as the effective date of the Arrangement, after the satisfaction or waiver (subject to applicable laws) of all of the conditions to completion of the Arrangement as set forth in the Arrangement Agreement (excluding conditions that by their terms cannot be satisfied until the Effective Date) and delivery of all documents agreed to be delivered thereunder to the satisfaction of the parties thereto, acting reasonably, and in the absence of such agreement, three Business Days following the satisfaction or waiver (subject to applicable laws) of all conditions to completion of the Arrangement as set forth in the Arrangement Agreement (excluding conditions that by their terms cannot be satisfied until the Effective Date).

"Effective Time" means 12:01 a.m. (Vancouver time) on the Effective Date or such other time as the Company and the Purchaser may agree upon in writing.

"Final Order" means the final order of the Court approving the Arrangement pursuant to Section 291 of the BCBCA, in form and substance acceptable to the Company and the Purchaser, each acting reasonably, as such order may be amended, modified or varied by the Court (with the written consent of both the Company and the Purchaser, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as varied on appeal (provided that any such variation is acceptable to both the Company and the Purchaser, each acting reasonably).

"Governmental Entity" means: (a) any national, federal, provincial, state, county, municipal, local, tribal, or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government (including the TSX, NYSE American or any other stock exchange); (b) any public international organization; (c) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in Section (a) or Section (b) above; or (d) any company, business, enterprise, or other entity owned, in whole or in part, or controlled by any government, entity, organization, or other person described in Section (a), Section (b) or Section (c) above exercising executive, legislative, judicial, regulatory, taxing or administrative functions.

"IFRS" means international financial reporting standards, as issued by the International Accounting Standard Board and as adopted in Canada, as in effect from time to time.

"Interim Order" means the interim order of the Court pursuant to Section 291 of the BCBCA in form and substance acceptable to both the Company and the Purchaser, each acting reasonably, providing for, among other things, the calling and holding of the Company Meeting, as such order may be varied by the Court with the prior written consent of both the Company and the Purchaser, each acting reasonably.

"laws" means any and all applicable laws including all statutes, codes, ordinances, decrees, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, or instruments and general principles of common law and equity, binding on or affecting the person referred to in the context in which the word is used.

"Letter of Transmittal" means the letter of transmittal sent to the Company Shareholders for use in connection with the Arrangement.

"Liens" means any pledge, claim, lien, charge, option, hypothec, mortgage, security interest, restriction, adverse right, prior assignment, lease, sublease, royalty, levy, right to possession or any other encumbrance, easement, license, right of first refusal, covenant, voting trust or agreement, transfer restriction under any shareholder or similar agreement, right or restriction of any kind or nature whatsoever, whether contingent or absolute, direct or indirect, or any agreement, option, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing.

"NYSE American" means the NYSE American, LLC.

"person" includes an individual, firm, limited or general partnership, limited liability company, unlimited liability company, limited liability partnership, trust, joint venture, venture capital fund, association, body corporate, corporation, company, unincorporated organization, trustee, estate, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status.

"Plan of Arrangement" means this plan of arrangement, as amended, modified or supplemented from time to time in accordance with the Arrangement Agreement or Article 5, or at the direction of the Court in the Final Order, with the consent of the Company and the Purchaser, each acting reasonably.

"Purchaser" means Glencore AG, a corporation existing under the laws of Switzerland.

"Subsidiary" has the meaning given to it in National Instrument 45-106 - Prospectus Exemptions, provided that, for purposes of this Agreement, a reference to a Subsidiary of the Purchaser excludes the Company and its Subsidiaries and a reference to any Subsidiary of the Company excludes any Subsidiary of the Company that is also a Subsidiary of the Purchaser.

"Tax" or "Taxes" means any taxes, duties, fees, premiums, assessments, imposts, levies, and other charges of any kind whatsoever imposed by any Governmental Entity, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity in respect thereof, and including, but not limited to, those levied on, or measured by, or referred to as, income, gross receipts, profits, windfall, royalty, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, all licence, franchise and registration fees and all employment insurance, health insurance and Canada, Quebec and other pension plan premiums or contributions imposed by any Governmental Entity, and any transferee or secondary liability in respect of any of the foregoing.

"Tax Act" means the Income Tax Act (Canada).

"TSX" means the Toronto Stock Exchange.

1.2 Interpretation

The following rules of interpretation shall apply in this Plan of Arrangement unless something in the subject matter or context is inconsistent therewith:

(a) the singular includes the plural and vice versa;

(b) where a word or phrase is defined, its other grammatical forms have a corresponding meaning;

(c) the headings in this Plan of Arrangement form no part of this Plan of Arrangement and are deemed to have been inserted for convenience only and shall not affect the construction or interpretation of any of its provisions;

(d) all references in this Plan of Arrangement shall be read with such changes in number and gender that the context may require;

(e) references to "Articles," "Sections" and "Recitals" refer to articles, Sections and recitals of this Plan of Arrangement;

(f) the use of the words "including" or "includes" followed by a specific example or examples shall not be construed as limiting the meaning of the general wording preceding it;

(g) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Plan of Arrangement as a whole and not to any particular Section or other subdivision;

(h) any reference to a statute is a reference to the applicable statute and to any regulations made pursuant thereto and includes all amendments made thereto and in force, from time to time, and any statute or regulation that has the effect of supplementing or superseding such statute or regulation; and

(i) the words "written" or "in writing" include printing or any electronic means of communication capable of being visibly reproduced at the point of reception including fax or email.

1.3 Computation of Time

In this Plan of Arrangement, unless something in the subject matter or context is inconsistent therewith, a "day" shall refer to a calendar day and in calculating all time periods the first day of a period is not included and the last day is included and in the event that any date on which any action is required to be taken hereunder is not a Business Day, such action will be required to be taken on the next succeeding day which is a Business Day.

1.4 Currency

Unless otherwise stated, all references in this Plan of Arrangement to sums of money are expressed in lawful money of the United States and "$" refers to United States dollars.

1.5 Accounting Matters

Unless otherwise stated, all accounting terms used in this Plan of Arrangement shall have the meanings attributable thereto under IFRS and all determinations of an accounting nature required to be made shall be made in accordance with IFRS consistently applied.

1.6 Governing Law

This Plan of Arrangement shall be governed, including as to validity, interpretation and effect, by the laws of the Province of British Columbia and the laws of Canada applicable therein.

ARTICLE 2
THE ARRANGEMENT

2.1 Arrangement Agreement

This Plan of Arrangement is made pursuant to, and subject to, the provisions of the Arrangement Agreement.

2.2 Binding Effect

This Plan of Arrangement and the Arrangement, will become effective, and be binding on the Purchaser and its Subsidiaries, the Company and its Subsidiaries, Company Securityholders, including Dissenting Holders, the registrar and transfer agent of the Company, the Depositary and all other persons, at and after, the Effective Time without any further act or formality required on the part of any person.

2.3 The Arrangement

Each of the following events will occur and will be deemed to occur sequentially as set out below without any further authorization, act or formality, in each case, unless stated otherwise, commencing at the Effective Time and at five minute intervals thereafter:

(a) notwithstanding the terms of the Company Share Compensation Plan, each Company RSU outstanding immediately prior to the Effective Time (whether vested or unvested) shall be deemed to be unconditionally vested and issuable, and such Company RSU shall, without any further action by or on behalf of a holder of Company RSUs, be deemed to be assigned and transferred by such holder to the Company in exchange for a cash payment from the Company to such holder in accordance with Article 4 equal to the Consideration, less withholdings required under applicable law, and each such Company RSU shall immediately be cancelled and (i) the holders of such Company RSUs shall cease to be the holders thereof and to have any rights as holders of such Company RSUs other than the right to receive the consideration to which they are entitled under this Section 2.3(a); (ii) such holders' names shall be removed from the register of Company RSUs maintained by or on behalf of the Company; and (iii) all terms in respect of such Company RSUs in any agreements by which the Company is bound (other than the Company Share Compensation Plan) shall be terminated and shall be of no further force and effect;

(b) notwithstanding the terms of the Company Share Compensation Plan, each Company DSU outstanding immediately prior to the Effective Time (whether vested or unvested) shall be deemed to be unconditionally vested and issuable, and such Company DSU shall, without any further action by or on behalf of a holder of Company DSUs, be deemed to be assigned and transferred by such holder to the Company in exchange for a cash payment from the Company to such holder in accordance with Article 4 equal to the Consideration, less withholdings required under applicable law, and each such Company DSU shall immediately be cancelled and (i) the holders of such Company DSUs shall cease to be the holders thereof and to have any rights as holders of such Company DSUs other than the right to receive the consideration to which they are entitled under this Section 2.3(b); (ii) such holders' names shall be removed from the register of Company DSUs maintained by or on behalf of the Company; and (iii) all terms in respect of such Company DSUs in any agreements by which the Company is bound (other than the Company Share Compensation Plan) shall be terminated and shall be of no further force and effect;

(c) notwithstanding the terms of the Company Share Compensation Plan, each Company Option outstanding immediately prior to the Effective Time (whether vested or unvested) shall be deemed to be unconditionally vested and exercisable, and such Company Option shall, without any further action by or on behalf of a holder of Company Options, be deemed to be assigned and transferred by such holder to the Company in exchange for a cash payment from the Company to such holder in accordance with Article 4 equal to the amount by which the Consideration exceeds the exercise price of such Company Option, less withholdings required under applicable law, and each such Company Option shall immediately be cancelled and, for greater certainty, where such amount is a negative, neither the Company nor the Purchaser shall be obligated to pay the holder of such Company Option any amount in respect of such Company Option and (i) the holders of such Company Options shall cease to be the holders thereof, and to have any rights as holders of such Company Options other than the right to receive the consideration to which they are entitled under this Section 2.3(c); (ii) such holders' names shall be removed from the register of the Company Options maintained by or on behalf of the Company; and (iii) all terms in respect of such Company Options in any agreements by which the Company is bound (other than the Company Share Compensation Plan) shall be terminated and shall be of no further force and effect;

(d) notwithstanding the terms of the Company Bonus Share Entitlements, each Company Bonus Share Entitlement outstanding immediately prior to the Effective Time (whether vested or unvested) shall without any further action by or on behalf of a holder of Company Bonus Share Entitlements, be deemed to be unconditionally vested and issuable, and such Company Bonus Share Entitlement shall, without any further action by or on behalf of a holder of Company Bonus shares, be deemed to be assigned and transferred by such holder to the Company in exchange for a cash payment from the Company to such holder in accordance with Article 4 equal to the Consideration, less withholdings required under applicable law, and each such Company Bonus Share Entitlement shall immediately be cancelled and (i) the holders of such Company Bonus Share Entitlements shall cease to be the holders thereof and to have any rights as holders of such Company Bonus Share Entitlements other than the right to receive the consideration to which they are entitled under this Section 2.3(d); (ii) such holders' names shall be removed from the register of the Company Bonus Share Entitlements maintained by or on behalf of the Company; and (iii) all terms in respect of such Company Bonus Share Entitlements in any agreements by which the Company is bound shall be terminated and shall be of no further force and effect;

(e) each of the Company Shares held by a Dissenting Holder in respect of which Dissent Rights have been validly exercised and which are described in Section 3.1(a)(i) will be deemed to have been transferred by the holder thereof without any further act or formality on its part, to the Purchaser (free and clear of all Liens) in consideration for a debt claim against the Purchaser for the amount determined under Article 3, and:

(i) such Dissenting Holder will cease to be the holder of such Company Shares and to have any rights as a Company Shareholder other than the right to be paid fair value for such Company Shares as set out in Section 3.1;

(ii) such Dissenting Holder's name will be removed as the holder of such Company Shares from the register of Company Shares maintained by or on behalf of the Company; and

(iii) the Purchaser will be deemed to be the transferee of such Company Shares free and clear of all Liens and will be entered in the register of Company Shares maintained by or on behalf of the Company; and

(f) concurrent with the transaction described in Section 2.3(e), and notwithstanding the terms of the Company Share Compensation Plan insofar as it applies to Company Restricted Stock, each Company Share (including all Company Restricted Stock) outstanding immediately prior to the Effective Time (other than (x) Company Shares described in Section 2.3(e); and (y) Company Shares held by the Purchaser) will, without any further action by or on behalf of any Company Shareholder (including any holder of Company Restricted Stock), be deemed to be assigned and transferred by the holder thereof to the Purchaser (free and clear of all Liens) in exchange for the Consideration, and:

(i) each holder of such Company Shares (including each holder of Company Restricted Stock) will cease to be the holder of such Company Shares (including Company Restricted Stock) and to have any rights as a Company Shareholder other than the right to be paid the Consideration in accordance with this Plan of Arrangement;

(ii) the name of each such holder will be removed as the holder of such Company Shares (including holders of Company Restricted Stock) from the register of the Company Shares (and register of Company Restricted Stock) maintained by or on behalf of the Company; and

(iii) the Purchaser will be deemed to be the transferee of such Company Shares (including Company Restricted Stock) free and clear of all Liens and restrictions and will be entered in the register of the Company Shares maintained by or on behalf of the Company.

None of the foregoing steps will occur unless all of the foregoing steps occur, it being expressly provided that the events provided for in this Section 2.3 will be deemed to occur on the Effective Date, notwithstanding that certain procedures related thereto may not be completed until after the Effective Date.

ARTICLE 3
RIGHTS OF DISSENT

3.1 Rights of Dissent

(a) Pursuant to the Interim Order, each registered Company Shareholder may exercise rights of dissent ("Dissent Rights") in respect of all (but not less than all) Company Shares held by such holder as a registered holder thereof in connection with the Arrangement pursuant to and in strict compliance with the procedures set forth in Division 2 of Part 8 of the BCBCA, as modified by this Article 3, the Interim Order and the Final Order, provided that the written notice setting forth the objection of such registered Company Shareholder to the Arrangement Resolution contemplated by Section 242(1)(a) of the BCBCA must be received by the Company not later than 5:00 p.m. (Vancouver time) on the day that is two Business Days immediately before the date of the Company Meeting. Each Company Shareholder who duly exercises its Dissent Rights and who:

(i) is ultimately entitled to be paid fair value for the Company Shares in respect of which they have validly exercised Dissent Rights:

(A) will be deemed not to have participated in the transactions provided for in Article 2 (other than as provided for in Section 2.3(e));

(B) will be entitled to be paid the fair value of such Company Shares by the Purchaser, which fair value, notwithstanding anything to the contrary contained in Section 245 of the BCBCA, shall be determined as of the close of business on the Business Day immediately preceding the date on which the Arrangement Resolution was adopted at the Company Meeting;

(C) will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement if such Dissenting Holder had not exercised its Dissent Rights in respect of such Company Shares; and

(D) will be deemed to have transferred and assigned their Company Shares (free and clear of all Liens) to the Purchaser pursuant to Section 2.3(e) for such fair value; or

(ii) is ultimately not entitled, for any reason, to be paid fair value for the Company Shares in respect of which they have validly exercised Dissent Rights, will be deemed to have participated in the Arrangement in respect of those Company Shares on the same basis as a non-dissenting Company Shareholder.

(b) In no event will the Purchaser, the Company or any other person be required to recognize a Dissenting Holder as a registered or beneficial owner of Company Shares or any interest therein (other than the rights set out in this Section 3.1) at or after the time of the transaction described in Section 2.3(e), and at such time the names of such Dissenting Holders will be deleted from the register of Company Shares maintained by or on behalf of the Company.

(c) For the avoidance of doubt, in addition to any other restrictions in the Interim Order or under Division 2 of Part 8 of the BCBCA, no person shall be entitled to exercise Dissent Rights (i) if such person is not a registered holder of Company Shares or (ii) with respect Company Shares in respect of which such person has voted or has instructed a proxyholder to vote in favour of the Arrangement Resolution.

ARTICLE 4
CERTIFICATES AND PAYMENTS

4.1 Adjustments to Consideration

If on or after the date of the Arrangement Agreement, the Company declares, sets aside or pays any distribution to Company Shareholders of record as of a time prior to the Effective Time then: (a) to the extent that the aggregate amount of such distribution is less than the aggregate Consideration, the aggregate Consideration shall be reduced by such aggregate amount of such distribution; and (b) to the extent that such aggregate amount of such distribution exceeds the aggregate Consideration, the aggregate Consideration shall be reduced to zero and such excess aggregate amount of such distribution shall be placed in escrow for the account of the Purchaser.

4.2 Payment of Consideration

(a) Following receipt of the Final Order and prior to the Effective Time, the Purchaser will deliver or cause to be delivered to the Depositary sufficient cash to satisfy the aggregate amount payable to Company Securityholders in accordance with Section 2.3, which cash will be held by the Depositary as agent and nominee for the Purchaser until completion of the steps described in Section 2.3, at which time such cash will be held by the Depositary as agent and nominee for former Company Securityholders for distribution thereto in accordance with the provisions of this Article 4.

(b) Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented outstanding Company Shares (including Company Restricted Stock) that were transferred pursuant to Section 2.3(f), together with a duly completed and executed Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require, each Company Shareholder surrendering such certificate will be entitled to receive in exchange therefor, and the Depositary will deliver to each such registered Company Shareholder, a cheque, wire or other form of immediately available funds representing the Consideration which such Company Shareholder has the right to receive under this Plan of Arrangement for such Company Shares, less any amounts required by applicable law to be withheld pursuant to Section 4.5, and any certificate so surrendered will forthwith be cancelled.

(c) On or as soon as practicable after the Effective Date, the Depositary shall deliver, on behalf of the Purchaser, to each holder (other than the Purchaser and its affiliates) of Company Options, Company Bonus Share Entitlements, Company RSUs and Company DSUs as reflected on the register maintained by or on behalf of the Company in respect of Company Options, Company Bonus Share Entitlements, Company RSUs and Company DSUs, a cheque, wire or other form of immediately available funds representing the Consideration which such holder of Company Options, Company Bonus Share Entitlements, Company RSUs and Company DSUs, as applicable, has the right to receive under this Plan of Arrangement for such Company Options, Company Bonus Share Entitlements, Company RSUs and Company DSUs, as applicable, less any amounts required by applicable law to be withheld pursuant to Section 4.5.

(d) Until surrendered as contemplated by this Section 4.2, each certificate that, immediately prior to the Effective Time represented Company Shares (including Company Restricted Stock) transferred to the Purchaser pursuant to Section 2.3(f) will be deemed after the Effective Time to represent only the right to receive upon such surrender a cash payment in lieu of such certificate as contemplated in this Section 4.2, less any amounts withheld pursuant to Section 4.5. Any such certificate formerly representing Company Shares (including Company Restricted Stock) not duly surrendered on or before the sixth anniversary of the Effective Date will cease to represent a claim by or interest of any former holder of Company Shares (including Company Restricted Stock) of any kind or nature against or in the Company or the Purchaser. On such date, all cash to which such former holder was entitled will be deemed to have been surrendered to the Purchaser or the Company, as applicable, and will be paid over by the Depositary to the Purchaser or as directed by the Purchaser.

(e) Following the Effective Time, no holder of Company Shares (including Company Restricted Stock), Company Options, Company RSUs, Company DSUs or Company Bonus Share Entitlements will be entitled to receive any consideration with respect to such holder's Company Shares (including Company Restricted Stock), Company Options, Company RSUs, Company DSUs or Company Bonus Share Entitlements other than any cash payment of the Consideration which such holder is entitled to receive in accordance with Section 2.3 and this Section 4.2, and no such holder, will be entitled to receive any interest, dividends, premium or other payment in connection therewith.

4.3 Unclaimed Payments

Any payment made by the Depositary pursuant to this Plan of Arrangement that has not been deposited or has been returned to the Depositary or that otherwise remains unclaimed, in each case, on or before the sixth anniversary of the Effective Date, and any right or claim to payment hereunder that remains outstanding on the sixth anniversary of the Effective Date shall cease to represent a right or claim of any kind or nature and the right of the holder to receive the applicable Consideration for the Company Shares (including Company Restricted Stock), Company Bonus Share Entitlements, Company Options, Company RSUs or Company DSUs, as the case may be, pursuant to this Plan of Arrangement shall terminate and be deemed to be surrendered and forfeited for no consideration.

4.4 Lost Certificates

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Company Shares that were transferred pursuant to Section 2.3 is lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, a cheque, wire or other form of immediately available funds for the Consideration that such Company Shareholder has the right to receive in accordance with Section 2.3 and such Company Shareholder's Letter of Transmittal. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the person to whom such cash is to be delivered will as a condition precedent to the delivery of such cash, give a bond satisfactory to the Purchaser and the Depositary (each acting reasonably) in such sum as the Purchaser may direct (acting reasonably), or otherwise indemnify the Purchaser and the Company in a manner satisfactory to the Purchaser and the Company (each acting reasonably) against any claim that may be made against the Purchaser and the Company with respect to the certificate alleged to have been lost, stolen or destroyed.

4.5 Withholding Rights

The Company, the Purchaser and the Depositary will be entitled to deduct and withhold from any consideration otherwise payable to any person under this Plan of Arrangement (including any payment to Dissenting Holders) such amounts as the Company, the Purchaser or the Depositary is required to deduct and withhold with respect to such payment under the Tax Act, the Code, and the rules and regulations promulgated thereunder, or any provision of any provincial, state, local or foreign tax law as counsel may advise is required to be so deducted and withheld by the Company, the Purchaser or the Depositary, as the case may be. For the purposes of this Plan of Arrangement, all such withheld amounts shall be treated as having been paid to the person in respect of which such deduction and withholding was made on account of the obligation under applicable law to make payment to such person hereunder, provided that such deducted or withheld amounts are actually remitted to the appropriate Governmental Entity by or on behalf of the Company, the Purchaser or the Depositary, as the case may be.

4.6 No Liens

Any exchange or transfer of securities pursuant to this Plan of Arrangement will be free and clear of any Liens or other claims of third parties of any kind.

4.7 Paramountcy

From and after the Effective Time:

(a) this Plan of Arrangement will take precedence and priority over the terms of any and all Company Shares, Company Options, Company RSUs, Company DSUs, Company Restricted Stock, Company Bonus Share Entitlements and any other securities of the Company issued or outstanding at or prior to the Effective Time;

(b) the rights and obligations of the Company Securityholders (other than the Purchaser and its Subsidiaries), the Company and its Subsidiaries, the Purchaser and its Subsidiaries, the Depositary and any transfer agent or other depositary therefor in relation thereto, will in respect of the Arrangement Agreement, be solely as provided for in this Plan of Arrangement; and

(c) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Company Shares, Company Options, Company RSUs, Company DSUs, Company Restricted Stock or Company Bonus Share Entitlements will be deemed to have been settled, compromised, released and determined without liability except as set forth in this Plan of Arrangement.

ARTICLE 5
AMENDMENTS

5.1 Amendments to Plan of Arrangement

(a) The parties to the Arrangement Agreement may amend, modify and, or, supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification and, or, supplement must:

(i) be set out in writing;

(ii) be approved by the parties to the Arrangement Agreement, acting reasonably;

(iii) filed with the Court; and

(iv) if made following the Company Meeting:

(A) approved by the Court; and

(B) communicated to the Company Securityholders if and as required by the Court.

(b) Subject to the provisions of the Interim Order, any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company or the Purchaser at any time prior to the Company Meeting (provided that the Company or the Purchaser, as applicable, will have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the persons voting at the Company Meeting (other than as required under the Interim Order) will become part of this Plan of Arrangement for all purposes.

(c) Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Company Meeting will be effective only if:

(i) it is consented to in writing by each of the parties to the Arrangement Agreement (each acting reasonably); and

(ii) if required by the Court, it is consented to by some or all of the Company Shareholders voting in the manner directed by the Court.

(d) Any amendment, modification or supplement to this Plan of Arrangement may be made by the parties without the approval of or communication to the Court or the Company Shareholders, provided that it concerns a matter which, in the reasonable opinion of the parties is of an administrative or ministerial nature required to better give effect to the implementation of this Plan of Arrangement and is not materially adverse to the financial or economic interests of any of the Company Shareholders.

5.2 Termination

This Plan of Arrangement may be withdrawn prior to the Effective Time in accordance with the terms of the Arrangement Agreement.

ARTICLE 6
FURTHER ASSURANCES

6.1 Further Assurances

Notwithstanding that the transactions and events set out in this Plan of Arrangement will occur and will be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Arrangement Agreement will make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to further document or evidence any of the transactions or events set out in this Plan of Arrangement.

APPENDIX C
FORMAL VALUATION AND FAIRNESS OPINION OF MAXIT CAPITAL LP

Brookfield Place, 181 Bay Street, Suite 830

Toronto, ON M5J 2T3

July 15, 2023

The Special Committee of the Board of Directors of

PolyMet Mining Corp.

444 Cedar Street, Suite 2060

St. Paul, MN 55101

To the Special Committee of the Board of Directors:

Maxit Capital LP ("Maxit Capital", "we" or "us") understands that Glencore AG (including any affiliates, "Glencore") is proposing to acquire all of the issued and outstanding common shares (the "PolyMet Shares") of PolyMet Mining Corp. ("PolyMet" or the "Company") that Glencore does not currently own for US$2.11 in cash per PolyMet Share (the "Consideration") by way of a court approved plan of arrangement (the "Plan of Arrangement") under the Business Corporations Act (British Columbia) (the "Transaction"). The above description is summary in nature. Maxit Capital further understands that additional details of the Transaction will be provided in an information circular (the "Circular") to be mailed to the holders of PolyMet Shares (the "PolyMet Shareholders").

Maxit Capital understands that a committee of independent members of the Board of Directors of PolyMet (the "Special Committee") was constituted to, among other things, supervise the preparation of a formal valuation required by Multilateral Instrument 61-101 - Protection of Minority Security Holders in Special Transactions ("MI 61-101", or the "Rules") and to make a recommendation regarding the Transaction to the Board of Directors of PolyMet (the "PolyMet Board"). Maxit Capital has been advised by counsel to the Company that the Transaction is a business combination, as such term is defined in the Rules. The Special Committee has retained Maxit Capital to prepare and deliver to the Special Committee: (i) a formal valuation (the "Valuation") of the PolyMet Shares in accordance with the requirements of MI 61-101; and (ii) an opinion (the "Fairness Opinion" and together with the Valuation, the "Valuation and Fairness Opinion") as to the fairness, from a financial point of view, of the Consideration to be received by PolyMet Shareholders (other than Glencore) pursuant to the Transaction.

Engagement of Maxit Capital

By letter agreement dated May 24, 2023 (the "Engagement Agreement"), the Special Committee retained Maxit Capital. Pursuant to the Engagement Agreement, the Special Committee has requested that we prepare and deliver the Valuation and Fairness Opinion. The terms of the Engagement Agreement provide that Maxit Capital will receive a fixed fee for its services. In addition, Maxit Capital is to be reimbursed for its reasonable out-of-pocket expenses, including reasonable fees paid to its legal counsel in respect of advice rendered to Maxit Capital in carrying out its obligations under the Engagement Agreement, and is to be indemnified by the Company in certain circumstances. No part of Maxit Capital's fee is contingent upon the conclusions reached in the Valuation or the Fairness Opinion or the outcome of the Transaction.

Credentials of Maxit Capital

Maxit Capital is an independent advisory firm with expertise in mergers and acquisitions. The Valuation and Fairness Opinion expressed herein is the opinion of Maxit Capital and its form and content herein have been approved for release by its managing partners, each of whom is experienced in merger, acquisition, divestiture and valuation matters.

Independence of Maxit Capital

Neither Maxit Capital, nor any of its affiliated entities (as such term is defined for the purpose of MI 61- 101): (i) is an associated entity or affiliated entity or issuer insider (as such terms are defined for the purpose of MI 61-101) of the Company, Glencore, or any of their respective associated entities or affiliated entities (collectively, the "Interested Parties"); (ii) is an advisor to any of the Interested Parties in connection with the Transaction other than to the Special Committee pursuant to the Engagement Agreement; (iii) is a manager or co-manager of a soliciting dealer group for the Transaction (or a member of the soliciting dealer group for the Transaction providing services beyond the customary soliciting dealer's functions or receiving more than the per securityholder fees payable to other members of the group); or (iv) has a material financial interest in the completion of the Transaction.

Maxit Capital has not been engaged to provide any financial advisory services nor has it participated in any financings involving the Interested Parties within the past two years, other than acting as a financial advisor, including providing a fairness opinion, to a special committee of PolyMet's independent directors in connection with PolyMet's joint venture transaction with Teck Resources Limited and its affiliates ("Teck" or the "JV Partner") resulting in PolyMet having a 50% interest in NewRange Copper Nickel LLC ("NewRange" or "JVCo"), which transaction was completed on February 14, 2023 ("JV Transaction").

Other than as described above, there are no understandings, agreements or commitments between Maxit Capital and any of the Interested Parties with respect to any current or future business dealings which would be material to the Valuation and Fairness Opinion. The fees paid to Maxit Capital in connection with the foregoing activities, together with the fees payable to Maxit Capital pursuant to the Engagement Agreement, are not, in the aggregate, financially material to Maxit Capital, and do not give Maxit Capital any financial incentive in respect of the conclusions reached in the Valuation and Fairness Opinion. Maxit Capital may, in the ordinary course of business, provide financial advisory, investment banking, or other financial services to one or more of the Interested Parties from time to time.

Maxit Capital is of the view that it is independent of all Interested Parties in the Transaction for the purposes of the Rules.

Scope of Review

In connection with rendering the Valuation and Fairness Opinion, we reviewed, considered and relied upon (without attempting to verify independently the completeness, accuracy or fair presentation thereof) or carried out, among other things, the following:

i. a draft of the arrangement agreement between Glencore and the Company dated July 14, 2023 (the "Arrangement Agreement");

ii. a draft of the Plan of Arrangement dated July 14, 2023;

iii. drafts of support and voting agreements to be entered into with PolyMet directors and employees;

iv. the Amended and Restated Limited Liability Company Agreement of NewRange entered into between Polymet US, Inc ("PolyMet US"), a wholly-owned subsidiary of the Company, certain affiliates of Teck and NewRange dated February 14, 2023 in respect of the NorthMet Project (as defined below) and the Mesaba Project (as defined below and collectively, the "NewRange JV");

v. publicly available documents regarding PolyMet, JV Partner and Glencore, including annual and quarterly reports, financial statements, annual information forms, management circulars and other filings deemed relevant;

vi. a 2022 technical report titled "NorthMet Copper Nickel Project Feasibility Update" prepared in accordance with the requirements of National Instrument 43-101 - Standards of Disclosure for Mineral Projects ("NI 43-101") dated December 30, 2022 (the "2022 NorthMet Technical Report");

vii. a 2022 technical report titled "Mesaba Project Form 43-101F1 Technical Report Mineral Resource Statement" prepared in accordance with the requirements of NI 43-101 with an effective date of November 28, 2022 (the "2022 Mesaba Technical Report" and together with the 2022 NorthMet Technical Report, the "2022 Technical Reports");

viii. certain internal financial, operating, corporate and other information prepared or provided by or on behalf of the Company concerning the business operations, assets, liabilities and prospects of the Company;

ix. internal management forecasts, development and operating projections, estimates (including future estimates of mineable resources) and budgets prepared or provided by or on behalf of the Company;

x. non-public technical reports, trade-off and expansion studies, management presentations, engineering reports, budget documents, and other relevant internal project evaluation materials relating to the NewRange JV;

xi. the corporate financial model prepared by PolyMet management relating to NewRange JV;

xii. discussions with management of PolyMet relating to the business, financial condition and prospects of the Company;

xiii. due diligence meetings with senior executives of PolyMet concerning past and current operations and financial conditions and the prospects of PolyMet;

xiv. meetings with NewRange personnel on July 5-6, 2023 and visit to the NewRange JV site area on July 5, 2023 (the "Site Visit");

xv. a letter dated June 6, 2023 from the U.S. Army Corps of Engineers ("USACE") addressed to NewRange and accompanying memo (the "Section 404 Permit Revocation Letter");

xvi. discussions with the Special Committee;

xvii. selected public market trading statistics and relevant financial information of the Company and other public entities;

xviii. selected financial statistics and relevant financial information with respect to relevant precedent transactions;

xix. selected technical reports on the assets of the Company, selected reports published by equity research analysts and industry sources regarding the Company and other comparable public entities;

xx. a certificate addressed to us, dated as of the date hereof, from two senior officers of the Company as to the completeness and accuracy of the Information (as defined below); and

xxi. such other information, analyses, investigations, and discussions as we considered necessary or appropriate in the circumstances.

Maxit Capital has also participated in discussions regarding the Transaction and related matters with Mason Law (legal counsel to the Special Committee), Farris LLP (legal counsel to PolyMet) and Paradigm Capital Inc. (financial advisor to PolyMet).

Prior Valuations

The Company has represented to Maxit Capital after due enquiry that there have not been any prior valuations (as defined in the Rules) of PolyMet or any of its material assets or subsidiaries prepared within the past 24 months.

Assumptions and Limitations

With the Special Committee's approval and agreement as provided for in the Engagement Agreement, we have relied upon, and have assumed the completeness, accuracy and fair presentation of all financial and other information, data, documents, materials, advice, opinions and representations obtained by us, including information provided by the Company, data, advice, opinions and representations obtained by us from public sources, or provided to us by the Company or any of its affiliates or advisors or otherwise obtained by us pursuant to our engagement. We did not meet with the auditors of the Company and have assumed the accuracy and fair presentation of, and relied upon, the audited consolidated financial statements of PolyMet and the reports of its auditors thereon as well as the unaudited interim financial statements of PolyMet. We have not been requested to or attempted to verify independently the completeness, accuracy or fair presentation of any such information, data, advice, opinions and representations and we assume no responsibility or liability in connection therewith. We have not undertaken an independent evaluation, appraisal or physical inspection (other than the Site Visit) of any assets or liabilities of PolyMet or any of its subsidiaries or affiliates. We are not an expert on, and did not render advice to the Special Committee or PolyMet regarding, legal, accounting, regulatory, operating, permitting or tax matters. The technical due diligence investigations conducted by us were limited in scope and relied heavily on the experience and thoroughness of management of the Company.

With respect to the historical financial data, operating and financial forecasts and budgets provided to us concerning the Company and relied upon in our financial analyses, we have assumed that they have been reasonably prepared on bases reflecting the most reasonable and currently available assumptions, estimates and judgments of management of the Company, as applicable, having regard to the Company's or NewRange's, as applicable, business, plans, financial condition and prospects.

The Company has represented to us, in a certificate of two senior officers of the Company dated the date hereof, among other things, that (i) the financial and other information, data, advice, opinions, representations and other material (financial or otherwise) provided to us orally by, or in the presence of, or on behalf of, an officer or employee of the Company or in writing by or on behalf of the Company or any of their subsidiaries or affiliates (other than Glencore) or any of its representatives in connection with our engagement (collectively, the "Information"), was, at the date the Information was provided to us, and is as of the date of the certificate, complete, true and correct in all material respects and did not and does not contain a misrepresentation (as that terms is defined in the Securities Act (Ontario), and (ii) since the date on which the Information was provided to us, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of the Company or any of its subsidiaries or affiliates and there has been no change in any material fact or any material element of any of the Information or any new material fact, any of which is of a nature as to render any portion of the Information untrue or misleading in any material respect or which could reasonably be expected to have a material effect on the Valuation and Fairness Opinion, and (iii) the representations and certifications with respect to the Information relating to Glencore are given solely on the basis of, and are qualified by the terms of, the representations made to the Company by Glencore in the Arrangement Agreement. The Valuation and the Fairness Opinion are conditional upon such completeness, accuracy and fair presentation of the foregoing information.

We are not legal, tax or accounting experts and we express no opinion concerning any legal, tax or accounting matters concerning the Transaction. The Valuation and Fairness Opinion is rendered on the basis of securities markets, economic and general business and financial conditions prevailing as at the date hereof and the conditions and prospects, financial and otherwise, of the Company and NewRange as they are reflected in the Information and as they were represented to us in our discussions with management of the Company or its affiliates and advisors. In our analyses and in connection with the preparation of the Valuation and Fairness Opinion, we made numerous assumptions with respect to industry performance, general business, markets and economic conditions and other matters, many of which are beyond the control of any party involved in the Transaction. Although we believe the assumptions used in our analyses and in preparing this Valuation and fairness opinion are accurate and appropriate in the circumstances, some or all of them may prove to be incorrect.

In preparing the Valuation and Fairness Opinion, we have made several assumptions, including that all of the conditions required to implement the Transaction will be met.

The Valuation and Fairness Opinion is being provided to the Special Committee for its exclusive use only in considering the Transaction and may not be published, disclosed to any other person, relied upon by any other person, or used for any other purpose, without the prior written consent of Maxit Capital, provided that the Valuation and Fairness Opinion may be reproduced in full in the Circular (in a form acceptable to us). The Valuation and Fairness Opinion does not address the relative merits of the Transaction as compared to other business strategies or transactions that might be available to the Company or in which the Company might engage. In connection with Maxit Capital's engagement, Maxit Capital was not authorized to, and it did not, solicit indications of interest from third parties regarding a potential transaction with PolyMet. The Valuation and Fairness Opinion is not intended to be and does not constitute a recommendation to any PolyMet Shareholder with respect to the Transaction. Additionally, we do not express any opinion as to the prices at which the PolyMet Shares may trade at any time.

The preparation of a Valuation and Fairness Opinion is a complex process and is not necessarily amenable to partial analysis or summary description. Maxit Capital believes that its analyses must be considered as a whole and that selecting portions of the analyses and the factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying the Valuation and Fairness Opinion.

This Valuation and Fairness Opinion is given as of the date hereof and we disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting this Valuation or the Fairness Opinion which may come or be brought to our attention after the date hereof, except as may be required under the Rules. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting this Valuation or the Fairness Opinion after the date hereof, we reserve the right to change, modify or withdraw this Valuation and/or the Fairness Opinion in accordance with the terms of the Engagement Agreement.

Overview of PolyMet

PolyMet is a mine development company holding a 50% interest in NewRange, a joint venture with Teck. NewRange holds the NorthMet and Mesaba copper, nickel, cobalt and platinum group metal ("PGM") deposits, two globally significant clean energy mineral resources located in the Duluth Complex in northeast Minnesota. The Duluth Complex is one of the world's major, undeveloped copper, nickel and PGM metal mining regions. NorthMet is the first large-scale project to have received permits to conduct nonferrous mining within the Duluth Complex, although certain of those permits are not currently effective as described below.

PolyMet is headquartered in St. Paul, Minnesota, United States of America and is listed on the Toronto Stock Exchange ("TSX") and NYSE American under the symbols "POM" and "PLM", respectively. A summary of PolyMet's recent trading history is provided in Appendix A: Share Trading History.

JV Partner (Teck) Overview

Teck is one of Canada's leading mining companies committed to responsible mining and mineral development with major business units focused on copper, zinc, and steelmaking coal. Headquartered in Vancouver, Canada, Teck's shares are listed on the TSX under the symbols "TECK.A" and "TECK.B" and the New York Stock Exchange under the symbol "TECK". Teck has a market capitalization of ~US$22 billion.

NewRange Overview

NewRange is a 50:50 joint venture of subsidiaries of Teck and PolyMet, holding the NorthMet and Mesaba deposits. NewRange (formerly Poly Met Mining, Inc.) was a 100% owned subsidiary of the Company prior to February 14, 2023. Upon closing of the JV Transaction, PolyMet held a 50% interest in the joint operation. NewRange is an independently operated company jointly controlled by a six-member board comprised of an equal number of representatives from Teck and PolyMet. All significant decisions related to NewRange require unanimous approval by both companies. The Company and Teck are responsible for funding their pro rata share of costs relating to NewRange.

NewRange is working to unlock two new domestic supplies of critical minerals for the low-carbon transition through responsible mining, and delivering significant, multi-generational economic and other benefits to the region and beyond. NewRange is based in Hoyt Lakes, Minnesota. PolyMet and Teck have committed to an initial work program with an estimated budget of US$170 million to maintain permits, commence site readiness initiatives, update feasibility study estimates and undertake detailed engineering to position NorthMet for a development decision following permit clearances.

NewRange's corporate structure is detailed in Figure 1 below.

Figure 1 - NewRange Corporate Structure

NorthMet Overview

The NorthMet Project (as defined herein) is a polymetallic project in northeastern Minnesota, United States of America, which comprises the NorthMet copper-nickel-precious metals ore body and the Erie Plant, a processing facility located approximately six miles from the ore body (collectively, "NorthMet" or "NorthMet Project").

The Company acquired the Erie Plant, a former taconite processing facility, in 2005 and comprises a crushing and milling facility, railroad and access rights connecting the plant site to the NorthMet ore body, tailings storage facilities, locomotive fueling and maintenance facilities, water rights and pipelines, administrative offices and lands to the east and west of the existing tailings storage facilities.

PolyMet published a technical report under NI 43-101 dated March 26, 2018 that details the economics for the NorthMet mine and processing operation and also includes detailed capital costs, operating costs and economic evaluations for a 32,000 short tons per day ("stpd") mine plan. Preliminary assessments for 59,000 stpd and 118,000 stpd mine plans were also developed; however, they are not permitted and would require additional capital, detailed engineering and environmental studies, and environmental review and permitting (collectively herein, "permitting").

NorthMet received its nonferrous Permit to Mine from the State of Minnesota in November 2018, a crucial permit for construction and operation of NorthMet. The Minnesota Department of Natural Resources ("MDNR") also issued all other permits for which NorthMet had applied including dam safety, water appropriations, endangered and threatened species takings, and public waters work permits, along with Wetlands Conservation Act approval. In addition, NorthMet received air and water permits from the Minnesota Pollution Control Agency ("MPCA") in December 2018. Further, NorthMet received the federal Record of Decision and Section 404 Wetlands Permit from the USACE in March 2019, which was the last key permit or approval needed to construct and operate NorthMet at 32,000 stpd with a 225 million short ton production schedule.

In December 2022, the Company released the 2022 NorthMet Technical Report that contains prior plans but updated cost estimates for construction and operation of the NorthMet Project. The 2022 NorthMet Technical Report supersedes prior technical reports. The updated study provides technical and economic details for development of the mining operation in two distinct phases. Phase I involves development of 225 million tons into an operating mine processing 32,000 stpd over a 20-year mine life. It also includes rehabilitating the former LTV Steel Mining Company processing plant (Erie Plant) and using state-of-the- art wastewater treatment to clean up water issues from legacy iron ore operations at the site.

The revised capital costs for Phase I are estimated at US$1.2 billion and include refurbishment of the existing primary crushing circuit and replacing the existing rod and ball mill circuits with a new, modern semi-autogenous grinding (SAG) mill, ball mill and flotation circuit. It also includes rail and electrical system upgrades and mining equipment.

Phase II involves construction and operation of a hydrometallurgical plant to treat nickel sulphide concentrates into upgraded nickel-cobalt hydroxide and recover additional copper and PGMs. While development of Phase II is discretionary, both phases have been previously fully permitted with pending litigation and resulting additional regulatory proceedings. Phase II would increase project capital costs by approximately US$325 million.

The Minnesota Supreme Court and Minnesota Court of Appeals, in April 2021 and January 2022, respectively, issued decisions that reversed two state permits for NorthMet - the nonferrous Permit to Mine issued by MDNR and a water pollution control permit issued by MPCA - and remanded those permits to the issuing agencies for certain additional proceedings. Those proceedings remain ongoing. In June 2023, USACE revoked the Clean Water Act Section 404 ("CWA Section 404") permit. The Section 404 Permit Revocation Letter indicates that NewRange may submit a new CWA Section 404 permit application.

Legal challenges contesting various aspects of NorthMet federal and state permits and decisions are ongoing and have also delayed the project timeline.

Mesaba Overview

Mesaba is a copper-nickel-precious metals ore body in northeastern Minnesota, United States of America, which is progressing baseline environmental studies, resource definition and mineral processing studies ("Mesaba" or "Mesaba Project"). The Mesaba and NorthMet deposits are in close proximity to each other. Further studies and community and tribal consultation will be required to fully define the long-term development potential of Mesaba.

In November 2022, the Company released an updated resource for the Mesaba deposit outlined in the 2022 Mesaba Technical Report.

Mineral Reserves and Resources

The following table summarizes the Company's attributable reserves and resources:

	Contained Metal
	100% Basis								PLM Attributable (2)
	Cu	Ni	Pt	Pd	Au	Ag	Co	Cu Eq.	Cu Eq.	Interest
	(Bn lbs)	(Bn lbs)	(MM oz)	(MM oz)	(MM oz)	(MM oz)	(Bn lbs)	(Bn lbs)	(Bn lbs)	(%)
P&P Reserves
NorthMet	1.7	0.5	0.7	2.3	0.3	9.0	0.0	4.4	2.2	50%
Total	1.7	0.5	0.7	2.3	0.3	9.0	0.0	4.4	2.2	50%

M&I Resources (1)
NorthMet	3.5	1.0	1.4	4.8	0.7	19.2	0.1	9.3	4.7	50%
Mesaba	18.9	4.5	2.2	6.3	1.6	76.7	0.4	36.4	18.2	50%
Total	22.4	5.6	3.6	11.0	2.3	95.9	0.5	45.7	22.9	50%

Inferred Resources
NorthMet	2.2	0.6	0.9	3.1	0.4	11.8	0.0	5.7	2.9	50%
Mesaba	10.5	2.7	1.8	5.9	1.1	40.7	0.2	21.8	10.9	50%
Total	12.7	3.3	2.6	9.0	1.5	52.6	0.3	27.5	13.8	50%

Source: 2022 Technical Reports.

Notes: Numbers may not add due to rounding. Cu equivalence calculated based on long-term prices outlined in Commodity Price Assumptions herein.

(1) M&I resources include P&P reserves.

(2) Cu Eq. attributable to the Company reflects 50% equity interest in NewRange which in turn owns 100% of NorthMet and Mesaba.

Valuation of the PolyMet Shares

Definition of Fair Market Value

For purposes of the Valuation, fair market value ("Fair Market Value") means the monetary consideration that, in an open and unrestricted market, a prudent and informed buyer would pay to a prudent and informed seller, each acting at arm's length with the other, where neither party is under any compulsion to act.

In accordance with the Rules, Maxit Capital has made no downward adjustment to the fair market value of the PolyMet Shares to reflect the liquidity of the PolyMet Shares, the effect of the Transaction on the PolyMet Shares, or the fact that the PolyMet Shares held by PolyMet Shareholders, other than Glencore, do not form part of a controlling interest. Consequently, the Valuation provides a conclusion on a per PolyMet Share basis with respect to the Company's en bloc value, being the price at which all of the PolyMet Shares could be sold to one or more buyers at the same time.

Approach to Value

The Valuation is based upon techniques and assumptions that Maxit Capital considers appropriate in the circumstances for the purposes of arriving at a range of the Fair Market Value of the PolyMet Shares. The Fair Market Value of the PolyMet Shares was analyzed on a going concern basis, as PolyMet is expected to continue as a going concern and is expressed on a per share basis.

In determining the Fair Market Value of the PolyMet Shares, Maxit Capital, based on its experience, has relied on various net asset value ("NAV") analyses and, as a secondary methodology, enterprise value ("EV") to resources analyses, based on current trading values of comparable companies with an adjustment for a change of control premium to reflect an en bloc value and relevant precedent acquisition transactions.

Management Corporate Model

Maxit Capital relied on a corporate financial model prepared by PolyMet management (the "Model"), which is based on an internal business case scenario of the NewRange JV that requires additional engineering, environmental, and other technical evaluations, permitting, and capital, and assumes portions of the mineral reserves and resources from the NorthMet deposit and mineral resources from the Mesaba deposit are mined. Based on guidance and certain technical judgements, the financial model was adjusted for certain updates to get to the "Management Case" or "Model". These adjustments included discount rate assumptions, commodity prices and timing as outlined below under Commodity Price Assumptions, Discount Rate Assumptions and NAV Analysis, respectively. The Model was approved by the Special Committee for Maxit Capital's use for purposes of the Valuation and Fairness Opinion.

Maxit Capital held multiple due diligence sessions with PolyMet management to discuss the basis of the Model preparation and underlying technical and financial inputs. Maxit Capital identified certain areas of risks inherent to the NewRange JV. These risks include: (i) the potential for timing delays or regulatory disapprovals associated with permitting and development; (ii) the fact that certain inputs for the Model are based on PolyMet management estimates, which estimates have not been prepared to the standards of NI 43-101 or reviewed by an independent qualified person pursuant to NI 43-101; (iii) the mine plan includes materials classified as inferred in addition to measured and indicated material; and (iv) potential for cost overruns in the current market environment experienced generally across the mining industry. Maxit Capital also identified certain additional opportunities including: (i) the potential for an increase in production rate versus the forecasts for NewRange JV in the Model; and (ii) unmodelled resources that could further extend the remaining life of mine. Maxit Capital concluded that the assumptions for the NewRange JV in the Model were reasonable, and no further adjustments or sensitivities were required. However, the above risks and opportunities were considered when applying the value methodologies described below.

A summary of the key outputs of the Model is set forth in Appendix B: NewRange JV Operating and Financial Summary (100% Basis).

Commodity Price Assumptions

Forecast commodity prices are a critical determinant of the outcome of the NAV analysis. Future commodity prices are very difficult to predict and different views can have a very significant impact on resulting net present values. Maxit Capital selected its commodity price forecast based on a review of available equity research analysts' commodity price estimates, which Maxit Capital believes is representative of that used by financial and industry participants in evaluating assets. Pricing for pyrrhotite concentrate is based on PolyMet management estimates.

Commodity Price Assumptions	2027	2028+
Copper Price (US$/lb)	3.85	3.65
Nickel Price (US$/lb)	9.03	8.75
Cobalt Price (US$/lb)	25.00	25.00
Platinum Price (US$/oz)	1,265	1,075
Palladium Price (US$/oz)	1,394	1,345
Gold Price (US$/oz)	1,750	1,700
Silver Price (US$/oz)	22.50	22.00
Pyrrhotite Concentrate (US$/dmt)	55.00	55.00

Discount Rate Assumptions

Maxit Capital generally uses, as a starting point, an 8% discount rate for base metal companies and projects and makes adjustments, as appropriate, for specific risks including geopolitical and technical risks. Based on our knowledge of the mining industry, we believe this methodology is representative of that used by financial and industry participants in evaluating mining assets and is consistent with the application of discount rates in connection with the precedent transactions and related value approaches disclosed in this Valuation and Fairness Opinion.

A number of asset-specific factors influenced the selection of the discount rate, including but not limited to:

• Increased technical risk with an expanded operating case that requires additional permitting and includes material from both NorthMet and Mesaba, including geologically speculative material;

• Long mine life provides increased optionality and potential opportunities may exist to optimize the mine plan and deposit sequencing in the future;

• Access to and ability to leverage existing infrastructure;

• The 2022 NorthMet Technical report is a feasibility level study of NorthMet;

• The Company has a credible joint venture partner in Teck to share the costs, risks and complexities of advancing and operating the NewRange JV;

• Political and jurisdictional risk associated with developing and operating a mine in Minnesota is relatively higher compared to other jurisdictions from a mining industry perspective1; and

• Permitting risk and litigation risk may prevent and/or delay development of either or both of the NorthMet and Mesaba deposits.

___________________________

1 Fraser Institute Annual Survey of Mining Companies 2021 ranks Minnesota 54 out of 84 jurisdictions surveyed on the Investment Attractiveness Index with a score of 54.33/100).

Other data points were considered by us, including: (i) the 2022 NorthMet Technical Report uses a 7% discount rate; (ii) the research analyst covering PolyMet uses a 10% discount rate; (iii) peer technical reports use a discount rate range of 7% to 8% (8% median); and (iv) the median of discount rates used by research analysts in peer equity research reports on comparable mining companies available to Maxit Capital range from 8% to 12% (median of 10%).

Based on the foregoing, Maxit Capital selected a discount rate of 9%.

Corporate G&A Assumptions

The Model includes annual pre-tax corporate general and administrative expenses ("G&A"), which are the corporate expenses that are not directly attributable to the NewRange JV, of approximately US$5 million per annum.

Synergies Assumptions

Maxit Capital reviewed and considered whether any distinctive material value would accrue to Glencore or any other purchaser through the acquisition of all of the PolyMet Shares. It was concluded that there would be synergies available to Glencore and to certain other mining industry participants that would potentially acquire 100% of the PolyMet Shares. Specifically, Maxit Capital considered synergies that might accrue as a result of: (i) savings of direct costs resulting from being a publicly-listed entity; and (ii) savings of other corporate expenses including personnel and head office costs. After discussions with management of PolyMet, it was determined that additional categories of synergies were unlikely to be achievable. Based on guidance provided by PolyMet management, synergies that could be achievable by Glencore were estimated to be US$5 million per annum (pre-tax). Maxit Capital reflected such amounts in its valuation of the PolyMet Shares. Maxit Capital is not aware of other potential purchasers of PolyMet that could achieve quantifiable synergies greater than the synergies that could be achieved by Glencore.

NAV Analysis

Maxit Capital calculated the consolidated NAV by taking the net present value ("NPV") of PolyMet's interest in the NewRange JV and adjusting for other assets, liabilities and corporate adjustments in the manner Maxit Capital determined to be the most appropriate. To arrive at the attributable NewRange JV NPV, Maxit Capital relied on the attributable, unlevered, after-tax free cash flows projected in the Model from the time period beginning July 1, 2023 and discounted back to that date using the mid-year convention and a 9% discount rate as described above. Adjustments were then made to account for the value of: (i) cash and cash equivalents; (ii) debt and lease liabilities; (iii) corporate G&A; and (iv) G&A synergies, as described above. A summary of the NAV is provided below:

(US$MM unless otherwise noted)
50% Attributable NewRange	$477.8

Total Asset NAV	$477.8
Add: Cash & Equivalents (1)	$95.8
Add: Proceeds from In-The-Money Securities	--
Less: Debt & Leases (1)	($0.1)
Less: After-tax Corporate G&A (2)	($56.0)
Add: G&A Synergies	$56.0
Total Corporate Adjustments	$95.7

Total Corporate NAV	$573.5
Fully-Diluted In-The-Money Shares Outstanding (MM)	196.3
NAV per PolyMet Share (US$)	$2.92

Note: Figures may not sum exactly to totals due to rounding.

(1) As at June 30, 2023 per PolyMet management.

(2) Pre-tax corporate G&A of US$5 million per annum over the NewRange JV life-of-mine discounted at a 9% discount rate and tax-effected at 6.5%.

A summary of the unlevered, after-tax free cash flows projected in the Model utilized to calculate the NPV of the NewRange JV using the commodity prices outlined under Commodity Price Assumptions above ("Model Site FCF") is set forth in Appendix C: Unlevered NewRange JV Model After-tax Free Cash Flow (100% Basis).

NewRange JV NPV Sensitivity Analysis

To illustrate the effects of variations in key assumptions, Maxit Capital performed a variety of sensitivity analyses on the NewRange JV NPV. The table below presents a variety of sensitivity cases and their respective impact to the Model NPV:

		Attributable NPV (1)	Change in NPV
Metric	Sensitivity	(US$MM)	(%)
No Change		$478	--
Discount Rate	8%	$734	54%
	10%	$286	(40%)
	12%	$32	(93%)
All Commodity Prices	+10%	$770	61%
	-10%	$177	(63%)
Copper Price	+10%	$667	40%
	-10%	$284	(41%)
Initial Capex	+10%	$386	(19%)
	-10%	$569	19%
Sustaining Capex	+10%	$462	(3%)
	-10%	$494	3%
Mining Costs	+10%	$454	(5%)
	-10%	$501	5%
Processing Costs	+10%	$386	(19%)
	-10%	$567	19%
Site G&A Costs	+10%	$472	(1%)
	-10%	$484	1%

Note: Discount rate sensitivity calculated by applying indicated rates; other sensitivities calculated by applying ± 10% factor to underlying assumption.

(1) Based on 50% attributable to PolyMet.

Comparable Trading with Control Premium Approach

Maxit Capital reviewed public market trading statistics of comparable development stage base metals companies and premiums paid to shareholders on acquisition transactions based on a broad sample of historical transaction premia (the "Comparable Trading with Control Premium Approach"). Maxit Capital principally considered multiples based on price to NAV ("P/NAV") and EV per pound of measured, indicated and inferred copper equivalent resource ("EV/Resources" or "EV/Cu Eq. Resources") with a primary emphasis placed on P/NAV as contained resource related metrics do not, in our judgement, adequately account for the economic viability of the extraction of the respective resource inventory. Estimated financial data for the selected comparable companies was based on publicly available equity research analysts' estimates and public disclosure by the selected companies. Maxit Capital also reviewed available equity research analysts' reports and analysis on PolyMet, of which none was released or available after the Section 404 Permit Revocation Letter, in addition to the Model. Maxit Capital applied a range of selected multiples to the corresponding data for PolyMet to develop an implied equity value and thereon applied a range of selected premiums based upon the broad review of acquisition transactions.

The following table summarizes the median transaction premia of precedent transactions analyzed by Maxit Capital ("Premiums Analysis"):

	Premium to One Day (1)
	Global Median	Americas Median
All	28%	32%
Metals & Mining	38%	39%
Base Metals	36%	30%
Base Metals Developers	39%	42%

Source: FactSet.

(1) Based on completed transactions from 2010 to June 30, 2023 between US$50MM to US$1Bn. Includes between 12 and 3,719 transactions per group.

With respect to PolyMet, the selected comparable companies were:

Arizona Sonoran

Canada Nickel

Copper Fox

Faraday

Foran

FPX Nickel

Highland Copper

Horizonte

Hot Chili

Los Andes

Marimaca

NGEx

Northern Dynasty

NorthIsle

Oroco

Solaris

SolGold

Talon

Trilogy Metals

Western Copper & Gold

Maxit Capital calculated the range and median of multiples observed and selected a representative multiple range and applied a range of selected premiums which was then applied to PolyMet's respective values as of the relevant date to calculate an implied value per share range. The results of the Comparable Trading with Control Premium Approach are summarized below:

Selected
Principal Multiples	Low	High	Median	Selected Range	Premium Range
P/NAV	0.05x	0.91x	0.26x	0.20x - 0.40x	30% - 45%
EV/Resources (US¢/lb Cu Eq.)	0.1¢	30.5¢	1.4¢	0.5¢- 2.0¢	30% - 45%

The following table summarizes Maxit Capital's selected multiple ranges and implied trading value per PolyMet Share as an input to the Comparable Trading with Control Premium Approach:

			Trading Value per
			PolyMet Share (US$)
Methodology	Selected Range	Applicable Metric	Low	High
P/Model NAV	0.20x - 0.40x	NAVPS: US$2.92	$0.58	$1.17
P/Analyst NAV (1)	0.20x - 0.40x	NAVPS: US$5.77	$1.15	$2.31
EV/Resources	US¢0.5/lb - US¢2.0/lb	36.6Bn lbs Cu Eq.	$1.42	$4.22

Source: Company disclosure, FactSet, Bloomberg, available analyst reports and model.

(1) Based on February 2023 report (pre-Section 404 Permit Revocation Letter). NAVPS calculated by Maxit Capital using analyst disclosed inputs.

The following table summarizes Maxit Capital's selected control premium ranges and implied en bloc value per PolyMet Share:

			En Bloc Value per
	Selected		PolyMet Share (US$)
Methodology	Premium Range	Applicable Metric	Low	High
P/Model NAV	30% - 45%		$0.76	$1.69
P/Analyst NAV (1)	30% - 45%	Trading Value Range from Above	$1.50	$3.35
EV/Resources	30% - 45%		$1.85	$6.12

Source: Company disclosure, FactSet, Bloomberg, available analyst reports and model.

(1) Based on February 2023 report (pre-Section 404 Permit Revocation Letter). NAVPS calculated by Maxit Capital using analyst disclosed inputs.

No company or transaction utilized in the Comparable Trading with Control Premium Approach is identical to PolyMet or the Transaction. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgements concerning the differences in financial and operating characteristics of PolyMet, the Transaction and other factors that could affect the trading value and aggregate transaction values of the companies and transactions to which they are being compared.

Precedent Transaction Approach

Maxit Capital reviewed publicly available information on acquisition transactions of development stage base metals companies and assets (the "Precedent Transaction Approach") that Maxit Capital, based on its experience in the metals and mining industry, deemed relevant in addition to the Premiums Analysis. Maxit Capital principally considered these transactions based upon the implied multiples of P/NAV and EV/Cu Eq. Resources with a primary emphasis on P/NAV. Maxit Capital then applied a range based upon these transactions to the corresponding data of PolyMet.

The selected precedent transactions were:

Date Announced	Acquirer	Target
Mar-23	First Quantum	55% La Granja (Rio Tinto)
Oct-22	SolGold	Cornerstone
Oct-22	Harmony	Eva (Copper Mountain)
Dec-21	Lundin Mining	Josemaria
Dec-21	Wyloo	Noront
Mar-21	Newmont	GT Gold
Dec-20	CMOC	Kisanfu (Freeport-McMoRan)
Nov-19	Zijin	54% Timok LZ (Freeport-McMoRan)
Jun-19	Sandfire	MOD
Feb-19	Chengtun	Nzuri
Jul-18	Newmont	50% Galore Creek (NovaGold)
Mar-17	Goldcorp	Exeter
Mar-17	Goldcorp	50% Cerro Casale (Barrick/Kinross)
Apr-16	Nevsun	Reservoir Minerals
Jul-15	Southern Copper	El Pilar (Stingray)
May-15	Zijin	47% Kamoa (Ivanhoe)
Nov-14	Zijin	51% Kolwezi
Nov-14	Antofagasta	Duluth
Sep-14	Alsons Group	Indophil Resources
Sep-14	Taseko	Curis
Jun-14	Hudbay	Augusta
Jun-14	First Quantum	Lumina
Nov-13	PanAust	80% Frieda River (Glencore)

Maxit Capital calculated the range and median of multiples observed and selected a representative transaction multiple range which was then applied to PolyMet's respective values as of the relevant date to calculate an implied value per share range. The results of the Precedent Transaction Approach is summarized below:

Principal Multiples	Low	High	Median	Selected Range
P/NAV	0.24x	0.90x	0.46x	0.40x - 0.70x
EV/Resources (US¢/lb Cu Eq.)	0.2¢	13.1¢	2.5¢	2.0¢ - 3.5¢

The following table summarizes Maxit Capital's selected multiple ranges and implied value per PolyMet Share:

			Value per PolyMet Share (US$)
Methodology	Selected Range	Applicable Metric	Low	High
P/Model NAV	0.40x - 0.70x	NAVPS: US$2.92	$1.17	$2.05
P/Analyst NAV (1)	0.40x - 0.70x	NAVPS: US$5.77	$2.31	$4.04
EV/Resources	US¢2.0/lb - US¢3.5/lb	36.6Bn lbs Cu Eq.	$4.22	$7.02

Source: Company disclosure, FactSet, Bloomberg, available analyst reports and model.

(1) Based on February 2023 report (pre-Section 404 Permit Revocation Letter). NAVPS calculated by Maxit Capital using analyst disclosed inputs.

No company or transaction utilized in the Precedent Transactions Approach analysis is identical to the Company or the Transaction. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgements concerning the differences in financial and operating characteristics of PolyMet, the Transaction and other factors that could affect aggregate transaction values of the companies and transactions to which they are being compared.

Valuation Summary

The following table summarizes the range of the Fair Market Value of the PolyMet Shares based on the methodologies described above. In arriving at Fair Market Value of the PolyMet Shares, Maxit Capital did not attribute specific quantitative weight to any particular valuation methodology. We made qualitative judgments based on our experience in rendering such opinions and on prevailing circumstances as to the significance and relevance of each valuation methodology.

	Fair Market Value per PolyMet Share (US$)
	Low	High
Comparable Trading with Control Premium Approach
P/Model NAV	$0.76	$1.69
P/Analyst NAV (1)	$1.50	$3.35
EV/Resources	$1.85	$6.12
Precedent Transaction Approach
P/Model NAV	$1.17	$2.05
P/Analyst NAV (1)	$2.31	$4.04
EV/Resources	$4.22	$7.02
One Day Premium to Unaffected (2)	$1.03	$1.15

Source: Company disclosure, FactSet, Bloomberg, available analyst reports and model.

(1) Based on February 2023 report (pre-Section 404 Permit Revocation Letter). NAVPS calculated by Maxit Capital using analyst disclosed inputs.

(2) Based on a 30-45% premium to PolyMet's unaffected share price on June 30, 2023.

Sensitivity Analysis

To illustrate the effects of variations in key assumptions, Maxit Capital also performed a sensitivity analysis on the value of the PolyMet Shares under the Precedent Transaction Approach for P/Model NAV, as outlined below:

Precedent Transaction Approach - P/Model NAV - Low (0.40x P/NAV)

	Change in All Commodity Prices (%)
	-10%	-5%	0%	5%	10%
8.0%	$0.96	$1.33	$1.69	$2.05	$2.40
9.0%	$0.55	$0.86	$1.17	$1.47	$1.76
10.0%	$0.26	$0.52	$0.78	$1.03	$1.28
11.0%	$0.04	$0.26	$0.48	$0.70	$0.92
12.0%	nmf	$0.07	$0.26	$0.45	$0.63

Precedent Transaction Approach - P/Model NAV - High (0.70x P/NAV)

	Change in All Commodity Prices (%)
	-10%	-5%	0%	5%	10%
8.0%	$1.68	$2.32	$2.96	$3.58	$4.20
9.0%	$0.97	$1.51	$2.05	$2.57	$3.09
10.0%	$0.45	$0.91	$1.36	$1.81	$2.25
11.0%	$0.07	$0.46	$0.85	$1.23	$1.60
12.0%	nmf	$0.12	$0.45	$0.78	$1.11

Valuation Conclusion

Based upon and subject to the foregoing, Maxit Capital is of the opinion that, as of July 15, 2023, the Fair Market Value of the PolyMet Shares is in the range of US$1.40 to US$2.50 per PolyMet Share.

Fairness Opinion

In considering the fairness of the Consideration to be received by the PolyMet Shareholders (other than Glencore) pursuant to the Transaction, Maxit Capital considered and relied upon, among other things:

i. a comparison of the Consideration to the Fair Market Value of the PolyMet Shares as determined in the Valuation;

ii. such other information, investigations and analyses considered necessary or appropriate in the circumstances.

Pursuant to the Transaction, PolyMet Shareholders would receive consideration equivalent to US$2.11 per share in cash, which is in the Fair Market Value range of the PolyMet Shares as of the date hereof as determined by Maxit Capital in the Valuation.

Fairness Conclusion

Based upon and subject to the foregoing and such other matters as we considered relevant, it is our opinion, as of the date hereof, that the Consideration to be received by PolyMet Shareholders (other than Glencore) pursuant to the Transaction is fair, from a financial point of view, to PolyMet Shareholders (other than Glencore).

Yours very truly,

Maxit Capital LP

Appendix A: Share Trading History

The closing price per PolyMet Share on June 30, 2023, the last trading day prior to the public announcement of Glencore's non-binding proposal was C$1.04 and US$0.79 on the TSX and NYSE American, respectively.

The following table summarizes trading of the PolyMet Shares on its principal exchanges:

	TSX (1)			NYSE American (2)
Calendar Period	High	Low	Volume	High	Low	Volume
	(C$)			(US$)
2022
January	$3.28	$2.82	129,214	$2.64	$2.23	479,935
February	$3.24	$2.90	51,224	$2.55	$2.29	315,029
March	$5.68	$2.97	526,419	$4.43	$2.33	1,673,419
April	$4.90	$3.76	145,596	$3.89	$2.92	612,348
May	$3.73	$3.07	64,874	$2.96	$2.35	444,468
June	$3.67	$3.06	52,077	$2.87	$2.34	454,649
July	$3.73	$3.13	38,493	$2.92	$2.39	269,002
August	$3.85	$3.16	27,524	$2.96	$2.46	236,644
September	$4.16	$3.61	47,678	$3.16	$2.64	253,357
October	$3.89	$3.47	25,151	$2.87	$2.51	230,191
November	$3.88	$3.61	38,339	$2.99	$2.61	222,746
December	$3.72	$3.12	35,686	$2.78	$2.33	376,902
2023
January	$3.41	$3.14	20,749	$2.57	$2.34	217,374
February	$3.28	$2.90	36,889	$2.49	$2.14	243,961
March	$3.48	$2.82	178,014	$2.55	$2.08	1,015,971
April	$2.89	$2.38	77,294	$2.17	$1.75	445,447
May	$2.45	$1.85	68,934	$1.83	$1.37	508,457
June (3)	$2.18	$1.00	254,789	$1.63	$0.76	2,077,987

Source: Bloomberg.

Note: Shown rounded to two decimal places where applicable.

(1) Based on the data for Bloomberg ticker "POM CT Equity".

(2) Based on the data for Bloomberg ticker "PLM UA Equity".

(3) Up to and including June 30, 2023.

The following table summarizes the consolidated trading, which is inclusive of trading on principal exchanges, of the PolyMet Shares in Canada and the United States:

	Canada (1)			United States (2)
Calendar Period	High	Low	Volume	High	Low	Volume
	(C$)			(US$)
2022
January	$3.28	$2.82	191,419	$2.65	$2.23	2,664,085
February	$3.24	$2.90	88,677	$2.56	$2.29	1,721,582
March	$5.68	$2.96	761,771	$4.44	$2.33	37,366,530
April	$4.90	$3.75	235,992	$3.92	$2.92	4,850,210
May	$3.73	$3.07	106,646	$3.00	$2.34	2,474,160
June	$3.69	$3.06	74,113	$2.87	$2.34	1,874,016
July	$3.76	$3.13	60,175	$2.94	$2.39	1,414,392
August	$3.85	$3.16	45,625	$2.97	$2.46	1,255,211
September	$4.16	$3.61	61,509	$3.18	$2.63	1,203,775
October	$3.89	$3.47	33,517	$2.88	$2.51	948,991
November	$3.90	$3.59	50,538	$2.99	$2.61	893,584
December	$3.72	$3.12	45,764	$2.78	$2.32	1,581,072
2023
January	$3.41	$3.14	28,984	$2.57	$2.34	898,259
February	$3.28	$2.90	50,469	$2.49	$2.14	1,592,605
March	$3.48	$2.82	237,694	$2.55	$2.07	4,443,166
April	$2.89	$2.37	170,484	$2.17	$1.75	2,072,317
May	$2.45	$1.85	122,915	$1.84	$1.36	2,162,246
June (3)	$2.18	$1.00	401,208	$1.63	$0.75	7,143,360

Source: Bloomberg.

Note: Shown rounded to two decimal places where applicable.

(1) Based on the data for Bloomberg ticker "POM CN Equity".

(2) Based on the data for Bloomberg ticker "PLM US Equity".

(3) Up to and including June 30, 2023.

Appendix B: NewRange JV Operating and Financial Summary (100% Basis)

		Year Ending December 31 (1)
(in US$ millions unless otherwise noted)	Total	H2'23	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036
Copper Payable Metal (MM lbs)	12,226	--	--	--	--	37	68	64	75	85	96	109	109	99	252
Copper Equivalent Payable Metal (MM lbs)	18,472	--	--	--	--	65	135	127	148	164	164	166	168	145	368
Net Revenue	$61,904	--	--	--	--	$229	$460	$434	$508	$561	$556	$556	$565	$485	$1,229
Operating Costs	($25,096)	--	($0)	($0)	($0)	($109)	($226)	($216)	($238)	($248)	($259)	($259)	($268)	($277)	($552)
EBITDA	$36,808	--	($0)	($0)	($0)	$121	$234	$218	$270	$312	$297	$298	$298	$208	$677
Capital Expenditures
Pre-Production Capital Costs	$1,890	$75	$75	$466	$530	$744	--	--	--	--	--	--	--	--	--
Development Capital Costs	$1,055	--	--	--	--	--	$42	$42	$42	--	$367	$367	$197	--	--
Sustaining Capital Costs	$2,785	--	--	--	--	--	$14	$50	$38	$41	$37	$53	$29	$51	$22
Total Capital Expenditures	$5,731	$75	$75	$466	$530	$744	$56	$91	$79	$41	$404	$420	$225	$51	$22

Unlevered After-tax Free Cash Flow	$26,029	($75)	($69)	($434)	($525)	($618)	$103	$126	$169	$259	($88)	($127)	$43	$133	$520

	Annual Average

	Life	First	First
	of	10	20
Key Production Statistics	Mine	Years	Years
Copper Payable Metal (MM lbs)	245	99	163
Copper Equivalent Payable Metal (MM lbs)	369	165	250

Note: Based on Model using the prices disclosed under the heading Commodity Price Assumptions.

(1) First 10 years of production shown.

Appendix C: Unlevered NewRange JV Model After-tax Free Cash Flow (100% Basis)

(US$ millions)
	Model Site		Model Site		Model Site
Year	FCF	Year	FCF	Year	FCF
H2'23	($75)	2043	$435	2063	$1,214
2024	($69)	2044	$413	2064	$1,223
2025	($434)	2045	$458	2065	$1,206
2026	($525)	2046	$426	2066	$1,214
2027	($618)	2047	$321	2067	$1,213
2028	$103	2048	$276	2068	$1,253
2029	$126	2049	$303	2069	$707
2030	$169	2050	$335	2070	$629
2031	$259	2051	$318	2071	$616
2032	($88)	2052	$217	2072	$590
2033	($127)	2053	$637	2073	$584
2034	$43	2054	$666	2074	$573
2035	$133	2055	$685	2075	$538
2036	$520	2056	$683	2076	$338
2037	$535	2057	$701	2077	$7
2038	$391	2058	$689	2078	$4
2039	$404	2059	$789
2040	$474	2060	$1,198
2041	$459	2061	$1,223
2042	$439	2062	$1,230

Note: Based on Model using the prices disclosed under the heading Commodity Price Assumptions.

APPENDIX D
FAIRNESS OPINION OF PARADIGM CAPITAL INC.

July 16, 2022

The Board of Directors

PolyMet Mining Corp.

Suite 2060, 444 Cedar Street
St. Paul, MN

55101

Paradigm Capital Inc. ("Paradigm Capital", "we" or "us") understands that PolyMet Mining Corp. ("PolyMet" or the "Company") intends to enter into an arrangement agreement (the "Arrangement Agreement") with Glencore AG (the "Purchaser"). The Arrangement Agreement outlines the proposed acquisition whereby the Purchaser will acquire all of the issued and outstanding common shares of the Company (the "PolyMet Shares") that the Purchaser does not otherwise own at a purchase price equal to $2.11 in cash per PolyMet Share (the "Consideration"). Paradigm Capital further understands that the contemplated transaction (the "Transaction") will be effected in accordance with the terms and conditions of a plan of arrangement under the Business Corporations Act (British Columbia (the "Act")).

We understand that the terms and conditions of the Transaction will be summarized in the Company's management information circular (the "Circular") to be mailed to its securityholders in connection with a special meeting (the "Special Meeting") of its securityholders to be held to consider and, if deemed advisable, approve the Transaction.

Paradigm Capital understands that the Transaction is subject to certain conditions, including, among other things, the approval of (i) at least 66 2/3% of the votes cast by the holders of PolyMet Shares ("PolyMet Shareholders") voting in person or by proxy at the Special Meeting, and (ii) a simple majority of the votes cast by PolyMet Shareholders, excluding for this purpose the votes of the Purchaser and any other "related parties" and "interested parties" and other votes required to be excluded under Multilateral Instrument 61-101 - Protection of Minority Security Holders in Special Transactions ("MI 61-101") at the Special Meeting.

The Company has retained Paradigm Capital to assist in evaluating the Transaction and has asked Paradigm Capital to prepare and deliver to the Board of Directors of the Company (the "Board") this opinion (the "Opinion") as to the fairness to PolyMet Shareholders (other than Purchaser and its affiliates), from a financial point of view, of the Consideration payable pursuant to the Transaction. Paradigm Capital understands, with the Company's agreement, that the Transaction is a "business combination" as defined in MI 61-101 and consequently, the Company is required to obtain, and is obtaining a separate formal valuation from Maxit Capital LP in respect of the PolyMet Shares in accordance with the requirements of MI 61-101 (the "Independent Valuation").

Paradigm Capital has not been engaged to prepare, and has not prepared, a formal valuation (as defined in MI 61-101) of the Company or any of its securities or assets, and this Opinion should not be construed as such. The Opinion does not constitute a recommendation to the members of the Board or a recommendation to PolyMet Shareholders as to whether they should approve or vote in favour of the Transaction. This Opinion should not be considered as an opinion concerning the trading price or value of any securities following the announcement or completion of the Transaction. The Opinion is solely for the use of the Board and we understand that it will be one factor, among others, that they will consider in their evaluation of the Transaction.

Unless otherwise noted, all dollar values stated in the Opinion are denominated in United States dollars.

95 Wellington Street West, Suite 2101, PO Box 55, Toronto, Ontario, Canada M5J 2N7 Tel.: 416.361.9892

Paradigm Capital Engagement and Background

Paradigm Capital was formally engaged by the Company pursuant to the engagement agreement dated May 24, 2023 (the "Engagement Agreement"). Paradigm Capital began work immediately and agreed to present its conclusions to the Company and to issue this Opinion when required by the Company. Paradigm Capital presented its conclusions in draft form to the Company on July 15, 2023 and issued a verbal Opinion to the Company on July 15, 2023 based upon and subject to the scope of review, assumptions, limitations, qualifications, and other matters described herein and contemplated by the Engagement Agreement. This Opinion provides the same opinion, in writing, as that given orally by Paradigm Capital on July 15, 2023.

The Engagement Agreement provides that Paradigm Capital is to be paid a cash fee payable upon closing of the Transaction and a fixed fee for the Opinion, and to be reimbursed for reasonable costs and expenses incurred in connection therewith. Additionally, the Company has also agreed to indemnify Paradigm Capital, its affiliates and subsidiaries, and their respective officers, directors, employees, consultants, partners and shareholders for certain liabilities arising from the services performed by Paradigm Capital under the Engagement Agreement.

Subject to the terms of the Engagement Agreement, Paradigm Capital understands that this Opinion and its conclusion may be filed publicly with securities commissions or similar regulatory authorities, and the Opinion and its conclusions may be included or referred to in press releases and/or other publicly filed documents. Paradigm Capital consents to the inclusion of the Opinion in its entirety and a summary thereof (in a form acceptable to us) in the Circular, and to the filing thereof by the Company with the securities commissions or similar regulatory authorities in the applicable provinces of Canada.

Credentials and Independence of Paradigm Capital

Paradigm Capital is an independent Canadian investment banking firm with a sales, trading, research and corporate finance focus, providing services for institutional investors and corporations. Paradigm Capital was founded in 1999 and is a member of the Toronto Stock Exchange, the TSX Venture Exchange and the Investment Industry Regulatory Organization of Canada ("IIROC"). Paradigm Capital has participated in many transactions involving both public and private companies.

The Opinion expressed herein represents that of Paradigm Capital, and the form and content hereof has been approved for release by a committee of directors and other professionals of Paradigm Capital, each of whom is experienced in mergers, acquisitions, business combinations, divestitures, valuation and fairness opinion matters.

None of Paradigm Capital nor any of its associated or affiliated entities (as such terms are defined for the purposes of MI 61-101), is an insider, associate or affiliate (as those terms are defined in the Act) or holds any material number of securities of the Company, the Purchaser, or any of their respective associates or affiliates. Paradigm Capital does not have a material financial interest in the completion of the Transaction. Paradigm Capital is not an advisor to any person or company other than to the Board with respect to the Transaction. Paradigm Capital has not previously provided any financial advisory services to the Company, the Purchaser, or any of their respective associates or affiliates for which it has received compensation in the past twenty-four months, except for Paradigm Capital's role as financial advisor to the Company in the NewRange Copper Nickel joint venture announced in July 2022.

Paradigm Capital may, in the ordinary course of its business, provide financial advisory or investment banking services to the Company or the Purchaser, or their respective affiliates, from time to time. Additionally, in the ordinary course of its business, Paradigm Capital may actively trade common shares and other securities of the Company or the Purchaser along with its affiliates for its own account and for its client accounts, and, accordingly, may at any time hold a long or short position in such securities. As an investment dealer, Paradigm Capital conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to the Company, the Purchaser or the Transaction, when disclosed.

95 Wellington Street West, Suite 2101, PO Box 55, Toronto, Ontario, Canada M5J 2N7 Tel.: 416.361.9892

Scope of the Review

In connection with the Transaction, Paradigm Capital has reviewed and relied upon and in some cases carried out, among other things, the following:

a) The Company's annual information form for the year ended December 31, 2022;

b) Drafts of the Arrangement Agreement dated June 30, 2023, July 05, 2023, July 10, 2023, July 13, 2023 and July 14, 2023;

c) Drafts of the Plan of Arrangement dated June 30, 2023, July 05, 2023, July 10, 2023, July 13, 2023 and July 14, 2023;

d) The final Arrangement Agreement dated July 16, 2023;

e) The final Plan of Arrangement dated July 16, 2023;

f) PolyMet's audited annual consolidated financial statements and management's discussion and analysis for the year ended December 31, 2022;

g) PolyMet's unaudited condensed interim consolidated financial statements and management's discussion and analysis for the quarters ended March 31, 2022, June 30, 2022, September 30, 2022 and March 31, 2023;

h) Form NI 43-101F1 Technical Report for the NorthMet Copper-Nickel Project issued on December 30, 2022 with an effective date of October 31, 2022;

i) Form NI 43-101F1 Technical Report for the Mesaba Project issued on November 28, 2022 with an effective date of November 28, 2022;

j) Form NI 43-101F1 Technical Report for the NorthMet Project issued on March 27, 2018 with an effective date of March 26, 2018;

k) Certain internal financial forecasts provided by or on behalf of PolyMet;

l) Press releases, material change reports and other public documents filed by PolyMet for the period from December 2020 to July 2023;

m) Other publicly available information relating to PolyMet, Teck and other select public entities that Paradigm Capital considered relevant, including trading statistics, select financial information and metrics on comparable acquisition transactions, including, without limitation, a financial model that includes the Mesaba Project and public resource statement disclosure relating to the Mesaba Project, which are incorporated into Teck's annual information form;

n) Various equity research reports on PolyMet;

o) Precedent transactions disclosure;

p) Public market comparables disclosure;

q) Due diligence calls with PolyMet's management on to discuss the Transaction and financial forecast;

r) Certain internal and financial information and other non-public disclosure regarding the Company, provided in a data room or at the request of Paradigm Capital by or on behalf of the Company;

s) A draft press release outlining the Transaction (the "Transaction Press Release")

t) The certificate of representation signed by the Chief Executive Officer and the Chief Financial Officer of PolyMet dated July 15, 2023 as to the completeness and accuracy of the financial information, and other information, data, advice, opinions and other materials in respect of PolyMet provided to Paradigm Capital, by or on behalf of PolyMet (the "Certificate"); and

u) Such other information, analyses, investigations and discussions as Paradigm Capital considered necessary or appropriate in the circumstances

Paradigm Capital has not, to the best of its knowledge, been denied access by the Company to any information requested. Paradigm Capital did not meet with the auditors of the Company and has assumed the accuracy and fair presentation of the audited consolidated financial statements of the Company and the reports of the auditors thereon.

This Opinion has been prepared in accordance with the Disclosure Standards for Formal Valuations and Fairness Opinions of IIROC but IIROC has not been involved in the preparation or review of this Opinion.

95 Wellington Street West, Suite 2101, PO Box 55, Toronto, Ontario, Canada M5J 2N7 Tel.: 416.361.9892

Prior Valuations

The Chief Executive Officer and Chief Financial Officer of PolyMet, in respect of and on behalf of the Company have represented to Paradigm Capital that, to the knowledge of the Chief Executive Officer and Chief Financial Officer, there are no independent appraisals or valuations or material non-independent appraisals or valuations relating to PolyMet or any person or company that is controlled directly or indirectly by PolyMet, and includes any person or company in respect of which PolyMet, directly or indirectly, beneficially owns 50% or more of the voting securities or equity securities (collectively, the "Subsidiaries"), or any of their respective securities or material assets or liabilities, that, in each case, have been prepared in the two years preceding the date hereof and which have not been provided to Paradigm Capital, it being noted that PolyMet has provided Paradigm Capital with a copy of the Independent Valuation.

Assumptions and Limitations

With the approval of the Company and as provided in the Engagement Agreement, Paradigm Capital has relied upon the Information (as defined below) without independent verification. We have assumed that this Information was complete and accurate as of the date thereof, and no necessary or material facts were omitted that may make the information misleading. In accordance with the terms of our engagement, but subject to the exercise of our professional judgment and except as expressly described herein, we have not conducted any independent investigation to verify the completeness or accuracy of such Information. This Opinion is conditional upon such completeness and accuracy of the Information. With respect to the financial forecasts, budgets, and guidance around such, provided to us and used in our analyses, we have assumed that they have been prepared using the best currently available estimates and reasonable judgments of management of the Company as to the matters covered thereby.

The Chief Executive Officer and Chief Financial Officer of the Company have represented to us in the Certificate, that, to the best of their knowledge, information and belief, after due inquiry:

(i) with the exception of budgets, strategic plans, financial forecasts, projections, models or estimates referred to in paragraph (ix), the financial information, and other information, data, advice, opinions and other materials provided (whether orally or in writing) to Paradigm Capital, by or on behalf of the Company (the "Information"), are complete, true and correct in all material aspects, do not contain any untrue statement of a material fact (as such term is defined in the Act nor any misrepresentation (as such term is defined in the Act), or omit to state a material fact (as such term is defined in the Act) that would be material to a financial advisor acting in a similar position as Paradigm Capital, in each case, as of the date of the Information;

(ii) since the date of the Information, except as publicly disclosed on SEDAR, there has been no material change (as such term is defined in the Act), financial or otherwise, in the Company or any of its Subsidiaries or in their respective assets, liabilities (contingent or otherwise), business, financial condition or operations and there has been no change in any material fact (as such term is defined in the Act) which is of a nature as to render the Information untrue or misleading in any material respect, except to the extent disclosed in subsequent Information;

(iii) since the dates on which the Information was provided to Paradigm Capital, except as provided in writing to Paradigm Capital, there has been no material change (as such term is defined in the Act), financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of the Company or any of its Subsidiaries (and no new material factor or material change has occurred in the Information or any part thereof);

(iv) other than as disclosed in the Information, there are no independent appraisals or valuations or material non-independent appraisals, valuations or material expert reports relating to the Company, its securities, or any of its Subsidiaries or any of their respective material assets or liabilities within their possession or control or knowledge that have been prepared as of a date within the two years preceding the date hereof;

(v) since the dates on which the Information was provided to Paradigm Capital, no material transaction has been entered into by the Company or any of its Subsidiaries, and, except for the Transaction, the Company has no plans and is not aware of any circumstances or developments that could reasonably be expected to have a material effect on the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of the Company or any of its Subsidiaries or that would constitute a "material change" (as such term is defined in the Act);

95 Wellington Street West, Suite 2101, PO Box 55, Toronto, Ontario, Canada M5J 2N7 Tel.: 416.361.9892

(vi) there are no facts or circumstances, public or otherwise, not contained in or referred to in the Information and provided to Paradigm Capital that could reasonably be expected to affect the Opinion, including the assumptions used, procedures adopted, the scope of the review undertaken or the conclusions reached;

(vii) other than as disclosed in the Information or as generally disclosed in any Disclosure Document (as defined below), none of the Company or its Subsidiaries has any material contingent liabilities (on a consolidated basis) and there are no material actions, suits, proceedings or inquiries pending or threatened against or affecting the Company or any of its Subsidiaries, at law or in equity or before or by any federal, provincial, municipal or other governmental department, commission, bureau, board, agency or instrumentality which may in any way materially affect the Company and its Subsidiaries, taken as a whole;

(viii) all financial material, documentation and other data concerning the Company, its Subsidiaries and the Transaction, including any strategic plans, financial forecasts, projections, models or estimates provided to Paradigm Capital, were prepared on a basis consistent in all material respects with the accounting policies of the Company applied in the most recent audited consolidated financial statements of the Company;

(ix) with respect to any portions of the Information that constitute current budgets, strategic plans, forecasts, projections, models or estimates, such portions of the Information: (a) were prepared on bases reflecting available information and reasonable judgment of the Company; (b) were prepared using the assumptions identified therein, which in the reasonable belief of the management of the Company are (or were at the time of preparation) reasonable in the circumstances; (c) were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company, as to matters covered thereby at the time thereof; (d) reasonably present the views of such management of the financial prospects and forecasted performance of the Company and its Subsidiaries and are consistent with historical operating experience of the Company and its Subsidiaries; and (e) are not, in the reasonable belief of the management of the Company, misleading in any material respect in light of the assumptions used or in light of any developments since the time of their preparation;

(x) no verbal or written offers for, at any one time, all or a material part of the properties and assets owned by, or the securities of, the Company, or any of its Subsidiaries, have been received or made and no negotiations have occurred relating to any such offer within the two years preceding the date hereof that have not been disclosed to Paradigm Capital;

(xi) there are no material agreements, undertakings, commitments or understandings (written or oral, formal or informal) relating to the Transaction, except as have been disclosed in writing to Paradigm Capital;

(xii) the Company's public disclosure documents and any and all documents prepared or to be prepared in connection with the Transaction by the Company for filing with regulatory authorities or delivery or communication to securityholders of the Company (collectively, the "Disclosure Documents") are true and correct in all material respects as at the date they were filed and do not contain any misrepresentation (as such term is defined in the Act) and the Disclosure Documents comply in all material respects with all requirements under applicable laws. The Company has filed on a timely basis with the applicable securities regulatory authorities all documents required to be filed by the Company. The Company has not filed any confidential material change report which, at the date of the Certificate, remains confidential;

95 Wellington Street West, Suite 2101, PO Box 55, Toronto, Ontario, Canada M5J 2N7 Tel.: 416.361.9892

(xiii) all of the representations and warranties made by the Company in the Arrangement Agreement are true and correct in all material respects as at the date of the Certificate; and

(xiv) all of the material facts upon which Paradigm Capital expresses as being its understanding in the Opinion are true and correct in all material respects and it is acknowledged and agreed that Paradigm Capital is relying on the statements and representations contained in the Certificate for the purpose of preparing and delivery the Opinion.

95 Wellington Street West, Suite 2101, PO Box 55, Toronto, Ontario, Canada M5J 2N7 Tel.: 416.361.9892

This Opinion is based on the securities markets, economic, financial and general business conditions prevailing as of the date of this Opinion and the conditions and prospects, financial and otherwise, of the Company as they were reflected in the Information reviewed by us and as they have been represented to us in discussions with management of the Company. In its analysis and in preparing this Opinion, Paradigm Capital has made a number of assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of Paradigm Capital, the Company, the Purchaser and any other party involved in the Transaction.

Paradigm Capital is not a legal, tax, or accounting expert and expresses no opinion concerning any legal, tax, or accounting matters concerning the Transaction or the sufficiency of the Opinion for the Board's purposes.

Paradigm Capital has also assumed that the representations and warranties of the parties in the Arrangement Agreement are true and correct and that the final terms of the Transaction will be fully complied with, without waiver or amendment of any material term or condition thereof. Finally, Paradigm Capital has assumed that all material governmental, regulatory or other required consents and approvals necessary for the consummation of the Transaction will be obtained without any material adverse effect on the Company.

In rendering the Opinion, Paradigm expresses no view as to the fairness or reasonableness of any consideration or benefit to be received by the Purchaser and any of its affiliates in connection with the Transaction, other than the Consideration.

In rendering the Opinion, Paradigm Capital expresses no opinion as to the likelihood that the conditions to the Transaction will be satisfied or waived or that the Transaction will be implemented within the time frame outlined to Paradigm Capital. As well, Paradigm Capital assumed, without limitation, that each of the Company and the Purchaser will be in compliance at all times with their respective material contracts and has no material undisclosed liabilities (contingent or otherwise) not previously reviewed by Paradigm Capital; and that no material tax or other liabilities will result from the Transaction or related transactions. Paradigm Capital expresses no view as to, and the Opinion does not address, the relative merits of the Transaction as compared to any alternative opportunities which might exist for the Company, or the effect of any other transaction in which the Company might engage.

This Opinion has been provided for the use of the Board and, other than as contemplated herein, may not be reproduced, disseminated, quoted from, referred to, used or relied upon by any other person without the prior express written consent of Paradigm Capital. This Opinion is given as of July 15, 2023 and Paradigm

Capital disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to Paradigm Capital's attention after such date. The Opinion is limited to Paradigm Capital's understanding of the Transaction as of the date hereof and Paradigm Capital assumes no obligation to update this Opinion to take into account any changes regarding the Transaction after such date. Without limiting the foregoing, Paradigm Capital reserves the right to change, modify or withdraw the Opinion in the event that there is a material change in any fact or matter affecting this Opinion.

Description of PolyMet Mining Corp.

PolyMet is a mine development company holding a 50% interest in NewRange Copper Nickel LLC, a joint venture with Teck Resources. NewRange Copper Nickel holds the NorthMet and Mesaba copper, nickel,

cobalt and platinum group metal (PGM) deposits, two globally significant clean energy mineral resources located in the Duluth Complex in northeast Minnesota. The Duluth Complex is one of the world's major, undeveloped copper, nickel and PGM metal mining regions. NorthMet is the first large-scale project to have received permits within the Duluth Complex.

95 Wellington Street West, Suite 2101, PO Box 55, Toronto, Ontario, Canada M5J 2N7 Tel.: 416.361.9892

Description of Glencore AG

The Glencore group (the "Glencore Group") is a global diversified natural resource group. It is a producer and marketer of more than 60 mining, metallurgical and oil production assets. With a presence in over 35 countries in both established and emerging regions for natural resources, the Glencore Group's industrial activities are supported by a global network of more than 40 offices. The Glencore Group's customers are industrial consumers, such as those in the automotive, steel, power generation, battery manufacturing and oil sectors. The Glencore Group also provides financing, logistics and other services to producers and consumers of commodities.

Opinions of Financial Advisors

In preparing this Opinion, Paradigm Capital performed a variety of financial and comparative analyses, including those described below. The summary of Paradigm Capital's analyses described below is not a complete description of the analyses underlying this Opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses, and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In forming the Opinion, Paradigm Capital made qualitative judgements as to the significance and relevance of each analysis and factor that it considered. Accordingly, Paradigm Capital believes that its analyses must be considered as a whole, and that selecting portions of its analyses and factors, without considering all analyses and factors, including the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and this Opinion. This Opinion is not to be construed as to whether the Transaction is consistent with the best interests of the Company or PolyMet Shareholders.

In its analyses, Paradigm Capital considered industry performance, general business, economic, market,

political and financial conditions and other matters, many of which are beyond the control of the Company. No company, transaction or business used in Paradigm Capital's analyses as a comparison is identical to the Company or the Transaction, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgements concerning financial and operating characteristics and other factors that could affect the sale of the Company, public trading of the Company or other values of the companies, business segments or transactions being analyzed. The estimates contained in Paradigm Capital's analyses, and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favourable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Paradigm Capital's analyses and estimates are inherently subject to substantial uncertainty and the Opinion is conditional upon the correctness of all of the assumptions indicated herein. This Opinion should be read in its entirety.

Fairness Methodology

The Opinion has been prepared based on techniques that Paradigm Capital considers appropriate in the circumstances, after considering all relevant facts and taking into account Paradigm Capital's assumptions, in order to determine the fairness, from a financial point of view, of the Consideration payable to PolyMet Shareholders, other than the Purchaser or any of its affiliates, pursuant to the Transaction.

In preparing the Opinion, Paradigm Capital relied on a variety of financial and comparative analyses, including those described below.

95 Wellington Street West, Suite 2101, PO Box 55, Toronto, Ontario, Canada M5J 2N7 Tel.: 416.361.9892

a) discounted cash flow ("DCF") analysis based on the corporate model prepared by management;

b) trading comparables analysis - price / analyst consensus net asset value ("NAV");

c) trading comparables analysis - enterprise value ("EV") / Copper Equivalent ("CuEq) Reserves & Resources;

d) trading comparables analysis - EV / CuEq Reserves;

e) precedent transactions analysis - price / consensus NAV;

f) precedent transactions analysis - EV / CuEq Reserves and Resources; and

g) precedent transactions analysis - EV CuEq Reserves

Conclusion

Based upon and subject to the foregoing and such other factors as Paradigm Capital considered relevant, Paradigm Capital is of the opinion that, as of July 15, 2023, the Consideration payable pursuant to the Transaction is fair, from a financial point of view, to the PolyMet Shareholders, other than the Purchaser or any of its affiliates.

Sincerely,

PARADIGM CAPITAL INC.

95 Wellington Street West, Suite 2101, PO Box 55, Toronto, Ontario, Canada M5J 2N7 Tel.: 416.361.9892

APPENDIX E
INTERIM ORDER

SUPREME COURT
OF BRITISH COLUMBIA
VANCOUVER REGISTRY

SEP 27 2023

ENTERED

No. S236575
Vancouver Registry

IN THE SUPREME COURT OF BRITISH COLUMBIA

IN THE MATTER OF SECTION 288 OF THE *BUSINESS CORPORATIONS ACT*, S.B.C. 2002, c. 57, AS AMENDED

AND

IN THE MATTER OF A PROPOSED ARRANGEMENT OF POLYMET MINING CORP.

PETITIONER

ORDER MADE AFTER APPLICATION

BEFORE Master Robertson	)	The 27th day of September, 2023

ON THE APPLICATION of the Petitioner, PolyMet Mining Corp. (the "**Company**"), dated September 25, 2023 for an Interim Order under section 291 of the *Business Corporations Act*, S.BC. 2002, c. 57, as amended (the "**BCBCA**"), without notice, coming on for hearing at 800 Smithe Street, Vancouver, British Columbia, on September 27, 2023 and on hearing Tevia Jeffries, counsel for the Petitioner and upon reading the Affidavit #1 of Laura Ferguson made September 21, 2023 (the "**FergusonAffidavit #1**") and the Affidavit #1 of Patrick Keenan made September 25, 2023:

THIS COURT ORDERS that:

Definitions

1. All capitalized terms used in this Interim Order, unless otherwise defined herein, shall have the respective meaning ascribed thereto in the Petition (including terms defined by reference therein).

The Meeting

2. The Company be authorized to convene, hold and conduct a special meeting (the "**Meeting**") of the registered holders (the "PolyMet **Shareholders**") of common shares of the Company (the "PolyMet **Shares**") in person at Farris LLP, 2500 - 700 West Georgia Street, Vancouver, British Columbia V7Y 1B3, and online via live webcast at www.virtualshareholdermeeting.com/PLM2023SM at 9:00 a.m. (Vancouver Time) on

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November 1, 2023, or on such other date as may result from postponement or adjournment in accordance with the BCBCA, this Interim Order, any further Order of this Court, the notice of articles and the articles of the Company, and the rulings and direction of the Chair of the Meeting, such ruling and directions not to be inconsistent with this Interim Order, to the extent of any inconsistency or discrepancy between this Interim Order and the articles of the Company, this Interim Order shall govern.

3. At the Meeting, in addition to other business, the PolyMet Shareholders will consider and, if deemed advisable, pass, with or without amendment, a special resolution (the "**Arrangement Resolution**"), which is attached as Appendix A to the draft management information circular of the Company (the "**Circular**") which is attached as Exhibit "A" to the Ferguson Affidavit #1"", authorizing, approving and agreeing to adopt a an arrangement (the "**Arrangement**") involving the Company and Glencore AG ("**Glencore**"), as described in the plan of arrangement implementing the Arrangement (the "**Plan of Arrangement**"), which is attached as Appendix B to the Circular.

4. The record date (the "**Record Date**") for determination of the PolyMet Shareholders entitled to notice of, to attend, and to vote at, the Meeting shall be the close of business on September 22, 2023. The Record Date will not change in respect of any adjournment of postponement of the Meeting without a further order of this Court.

Notice of Meeting

5. The following information (collectively, the "**Meeting Materials**"):

   (a) Notice of Special Meeting of the PolyMet Shareholders;

   (b) Circular;

   (c) Plan of Arrangement;

   (d) Notice of Hearing of Petition;

   (e) Form of Proxy or Voting Information Form, as applicable; and

   (f) this Interim Order,

in substantially the same form referred to in the Ferguson Affidavit #1, with such amendments and inclusions thereto as counsel for the Petitioners may advise are necessary or desirable, provided that such amendments and inclusions are not inconsistent with the terms of this Interim Order, shall be sent to:

      (i) the registered PolyMet Shareholders at the close of business on the Record Date, at least 21 days prior to the date of the Meeting, excluding the date of sending and the date of the Meeting, by one or more of the following methods:

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(A) by pre-paid ordinary mail at the addresses of the PolyMet Shareholders as they appear on the central securities register of the Company as at the close of business on the Record Date;

(B) by delivery, in person or by recognized courier service, to the address specified in (A) above; or

(C) by facsimile or electronic transmission to any PolyMet Shareholder who has approved electronic delivery;

(ii) non-registered holders of PolyMet Shares by providing sufficient copies of the Meeting Materials (including electronic copies thereof), as applicable, to intermediaries and registered nominees in accordance with the procedures prescribed by *National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer of the Canadian Securities Administrators* at least three (3) Business Days prior to the twenty-first (21st) day prior to the date of the Meeting; and

(iii) the respective directors and auditors of the Company by delivery in person, by recognized courier service, by pre-paid ordinary or first-class mail or, with the consent of the person, by facsimile or electronic transmission, at least 21 days prior to the date of the Meeting, excluding the date of sending and the date of the Meeting.

6. Concurrently with the sending of the Meeting Materials described in paragraph 5 of this Interim Order, the Company may elect to send a copy of the Circular (including the Notice of Hearing of Petition and this Interim Order) and any other communications or documents determined by the Company to be necessary or desirable to the holders of the PolyMet Incentive Awards, who do not have the right to vote at the Meeting, by any method permitted for notice to the PolyMet Shareholders as set forth in paragraph 5(i) or 5(ii) above. Distribution to such persons shall be to their addresses as they appear on the books and records of the Company or its registrar and transfer agent at the close of business on the Record Date.

7. Good and sufficient notice of the Meeting for all purposes will be given by the Company by the sending of the Meeting Materials in accordance with paragraphs 5 and 6 of this Interim Order. The Circular is hereby deemed to represent sufficient and adequate disclosure, including for the purpose of section 290(1)(a) of the BCBCA, and the Company shall not be required to send to the Shareholders any other or additional statement pursuant to section 290(1)(a) of the BCBCA or otherwise.

8. The sending of the Meeting Materials, which includes the Notice of Hearing of Petition and the Interim Order (collectively, the "**Court Materials**"), in accordance with paragraphs 5 and 6 of this Interim Order shall constitute good and sufficient service of the Court Materials and the within proceedings and such service shall be effective on the business day after the Court Materials are mailed, whether those persons reside within the jurisdiction of British Columbia or within another jurisdiction, and no other form of

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service need be made and no other material, including the Petition and supporting Affidavits, need be served on such persons in respect of these proceedings except upon written request to the solicitors for the Petitioners at their address for delivery set out in the Petition.

9. Accidental failure or omission by the Company to give notice of the Meeting or to distribute the Meeting Materials or the Court Materials to any person entitled by this Interim Order to receive notice, or any failure or omission to give such notice as a result of events beyond the reasonable control of the Company, or the non-receipt of such notice shall, subject to further order of this Honourable Court, not constitute a breach of this Interim Order nor a defect in the calling of the Meeting, nor shall it invalidate any resolution passed or proceedings taken at the Meeting. If any such failure or omission is brought to the attention of the Company, it shall use its best efforts to rectify it by the method and in the time most reasonably practicable in the circumstances.

10. Notice of any amendments, modifications, updates or supplements to any of the information provided in the Meeting Materials or the Court Materials may be communicated, at any time prior to the Meeting, to the Shareholders by press release, news release or newspaper advertisement or by notice sent to the Shareholders by any of the means set forth in paragraph 5 of this Interim Order, as determined to be the most appropriate method of communication by the board of directors of the Company.

Amendments to the Arrangement and Plan of Arrangement

11. Subject to the terms and conditions of the Plan of Arrangement, after the date of this Interim Order and prior to the time of the Meeting, the Company is authorized to make such amendments, revisions or supplements to the Arrangement or Plan of Arrangement, in accordance with the terms of the Arrangement Agreement, without any additional notice to the Shareholders, and the Plan of Arrangement as so amended, revised and supplemented shall be the Plan of Arrangement submitted to the Meeting, and the subject of the Arrangement Resolution.

12. If any amendments, revisions or supplements to the Arrangement or Plan of Arrangement as referred to in paragraph 11 above would, if disclosed, reasonably be expected to affect a PolyMet Shareholder's' decision to vote for or against the Arrangement Resolution, notice of such amendment, revision or supplement shall be distributed, subject to further order of this Court, by news release, newspaper advertisement, or by notice sent to the PolyMet Shareholders by one of the methods specified in paragraph 5 of this Interim Order.

Updating Meeting Materials

13. Notice of any amendments, revisions, updates or supplements to any of the information provided in the Meeting Materials may be communicated, at any time prior to the Meeting, to the PolyMet Shareholders by news release, newspaper advertisement, or by notice sent to the PolyMet Shareholders by one of the methods specified in paragraph 5

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of this Interim Order, as determined to be the most appropriate method of communication by the Company.

Chair of the Meeting

14. The Chair of the Meeting shall be an officer or director of the Company or such other person as may be appointed by the Shareholders for that purpose.

15. The Chair of the Meeting is at liberty to call on the assistance of legal counsel of the Company at any time and from time to time, as the Chair of the Meeting may deem necessary or appropriate, during the Meeting, and such legal counsel is entitled to attend the Meeting for this purpose.

16. The only people entitled to attend the Meeting are the PolyMet Shareholders and their duly appointed proxyholders, the officers, directors of the Company, auditors of the Company, the Company's legal and financial advisors, representatives of Glencore, or other such persons as may be approved by the Chair of the Meeting.

17. The Chair of the Meeting shall be permitted to ask questions of, and demand the production of evidence, from PolyMet Shareholders or such other persons in attendance or represented at the Meeting, as he, she, they or it considers appropriate having regard to the orderly conduct of the Meeting, the authority of any person to vote at the Meeting, and the validity and propriety of the votes cast and the proxies submitted in respect of the Arrangement Resolution.

18. The Chair of the Meeting may, in the Chair's sole discretion, waive the deadline specified in the Form of Proxy for the deposit of proxies, provided that if the Chair waives the deadline, the Chair must accept all proxies deposited after this deadline.

19. The Chair or another representative of the Company present at the Meeting shall, in due course after the Meeting, file with the Court an affidavit verifying the actions taken and the decisions reached at the Meeting with respect to the Arrangement.

Adjournments and Postponements

20. The Company, if it deems advisable, is specifically authorized to adjourn or postpone the Meeting for any reason on one or more occasions, subject to the terms of the Arrangement Agreement, without the necessity of first convening the Meeting, or first obtaining any vote of the PolyMet Shareholders respecting the adjournment or postponement and without the need for approval of the Court. Notice of any such adjournments or postponements shall be given by such method and in the time that is reasonable in the circumstances, as the Company may determine appropriate. This provision shall not limit the authority of the Chair of the Meeting in respect of adjournments and postponements.

Quorum

21. A quorum for the Meeting is as set out in the Company's Articles, namely two

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Shareholders present in person, present virtually, or represented by proxy representing at least 5% of the PolyMet Shares.

Voting

22. The vote required to pass the Arrangement Resolution shall be:

(a) the affirmative vote of at least 66⅔% of the votes cast by PolyMet Shareholders present in person, present virtually or represented by proxy at the Meeting, voting as a single class; and

23. Such votes shall be sufficient to authorize the Company to do all such acts and things as may be necessary or desirable to give effect to the Arrangement and the Plan of Arrangement on a basis consistent with what is provided for in the Circular without the necessity of any further approval by the PolyMet Shareholders, subject only to final approval of the Arrangement by this Court

24. The only persons entitled to vote on the Arrangement Resolution, or on such other business as may be properly brought before the Meeting, shall be the registered PolyMet Shareholders who hold PolyMet Shares as of the close of business on the Record Date and their valid proxyholders as described in the Circular and as determined by the Chair of the Meeting and legal counsel to the Company. Illegible votes, spoiled votes, defective votes and abstentions shall be deemed to be votes not cast. Proxies that are properly signed and dated but which do not contain voting instructions on one or more resolutions (including the Arrangement Resolution) shall be voted in favour of such resolution (including the Arrangement Resolution).

Solicitation of Proxies

25. The Company is authorized to permit the PolyMet Shareholders to vote by proxy using the form of proxy (the "**Form of Proxy**"), substantially in the form of the draft attached to the Ferguson Affidavit #1, with such amendments, revisions or supplemental information as the Company may determine are necessary or desirable. The Company and Glencore are authorized at their expense to solicit proxies, directly or through its officers, directors or employees, and through such agents or representatives, including proxy advisory firms, as they may retain for the purpose, by mail or such other forms of personal or electronic communication as it may determine. The Chair of the Meeting may waive generally, in its discretion, the time limits set for the deposit or revocation of proxies.

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Dissent Rights

26. Each registered PolyMet Shareholder will, as set out in the Plan of Arrangement, be permitted to exercise rights of dissent in respect of the Arrangement (the "**Dissent Rights**"") under Division 2 of Part 8 of the BCBCA, as modified by the Plan of Arrangement, the terms of this Interim Order and the terms of the Final Order (defined below).

27. Registered PolyMet Shareholders will be the only PolyMet Shareholders entitled to exercise Dissent Rights. Non-registered PolyMet Shareholders who wish to exercise Dissent Rights must do so through the registered owner of such PolyMet Shares by either: (a) making arrangements for the PolyMet Shares beneficially owned by that holder to be registered in the name of the PolyMet Shareholder prior to the time the Notice of Dissent is required to be received by the Company; or (b) making arrangements for the registered holder of such PolyMet Shares to exercise Dissent Rights on behalf of the holder.

28. For a registered PolyMet Shareholder to exercise Dissent Rights:

(a) a dissenting PolyMet Shareholder must deliver to the Company a written Notice of Dissent which the Company must receive, c/o Denise Nawata at Farris LLP, 2500 – 700 West Georgia Street, Vancouver, British Columbia, V7Y 1B3, with copies to each of:

by no later than 4:00 p.m. (Eastern time) on October 30, 2023, prior to the Meeting, or if the Meeting is adjourned or postponed, by no later than 4:00 p.m. (Eastern time) two (2) business days prior to the Meeting;

(b) a dissenting PolyMet Shareholder must not have voted their PolyMet Shares at the Meeting, either by proxy or in person, in favour of the Arrangement Resolution;

(c) a vote against the Arrangement Resolution or not voting on the Arrangement Resolution does not constitute a written notice of dissent under section 242 of the BCBCA;

(d) a registered PolyMet Shareholder who intends to exercise Dissent Rights must dissent with respect to all of the PolyMet Shares registered in the Dissenting Shareholder's name that either: (i) they hold on their own behalf; or (ii) they hold on behalf of any one beneficial PolyMet Shareholder; and

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(e) the exercise of Dissent Rights must otherwise comply with the requirements of section 237 to 247 of the BCBCA, as modified by the Plan of Arrangement, this Interim Order and the Final Order.

29. Subject to further order of this Court, the rights available to the PolyMet Shareholders under the BCBCA and the Plan of Arrangement to dissent from the Arrangement will constitute full and sufficient Dissent Rights for the Shareholders with respect to the Arrangement.

30. Notice to the PolyMet Shareholders of their Dissent Rights with respect to the Arrangement Resolution and to receive, subject to the provisions of the BCBCA and the Plan of Arrangement, the fair value of their PolyMet Shares, will be given by including information with respect to the Dissent Rights in the Circular to be sent to PolyMet Shareholders in accordance with the terms of this Interim Order.

31. Registered PolyMet Shareholders who duly exercise Dissent Rights and who:

32. In no case shall Glencore, the Company, or any other person be required to recognize holders of PolyMet Shares who exercise Dissent Rights as holders of PolyMet Shares after the time that is immediately prior to the Effective Time, and the names of the dissenting PolyMet Shareholders shall be deleted from the central securities register as holders of PolyMet Shares at the time at which the Plan of Arrangement occurs.

33. For greater certainty, no holder of PolyMet Incentive Awards shall be entitled to Dissent Rights in respect of such holder's PolyMet Incentive Awards.

Application for Final Order

34. Upon obtaining, in the manner set forth in this Interim Order, the approval of the

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Arrangement required by this Interim Order, the Company may apply to this Court for a final order approving the Arrangement contemplated by the Plan of Arrangement (the **"Final Order"**), which includes a finding of fairness of the terms and conditions of the Arrangement, and the hearing shall be set down for hearing before the presiding Judge in Chambers at the Courthouse at 800 Smithe Street, Vancouver, British Columbia, on November 3, 2023 at 9:45 a.m. (Vancouver time), or as soon thereafter as the hearing of the Final Order can be heard, or at such other date and time as this Court may direct and in the manner directed by the Court.

35. The form of Notice of Hearing of Petition attached as Appendix F to the Circular is hereby approved as the form of Notice of Proceedings for such approval.

36. Any PolyMet Shareholder may appear and make submissions at the application for the Final Order provided that such person shall file and deliver a Response to Petition and a copy of all affidavits or other materials upon which they intend to rely, in the form prescribed by the Rules of Court of the Supreme Court of British Columbia to the solicitors for the Company at their address for delivery as set out in the Petition, on or before 4:00 p.m. (Noon) (Vancouver time) on October 31, 2023, or as the Court may otherwise direct.

37. Sending the Notice of Hearing of Petition and this Interim Order in accordance with paragraph 5 of this Interim Order will constitute good and sufficient service of this proceeding and no other form of service need be made and no other material need be served on persons in respect of these proceedings. In particular, service of the Petition herein and the accompanying Affidavit and additional Affidavits as may be filed, is dispensed with.

38. If the application for the Final Order is adjourned, only those persons who have filed and delivered a Response to Petition in accordance with this Interim Order need to be served and provided with notice of the adjourned date.

Precedence

39. To the extent of any inconsistency or discrepancy between this Interim Order and the articles, the Circular, the BCBCA or applicable securities laws, this Interim Order shall govern.

Variance and Direction

40. The Company shall, and hereby does, have liberty to seek leave to vary this Interim Order or apply for such further order or orders or to seek such directions as may be appropriate.

41. Rules 8-1 and 16-1(8-12) of the *Supreme Court Civil Rules* are dispensed with for the purposes of any further application to be made pursuant to this Petition, including the application for the Final Order and any application to vary this Interim Order.

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Extra-Territorial Assistance

42. This Court seeks and requests the aid and recognition of any court or any judicial, regulatory or administrative body in any province of Canada and any judicial, regulatory or administrative tribunal or other court constituted pursuant to the Parliament of Canada or the legislature of any province and any court or any judicial, regulatory or administrative body of the United States or other country to act in aid of and to assist this Court in carrying out the terms of this Interim Order.

THE FOLLOWING PARTIES APPROVE THE FORM OF THIS ORDER AND CONSENT TO EACH OF THE ORDERS, IF ANY, THAT ARE INDICATED ABOVE AS BEING BY CONSENT:

Signature
☐ Party ☒ Lawyer for the Petitioner
Tevia Jeffries

By the Court

Registrar

CHECKED

APPENDIX F
NOTICE OF HEARING OF PETITION FOR THE FINAL ORDER

VANCOUVER
SEP 27 2023 C
REGISTRY

No. S236575
Vancouver Registry

IN THE SUPREME COURT OF BRITISH COLUMBIA

IN THE MATTER OF SECTION 288 OF THE *BUSINESS CORPORATIONS ACT*, S.B.C. 2002, c. 57, AS AMENDED

AND

IN THE MATTER OF A PROPOSED ARRANGEMENT OF POLYMET MINING CORP.

PETITIONER

NOTICE OF HEARING OF PETITION

NOTICE IS HEREBY GIVEN that a Petition has been filed by PolyMet in the Supreme Court of British Columbia for approval of an arrangement (the "**Arrangement**") pursuant to Section 288 and 291 of the *Business Corporations Act*, S.B.C. 2002, c. 57, as amended, involving PolyMet and the shareholders of PolyMet.

AND NOTICE IS FURTHER GIVEN that by an Interim Order of the Supreme Court of British Columbia pronounced on September 27, 2023, the Court has given directions as to the calling of a meeting of the shareholders of PolyMet (the "**Meeting**") for the purpose of, among other things, considering and voting upon the special resolution to approve the Arrangement.

AND NOTICE IS FURTHER GIVEN that if the Arrangement is approved at the Meeting, PolyMet intends to apply for a final order approving the Arrangement and declaring it to be fair and reasonable to PolyMet shareholders and to holders (i) PolyMet restricted stock units (RSUs), (ii) PolyMet deferred stock units (DSUs), (iii) PolyMet stock options, (iv) PolyMet common shares granted as restricted stock and (v) holders of entitlements to receive PolyMet common shares upon the attainment of certain milestones (Bonus Share Entitlements) (the "**Final Order**") at a hearing before a Judge of the Supreme Court of British Columbia at the Courthouse, at 800 Smithe Street, in the City of Vancouver, in the Province of British Columbia, on or about November 3, 2023 at 9:45 a.m. (PT), or so soon thereafter as counsel may be heard, or at such later date as the Court may direct and in the manner directed by the Court.

IF YOU WISH TO BE HEARD AT THE HEARING OF THE PETITION OR WISH TO BE NOTIFIED OF ANY FURTHER PROCEEDINGS, YOU MUST GIVE NOTICE OF YOUR INTENTION by filing a form entitled "Response to Petition", in the form prescribed by the Rules of Court of the Supreme Court of British Columbia, along with any evidence or materials which you intend to present to the Court, at the Vancouver Registry of the Court and **YOU MUST ALSO DELIVER** a copy of the filed Response to Petition, together

26885|8196683_4|2

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with a copy of all evidence or materials on which you intend to rely at the application for the Final Order, to the solicitors for the Petitioner at their address for delivery, which is set out below, on or before 4:00 p.m. (noon) (PT) on October 31, 2023, or as the Court may otherwise direct.

YOU OR YOUR SOLICITOR may file the Response to Petition. You may obtain a form of "Response to Petition" at the Registry or on the Court's website at https://www.supremecourtbc.ca/sites/default/files/web/forms/Form-67.pdf. The address of the Registry is: 800 Smithe Street, Vancouver, British Columbia, V6Z 2E1.

IF YOU DO NOT FILE A RESPONSE TO PETITION and do not attend either in person or by counsel at the time of such hearing, the Court may approve the Arrangement, as presented at that time, or may approve it subject to such terms and conditions as the Court deems fit, all without further notice to you. If the Arrangement is approved, it will significantly affect the rights of the securityholders of PolyMet.

A copy of the said Petition and other documents in the proceedings will be furnished to any shareholder of PolyMet upon request in writing addressed to the solicitors of the Petitioner at their address for delivery set out below.

The matter is within the jurisdiction of a Judge.

The Petitioner's time estimate is 15 minutes.

The Petitioner's address for delivery is:

Farris LLP
Barristers & Solicitors
2500 – 700 West Georgia Street
Vancouver, British Columbia
V7Y 1B3
Attention: Tevia Jeffries

DATED this 27th day of September, 2023.

Signature
☐ Party ☒ Lawyer for the Petitioner
Tevia Jeffries

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APPENDIX G
PART 8, DIVISION 2 OF THE BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

Definitions and application

237 (1)  In this Division:

"dissenter" means a shareholder who, being entitled to do so, sends written notice of dissent when and as required by section 242;

"notice shares" means, in relation to a notice of dissent, the shares in respect of which dissent is being exercised under the notice of dissent;

"payout value" means,

(a) in the case of a dissent in respect of a resolution, the fair value that the notice shares had immediately before the passing of the resolution,

(b) in the case of a dissent in respect of an arrangement approved by a court order made under section 291 (2) (c) that permits dissent, the fair value that the notice shares had immediately before the passing of the resolution adopting the arrangement,

(c) in the case of a dissent in respect of a matter approved or authorized by any other court order that permits dissent, the fair value that the notice shares had at the time specified by the court order, or

(d) in the case of a dissent in respect of a community contribution company, the value of the notice shares set out in the regulations,

excluding any appreciation or depreciation in anticipation of the corporate action approved or authorized by the resolution or court order unless exclusion would be inequitable.

(2)  This Division applies to any right of dissent exercisable by a shareholder except to the extent that

(a) the court orders otherwise, or

(b) in the case of a right of dissent authorized by a resolution referred to in section 238 (1) (g), the court orders otherwise or the resolution provides otherwise.

Right to dissent

238  (1)  A shareholder of a company, whether or not the shareholder's shares carry the right to vote, is entitled to dissent as follows:

(a) under section 260, in respect of a resolution to alter the articles

(i) to alter restrictions on the powers of the company or on the business the company is permitted to carry on,

(ii) without limiting subparagraph (i), in the case of a community contribution company, to alter any of the company's community purposes within the meaning of section 51.91, or

(iii) without limiting subparagraph (i), in the case of a benefit company, to alter the company's benefit provision;

(b) under section 272, in respect of a resolution to adopt an amalgamation agreement;

(c) under section 287, in respect of a resolution to approve an amalgamation under Division 4 of Part 9;

(d) in respect of a resolution to approve an arrangement, the terms of which arrangement permit dissent;

(e) under section 301 (5), in respect of a resolution to authorize or ratify the sale, lease or other disposition of all or substantially all of the company's undertaking;

(f) under section 309, in respect of a resolution to authorize the continuation of the company into a jurisdiction other than British Columbia;

(g) in respect of any other resolution, if dissent is authorized by the resolution;

(h) in respect of any court order that permits dissent.

(1.1)  A shareholder of a company, whether or not the shareholder's shares carry the right to vote, is entitled to dissent under section 51.995 (5) in respect of a resolution to alter its notice of articles to include or to delete the benefit statement.

(2)  A shareholder wishing to dissent must

(a) prepare a separate notice of dissent under section 242 for

(i) the shareholder, if the shareholder is dissenting on the shareholder's own behalf, and

(ii) each other person who beneficially owns shares registered in the shareholder's name and on whose behalf the shareholder is dissenting,

(b) identify in each notice of dissent, in accordance with section 242 (4), the person on whose behalf dissent is being exercised in that notice of dissent, and

(c) dissent with respect to all of the shares, registered in the shareholder's name, of which the person identified under paragraph (b) of this subsection is the beneficial owner.

(3)  Without limiting subsection (2), a person who wishes to have dissent exercised with respect to shares of which the person is the beneficial owner must

(a) dissent with respect to all of the shares, if any, of which the person is both the registered owner and the beneficial owner, and

(b) cause each shareholder who is a registered owner of any other shares of which the person is the beneficial owner to dissent with respect to all of those shares.

Waiver of right to dissent

239  (1)  A shareholder may not waive generally a right to dissent but may, in writing, waive the right to dissent with respect to a particular corporate action.

(2)  A shareholder wishing to waive a right of dissent with respect to a particular corporate action must

(a) provide to the company a separate waiver for

(i) the shareholder, if the shareholder is providing a waiver on the shareholder's own behalf, and

(ii) each other person who beneficially owns shares registered in the shareholder's name and on whose behalf the shareholder is providing a waiver, and

(b) identify in each waiver the person on whose behalf the waiver is made.

(3)  If a shareholder waives a right of dissent with respect to a particular corporate action and indicates in the waiver that the right to dissent is being waived on the shareholder's own behalf, the shareholder's right to dissent with respect to the particular corporate action terminates in respect of the shares of which the shareholder is both the registered owner and the beneficial owner, and this Division ceases to apply to

(a) the shareholder in respect of the shares of which the shareholder is both the registered owner and the beneficial owner, and

(b) any other shareholders, who are registered owners of shares beneficially owned by the first mentioned shareholder, in respect of the shares that are beneficially owned by the first mentioned shareholder.

(4)  If a shareholder waives a right of dissent with respect to a particular corporate action and indicates in the waiver that the right to dissent is being waived on behalf of a specified person who beneficially owns shares registered in the name of the shareholder, the right of shareholders who are registered owners of shares beneficially owned by that specified person to dissent on behalf of that specified person with respect to the particular corporate action terminates and this Division ceases to apply to those shareholders in respect of the shares that are beneficially owned by that specified person.

Notice of resolution

240  (1)  If a resolution in respect of which a shareholder is entitled to dissent is to be considered at a meeting of shareholders, the company must, at least the prescribed number of days before the date of the proposed meeting, send to each of its shareholders, whether or not their shares carry the right to vote,

(a) a copy of the proposed resolution, and

(b) a notice of the meeting that specifies the date of the meeting, and contains a statement advising of the right to send a notice of dissent.

(2)  If a resolution in respect of which a shareholder is entitled to dissent is to be passed as a consent resolution of shareholders or as a resolution of directors and the earliest date on which that resolution can be passed is specified in the resolution or in the statement referred to in paragraph (b), the company may, at least 21 days before that specified date, send to each of its shareholders, whether or not their shares carry the right to vote,

(a) a copy of the proposed resolution, and

(b) a statement advising of the right to send a notice of dissent.

(3)  If a resolution in respect of which a shareholder is entitled to dissent was or is to be passed as a resolution of shareholders without the company complying with subsection (1) or (2), or was or is to be passed as a directors' resolution without the company complying with subsection (2), the company must, before or within 14 days after the passing of the resolution, send to each of its shareholders who has not, on behalf of every person who beneficially owns shares registered in the name of the shareholder, consented to the resolution or voted in favor of the resolution, whether or not their shares carry the right to vote,

(a) a copy of the resolution,

(b) a statement advising of the right to send a notice of dissent, and

(c) if the resolution has passed, notification of that fact and the date on which it was passed.

(4)  Nothing in subsection (1), (2) or (3) gives a shareholder a right to vote in a meeting at which, or on a resolution on which, the shareholder would not otherwise be entitled to vote.

Notice of court orders

241  If a court order provides for a right of dissent, the company must, not later than 14 days after the date on which the company receives a copy of the entered order, send to each shareholder who is entitled to exercise that right of dissent

(a) a copy of the entered order, and

(b) a statement advising of the right to send a notice of dissent.

Notice of dissent

242  (1)  A shareholder intending to dissent in respect of a resolution referred to in section 238 (1) (a), (b), (c), (d), (e) or (f) or (1.1) must,

(a) if the company has complied with section 240 (1) or (2), send written notice of dissent to the company at least 2 days before the date on which the resolution is to be passed or can be passed, as the case may be,

(b) if the company has complied with section 240 (3), send written notice of dissent to the company not more than 14 days after receiving the records referred to in that section, or

(c) if the company has not complied with section 240 (1), (2) or (3), send written notice of dissent to the company not more than 14 days after the later of

(i) the date on which the shareholder learns that the resolution was passed, and

(ii) the date on which the shareholder learns that the shareholder is entitled to dissent.

(2)  A shareholder intending to dissent in respect of a resolution referred to in section 238 (1) (g) must send written notice of dissent to the company

(a) on or before the date specified by the resolution or in the statement referred to in section 240 (2) (b) or (3) (b) as the last date by which notice of dissent must be sent, or

(b) if the resolution or statement does not specify a date, in accordance with subsection (1) of this section.

(3)  A shareholder intending to dissent under section 238 (1) (h) in respect of a court order that permits dissent must send written notice of dissent to the company

(a) within the number of days, specified by the court order, after the shareholder receives the records referred to in section 241, or

(b) if the court order does not specify the number of days referred to in paragraph (a) of this subsection, within 14 days after the shareholder receives the records referred to in section 241.

(4)  A notice of dissent sent under this section must set out the number, and the class and series, if applicable, of the notice shares, and must set out whichever of the following is applicable:

(a) if the notice shares constitute all of the shares of which the shareholder is both the registered owner and beneficial owner and the shareholder owns no other shares of the company as beneficial owner, a statement to that effect;

(b) if the notice shares constitute all of the shares of which the shareholder is both the registered owner and beneficial owner but the shareholder owns other shares of the company as beneficial owner, a statement to that effect and

(i) the names of the registered owners of those other shares,

(ii) the number, and the class and series, if applicable, of those other shares that are held by each of those registered owners, and

(iii) a statement that notices of dissent are being, or have been, sent in respect of all of those other shares;

(c) if dissent is being exercised by the shareholder on behalf of a beneficial owner who is not the dissenting shareholder, a statement to that effect and

(i) the name and address of the beneficial owner, and

(ii) a statement that the shareholder is dissenting in relation to all of the shares beneficially owned by the beneficial owner that are registered in the shareholder's name.

(5)  The right of a shareholder to dissent on behalf of a beneficial owner of shares, including the shareholder, terminates and this Division ceases to apply to the shareholder in respect of that beneficial owner if subsections (1) to (4) of this section, as those subsections pertain to that beneficial owner, are not complied with.

Notice of intention to proceed

243  (1)  A company that receives a notice of dissent under section 242 from a dissenter must,

(a) if the company intends to act on the authority of the resolution or court order in respect of which the notice of dissent was sent, send a notice to the dissenter promptly after the later of

(i) the date on which the company forms the intention to proceed, and

(ii) the date on which the notice of dissent was received, or

(b) if the company has acted on the authority of that resolution or court order, promptly send a notice to the dissenter.

(2)  A notice sent under subsection (1) (a) or (b) of this section must

(a) be dated not earlier than the date on which the notice is sent,

(b) state that the company intends to act, or has acted, as the case may be, on the authority of the resolution or court order, and

(c) advise the dissenter of the manner in which dissent is to be completed under section 244.

Completion of dissent

244  (1)  A dissenter who receives a notice under section 243 must, if the dissenter wishes to proceed with the dissent, send to the company or its transfer agent for the notice shares, within one month after the date of the notice,

(a) a written statement that the dissenter requires the company to purchase all of the notice shares,

(b) the certificates, if any, representing the notice shares, and

(c) if section 242 (4) (c) applies, a written statement that complies with subsection (2) of this section.

(2)  The written statement referred to in subsection (1) (c) must

(a) be signed by the beneficial owner on whose behalf dissent is being exercised, and

(b) set out whether or not the beneficial owner is the beneficial owner of other shares of the company and, if so, set out

(i) the names of the registered owners of those other shares,

(ii) the number, and the class and series, if applicable, of those other shares that are held by each of those registered owners, and

(iii) that dissent is being exercised in respect of all of those other shares.

(3)  After the dissenter has complied with subsection (1),

(a) the dissenter is deemed to have sold to the company the notice shares, and

(b) the company is deemed to have purchased those shares, and must comply with section 245, whether or not it is authorized to do so by, and despite any restriction in, its memorandum or articles.

(4)  Unless the court orders otherwise, if the dissenter fails to comply with subsection (1) of this section in relation to notice shares, the right of the dissenter to dissent with respect to those notice shares terminates and this Division, other than section 247, ceases to apply to the dissenter with respect to those notice shares.

(5)  Unless the court orders otherwise, if a person on whose behalf dissent is being exercised in relation to a particular corporate action fails to ensure that every shareholder who is a registered owner of any of the shares beneficially owned by that person complies with subsection (1) of this section, the right of shareholders who are registered owners of shares beneficially owned by that person to dissent on behalf of that person with respect to that corporate action terminates and this Division, other than section 247, ceases to apply to those shareholders in respect of the shares that are beneficially owned by that person.

(6)  A dissenter who has complied with subsection (1) of this section may not vote, or exercise or assert any rights of a shareholder, in respect of the notice shares, other than under this Division.

Payment for notice shares

245  (1)  A company and a dissenter who has complied with section 244 (1) may agree on the amount of the payout value of the notice shares and, in that event, the company must

(a) promptly pay that amount to the dissenter, or

(b) if subsection (5) of this section applies, promptly send a notice to the dissenter that the company is unable lawfully to pay dissenters for their shares.

(2)  A dissenter who has not entered into an agreement with the company under subsection (1) or the company may apply to the court and the court may

(a) determine the payout value of the notice shares of those dissenters who have not entered into an agreement with the company under subsection (1), or order that the payout value of those notice shares be established by arbitration or by reference to the registrar, or a referee, of the court,

(b) join in the application each dissenter, other than a dissenter who has entered into an agreement with the company under subsection (1), who has complied with section 244 (1), and

(c) make consequential orders and give directions it considers appropriate.

(3)  Promptly after a determination of the payout value for notice shares has been made under subsection (2) (a) of this section, the company must

(a) pay to each dissenter who has complied with section 244 (1) in relation to those notice shares, other than a dissenter who has entered into an agreement with the company under subsection (1) of this section, the payout value applicable to that dissenter's notice shares, or

(b) if subsection (5) applies, promptly send a notice to the dissenter that the company is unable lawfully to pay dissenters for their shares.

(4)  If a dissenter receives a notice under subsection (1) (b) or (3) (b),

(a) the dissenter may, within 30 days after receipt, withdraw the dissenter's notice of dissent, in which case the company is deemed to consent to the withdrawal and this Division, other than section 247, ceases to apply to the dissenter with respect to the notice shares, or

(b) if the dissenter does not withdraw the notice of dissent in accordance with paragraph (a) of this subsection, the dissenter retains a status as a claimant against the company, to be paid as soon as the company is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the company but in priority to its shareholders.

(5)  A company must not make a payment to a dissenter under this section if there are reasonable grounds for believing that

(a) the company is insolvent, or

(b) the payment would render the company insolvent.

Loss of right to dissent

246  The right of a dissenter to dissent with respect to notice shares terminates and this Division, other than section 247, ceases to apply to the dissenter with respect to those notice shares, if, before payment is made to the dissenter of the full amount of money to which the dissenter is entitled under section 245 in relation to those notice shares, any of the following events occur:

(a) the corporate action approved or authorized, or to be approved or authorized, by the resolution or court order in respect of which the notice of dissent was sent is abandoned;

(b) the resolution in respect of which the notice of dissent was sent does not pass;

(c) the resolution in respect of which the notice of dissent was sent is revoked before the corporate action approved or authorized by that resolution is taken;

(d) the notice of dissent was sent in respect of a resolution adopting an amalgamation agreement and the amalgamation is abandoned or, by the terms of the agreement, will not proceed;

(e) the arrangement in respect of which the notice of dissent was sent is abandoned or by its terms will not proceed;

(f) a court permanently enjoins or sets aside the corporate action approved or authorized by the resolution or court order in respect of which the notice of dissent was sent;

(g) with respect to the notice shares, the dissenter consents to, or votes in favour of, the resolution in respect of which the notice of dissent was sent;

(h) the notice of dissent is withdrawn with the written consent of the company;

(i) the court determines that the dissenter is not entitled to dissent under this Division or that the dissenter is not entitled to dissent with respect to the notice shares under this Division.

Shareholders entitled to return of shares and rights

247  If, under section 244 (4) or (5), 245 (4) (a) or 246, this Division, other than this section, ceases to apply to a dissenter with respect to notice shares,

(a) the company must return to the dissenter each of the applicable share certificates, if any, sent under section 244 (1) (b) or, if those share certificates are unavailable, replacements for those share certificates,

(b) the dissenter regains any ability lost under section 244 (6) to vote, or exercise or assert any rights of a shareholder, in respect of the notice shares, and

(c) the dissenter must return any money that the company paid to the dissenter in respect of the notice shares under, or in purported compliance with, this Division.

Questions and requests for assistance with voting may be directed to
PolyMet Mining Corp.'s proxy solicitation agent
and shareholder communications advisor:

North America Toll Free: 1-877-452-7184

Outside North America: 1-416-304-0211

Email: assistance@laurelhill.com